PROSPECTUS


                               10,000,000 SHARES


[GRAPHIC OMITTED]




                       L-3 COMMUNICATIONS HOLDINGS, INC.

                                  COMMON STOCK
--------------------------------------------------------------------------------
  L-3 Communications Holdings, Inc. is offering 3,500,000 shares. Selling stockholders, including affiliates of Lehman Brothers, are offering
  6,500,000 shares. Of the 10,000,000 shares being offered, 8,000,000 shares are initially being offered in the United States and Canada and 2,000,000 shares are initially being offered outside the United States and Canada.
  After this offering is completed, affiliates of Lehman Brothers will own approximately 26.0% of the outstanding shares of our common stock.


The shares are listed on the New York Stock Exchange under the symbol "LLL". The last reported sales price of our shares on the New York Stock Exchange on
                    February 4, 1999 was $42.25 per share.


     Investing in the shares involves risks. Risk Factors begin on page 9.





                                                        PER SHARE        TOTAL
                                                   ------------------- -------------------
Public Offering Price ............................        $42.00           $420,000,000
Underwriting Discount ............................        $ 1.47           $ 14,700,000
Proceeds to L-3 Communications Holdings ..........        $40.53           $141,855,000
Proceeds to Selling Stockholders .................        $40.53           $263,445,000

L-3 Communications Holdings has also granted the underwriters the right to purchase up to an additional 1,500,000 shares within 30 days to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers expects to deliver the shares on or about February 10, 1999.


--------------------------------------------------------------------------------
LEHMAN BROTHERS


           BEAR, STEARNS & CO. INC.


                      CREDIT SUISSE FIRST BOSTON


                                 MERRILL LYNCH & CO.


                                             MORGAN STANLEY DEAN WITTER


                                                         C.E. UNTERBERG, TOWBIN
February 4, 1999

Photographs of L-3's products, including the aviation recorder, cockpit display, Narda catalog, dipping sonar, secure terminal equipment, telemetry system, satellite transmission systems, explosive detection systems, human patient simulator and fixed wireless loop equipment.


L-3 Communications


L-3 is well positioned for the future

Experienced management team          Strong performance record
Favorable business mix               Solid financial structure
Positive industry dynamics           Emerging commercial technologies
Leading market positions

                               TABLE OF CONTENTS




                                                  PAGE
                                                 -----
Available Information ..........................    i
Prospectus Summary .............................    1
Risk Factors ...................................    9
Use of Proceeds ................................   18
Dividend Policy ................................   18
Capitalization .................................   19
Price Range of Common Stock ....................   19
Unaudited Pro Forma Condensed
   Consolidated Financial Information ..........   20
Selected Financial Information .................   31
Management's Discussion and Analysis of
   Results of Operations and Financial
   Condition ...................................   33
Business .......................................   46


                                                  PAGE
                                                 -----
Certain Relationships and Related
   Transactions ................................   68
Management .....................................   70
Principal and Selling Stockholders .............   79
Description of Capital Stock ...................   80
Description of Certain Indebtedness ............   81
Shares Eligible for Future Sale ................   86
Certain United States Federal Tax
   Considerations ..............................   88
Underwriting ...................................   90
Legal Matters ..................................   93
Experts ........................................   93
Index to Financial Statements ..................  F-1

     Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids. For a discussion of these activities, see "Underwriting".


                             AVAILABLE INFORMATION


     We have filed with the Securities and Exchange Commission (the "SEC" or the "Commission") a Registration Statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of common stock offered by this prospectus. This prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information about us and our common stock, you should refer to the Registration Statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since the prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our Registration Statement.


     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as a consequence we file reports and other information with the Commission. The Registration Statement and our other SEC filings can be inspected and copied at the Public Reference Section of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at regional public reference facilities maintained by the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials, including copies of all or any portion of the Registration Statement, can be obtained from the Public Reference Section of the Commission at prescribed rates. Such materials are also available on the Commission's home page on the Internet (http://www.sec.gov). In addition, our public filings are also available for inspection at the office of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005.

                              PROSPECTUS SUMMARY

     This summary highlights selected information from this document and does not contain all of the information you need to consider before investing in the common stock. You should carefully read this entire prospectus. Unless otherwise indicated, the information in this prospectus assumes that the underwriters' over-allotment option will not be exercised. In this prospectus, "Holdings" refers to L-3 Communications Holdings, Inc. and "the Company", "L-3", "L-3 Communications", "we", "us" and "our" refer to Holdings and its subsidiaries, including L-3 Communications Corporation, a wholly owned subsidiary of Holdings. References to pro forma statement of operations data reflect: (1) our acquisitions of the Ocean Systems business of AlliedSignal Inc., the business of ILEX Systems, Inc., the Satellite Transmission Systems division of California Microwave, Inc. and SPD Technologies, Inc. (collectively, the "1998 Acquisitions"); (2) our purchase of our ten initial business units (the "Predecessor Company") from Lockheed Martin Corporation in 1997 (the "L-3 Acquisition"); (3) L-3 Communications Corporation's May 1998 debt offering, our initial public offering (the "IPO") of common stock and the amendment of L-3 Communications Corporation's bank credit facilities to increase available borrowings (collectively, the "Financing Transactions"); and
(4) L-3 Communications Corporation's December 1998 debt offering and the application of its net proceeds (the "Notes Offering"), as if they had occurred on January 1, 1997. The pro forma balance sheet data reflect the Notes Offering as if it had occurred on September 30, 1998. The pro forma data do not give effect to this offering or any of our other acquisitions, including the acquisition of Microdyne Corporation.


THE COMPANY

     L-3 Communications is a leading merchant supplier of sophisticated secure communication systems and specialized communication products. We produce secure, high data rate communication systems, microwave components, avionics and ocean systems and telemetry, instrumentation and space products. These systems and products are critical elements of virtually all major communication, command and control, intelligence gathering and space systems. Our systems and specialized products are used to connect a variety of airborne, space, ground- and sea-based communication systems and are used in the transmission, processing, recording, monitoring and dissemination functions of these communication systems. Our customers include the U.S. department of defense, certain U.S. government intelligence agencies, major aerospace and defense contractors, foreign governments and commercial customers. For the twelve-month period ended September 30, 1998, we had pro forma sales of $1,139.7 million, pro forma EBITDA (as defined in footnote 8 under "Selected Financial Information") of $148.4 million, pro forma net income of $26.5 million and pro forma diluted earnings per common share of $0.93. Our funded backlog as of September 30, 1998 was $813.8 million. These results reflect internal growth and the execution of our strategy of acquiring businesses that complement or extend our product lines.

     Our business areas employ proprietary technologies and capabilities and have leading positions in their respective primary markets. We have organized our operations into two primary business areas: Secure Communication Systems and Specialized Communication Products. For the twelve-month period ended September 30, 1998, the Secure Communication Systems business area generated approximately $481.5 million of pro forma sales and $61.2 million of pro forma EBITDA, and the Specialized Communication Products business area generated $658.2 million of pro forma sales and $87.2 million of pro forma EBITDA. In addition, we are seeking to expand our products and technologies in commercial markets as we discuss under "--Emerging Commercial Products" below.

     SECURE COMMUNICATION SYSTEMS. We are the established leader in secure, high data rate communications for military and other U.S. government reconnaissance and surveillance applications. Our Secure Communication Systems operations are located in Salt Lake City, Utah, Camden,

New Jersey and Shrewsbury, New Jersey. These operations are predominantly cost plus, sole source contractors supporting long-term programs for the U.S. armed forces and classified customers.

     Our major secure communication programs and systems include:

     o secure data links for airborne, satellite, ground- and sea-based remote platforms for information collection, command and control and dissemination to users in real time;

     o strategic and tactical signal intelligence systems that detect, collect, identify, analyze and disseminate information and related support contracts for military and intelligence efforts;

     o secure telephone, fax and network equipment and encryption management;


     o communication software support services to military and related government intelligence markets; and

     o communications systems for surface and undersea platforms and manned space flights.

     We believe that we have developed virtually every high bandwidth data link that is currently used by the military for surveillance and reconnaissance. We are also a leading supplier of communication software support services to military and related government intelligence markets. In addition to these core government programs, we are capitalizing on our technology base by expanding into related commercial communication equipment markets. For instance, we are applying our high data rate communications and archiving technology to the medical image archiving market and our wireless communication expertise to develop local wireless loop telecommunications equipment for the last mile interconnect.

     SPECIALIZED COMMUNICATION PRODUCTS. This business area encompasses three product categories:

     Microwave Components. We are the preeminent worldwide supplier of commercial off-the-shelf, high-performance microwave components and frequency monitoring equipment. Our microwave products are sold under the industry-recognized Narda brand name through a standard catalog to wireless, industrial and military communication markets. We also provide state-of-the-art, space- qualified communication components including channel amplifiers and frequency filters for the commercial communications satellite market serving major military and commercial frequencies, including Ka band. Approximately 79% of Microwave Components sales for the nine-month period ended September 30, 1998 were made to commercial customers, including Loral Space & Communications, Ltd., Motorola, Inc., Lucent Technologies Inc., AT&T Corp. and Lockheed Martin Corporation ("Lockheed Martin").

     Avionics and Ocean Products. Avionics and Ocean Products include our aviation recorders, display systems, antenna systems, acoustic undersea warfare systems and naval power distribution, conditioning, switching and protection equipment for naval ships and submarines. We are the world's leading manufacturer of commercial cockpit voice and flight data recorders (known as "black boxes"). These recorders are sold under the Fairchild brand name both to aircraft manufacturers and to the world's major airlines for their existing fleets of aircraft. Our aviation recorders are also installed on military transport aircraft throughout the world. We provide military and high-end commercial displays for use in military aircraft. We also manufacture high performance surveillance and precision millimeter wave antennas and related equipment for U.S. Air Force, U.S. Army and U.S. Navy aircraft and are the leading supplier of ground-based radomes. We are one of the world's leading product suppliers of acoustic undersea warfare systems and airborne dipping sonar systems to the U.S. and over 20 foreign navies. We are the only fully integrated, full-line provider of qualified turnkey electrical power delivery and management systems for U.S. Navy surface ships and submarines.

     Telemetry, Instrumentation and Space Products. Our Telemetry, Instrumentation and Space Products operations develop and manufacture commercial off-the-shelf, real-time data collection and transmission products and components for missile, aircraft and space-based electronic systems. These products are used to gather flight data and other critical information and transmit it from air or space to the ground. Telemetry products are also used for range safety and training applications to simulate battlefield situations. We are also a leading global satellite communications systems provider offering systems and services used in the satellite transmission of voice, video and data through earth stations for uplink and downlink terminals. We provide global satellite communications systems and services to customers that include foreign post, telephone and telegraph administrations, domestic and international prime communications infrastructure contractors, telecommunications and satellite service providers, broadcasters and media-related companies, government agencies and large corporations. We also provide commercial, off-the-shelf satellite control software, telemetry, tracking and control ("TT&C"), mission processors and software engineering services to the worldwide military, civilian and commercial satellite markets.

     EMERGING COMMERCIAL PRODUCTS. Building upon our core technical expertise and capabilities, we are seeking to expand into several closely aligned commercial business areas and applications. Emerging Commercial Products currently include the following four niche markets:

     o    medical archiving and simulation systems;

     o    local wireless loop telecommunications equipment;

     o    airport security equipment; and

     o    information network security.

     A majority of these commercial products were developed based on technology used in our military businesses with relatively small additional expense. We are applying our technical capabilities in high data rate communications and archiving technology developed in our Secure Communication Systems business area to the medical image archiving market together with the General Electric Company's medical systems business. Based on secure, high data rate communication technology also developed in our Secure Communication Systems business area, we have developed local wireless loop telecommunications equipment that is primarily designed for emerging market countries and rural areas where voice and data communication infrastructure is inadequate or does not exist. We have completed the development phase for the local wireless loop telecommunications equipment and have begun deliveries. In addition, the Federal Aviation Administration awarded us a development contract for next generation airport security equipment for explosive detection. On November 23, 1998, we received FAA certification for our eXaminer 3DX (Trade Mark) 6000 system which is the only second-generation system to receive certification and the only system to generate full, three-dimensional images of all objects in a piece of baggage. To capitalize on commercial opportunities for the information security technologies we developed in our Secure Communication Systems business area, we have also created a new subsidiary focusing on developing and marketing secure information and communication systems for commercial clients. This subsidiary acquired a network security software product through a majority-owned joint venture. We released the third generation of this network security software, Expert(TM) 3.0, on November 9, 1998. Taken together, revenues generated from our Emerging Commercial Products have not yet been material to us.


BUSINESS STRATEGY

     We have successfully integrated the business units we acquired from Lockheed Martin and enhanced our operating efficiency by reducing overhead expenses and reorganizing our facilities. These efforts resulted in improvements in sales, profitability and obtaining competitive contracts. We have used and intend to continue to use our market position, diverse program base and favorable mix of cost plus to fixed price contracts to enhance our profitability and to establish L-3 as the premier merchant supplier of communication systems and products to the major prime contractors in the aerospace/defense industry as well as the U.S. government. Our strategy to continue to achieve our objectives includes:

      o EXPAND MERCHANT SUPPLIER RELATIONSHIPS. Due to our strong relationships with prime contractors and our independent status, we intend to grow by expanding our share of current programs, by participating in new programs and by positioning L-3 Communications as the desired merchant supplier to more than one bidder on prime contract bids.

      o SUPPORT CUSTOMER REQUIREMENTS. We will continue to align our research and development, manufacturing and new business efforts to complement our customers' requirements, and we will provide state-of-the-art products in order to maintain and expand current customer relationships as well as to create new ones.

      o ENHANCE OPERATING MARGINS. We intend to continue to enhance our operating margins by reducing overhead expenses and increasing productivity.

      o LEVERAGE TECHNICAL AND MARKET LEADERSHIP POSITIONS. Our proprietary technical capabilities have placed us at or near the top market position in most of our key business areas. We intend to use these capabilities and make substantial investments in research and development, technical and manufacturing resources to strengthen our market positions as well as to pursue commercial opportunities in other areas.

      o MAINTAIN DIVERSIFIED BUSINESS MIX. We will maintain our favorable mix of predictable profitability (typical of cost plus contracts) and higher margin (typical of fixed price contracts) businesses together with our significant sole source follow-on business and attractive customer profile.

      o CAPITALIZE ON STRATEGIC ACQUISITION OPPORTUNITIES. We intend to continue to selectively acquire businesses which (1) have significant market position in their business areas, (2) offer products that complement and/or extend our existing products, (3) demonstrate positive future growth prospects and (4) are accretive to our earnings in the first year of our ownership.


ACQUISITION STRATEGY

     Since our formation in April 1997, we have actively pursued our acquisition strategy. Since completing the L-3 Acquisition, we have purchased twelve additional businesses for an aggregate cash purchase price including assumed debt and expenses, net of cash acquired, of approximately $534.0 million, subject to certain post-closing adjustments, and in certain cases additional consideration based on post-closing performance. We consider and execute strategic acquisitions on an ongoing basis and may be evaluating acquisitions or engaged in acquisition negotiations at any given time. We have reached agreement on or are in discussions regarding a number of potential acquisition opportunities and expect to use our bank credit facilities to fund these transactions if we proceed with them. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources".


RECENT DEVELOPMENTS

     SPD Technologies, Inc. On August 13, 1998, we acquired all of the outstanding common stock of SPD Technologies, Inc. ("SPD") for $230.0 million in cash, subject to certain post-closing adjustments. SPD is the leading supplier to the U.S. Navy for subsystems that manage, control, distribute, protect and condition electrical power in surface ships and submarines. SPD's major products include electronic solid state protection products, switchgear, high-speed transfer switches, fault isolation units, frequency converters and inverters, voltage transformers and uninterruptible power supply systems. SPD's products are installed in every nuclear submarine, aircraft carrier and surface platform operated by the U.S. Navy. SPD also provides shipboard communications and control as well as support service for installed products. This acquisition was financed using cash from operations and borrowings under our bank credit facilities.

     Microdyne Corporation. On December 3, 1998, we signed an agreement to acquire all of the outstanding common stock of Microdyne Corporation ("Microdyne") for approximately $90.0 million in cash, including the repayment of Microdyne's debt. For the fiscal year ended September 30, 1998, Microdyne reported actual revenues of $58.3 million, operating income of $1.3 million and net income of $0.3 million. On a pro forma basis, including acquisitions Microdyne made during its 1998 fiscal year as if they had occurred at the beginning of its fiscal year, Microdyne's revenues would have been $73.5 million, operating income would have been $3.6 million and net income would have been $0.9 million. Microdyne's actual earnings before interest, taxes, depreciation and amortization for the recent fiscal year was $2.9 million. Pro forma earnings before interest, taxes, depreciation and amortization would have been $11.1 million before non-recurring charges of $5.1 million primarily for the write-off of acquired in-process research and development costs. Pursuant to the acquisition agreement, one of our subsidiaries has purchased 91.9% of the common stock of Microdyne in a cash tender offer. We expect to complete the merger of Microdyne with this subsidiary in early 1999. Microdyne is a leading global developer and manufacturer of aerospace telemetry receivers, secure communications and technical support services, including specialized telemetry high-frequency radios used in aerospace and satellite communications for data gathering and analysis. Microdyne also provides products for the government and commercial signal intelligence markets and support and repair services for electronic products companies. Microdyne's aerospace telemetry products will enable us to provide integrated solutions to our space customers' requirements for command, control, telemetry and tracking. The purchase of shares of Microdyne common stock was financed using available cash and borrowings under our bank credit facilities. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources".


RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED AND YEAR ENDED DECEMBER 31,
   1998


     On February 1, 1999, we reported our results of operations for the three months ended and year ended December 31, 1998. For the three months ended December 31, 1998, we reported sales, operating income, net income and diluted earnings per common share of $328.7 million, $36.7 million, $13.9 million and $0.48, respectively, bringing our sales, operating income, net income and diluted earnings per common share for the year ended December 31, 1998 to $1,037.0 million, $100.3 million, $32.6 million, and $1.26, respectively. We reported EBITDA of $50.4 million and $140.7 million, respectively, for the three months ended and year ended December 31, 1998. Our funded backlog at December 31, 1998 was $855.9 million reflecting funded orders of $1,057.0 for the year ended December 31, 1998.


HISTORY


     Holdings was formed in April 1997 by Mr. Frank C. Lanza, the former President and Chief Operating Officer of Loral Corporation ("Loral"), Mr. Robert V. LaPenta, the former Senior Vice President and Controller of Loral, Lehman Brothers Capital Partners III, L.P. and its affiliates (the "Lehman Partnership") and Lockheed Martin to acquire (1) nine business units previously purchased by Lockheed Martin as part of its acquisition of Loral in April 1996 and (2) one business unit, Communication Systems -- East (formerly known as Communication Systems -- Camden), purchased by Lockheed Martin as part of its acquisition of the aerospace business of General Electric Company in April 1993. In May 1998, we successfully completed the IPO, raising net proceeds of $139.5 million. We raised net proceeds of $173.8 million in a concurrent debt offering. In December 1998, we raised net proceeds of $193.7 million in the Notes Offering.


     The Company's executive offices are located at 600 Third Avenue, New York, New York, 10016, and the telephone number at that address is 212-697-1111.

                                 THE OFFERING

     The Company and the selling stockholders, including affiliates of Lehman Brothers Inc., one of the Underwriters, are offering 8,000,000 shares for sale in the United States and Canada and 2,000,000 shares for sale outside the United States and Canada.



Common stock offered by the Company:
  in the United States and Canada ..............   2,800,000 shares
  outside the United States and Canada .........     700,000 shares
                                                   ----------------
     Total .....................................   3,500,000 shares
Common stock offered by the selling
 stockholders:
  in the United States and Canada ..............   5,200,000 shares
  outside the United States and Canada .........   1,300,000 shares
                                                   ----------------
     Total .....................................   6,500,000 shares
Common stock outstanding after this
 offering ......................................   30,902,429 shares(1)
Use of proceeds ................................   We intend to use our net proceeds from this offering
                                                   to repay any existing indebtedness under our bank
                                                   credit facilities and for general corporate purposes,
                                                   including potential acquisitions. We will not receive
                                                   any of the proceeds from the shares being sold by the
                                                   selling stockholders. See "Use of Proceeds".
NYSE symbol ....................................   LLL
Risk factors ...................................   You should carefully consider the information set
                                                   forth in "Risk Factors" and all other information set
                                                   forth in this prospectus before investing in our
                                                   common stock.

----------
(1) Assumes no exercise of the over-allotment option by the underwriters and excludes an aggregate of 3,775,200 shares of common stock reserved for issuance under the 1997 Stock Option Plan. See "Management--Executive Compensation" and "--Stock Option Plan".

   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA AND HISTORICAL FINANCIAL DATA

     The summary unaudited pro forma data as of September 30, 1998, for the nine months ended September 30, 1998 and 1997 and for the year ended December 31, 1997 have been derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma condensed statement of operations and other data reflect the L-3 Acquisition, the 1998 Acquisitions, the Financing Transactions and the Notes Offering as if such transactions had occurred on January 1, 1997. The unaudited pro forma condensed balance sheet data reflect the Notes Offering as if it had occurred on September 30, 1998.

     The summary historical consolidated (combined) financial data as of and for the nine months ended December 31, 1997 and the years ended December 31, 1996, 1995 and 1994 and the three months ended March 31, 1997 have been derived from the audited financial statements for the respective periods. The summary historical consolidated (combined) financial data as of and for the nine months ended September 30, 1998 have been derived from the unaudited condensed consolidated financial statements of the Company. In the opinion of the Company's management, such unaudited financial statements reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the results of operations and financial position as of the date of and for the period presented. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of results for the full year. The unaudited pro forma condensed financial information may not be indicative of the financial position and results of operations of the Company that actually would have occurred had the Transactions (as defined later in this prospectus) been in effect on the dates indicated or the financial position and results of operations that may be obtained in the future.

     The summary financial data should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Consolidated (Combined) Financial Statements of the Company (Predecessor Company (as defined later in this prospectus)) and the Combined Financial Statements of the Loral Acquired Businesses (as defined later in this prospectus) and the unaudited pro forma condensed consolidated financial information included elsewhere herein. Prior to April 1, 1996, the Predecessor Company was only comprised of Communication Systems -- East.



                                                                              COMPANY
                                             -------------------------------------------------------------------------
                                                     PRO FORMA                              NINE            NINE
                                                 NINE MONTHS ENDED        PRO FORMA        MONTHS          MONTHS
                                                   SEPTEMBER 30,         YEAR ENDED        ENDED            ENDED
                                             -------------------------  DECEMBER 31,   SEPTEMBER 30,      DEC. 31,
                                                  1998         1997         1997          1998(1)          1997(2)
                                             ------------- ----------- -------------- --------------- ----------------
                                                               (in millions, except per share data)
STATEMENT OF OPERATIONS DATA:
Sales ...................................... $  834.5       $  758.7    $    1,063.9     $   708.3       $   546.5
Operating income ...........................     70.0           49.1            82.0          63.6            51.5(5)
Interest expense, net(6) ...................     44.8           44.8            59.8          32.9            28.5
Provision (benefit) for income taxes(6)          10.1           (0.6)            5.8          12.0            10.7
Net income (loss) ..........................     15.1            4.9            16.4          18.7            12.3(5)
Earnings (loss) per common share
 Basic ..................................... $   0.55       $   0.18    $       0.61     $    0.78       $    0.62(5)
 Diluted ...................................     0.53           0.18            0.59          0.75            0.61(5)
Weighted average common shares
 outstanding
 Basic .....................................     27.4           26.9            26.9          23.9            20.0
 Diluted ...................................     28.6           27.6            27.7          25.0            20.0
BALANCE SHEET DATA (AT PERIOD END):
Working capital ............................ $  178.8                                    $   141.0       $   131.8
Total assets ...............................  1,241.3                                      1,196.3           703.4
Long-term debt .............................    605.0                                        560.0           392.0
Invested equity ............................
Shareholders' equity .......................    294.8                                        294.8           113.7
OTHER DATA:
EBITDA(7) .................................. $  102.5       $   80.4    $      126.3     $    90.3       $    78.1
Net cash from (used in) operating
 activities ................................                                                  48.2            73.9
Net cash (used in) investing activities.....                                                (417.8)         (457.8)
Net cash from (used in) financing
 activities ................................                                                 297.9           461.4
Depreciation expense .......................     17.7           17.7            24.0          15.6            13.3
Amortization expense .......................     14.8           13.6            20.3          11.1             8.9
Capital expenditures .......................     14.8           15.6            23.0          12.7            11.9
Ratio of:
 EBITDA to cash interest
  expense(8)(9) ............................      2.6x                           2.3x
 Net debt to EBITDA(9)(10) .................      3.8x                           4.4x



                                                          PREDECESSOR COMPANY
                                             ----------------------------------------------
                                                THREE
                                               MONTHS               YEAR ENDED
                                                ENDED              DECEMBER 31,
                                              MARCH 31, -----------------------------------
                                                1997      1996(3)     1995(4)     1994(4)
                                             ---------- ----------- ----------- -----------
                                                 (in millions, except per share data)
STATEMENT OF OPERATIONS DATA:
Sales ...................................... $158.9     $543.1       $  166.8    $  218.9
Operating income ...........................    7.9       43.7            4.7         8.4
Interest expense, net(6) ...................    8.4       24.2            4.5         5.5
Provision (benefit) for income taxes(6)        (0.2)       7.8            1.2         2.3
Net income (loss) ..........................   (0.3)      11.7           (1.0)        0.6
Earnings (loss) per common share
 Basic .....................................
 Diluted ...................................
Weighted average common shares
 outstanding
 Basic .....................................
 Diluted ...................................
BALANCE SHEET DATA (AT PERIOD END):
Working capital ............................            $ 98.8       $   21.1    $   19.3
Total assets ...............................             593.3          228.5       233.3
Long-term debt .............................
Invested equity ............................             473.6          194.7       199.5
Shareholders' equity .......................
OTHER DATA:
EBITDA(7) .................................. $ 15.7     $ 71.8       $   16.3    $   19.9
Net cash from (used in) operating
 activities ................................  (16.3)      30.7            9.3        21.8
Net cash (used in) investing activities.....   (4.3)    (298.0)          (5.5)       (3.7)
Net cash from (used in) financing
 activities ................................   20.6      267.3           (3.8)      (18.1)
Depreciation expense .......................    4.5       14.9            5.5         5.4
Amortization expense .......................    3.3       13.2            6.1         6.1
Capital expenditures .......................    4.3       13.5            5.5         3.7
Ratio of:
 EBITDA to cash interest
  expense(8)(9) ............................
 Net debt to EBITDA(9)(10) .................

                                               (Footnotes on the following page)

---------
(1) Includes the results of operations of the 1998 Acquisitions from their respective effective dates of acquisition.

(2)  Reflects the L-3 Acquisition effective April 1, 1997.

(3) Reflects ownership of Loral's Communication Systems -- West and Specialized Communication Products businesses commencing April 1, 1996.

(4) Reflects ownership of Communication Systems -- East by Lockheed Martin effective April 1, 1993.

(5) Includes a nonrecurring, noncash compensation charge of $4.4 million ($0.22 per share) related to the initial capitalization of the Company, effective April 1, 1997.

(6) For periods prior to April 1, 1997, interest expense and income tax (benefit) provision were allocated from Lockheed Martin.

(7) EBITDA is defined as operating income plus depreciation expense and amortization expense (excluding the amortization of deferred debt issuance costs) and the nonrecurring, noncash compensation charge of $4.4 million ($0.22 per share) recorded effective April 1, 1997. EBITDA is not a substitute for operating income, net income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. EBITDA is presented as additional information because management believes it to be a useful indicator of the Company's ability to meet debt service and capital expenditure requirements.

(8) For purposes of this computation, cash interest expense consists of pro forma interest expense less amortization of deferred debt issuance costs.


(9) The ratios at September 30, 1998 are based on the results of operations for the twelve-month period ended September 30, 1998. The pro forma ratios at September 30, 1998 have been calculated by adding the pro forma EBITDA and pro forma cash interest expense for the nine months ended September 30, 1998 and the three months ended December 31, 1997. For purposes of computing pro forma EBITDA for the three months ended December 31, 1997, pro forma operating income, depreciation expense and amortization expense would have been $32.9 million, $6.3 million and $6.7 million, respectively. Pro forma cash interest expense for the twelve-month period ended September 30, 1998 and the year ended December 31, 1997 would have been $56.1 million.

(10) Net debt is defined as long-term debt plus current portion of long-term debt less cash and cash equivalents.

                                 RISK FACTORS

     You should carefully consider the following risks as well as the other information contained in this prospectus before investing in shares of common stock.


WE HAVE A SIGNIFICANT AMOUNT OF DEBT

     We incurred substantial indebtedness in connection with our acquisitions. If the Notes Offering had occurred on September 30, 1998, we would have had $605.0 million of indebtedness outstanding on September 30, 1998, none of which would have been senior debt (excluding outstanding letters of credit), and our ratio of pro forma earnings to pro forma fixed charges would have been 1.5 to
1.0. In the future we may borrow more money, subject to limitations imposed by our debt agreements.

     Based upon our current level of operations and anticipated improvements, we believe that our cash flow from operations, together with proceeds from this offering and amounts we are able to borrow under our bank credit facilities, will be adequate to meet our anticipated requirements for working capital, capital expenditures, research and development expenditures, program and other discretionary investments, interest payments and scheduled principal payments for the foreseeable future, at least for the next three years. Our ability to make scheduled payments of principal and interest on our indebtedness and to refinance our indebtedness depends on our future performance. We do not have complete control over our future performance because it is subject to economic, financial, competitive, regulatory and other factors affecting the defense industry. It is possible that in the future our business may not generate sufficient cash flow from operations to allow us to service our debt and make necessary capital expenditures. If this situation occurs, we may have to sell assets, restructure debt or obtain additional equity capital. We cannot be sure that we would be able to do so or do so without additional expense. See "Management's Discussion and Analysis of Results of Operations and Financial Condition".

     Our level of indebtedness may have important consequences on your investment in the common stock. These consequences include:

     o requiring a substantial portion of our cash flow from operations to be used to pay interest and principal on our debt and therefore be unavailable for other purposes including capital expenditures, research and development and other investments;

     o    limiting our ability to obtain additional financing in the future;

     o incurring higher interest expense in the event of increases in interest rates on our borrowings which have variable interest rates;

     o heightening our vulnerability to downturns in our business or in the general economy and restricting us from making acquisitions, introducing new technologies and products or exploiting business opportunities; and

     o limiting our ability to borrow additional funds, dispose of assets or pay cash dividends. Failure to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our financial position and results of operations due to financial and restrictive covenants.

     See "Description of Certain Indebtedness".


OUR ACQUISITION STRATEGY INVOLVES CERTAIN RISKS

     We intend to acquire companies which complement our business. We cannot assure you, however, that we will be able to identify acquisition candidates on commercially reasonable terms or at all. If we make additional acquisitions, we also cannot be sure that any anticipated benefits will actually be realized. Likewise, we cannot be sure that we will be able to obtain additional financing for acquisitions. Such additional financing could be restricted by the terms of our debt agreements.

     The process of integrating acquired operations, including our recent acquisitions, into our existing operations may result in unforeseen operating difficulties and may require significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of our existing operations. Possible future acquisitions by L-3 could result in the incurrence of additional debt, contingent liabilities and amortization expenses related to goodwill and other intangible assets, all of which could materially adversely affect our financial condition and operating results. We consider and execute strategic acquisitions on an ongoing basis and may be evaluating acquisitions or engaged in acquisition negotiations at any given time. We have reached agreement or are in discussions regarding a number of potential acquisition opportunities and expect to use borrowings under our bank credit facilities to fund these transactions if we proceed with them. If all of these potential acquisitions were consummated, they would require us to use all or substantially all of our currently available borrowing capacity in 1999 and perhaps seek additional borrowing capacity. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources".


WE RELY ON A SMALL NUMBER OF SIGNIFICANT CUSTOMERS


     Our sales come mainly from contracts with agencies of, and contractors to, the U.S. government. For the nine-month period ended September 30, 1998, we had approximately 300 contracts each with value exceeding $1.0 million for the U.S. government. Pro forma sales for the nine-month period ended September 30, 1998 to the U.S. government, including sales through prime contractors, were $608.1 million, representing approximately 73% of our corresponding sales. Our largest U.S. government program, a cost plus, sole source contract for support of the U-2 program of the defense department, contributed approximately 7% of pro forma sales for the nine-month period ended September 30, 1998. No other program represented more than 5% of our pro forma sales for the nine-month period ended September 30, 1998. The loss of all or a substantial portion of sales to the U.S. government would have a material adverse effect on our income and cash flow. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Business -- Government Contracts".


     Our sales for the nine-month period ended September 30, 1998 to Lockheed Martin were $51.1 million or approximately 7% of our total sales. The loss of all or a substantial portion of such sales to Lockheed Martin would have a material adverse effect on our income and cash flow.


OUR GOVERNMENT CONTRACTS ENTAIL CERTAIN RISKS


     The reduction in the U.S. defense budget in the early 1990s has caused most defense-related government contractors to experience declining revenues, increased pressure on operating margins and, in certain cases, net losses. Our businesses taken as a whole have experienced a substantial decline in sales during this period. A significant decline in U.S. military expenditures in the future could materially adversely affect our sales and earnings. The loss or significant cutback of a large program in which we participate could also materially adversely affect our future sales and earnings and thus our ability to meet our financial obligations.


     Companies engaged primarily in supplying defense-related equipment and services to government agencies are subject to certain business risks peculiar to the defense industry. These risks include the ability of the U.S. government to:


     o suspend us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations;

     o    terminate existing contracts;

     o audit our contract-related costs and fees, including allocated indirect costs; and

     o    control and potentially prohibit the export of our products.

     All of our U.S. government contracts can be terminated by the U.S. government either for its convenience or if the contractor defaults. Termination for convenience provisions provide only for our recovery of costs incurred or committed, settlement expenses and profit on work completed prior to termination. Termination for default provisions provide for the contractor to be liable for excess costs incurred by the U.S. government in procuring undelivered items from another source. In addition to the right of the U.S. government to terminate, U.S. government contracts are conditioned upon the continuing approval by Congress of the necessary spending. Congress usually appropriates funds for a given program on a fiscal-year basis even though contract performance may take more than one year. Consequently, at the beginning of a major program, the contract is usually partially funded, and additional monies are normally committed to the contract only if, as and when appropriations are made by Congress for future fiscal years. Foreign defense contracts generally contain similar provisions relating to termination at the convenience of the government.

     The U.S. government may review our costs and performance on their contracts, as well as our accounting and general business practices. Based on the results of such audits, the U.S. government may adjust our contract-related costs and fees, including allocated indirect costs. In addition, under U.S. government purchasing regulations, some of our costs, including certain financing costs, goodwill, portions of research and development costs, and certain marketing expenses may not be reimbursable under U.S. government contracts. Further, as a government contractor, we are subject to investigation, legal action and/or liability that would not apply to a commercial company.

     We are also subject to risks associated with the following:

     o the frequent need to bid on programs in advance of the completion of their design (which may result in unforeseen technological difficulties and/or cost overruns);

     o the substantial time and effort required for relatively unproductive design and development;

     o    design complexity and rapid obsolescence; and

     o    the constant need for design improvement.

We obtain many of our U.S. government contracts through a competitive bidding process. We cannot assure you that we will continue to win competitively awarded contracts or that awarded contracts will generate sufficient sales to result in profitability for L-3. See "Business -- Major Customers" and
"-- Government Contracts".

     In addition to these U.S. government contract risks, many of our products and systems require licenses from U.S. government agencies for export from the United States, and some of our products are not permitted to be exported. We cannot be sure of our ability to gain any licenses required to export our products, and failure to receive required licenses could materially reduce our ability to sell our products outside the United States.


OUR FIXED PRICE CONTRACTS ENTAIL CERTAIN RISKS

     We provide our products and services primarily through fixed price or cost plus contracts. Fixed price contracts constituted approximately 71% of our pro forma sales for the nine-month period ended September 30, 1998. We record sales and profits on our long-term fixed price contracts by using the percentage-of-completion methods of accounting. As a result, revisions made to our estimates of revenues and profits are reflected in the period in which the conditions that require such revisions become known and can be estimated. The risks of long-term fixed price contracts include the difficulty of forecasting costs and schedules, contract revenues that are related to performance in accordance with contract specifications and the possibility of obsolescence in connection with long-term procurements. Failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed price contract may reduce our profitability or cause a loss. Although we believe that adequate provisions for losses for our fixed price contracts are reflected in our financial statements, as required under U.S. generally accepted accounting principles, we cannot assure you that these estimates and provisions are adequate or that losses on fixed price contracts will not occur in the future.

OUR OPERATIONS INVOLVE RAPIDLY EVOLVING PRODUCTS AND TECHNOLOGICAL CHANGE

     The rapid change of technology is a key feature of the communication equipment industry for defense applications and in general. To succeed in the future, we will need to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. Historically, our technology has been developed through customer-sponsored research and development as well as from internally-funded research and development. We cannot guarantee that we will continue to maintain comparable levels of research and development. See "Business -- Research and Development". In the past we have allocated substantial funds to capital expenditures and programs and other investments. This practice will continue to be required in the future. See "Management's Discussion and Analysis of Results of Operations and Financial Condition". Even so, we cannot assure you that we will successfully identify new opportunities and continue to have the needed financial resources to develop new products in a timely or cost-effective manner. At the same time, products and technologies developed by others may render our products and systems obsolete or non-competitive.


OUR ENTRY INTO COMMERCIAL BUSINESS IS RISKY

     Our revenues mainly have come from business with the U.S. defense department and other government agencies. In addition to continuing to pursue this major market area, we will continue applying our technical capabilities and expertise to related commercial markets. Some of our commercial products, such as local wireless loop telecommunications equipment, medical image archiving equipment, airport security equipment and commercial information security products, have only recently been introduced. As such, these new products are subject to certain risks and may require us to:

     o develop and maintain marketing, sales and customer support capabilities;

     o    secure sales and customer support capabilities;

     o    obtain certification;

     o    respond to rapid technological advances; and

     o    obtain customer acceptance of these products and product performance.

Our efforts to expand our presence in the commercial market may require significant resources including capital and management time. In addition, our efforts to sell certain commercial products, particularly our wireless telecommunications equipment products, may depend to a significant degree on the efforts of independent distributors or satellite communication service providers, in some of whom we have made an equity investment. We can give no assurance that these distributors or service providers will be able to market successfully our equipment or their services or that we will be able to realize a return on our investment in them. We cannot assure our success in addressing these risks or in developing these commercial business opportunities.


WE OPERATE IN A COMPETITIVE INDUSTRY

     The communications equipment industry for defense applications and as a whole is highly competitive. The defense industry has experienced substantial consolidation due to declining defense budgets and increasing pressures for cost reductions. We expect that the U.S. defense department's increased use of commercial off-the-shelf products and components in military equipment will encourage new competitors to enter the market. In addition, the consolidation of the industry has resulted in delays in contract funding and awards and significant pricing pressures. We also expect that competition for original equipment manufacturer business will increase due to the emergence of merchant suppliers. Our ability to compete for defense contracts largely depends on the following factors:

     o the effectiveness and innovations of our research and development programs;

     o our ability to offer better performance than our competitors at a lower cost to the U.S. government; and

     o the readiness of our facilities, equipment and personnel to undertake the programs for which we compete.

In some instances, programs are sole source or work directed by the U.S. government to a single supplier. In such cases, other suppliers who may be able to compete for the programs involved can only enter or reenter the market if the U.S. government chooses to reopen the particular program to competition. Many of our competitors are larger than us and have substantially greater financial and other resources than we have. See "Business -- Competition".


WE DEPEND ON KEY PERSONNEL

     Our future success depends to a significant degree upon the continued contributions of our management, including Messrs. Lanza and LaPenta, and our ability to attract and retain other highly qualified management and technical personnel. We do not maintain any key person life insurance policies for members of our management. Messrs. Lanza and LaPenta have invested approximately $18.0 million and currently own approximately 12.4% of the capital stock of L-3. We have entered into employment agreements with Messrs. Lanza and LaPenta. See "Management -- Employment Agreements". We face competition for management and technical personnel from other companies and organizations. Failure to attract and retain such personnel would damage our prospects. See "Management -- Directors and Executive Officers".


OUR OPERATIONS ARE SUBJECT TO ENVIRONMENTAL REGULATION

     Our operations are subject to various federal, state and local environmental laws and regulations relating to the discharge, storage, treatment, handling, disposal and remediation of certain materials, substances and wastes used in our operations. We continually assess our obligations and compliance with these requirements. We believe that our operations are in substantial compliance with all applicable environmental laws and permits. We do not expect any material unbudgeted expenditures to remain in compliance with applicable environmental laws and regulations.

     In connection with the purchase of the Company from Lockheed Martin, we assumed certain environmental liabilities related to events or activities occurring prior to the purchase. Lockheed Martin has agreed to retain all environmental liabilities for all facilities no longer used by us and to indemnify us fully for such liabilities. Lockheed Martin has also agreed, for the first eight years following April 1997, to pay 50% of all costs incurred by us above those reserved for our balance sheet at April 1997 relating to certain environmental liabilities assumed by us. For the seven years thereafter, Lockheed Martin has agreed to pay 40% of certain reasonable operation and maintenance costs relating to any environmental remediation projects undertaken in the first eight years. Two of the facilities acquired from Lockheed Martin will require ongoing remediation due to environmental contamination. In November 1997, we sold one such facility located in Sarasota, Florida, while retaining a leasehold interest in a portion of that facility, to Dames & Moore/Brookhill LLC, which agreed to assume responsibility for further remediation of the Sarasota site. We believe that we have established adequate reserves for the potential costs associated with the assumed environmental liabilities. However, we cannot assure you that any costs incurred will be reimbursable from the U.S. government or covered by Lockheed Martin under the terms of the acquisition agreement or that our environmental reserves will be sufficient.


OUR BACKLOG OF ORDERS COULD BE TERMINATED

     We currently have a backlog of orders, mainly under contracts with the U.S. government. The U.S. government may unilaterally modify or terminate these contracts. Accordingly, most of our backlog could be modified or terminated by the U.S. government. We cannot assure you that our backlog will result in revenues. Further, we cannot be sure that the margins on any contract included in backlog that does become revenue will be profitable.

WE HAVE PENSION PLAN LIABILITIES

     We have assumed certain liabilities relating to defined benefit pension plans for present and former employees and retirees of certain businesses which we acquired. Prior to the L-3 Acquisition, Lockheed Martin received a letter from the Pension Benefit Guaranty Corporation (the "PBGC"), which requested information regarding the transfer of these pension plans and indicated that the PBGC believed certain of these pension plans were underfunded using the PBGC's actuarial assumptions. These assumptions resulted in a larger liability for accrued benefits than the assumptions used for financial reporting under Statement of Financial Accounting Standards No. 87 ("FASB 87"). The PBGC underfunding is related to the Communication Systems -- West and Aviation Recorders pension plans (the "Subject Plans"). As of September 30, 1998 we calculated the net funding position of these plans and believe them to be:

     o overfunded by approximately $4.8 million under the assumptions set forth in the Employee Retirement Income Security Act of 1974, as amended;

     o    underfunded by approximately $28.4 million under FASB 87 assumptions;
          and

     o    underfunded by as much as $70.4 million under PBGC assumptions.

     L-3 Communications Corporation, Lockheed Martin and the PBGC entered into certain agreements dated as of April 30, 1997 in which Lockheed Martin gave a commitment to the PBGC with regard to the Subject Plans and L-3 Communications Corporation gave certain assurances to Lockheed Martin regarding these plans. In connection with these agreements, Lockheed Martin has the option, upon 45 days prior written notice after the occurrence of certain triggering events, to cause us to transfer sponsorship of the Subject Plans to it if Lockheed Martin has concluded that the liabilities of the Subject Plans would increase unreasonably. L-3 Communications Corporation has funded and acted in accordance with the terms of our agreement with Lockheed Martin. As a result of a decrease in the PBGC-mandated discount rate and the resulting increase in the underlying liability, a triggering event has occurred. L-3 Communications Corporation has notified Lockheed Martin of this fact. Lockheed Martin has informed us that it has no present intention to exercise its right to cause L-3 Communications Corporation to transfer sponsorship of the Subject Plans. If Lockheed Martin did assume sponsorship of the Subject Plans, it would be primarily liable for the costs associated with funding these plans or any costs associated with the termination of the Subject Plans, but L-3 Communications Corporation would be required to reimburse Lockheed Martin for these costs. See "Business -- Pension Plans". To date, the impact on pension expense and funding requirements resulting from this arrangement has not been significant. However, should Lockheed Martin assume sponsorship of the Subject Plans or if these plans were terminated, the impact of any increased pension expenses or funding requirements could be material to us.


WE HAVE DISCRETION OVER THE USE OF FUNDS RAISED IN THE OFFERING

     As described in "Use of Proceeds", we intend to use the net proceeds of this offering to repay a substantial portion of our existing indebtedness under our bank credit facilities. Upon repayment, our borrowing capacity under our bank credit facilities will be restored and we will have wide discretion over the use of any funds subsequently reborrowed under our bank credit facilities. We have borrowed approximately $50 million under our bank credit facilities to fund the acquisition of Microdyne.


OUR DEBT AGREEMENTS CONTAIN RESTRICTIONS

     Our debt agreements contain a number of significant provisions that, among other things, restrict our ability to:

      o  sell assets;

      o  incur more indebtedness;

      o  repay certain indebtedness;

      o  pay dividends;

      o  make certain investments or acquisitions;

      o  repurchase or redeem capital stock;

      o  engage in mergers or consolidations; and

      o  engage in certain transactions with subsidiaries and affiliates.

     These restrictions could hurt our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. In addition, certain of our debt agreements also require us to maintain compliance with certain financial ratios, including total consolidated earnings before interest, taxes, depreciation and amortization to total consolidated cash interest expense and net debt to total consolidated earnings before interest, taxes, depreciation and amortization, and to limit our capital expenditures. Our ability to comply with these ratios and limits may be affected by events beyond our control. A breach of any of these agreements or our inability to comply with the required financial ratios or limits could result in a default under those debt agreements. In the event of any such default, the lenders under those debt agreements could elect to:

     o declare all debt outstanding, accrued interest and fees to be due and payable;

     o    require us to apply all of our available cash to repay the debt; and

     o    prevent us from making debt service payments on other debt.

     If we were unable to repay any such borrowings when due, the lenders under our bank credit facilities could proceed against their collateral, which includes a first priority lien on substantially all of our assets and a first priority security interest in all of our capital stock and the capital stock of our subsidiaries. If the indebtedness under the existing debt agreements were to be accelerated, we cannot assure you that our assets would be sufficient to repay such indebtedness in full. See "Description of Certain Indebtedness".


THIS PROSPECTUS CONTAINS FORWARD LOOKING STATEMENTS

     Certain of the matters discussed concerning our operations, economic performance and financial condition, including in particular, the likelihood of our success in developing and expanding our business and the realization of sales from backlog, include forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects", "anticipates", "intends", "plans", "believes", "estimates" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, we can give no assurance that their goals will be achieved.


OUR YEAR 2000 COMPLIANCE EFFORTS WILL REQUIRE SUBSTANTIAL RESOURCES AND FAILURE BY US OR CERTAIN THIRD PARTIES TO BE YEAR 2000 COMPLIANT POSES CERTAIN RISKS

     The inability of business processes to continue to function correctly after the beginning of the Year 2000 could have serious adverse effects on companies and entities throughout the world. Because our business units operate autonomously, each business unit has undertaken an effort to identify and mitigate Year 2000 issues in their information systems, products, facilities, suppliers and customers. Our Year 2000 compliance efforts are a composite of our business units' individual Year 2000 compliance efforts coordinated through a company-wide program instituted to oversee, guide and track our business units' individual Year 2000 compliance efforts and to facilitate communications between business units regarding Year 2000 compliance methods. Our business operations are also dependent on the Year 2000 readiness of our customers and infrastructure suppliers in areas such as utilities, communications, transportation and other services.

     Each business unit has appointed a Year 2000 project manager who oversees a team responsible for performing its Year 2000 efforts in four phases:

     o first, to define, identify and list possible sources of Year 2000 issues, including internal systems and products and services sold to customers;

     o second, to analyze and determine the nature and extent of Year 2000 issues and to develop project plans to address those issues;

     o third, to implement and execute project plans to fix or replace non-compliant items, as appropriate, based upon the anticipated risk and its importance; and

     o fourth, to commence and complete testing, continue monitoring readiness and prepare necessary contingency plans.


     The progress of this program is monitored at each business unit with oversight by management. This oversight includes periodic reviews as well as visits to each business unit to monitor progress with the plans. Management plans to have completed the first three phases of the program for a substantial majority of mission-critical systems within L-3 by the end of March 1999 and to have nearly all significant information systems, products and facilities in the final phase of the program by mid-1999.


     Our total costs associated with our internal Year 2000 compliance efforts are estimated to be $16.2 million, including $7.1 million of costs which may be capitalized with the remaining costs expensed as incurred. We have incurred approximately $6.6 million of such costs to date. Substantially all of the remaining estimated costs are expected to be incurred in 1999. We cannot assure you that our Year 2000 compliance efforts will be successful or that we will not incur substantial costs as a result of failure of our customers or suppliers to be Year 2000 compliant or as a result of failures of installed products produced by us or for any other reason.


L-3'S OWNERSHIP IS CONCENTRATED

     After this offering, the Lehman Partnership will own 26.0% of the outstanding voting stock of L-3 (or 24.8% if the underwriters' over-allotment option is exercised in full). As a result of such ownership and its significant voting power with respect to actions requiring stockholder approval, the Lehman Partnership will have the power to influence the business and affairs of L-3. The concentrated ownership of L-3 may:

     o prevent L-3 from being acquired in a transaction not supported by its principal stockholders;

     o discourage a proposed merger or tender offer or make it more difficult to complete; and

     o    prevent a successful proxy contest.

     See "Ownership of Capital Stock".


THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY

     A number of factors could cause the market price of our common stock to fluctuate substantially including:

     o    quarterly operating results of L-3 or other similar companies;

     o changes in general conditions in the economy, the financial markets or the defense industry;

     o    natural disasters;

     o changes in earnings estimates or recommendations by research analysts; and

     o    other developments affecting us or our competitors.

     In recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. See "Underwriting".


A NUMBER OF SHARES ARE OR WILL BE AVAILABLE FOR FUTURE SALE

     As of December 31, 1998, there were 27,402,429 shares of common stock outstanding. After this offering, certain holders of shares of common stock issued prior to this offering will be entitled to the registration rights described below, at the expense of L-3. Such shares may also be sold under Rule 144 of the Securities Act, depending on how long they have been held and subject to restrictions in the case of shares held by affiliates of L-3. We cannot predict the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the common stock. Sales of substantial amounts of common stock (including shares issued upon the exercise of stock options), or the perception that such sales could occur, may lower the market price for the common stock.

     Messrs. Lanza and LaPenta, Lockheed Martin and the Lehman Partnership who, after this offering, will hold in the aggregate 13,721,142 shares of common stock, for a period of 270 days after the date of this prospectus, and Holdings, for a period of 180 days after the date of this prospectus, have agreed, that they will not, without the prior written consent of Lehman Brothers Inc., dispose of any shares of common stock or securities exercisable or exchangeable for common stock or enter into any derivative transaction with a similar effect. The restrictions described in this paragraph do not apply to:



     o    the sale of common stock to the underwriters in this offering;

     o the issuance by Holdings of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus;

     o transactions by any person other than Holdings relating to shares of common stock or other securities acquired in the market after the completion of this offering; or

     o the ability of Messrs. Lanza and LaPenta to sell up to an aggregate of 300,000 shares beginning 30 days after the completion of this offering.


     Pursuant to a stockholders agreement, Messrs. Lanza and LaPenta, Lockheed Martin, the Lehman Partnership and certain other existing stockholders have the right, under certain circumstances and subject to certain conditions, to require Holdings to register their shares of common stock under the Securities Act. Lockheed Martin has three demand registration rights (two of which the Company must pay for), the Lehman Partnership has four (three of which the Company must pay for) and Mr. Lanza and Mr. LaPenta each have one (which the Company must pay for). In addition, each of these shareholders may include a certain portion of their shares (at the Company's expense) in a registration which Holdings initiates.


CERTAIN FACTORS MAY DELAY OR PREVENT A CHANGE OF CONTROL TRANSACTION


     Certain provisions of Delaware corporate law and of our charter and by-laws, in addition to the concentration of ownership in the Lehman Partnership and Lockheed Martin, may have the effect of discouraging a third party from trying to acquire L-3. Moreover, these factors could delay or prevent a transaction or a change in control of L-3 under circumstances that could otherwise give the holders of common stock the opportunity to sell their shares for a premium. Certain provisions of Delaware corporate law and of the Company's charter and by-laws have the effect of making it more difficult to acquire control of L-3 in a transaction that the board of directors has not approved. These provisions include the three-class board of directors and the ability to issue preferred stock. See "Description of Capital Stock".

                                USE OF PROCEEDS


     The net proceeds to the Company from this offering are estimated to be approximately $140.7 million ($201.5 million if the underwriters' over-allotment option is exercised in full) based on the offering price per share of the common stock of $42.00 and after deducting underwriting discounts and commissions and other estimated offering expenses.



     The Company intends to use the net proceeds of this offering to repay any existing indebtedness under the Senior Credit Facilities (as defined later in this prospectus) and for general corporate purposes, including potential acquisitions. The borrowings under the Senior Credit Facilities were used by the Company to fund in part the L-3 Acquisition and the 1998 Acquisitions. The weighted average interest rate under the Senior Credit Facilities was 7.331% at September 30, 1998. Amounts repaid under the Senior Credit Facilities will be available to be reborrowed by the Company from time to time for, among other reasons, general corporate purposes or to finance future acquisitions. See "Risk Factors--We Have Discretion Over the use of Funds Raised in the Offering". Affiliates of the underwriters are lenders under the Senior Credit Facilities and will receive a portion of the net proceeds of this offering in repayment of amounts outstanding thereunder. See "Description of Certain Indebtedness -- Senior Credit Facilities". The Company will not receive any of the proceeds from the shares being sold by the selling stockholders.



                                DIVIDEND POLICY


     Holdings currently intends to retain its earnings to finance future growth and, therefore, does not anticipate paying any cash dividends on its common stock in the foreseeable future. Any determination as to the payment of dividends will depend upon the future results of operations, capital requirements and financial condition of Holdings and its subsidiaries and such other facts as the Board of Directors of Holdings may consider, including any contractual or statutory restrictions on Holdings' ability to pay dividends. Moreover, Holdings is a holding company and its ability to pay dividends is dependent upon receipt of dividends, distributions, advances, loans or other cash transfers from L-3 Communications Corporation. Certain outstanding debt instruments of L-3 Communications Corporation limit its ability to pay dividends or other distributions on its common stock or to make advances, loans or other cash transfers to Holdings. See "Description of Certain Indebtedness".

                                CAPITALIZATION


     The following table sets forth the capitalization of the Company at September 30, 1998, on a pro forma basis to give effect to the Notes Offering, as if it had occurred on September 30, 1998 ("Pro Forma before Offering") and as adjusted to give effect to this offering and the application of its net proceeds (based on the offering price per share of the common stock of $42.00 and assuming that the underwriters' over-allotment option is not exercised) as if it had occurred on September 30, 1998. See "Use of Proceeds" and "Unaudited Pro Forma Condensed Consolidated Financial Information".




                                                                           SEPTEMBER 30, 1998
                                                             ----------------------------------------------
                                                                           PRO FORMA BEFORE         AS
                                                               ACTUAL          OFFERING          ADJUSTED
                                                             ----------   ------------------   ------------
                                                                             (in millions)
Cash and cash equivalents ................................     $  5.7           $ 43.5           $  184.2
                                                               ======           ======           ========
Current portion of long-term debt ........................     $   --           $   --           $     --
Senior Credit Facilities(1) ..............................      155.0               --                 --
10 3/8% Senior Subordinated Notes due May 1, 2007 ........      225.0            225.0              225.0
8 1/2% Senior Subordinated Notes due May 15, 2008 ........      180.0            180.0              180.0
8% Senior Subordinated Notes due August 1, 2008 ..........         --            200.0              200.0
                                                               ------           ------           --------
  Total debt .............................................     $560.0           $605.0           $  605.0
                                                               ------           ------           --------
Shareholders' equity
 Common stock ............................................     $  0.3           $  0.3           $    0.3
 Additional paid-in-capital ..............................      272.2            272.2              412.9
 Retained earnings .......................................       31.0             31.0               31.0
 Equity adjustments ......................................       (8.7)            (8.7)              (8.7)
                                                               ------           ------           --------
  Total shareholders' equity .............................      294.8            294.8              435.5
                                                               ------           ------           --------
  Total capitalization ...................................     $854.8           $899.8           $1,040.5
                                                               ======           ======           ========

----------
(1) Borrowings under the Senior Credit Facilities outstanding as of February 4, 1999 were approximately $60.0 million. Availability under the Senior Credit Facilities at any given time is $385.0 million (subject to compliance with covenants), less the amount of outstanding borrowings and outstanding letters of credit (which amounted to $88.5 million at February 4, 1999).



                          PRICE RANGE OF COMMON STOCK


     The Common Stock is traded on the NYSE under the symbol "LLL". The following table sets forth, for each of the quarterly periods indicated since the IPO, the high and low closing prices of the common stock as reported on the NYSE.




YEAR                                                          HIGH      LOW
---------------------------------------------------------- --------- ---------
       1998
        Second Quarter (commencing May 19, 1998) .........  $32.50    $26.63
        Third Quarter ....................................   39.69     31.19
        Fourth Quarter ...................................   48.19     34.94

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION


     The following unaudited pro forma statement of operations data gives effect to the following transactions (collectively, the "Transactions") as if they had occurred on January 1, 1997: (i) the Notes Offering in which L-3 Communications Corporation sold $200.0 million of 8% Senior Subordinated Notes due August 1, 2008 (the "December 1998 Notes"), the net proceeds of which amounted to $192.8 million after debt issuance costs; (ii) the Company's purchase of all of the outstanding stock of SPD and the acquisitions by the Company of the assets of the Ocean Systems business ("Ocean Systems") of Allied Signal, Inc., the assets of ILEX Systems, Inc. ("ILEX") and the assets of the Satellite Transmission Systems division ("STS") of California Microwave, Inc. (collectively, the "1998 Acquisitions"); (iii) the L-3 Acquisition; and (iv) the IPO, the net proceeds of which amounted to $139.5 million and the sale by L-3 Communications Corporation of $180.0 million of 8 1/2% Senior Subordinated Notes due May 15, 2008 (the "May 1998 Notes"), the net proceeds of which amounted to $173.8 million after debt issuance costs, and the amendment of L-3 Communications Corporation's Senior Credit Facilities to increase the available borrowings under the bank credit facilities to $385.0 million (collectively, the "Financing Transactions"). The pro forma balance sheet data gives effect to the Notes Offering as if it had occurred on September 30, 1998. The pro forma financial information is based on (i) the unaudited condensed consolidated financial statements of the Company as of September 30, 1998 and for the nine months then ended and the six months ended September 30, 1997, (ii) the consolidated statement of operations of the Company for the nine months ended December 31, 1997, (iii) the combined statement of operations of the Predecessor Company for the three months ended March 31, 1997 and (iv) the statements of operations of the 1998 Acquisitions for the year ended December 31, 1997 and the nine months ended September 30, 1997 and for the periods from January 1, 1998 to the respective dates of acquisition, using the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the unaudited pro forma condensed consolidated financial statements. The pro forma results do not give effect to this offering or to any of the Company's other acquisitions, including the acquisition of Microdyne.


     The pro forma adjustments are based upon preliminary estimates of purchase prices and the related purchase price allocations for the 1998 Acquisitions. Actual adjustments will be based on final appraisals and other analyses of fair values which are in process. Management does not expect that differences between the preliminary and final allocations will have a material impact on the Company's pro forma financial position or results of operations. The pro forma statement of operations does not reflect any cost savings that management of the Company believes would have resulted had the Transactions occurred on January 1, 1997. The pro forma financial information should be read in conjunction with (i) the unaudited condensed (combined) consolidated financial statements of the Company as of September 30, 1998, for the nine months ended September 30, 1998 and the six months ended September 30, 1997, (ii) the audited consolidated financial statements of SPD for the year ended December 31, 1997, (iii) the unaudited condensed consolidated statements of operations of SPD for the six months ended June 30, 1998, (iv) the audited consolidated (combined) financial statements of the Company and the Predecessor Company as of December 31, 1997 and for the nine months ended December 31, 1997 and the three months ended March 31, 1997, (v) the audited financial statements of STS for the year ended June 30, 1997, (vi) the unaudited condensed financial statements of STS as of December 31, 1997 and for the six months ended December 31, 1997 and 1996, (vii) the audited consolidated financial statements of ILEX for the year ended December 31, 1997, and (viii) the audited combined financial statements of Ocean Systems for the year ended December 31, 1997 all of which are included elsewhere herein in this prospectus. The unaudited pro forma condensed financial information may not be indicative of the financial position and results of operations of the Company that actually would have occurred had the Transactions been in effect on the dates indicated or the financial position and results of operations that may be obtained in the future.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET




                                                                   AS OF SEPTEMBER 30, 1998
                                                          -------------------------------------------
                                                                         NOTES OFFERING
                                                            COMPANY      ADJUSTMENTS(9)     PRO FORMA
                                                          -----------   ----------------   ----------
                                                                         (in millions)
ASSETS
Currents assets:
 Cash and cash equivalents ............................    $    5.7           $37.8         $   43.5
 Contracts in process .................................       345.8              --            345.8
 Other current assets .................................        24.9              --             24.9
                                                           --------           -----         --------
   Total current assets ...............................       376.4            37.8            414.2
                                                           --------           -----         --------
Property, plant and equipment, net ....................       117.2              --            117.2
Intangibles, primarily cost in excess of net assets
 acquired, net of amortization ........................       608.4              --            608.4
Other assets ..........................................        94.3             7.2            101.5
                                                           --------           -----         --------
  Total assets ........................................    $1,196.3           $45.0         $1,241.3
                                                           ========           =====         ========
LIABILITIES AND SHAREHOLDERS'
 EQUITY
Current liabilities:
 Current portion of long-term debt ....................    $     --           $  --         $     --
 Accounts payable and accrued expenses ................       128.2              --            128.2
 Customer advances and amounts in excess of
   costs incurred .....................................        58.6              --             58.6
                                                                              -----
 Other current liabilities ............................        48.6              --             48.6
                                                           --------           -----         --------
   Total current liabilities ..........................       235.4              --            235.4
                                                           --------           -----         --------
 Pension, postretirement benefits and other
   liabilities ........................................       106.1              --            106.1
 Long-term debt .......................................       560.0            45.0            605.0
 Shareholders' equity .................................       294.8              --            294.8
                                                           --------           -----         --------
   Total liabilities and shareholders' equity .........    $1,196.3           $45.0         $1,241.3
                                                           ========           =====         ========

  See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     NINE MONTHS ENDED SEPTEMBER 30, 1998




                                                                                         1998
                                                                                     ACQUISITIONS
                                                                      1998             PRO FORMA
                                                     COMPANY   ACQUISITIONS(2)(3)   ADJUSTMENTS(4)
                                                    --------- -------------------- ----------------
                                                        (in millions, except per share amounts)
STATEMENT OF OPERATIONS:
Sales .............................................  $708.3          $126.2          $      --
Costs and expenses ................................   644.7           117.6                2.2
                                                     ------          ------          ---------
  Operating income (loss) .........................    63.6             8.6               (2.2)
Interest and investment income (expense). .........     2.3              --                 --
Interest expense ..................................    35.2             5.1                 --
                                                     ------          ------          ---------
  Income (loss) before income taxes ...............    30.7             3.5               (2.2)
Income tax expense (benefit) ......................    12.0             1.6               (0.9)(10)
                                                     ------          ------          ---------
  Net income (loss) ...............................  $ 18.7          $  1.9          $    (1.3)
                                                     ======          ======          =========
EARNINGS PER COMMON SHARE(11):
 Basic ............................................  $ 0.78
                                                     ======
 Diluted ..........................................    0.75
                                                     ======
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING(11):
 Basic ............................................    23.9
                                                     ======
 Diluted ..........................................    25.0
                                                     ======



                                                          FINANCING            NOTES
                                                     TRANSACTIONS(6)(7)     OFFERING(8)     PRO FORMA
                                                    -------------------- ----------------- ----------
                                                         (in millions, except per share amounts)
STATEMENT OF OPERATIONS:
Sales .............................................     $      --           $      --        $834.5
Costs and expenses ................................            --                  --         764.5
                                                        ---------           ---------        ------
  Operating income (loss) .........................            --                  --          70.0
Interest and investment income (expense). .........          (2.3)                 --            --
Interest expense ..................................           0.8                 3.7          44.8
                                                        ---------           ---------        ------
  Income (loss) before income taxes ...............          (3.1)               (3.7)         25.2
Income tax expense (benefit) ......................          (1.2)(10)           (1.4)(10)     10.1
                                                        ---------           ---------        ------
  Net income (loss) ...............................     $    (1.9)          $    (2.3)       $ 15.1
                                                        =========           =========        ======
EARNINGS PER COMMON SHARE(11):
 Basic ............................................                                          $ 0.55
                                                                                             ======
 Diluted ..........................................                                            0.53
                                                                                             ======
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING(11):
 Basic ............................................           3.5                              27.4
                                                        =========                            ======
 Diluted ..........................................           3.6                              28.6
                                                        =========                            ======

  See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                     NINE MONTHS ENDED SEPTEMBER 30, 1997




                                                   PREDECESSOR
                                                     COMPANY
                                      COMPANY         THREE
                                     SIX MONTHS      MONTHS        PRO FORMA
                                       ENDED          ENDED       ADJUSTMENTS     PRO FORMA
                                   SEPTEMBER 31,    MARCH 31,         L-3            L-3
                                        1997         1997(1)    ACQUISITION(1)   ACQUISITION
                                  --------------- ------------ ---------------- -------------
                                            (in millions, except per share amounts)
STATEMENT OF OPERATIONS:
Sales ...........................      $342.8        $158.9        $  (1.8)         $499.9
Costs and expenses ..............       314.2         151.0           (7.6)          457.6
                                       ------        ------        -------          ------
  Operating income (loss)........        28.6           7.9            5.8            42.3
Interest and investment
 income (expense) ...............         0.5            --             --             0.5
Interest expense ................        19.7           8.4            1.5            29.6
                                       ------        ------        -------          ------
  Income (loss) before
   income taxes .................         9.4          (0.5)           4.3            13.2
Income tax expense (benefit).....         5.4          (0.2)            --             5.2
                                       ------        ------        -------          ------
  Net income (loss) .............      $  4.0        $ (0.3)       $   4.3          $  8.0
                                       ======        ======        =======          ======
EARNINGS PER COMMON
 SHARE(11):
 Basic ..........................      $ 0.20                                       $ 0.40
                                       ======                                       ======
 Diluted ........................        0.20                                         0.40
                                       ======                                       ======
WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING(11):
 Basic ..........................        20.0                                         20.0
                                       ======                                       ======
 Diluted ........................        20.0                                         20.0
                                       ======                                       ======



                                                                1998
                                                            ACQUISITIONS
                                            1998              PRO FORMA          FINANCING            NOTES          PRO
                                   ACQUISITIONS(2)(3)(5)   ADJUSTMENTS(4)   TRANSACTIONS(6)(7)     OFFERING(8)      FORMA
                                  ----------------------- ---------------- -------------------- ----------------- ---------
                                                           (in millions, except per share amounts)
STATEMENT OF OPERATIONS:
Sales ...........................        $ 258.8            $      --          $      --           $      --       $758.7
Costs and expenses ..............          248.5                  3.5                 --                  --        709.6
                                         -------            ---------          ---------           ---------       ------
  Operating income (loss)........           10.3                 (3.5)                --                  --         49.1
Interest and investment
 income (expense) ...............            0.1                   --               (0.6)                 --           --
Interest expense ................            3.0                   --                8.5                 3.7         44.8
                                         -------            ---------          ---------           ---------       ------
  Income (loss) before
   income taxes .................            7.4                 (3.5)              (9.1)               (3.7)         4.3
Income tax expense (benefit).....            0.5(10)             (1.4)(10)          (3.5)(10)           (1.4)(10)    (0.6)
                                         ----------         ---------          ---------           ---------       ------
  Net income (loss) .............        $   6.9            $    (2.1)         $    (5.6)          $    (2.3)      $  4.9
                                         ==========         =========          =========           =========       ======
EARNINGS PER COMMON
 SHARE(11):
 Basic ..........................                                                                                  $ 0.18
                                                                                                                   ======
 Diluted ........................                                                                                    0.18
                                                                                                                   ======
WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING(11):
 Basic ..........................                                                    6.9                             26.9
                                                                               =========                           ======
 Diluted ........................                                                    7.6                             27.6
                                                                               =========                           ======

  See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                         YEAR ENDED DECEMBER 31, 1997




                                                  PREDECESSOR
                                                    COMPANY
                                      COMPANY        THREE
                                    NINE MONTHS     MONTHS        PRO FORMA
                                       ENDED         ENDED       ADJUSTMENTS     PRO FORMA
                                   DECEMBER 31,    MARCH 31,         L-3            L-3
                                       1997         1997(1)    ACQUISITION(1)   ACQUISITION
                                  -------------- ------------ ---------------- -------------
                                           (in millions, except per share amounts)
STATEMENT OF OPERATIONS:
Sales ...........................     $546.5        $158.9        $  (1.8)         $703.6
Costs and expenses ..............      495.0         151.0           (7.6)          638.4
                                      ------        ------        -------          ------
  Operating income (loss)........       51.5           7.9            5.8            65.2
Interest and investment
 income (expense) ...............        1.4            --             --             1.4
Interest expense ................       29.9           8.4            1.5            39.8
                                      ------        ------        -------          ------
  Income (loss) before
   income taxes .................       23.0          (0.5)           4.3            26.8
Income tax expense (benefit).....       10.7          (0.2)            --            10.5
                                      ------        ------        -------          ------
  Net income (loss) .............     $ 12.3        $ (0.3)       $   4.3          $ 16.3
                                      ======        ======        =======          ======
EARNINGS PER COMMON
 SHARE(11):
 Basic ..........................     $ 0.62                                       $ 0.82
                                      ======                                       ======
 Diluted ........................       0.61                                         0.82
                                      ======                                       ======
WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING(11):
 Basic ..........................       20.0                                         20.0
                                      ======                                       ======
 Diluted ........................       20.0                                         20.0
                                      ======                                       ======



                                                                1998
                                                            ACQUISITIONS
                                            1998              PRO FORMA          FINANCING            NOTES           PRO
                                   ACQUISITIONS(2)(3)(5)   ADJUSTMENTS(4)   TRANSACTIONS(6)(7)     OFFERING(8)       FORMA
                                  ----------------------- ---------------- -------------------- ----------------- -----------
                                                            (in millions, except per share amounts)
STATEMENT OF OPERATIONS:
Sales ...........................         $360.3            $      --          $      --           $      --       $1,063.9
Costs and expenses ..............          338.5                  5.0 (4)             --                  --          981.9
                                          ------            ---------          ---------           ---------       --------
  Operating income (loss)........           21.8                 (5.0)                --                  --           82.0
Interest and investment
 income (expense) ...............           (0.1)                  --               (1.3)                 --             --
Interest expense ................            5.4                   --                9.7                 4.9           59.8
                                          ------            ---------          ---------           ---------       --------
  Income (loss) before
   income taxes .................           16.3                 (5.0)             (11.0)               (4.9)          22.2
Income tax expense (benefit).....            3.4                 (1.9)(10)          (4.3)(10)           (1.9)(10)       5.8
                                          ------            ---------          ---------           ---------       --------
  Net income (loss) .............         $ 12.9            $    (3.1)         $    (6.7)          $    (3.0)      $   16.4
                                          ======            =========          =========           =========       ========
EARNINGS PER COMMON
 SHARE(11):
 Basic ..........................                                                                                  $   0.61
                                                                                                                   ========
 Diluted ........................                                                                                      0.59
                                                                                                                   ========
WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING(11):
 Basic ..........................                                                    6.9                               26.9
                                                                               =========                           ========
 Diluted ........................                                                    7.7                               27.7
                                                                               =========                           ========

  See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following facts and assumptions were used in determining the pro forma effect of the Transactions.


1. The Company's historical financial statements reflect the results of operations of the Company since the effective date of the L-3 Acquisition, April 1, 1997, and the Predecessor Company's historical financial statements reflect the results of operations of the Predecessor Company for the three months ended March 31, 1997. The adjustments made to the pro forma statement of operations for the six months ended September 30, 1997 and for the year ended December 31, 1997, relating to the L-3 Acquisition are: (a) the elimination of $1.8 million of sales and $1.8 million of costs and expenses related to the Hycor business which was acquired as part of the L-3 Acquisition and which has been accounted for as "net assets of acquired business held for sale"; (b) a reduction to costs and expenses of $0.8 million to record amortization expenses on the excess of the L-3 Acquisition purchase price over net assets acquired of $303.2 million over 40 years, net of the reversal of amortization expenses of intangibles included in the Predecessor Company historical financial statements; (c) a reduction to costs and expenses of $0.6 million to record estimated pension cost on a separate company basis net of the reversal of the allocated pension cost included in the Predecessor Company historical financial statements; (d) a net increase to interest expense of $1.5 million, comprised of a $0.2 million allocated interest expense reduction related to the Hycor business and a net $1.7 million increase, reflecting pro forma interest expense of $10.2 million based on actual borrowings of $400.0 million and the effective cost of borrowing rate incurred by the Company to finance the L-3 Acquisition less interest expense of approximately $8.5 million included in the historical financial statements of the Predecessor Company; and (e) the reversal of a $4.4 million noncash compensation charge related to the initial capitalization of the Company included in the Company's historical results of operations effective April 1, 1997 which was nonrecurring in nature. A statutory (federal, state and foreign) tax rate of 39.0% was assumed on these pro forma adjustments except for adjustment (e), where no tax effect has been reflected.


2. On August 13, 1998, the Company acquired 100% of the stock of SPD for $230.0 million of cash, subject to adjustment based on closing adjusted net assets, as defined. For purposes of the pro forma financial information an estimated purchase price of $241.1 million, including expenses (net of cash acquired of $0.2 million) was assumed reflecting the contract price of $230.0 million and an estimated purchase price adjustment of $11.0 million based on the estimated closing adjusted net assets of SPD. On February 5, 1998, the Company purchased the assets of STS for $27.0 million of cash subject to adjustment based on final closing net assets.
    For purposes of the pro forma financial information an estimated purchase price of $26.2 million including expenses (net of cash acquired of $0.5 million) was assumed reflecting the contract price of $27.0 million and an estimated purchase price reduction of $1.0 million based on the estimated closing net assets of STS. On March 4, 1998, the Company purchased substantially all the assets of ILEX for $51.9 million of cash, subject to adjustment based on closing net assets plus additional consideration contingent upon post-acquisition performance of ILEX. For purposes of the pro forma financial information an estimated purchase price of $51.5 million, including expenses (net of cash acquired of $2.4 million) was assumed reflecting the contract price of $51.9 million and a purchase price adjustment of $1.2 million based on final closing net assets, On
    March 30, 1998, the Company purchased the assets of Ocean Systems for $68.6 million of cash including expenses.


   The aggregate purchase prices including expenses, net of cash acquired, for the 1998 Acquisitions of $387.4 million were financed with $142.3 million of the net proceeds from the Financing Transactions (see Note 6 below), $155.0 million of borrowings under the Senior Credit Facilities and $90.1 million of cash from operations. The 1998 Acquisitions are all included in the Company's historical balance sheet as of September 30, 1998.

3. The pro forma statements of operations include the following historical financial data for the 1998 Acquisitions:

   The pro forma statement of operations for the nine months ended September 30, 1998 includes the following historical data for the 1998 Acquisitions.




                                                                                                OCEAN           1998
                                                         SPD(a)      STS(b)      ILEX(b)     SYSTEMS(c)     ACQUISITIONS
                                                        --------   ----------   ---------   ------------   -------------
                                                                                 (in millions)
   Sales ............................................    $105.5      $  2.3        $4.5         $13.9          $126.2
   Costs and expenses ...............................      94.4         5.9         4.4          12.9           117.6
                                                         ------      ------        ----         -----          ------
    Operating income (loss) .........................      11.1        (3.6)        0.1           1.0             8.6
   Interest and investment income (expense) .........        --          --          --            --              --
   Interest expense .................................       5.0          --          --           0.1             5.1
                                                         ------      ------        ----         -----          ------
    Income (loss) before income taxes . .............       6.1        (3.6)        0.1           0.9             3.5
   Income tax (benefit) provision . .................       2.2        (1.0)         --           0.4             1.6
                                                         ------      ------        ----         -----          ------
    Net income (loss) ...............................    $  3.9      $ (2.6)       $0.1         $ 0.5          $  1.9
                                                         ======      ======        ====         =====          ======

----------
   (a) Represents historical results of operations for the six-month period ended June 30, 1998. These results of operations exclude a pre-tax nonrecurring noncash compensation charge of approximately $22.1 million related to the acceleration of the vesting date for all outstanding stock options of SPD caused by the Company's acquistion of SPD.

   (b) Represents historical results of operations for the one-month period ended January 31, 1998.

   (c) Represents historical results of operations for the three-month period ended March 31, 1998.


   The pro forma statement of operations for the nine months ended September 30, 1997 includes the following historical data for the 1998 Acquisitions.




                                                                                             OCEAN          1998
                                                         SPD(a)        STS        ILEX      SYSTEMS     ACQUISITIONS
                                                        --------   ----------   --------   ---------   -------------
                                                                               (in millions)
   Sales ............................................    $125.2      $ 39.9      $46.6      $ 47.1         $258.8
   Costs and expenses ...............................     106.8        45.0       40.6        56.1          248.5
                                                         ------      ------      -----      ------         ------
    Operating income (loss) .........................      18.4        (5.1)       6.0        (9.0)          10.3
   Interest and investment income (expense) .........        --          --         --         0.1            0.1
   Interest expense .................................       2.7          --         --         0.3            3.0
                                                         ------      ------      -----      ------         ------
    Income (loss) before income taxes ...............      15.7        (5.1)       6.0        (9.2)           7.4
   Income tax (benefit) provision . .................       4.9        (1.4)       0.6        (3.6)           0.5
                                                         ------      ------      -----      ------         ------
    Net income (loss) ...............................    $ 10.8      $ (3.7)     $ 5.4      $ (5.6)        $  6.9
                                                         ======      ======      =====      ======         ======

----------
   (a) Represents the historical results of operations of SPD for the nine months ended September 30, 1997 plus the historical results of operations of Power Paragon, Inc. ("PPI") for the six months ended June 30, 1997. See Note 5.

   The pro forma statement of operations for the year ended December 31, 1997 includes the following historical data for the 1998 Acquisitions. Such data have been derived from each entity's historical financial statements included elsewhere herein.


                                                                                             OCEAN          1998
                                                         SPD(a)      STS(b)       ILEX      SYSTEMS     ACQUISITIONS
                                                        --------   ----------   --------   ---------   -------------
                                                                               (in millions)
   Sales ............................................    $169.9      $ 53.9      $ 63.5     $ 73.0        $360.3
   Costs and expenses ...............................     142.2        61.7        55.9       78.7         338.5
                                                         ------      ------      ------     ------        ------
     Operating income (loss) ........................      27.7        (7.8)        7.6       (5.7)         21.8
   Interest and investment income (expense) .........        --          --        (0.2)       0.1          (0.1)
   Interest expense .................................       4.9          --          --        0.5           5.4
                                                         ------      ------      ------     ------        ------
     Income (loss) before income taxes ..............      22.8        (7.8)        7.4       (6.1)         16.3
   Income tax (benefit) provision . .................       7.4        (2.1)        0.5       (2.4)          3.4
                                                         ------      ------      ------     ------        ------
     Net income (loss) ..............................    $ 15.4      $ (5.7)     $  6.9     $ (3.7)       $ 12.9
                                                         ======      ======      ======     ======        ======

----------
   (a) Represents the historical results of operations of SPD for the year ended December 31, 1997 plus the historical results of operations of PPI for the six months ended June 30, 1997. See
              Note 5.

   (b) Represents the historical results of operations for the fiscal year ended June 30, 1997 plus the six-month period ended December 31, 1997 minus the six-month period ended December 31, 1996.


4. The aggregate estimated excess of purchase price, including expenses, over the estimated fair value of net assets acquired related to the 1998 Acquisitions of $302.7 million is comprised of $205.1 million, $38.6 million and $59.0 million, respectively, for SPD, ILEX and Ocean Systems, and is being amortized over 40 years resulting in a charge of $7.6 million per annum. Based upon preliminary estimates of fair value, the acquisition of STS resulted in no goodwill being recorded since the purchase price was equal to the fair value of net assets acquired. The preliminary purchase price allocation for SPD also includes an adjustment of $5.0 million to intangible assets to reflect the estimated value of acquired identifiable intangibles which are being amortized over 15 years resulting in a change of $0.3 million per annum.

   Adjustments to costs and expenses in the pro forma statements of operations relating to the 1998 Acquisitions were comprised of the following:


                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,         YEAR ENDED
                                                               ---------------------    DECEMBER 31,
                                                                  1998        1997          1997
                                                               ---------   ---------   -------------
                                                                           (in millions)
  (a) Amortization expense of estimated intangibles,
      primarily purchase cost in excess of net assets
      acquired .............................................    $  3.4      $  5.9        $  7.9
  (b) Elimination of goodwill amortization expense included
      in the historical financial statements for the 1998
      Acquisitions .........................................      (1.4)       (3.0)         (3.7)
  (c) Estimated rent expense on the Sylmar facility of
      Ocean Systems which was not acquired by L-3
      Communications .......................................       0.3         0.9           1.1
  (d) Elimination of depreciation expense on buildings and
      improvements on the Sylmar facility of Ocean Systems
      which was not acquired by L-3 Communications .........      (0.1)       (0.3)         (0.3)
                                                                ------      ------        ------
   Total increase to costs and expenses ....................    $  2.2      $  3.5        $  5.0
                                                                ======      ======        ======

   The preliminary purchase price allocations for SPD and Ocean Systems include estimated increases to contracts in process of $2.0 million and $3.4 million, respectively, related to valuing certain work-in-process and finished goods inventory at their fair values. In addition, the preliminary purchase price allocation for Ocean Systems includes an estimated $5.1 million adjustment relating to a reduction of contracts in process resulting from valuing acquired contracts in process at contract price, less the estimated cost to complete and an allowance for normal profit margin on the Company's effort to complete such contracts. The non-recurring charges to income resulting from the above mentioned contracts in process adjustment are not material to the pro forma statement of operations. The effects on the balance sheet of these adjustments are included in the historical balance sheet of the Company as of September 30, 1998.

5. On June 30, 1997, SPD acquired all of the outstanding stock of PPI and subsidiaries. The PPI acquisition was financed principally by SPD bank borrowings. SPD accounted for the PPI acquisition as a purchase and the results of operations of PPI are included in the consolidated SPD historical financial statements from the date of acquisition. The adjustments related to SPD's financing of its PPI acquisition and the related purchase price allocation are included in the pro forma adjustments discussed in Notes 4 and 6.

   The pro forma statement of operations for the nine months ended September 30, 1997 includes the following data for SPD and PPI.

                                                                             PPI                 SPD
                                                                          SIX MONTHS         NINE MONTHS
                                                             SPD            ENDED               ENDED
                                                         HISTORICAL     JUNE 30, 1997     SEPTEMBER 30, 1997
                                                        ------------   ---------------   -------------------
                                                                             (in millions)
   Sales ............................................       $85.3           $39.9               $125.2
   Costs and expenses ...............................        71.5            35.3                106.8
                                                            -----           -----               ------
    Operating income. ...............................        13.8             4.6                 18.4
   Interest and investment income (expense) .........          --              --                   --
   Interest expense .................................         2.6             0.1                  2.7
                                                            -----           -----               ------
    Income before income taxes . ....................        11.2             4.5                 15.7
   Income tax provision . ...........................         3.9             1.0                  4.9
                                                            -----           -----               ------
    Net income ......................................       $ 7.3           $ 3.5               $ 10.8
                                                            =====           =====               ======

   The pro forma statement of operations for the year ended December 31, 1997 includes the following data for SPD and PPI.

                                                                             PPI
                                                                          SIX MONTHS             SPD
                                                             SPD            ENDED            YEAR ENDED
                                                         HISTORICAL     JUNE 30, 1997     DECEMBER 31, 1997
                                                        ------------   ---------------   ------------------
                                                                            (in millions)
   Sales ............................................      $130.0           $39.9              $169.9
   Costs and expenses ...............................       106.9            35.3               142.2
                                                           ------           -----              ------
    Operating income. ...............................        23.1             4.6                27.7
   Interest and investment income (expense) .........          --              --                  --
   Interest expense .................................         4.8             0.1                 4.9
                                                           ------           -----              ------
    Income before income taxes . ....................        18.3             4.5                22.8
   Income tax provision . ...........................         6.4             1.0                 7.4
                                                           ------           -----              ------
    Net income ......................................      $ 11.9           $ 3.5              $ 15.4
                                                           ======           =====              ======

6. The Financing Transactions included (i) the proceeds from the sale by Holdings of 6.9 million shares of its common stock in the IPO for $22 per share or $139.5 million, after underwriting discounts and commissions and expenses of $12.3 million, (ii) the sale by L-3 Communications Corporation of the May 1998 Notes, whose proceeds amounted to $173.8 million after debt issuance costs of $6.2 million and (iii) the amendment of L-3 Communications Corporation's Senior Credit Facilities to increase the borrowings available thereunder to $385.0 million from $200.0 million. The net proceeds from the Financing Transactions of $313.3 million have been used to (i) prepay all $171.0 million of borrowings outstanding under the term loan facilities and (ii) finance $142.3 million of the aggregate purchase prices of the 1998 Acquisitions (see Note 2 above). The IPO and the sale of the May 1998 Notes were completed on May 22, 1998 and the amendment to the Senior Credit Facilities was completed on August 19, 1998. The effect of the Financing Transactions is included in the Company's historical balance sheet as of September 30, 1998.


7. Adjustments to the pro forma statements of operations for the Financing Transactions include the elimination of historical interest income of $2.3 million, $0.6 million and $1.3 million for the nine months ended September 30, 1998 and 1997 and the year ended December 31, 1997, respectively, to reflect the use of cash on hand to partially finance the aggregate purchase price of the 1998 Acquisitions.

   Assuming the Financing Transactions were completed on January 1, 1997, pro forma interest expense for the nine months ended September 30, 1998 and 1997 and the year ended December 31, 1997 would have increased by $0.8 million, $8.5 million and $9.7 million, respectively. The details of interest expense, after the Financing Transactions follow:


                                                          NINE MONTHS ENDED   NINE MONTHS ENDED    YEAR ENDED
                                                            SEPTEMBER 30,       SEPTEMBER 30,     DECEMBER 31,
                                                                 1998                1997             1997
                                                         ------------------- ------------------- -------------
                                                                             (in millions)
   Interest on the 1997 Notes (as defined later in
    this prospectus) (10.375% on $225.0 million)........        $17.5               $17.5            $23.3
   Interest on the May 1998 Notes (8.50% on
    $180.0 million).....................................         11.5                11.5             15.3
   Interest on borrowings under Senior Credit
    Facilities (8.0% on $155.0 million).................          9.3                 9.3             12.4
   Commitment fee of 0.4% on unused portion
    of Senior Credit Facilities (0.4% on
    $203.3 million).....................................          0.6                 0.6              0.9
   Amortization of deferred debt issuance costs ........          2.2                 2.2              3.0
                                                                -----               -----            -----
   Total pro forma interest expense ....................        $41.1               $41.1            $54.9
                                                                =====               =====            =====

8. Assuming the Notes Offering was completed on January 1, 1997, pro forma interest expense after the Financing Transactions for the nine months ended September 30, 1998 and 1997 and the year ended December 31, 1997 would have increased by $3.7 million, $3.7 million and $4.9 million, respectively. The details of pro forma interest expense, after the Notes Offering follow:



                                                          NINE MONTHS ENDED   NINE MONTHS ENDED    YEAR ENDED
                                                            SEPTEMBER 30,       SEPTEMBER 30,     DECEMBER 31,
                                                                 1998                1997             1997
                                                         ------------------- ------------------- -------------
                                                                             (in millions)
   Interest on the 1997 Notes (10.375% on
    $225.0 million).....................................        $17.5               $17.5            $23.3
   Interest on the May 1998 Notes (8.50% on
    $180.0 million).....................................         11.5                11.5             15.3
   Interest on the December 1998 Notes (8.0% on
    $200.0 million).....................................         12.0                12.0             16.0
   Commitment fee of 0.4% on unused portion of
    Senior Credit Facilities (0.4% on
    $358.3 million).....................................          1.0                 1.0              1.5
   Amortization of deferred debt issuance costs ........          2.8                 2.8              3.7
                                                                -----               -----            -----
   Total pro forma interest expense ....................        $44.8               $44.8            $59.8
                                                                =====               =====            =====

   The Notes Offering was completed on December 11, 1998. The pro forma statements of operations do not reflect interest income on the $43.5 million pro forma cash balance at September 30, 1998 after the Notes Offering.


9. The pro forma adjustments for the Notes Offering to the balance sheet as of September 30, 1998, include (i) a net increase to long-term debt of $45.0 million reflecting the $200.0 million of December 1998 Notes issued in the Notes Offering, and the repayment of $155.0 million of borrowings outstanding under the Senior Credit Facilities with the net proceeds of the December 1998 Notes, (ii) an increase of $7.2 million to other assets representing the bond discount of $0.6 million and underwriting discounts and commissions and other estimated expenses associated with the Notes Offering of $6.6 million which will be deferred and amortized to interest expense over the term of the December 1998 Notes and (iii) an increase to cash and cash equivalents of $37.8 million representing the remaining net proceeds after the repayment of the borrowings outstanding under the Senior Credit Facilities and the payment of the bond discount, underwriting discounts and commissions and other estimated expenses associated with the Notes Offering.


10. The pro forma adjustments were tax-effected, as appropriate, using a statutory (federal, state and foreign) tax rate of 39.0%.

11. Pro forma basic earnings per common share are computed based upon the weighted-average shares of common stock outstanding. Pro forma diluted earnings per common stock are computed based upon: (a) the weighted average shares of common stock and potential common stock outstanding, to the extent the potential common stock is not anti-dilutive, giving effect to the IPO; and (b) an assumed average market price of common stock for all periods between January 1, 1997 and December 31, 1997 of $22.00 per share based on the IPO price and of $28.64 per share for the nine months ended September 30, 1998 based on the IPO price of $22.00 for the period January 1, 1998 to May 19, 1998 (the date of the IPO) and actual average market prices of Holdings' common stock for the period May 20, 1998 to September 30, 1998, were used for the assumed purchase of common shares for treasury.

                        SELECTED FINANCIAL INFORMATION

     The selected unaudited pro forma data as of September 30, 1998, for the nine months ended September 30, 1998 and 1997 and for the year ended December 31, 1997 have been derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma condensed statement of operations and other data reflect the L-3 Acquisition, the 1998 Acquisitions, the Financing Transactions and the Notes Offering as if such transactions had occurred on January 1, 1997. The unaudited pro forma condensed balance sheet data reflect the Notes Offering as if it had occurred on September 30, 1998.

     The selected consolidated (combined) financial data as of December 31, 1997, 1996 and 1995 and for the nine months ended December 31, 1997, the three months ended March 31, 1997 and the years ended December 31, 1996, 1995 and 1994 have been derived from the audited financial statements for the respective periods. The selected historical consolidated (combined) financial data as of and for the periods ended September 30, 1998, December 31, 1993 and March 31, 1993 have been derived from the unaudited financial statements of the Company (Predecessor Company). In the opinion of management, such unaudited financial statements reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the results of operations and financial position as of the date of and for the period presented. The results of operations for the nine months ended September 30, 1998 may not be indicative of results for the full year. The unaudited pro forma condensed financial information may not be indicative of the financial position and results of operations of the Company that actually would have occurred had the Transactions been in effect on the dates indicated or the financial position and results of operations that may be obtained in the future.

     The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Consolidated (Combined) Financial Statements of the Company (Predecessor Company) and the Loral Acquired Businesses and the unaudited pro forma condensed consolidated financial information included elsewhere herein. Prior to April 1, 1996, the Predecessor Company was only comprised of Communication Systems -- East.



                                                                COMPANY
                                  -------------------------------------------------------------------
                                        PRO FORMA                             NINE           NINE
                                    NINE MONTHS ENDED       PRO FORMA        MONTHS         MONTHS
                                      SEPTEMBER 30,        YEAR ENDED        ENDED          ENDED
                                  ----------------------  DECEMBER 31,   SEPTEMBER 30,     DEC. 31,
                                      1998        1997        1997          1998(1)        1997(2)
                                  ------------ --------- -------------- --------------- -------------
                                                  (in millions except per share data)
STATEMENT OF OPERATIONS DATA:
Sales ...........................  $    834.5   $758.7     $ 1,063.9       $   708.3      $ 546.5
Operating income ................        70.0     49.1          82.0            63.6         51.5(6)
Interest expense, net(7)  . .....        44.8     44.8          59.8            32.9         28.5
Provision (benefit) for
 income taxes(7) ................        10.1     (0.6)          5.8            12.0         10.7
Net income (loss) ...............        15.1      4.9          16.4            18.7         12.3(6)
Earnings (loss) per
 common share
 Basic ..........................  $     0.55   $ 0.18     $    0.61       $    0.78      $  0.62(5)
 Diluted ........................        0.53     0.18          0.59            0.75         0.61(5)
Weighted average
 common shares
 outstanding
 Basic ..........................        27.4     26.9          26.9            23.9         20.0
 Diluted ........................        28.6     27.6          27.7            25.0         20.0
BALANCE SHEET DATA (AT
 PERIOD END):
Working capital .................  $    178.8                              $   141.0      $ 131.8
Total assets ....................     1,241.3                                1,196.3        703.4
Long-term debt ..................       605.0                                  560.0        392.0
Invested equity .................
Shareholders' equity ............       294.8                                  294.8        113.7
OTHER DATA:
EBITDA(8) .......................  $    102.5   $ 80.4     $   126.3       $    90.3      $  78.1
Net cash from
 (used in) operating
 activities .....................                                               48.2         73.9
Net cash (used in)
 investing activities ...........                                             (417.8)      (457.8)
Net cash from
 (used in) financing
 activities .....................                                              297.9        461.4
Depreciation expense ............        17.7     17.7          24.0            15.6         13.3
Amortization expense ............        14.8     13.6          20.3            11.1          8.9
Capital expenditures ............        14.8     15.6          23.0            12.7         11.9
Ratio of:
 EBITDA to cash
  interest
  expense(9)(10) ................         2.6x                   2.3x
 Net debt to
  EBITDA(10)(11) ................         3.8x                   4.4x



                                                        PREDECESSOR COMPANY
                                  ----------------------------------------------------------------
                                     THREE                                       NINE      THREE
                                     MONTHS                                     MONTHS    MONTHS
                                     ENDED        YEAR ENDED DECEMBER 31,       ENDED      ENDED
                                   MARCH 31,  -------------------------------  DEC.31,   MARCH 31,
                                      1997      1996(3)    1995(4)   1994(4)   1993(4)    1993(5)
                                  ----------- ----------- --------- --------- --------- ----------
                                           (in millions except per share data)
STATEMENT OF OPERATIONS DATA:
Sales ...........................   $ 158.9    $   543.1   $166.8    $ 218.9   $200.0      $67.8
Operating income ................       7.9         43.7      4.7        8.4     12.4        5.1
Interest expense, net(7)  . .....       8.4         24.2      4.5        5.5      4.1
Provision (benefit) for
 income taxes(7) ................      (0.2)         7.8      1.2        2.3      3.8        2.0
Net income (loss) ...............      (0.3)        11.7     (1.0)       0.6      4.5        3.1
Earnings (loss) per
 common share
 Basic ..........................
 Diluted ........................
Weighted average
 common shares
 outstanding
 Basic ..........................
 Diluted ........................
BALANCE SHEET DATA (AT
 PERIOD END):
Working capital .................              $    98.8   $ 21.1    $  19.3   $ 24.7      $22.8
Total assets ....................                  593.3    228.5      233.3    241.7       93.5
Long-term debt ..................
Invested equity .................                  473.6    194.7      199.5    202.0       59.9
Shareholders' equity ............
OTHER DATA:
EBITDA(8) .......................   $  15.7    $    71.8   $ 16.3    $  19.9   $ 23.4      $ 7.0
Net cash from
 (used in) operating
 activities .....................     (16.3)        30.7      9.3       21.8
Net cash (used in)
 investing activities ...........      (4.3)      (298.0)    (5.5)      (3.7)
Net cash from
 (used in) financing
 activities .....................      20.6        267.3     (3.8)     (18.1)
Depreciation expense ............       4.5         14.9      5.5        5.4      6.1        1.8
Amortization expense ............       3.3         13.2      6.1        6.1      4.9        0.1
Capital expenditures ............       4.3         13.5      5.5        3.7      2.6        0.8
Ratio of:
 EBITDA to cash
  interest
  expense(9)(10) ................
 Net debt to
  EBITDA(10)(11) ................

                                                   (Footnotes on following page)

---------
(1) Includes the results of operations of the 1998 Acquisitions from their respective effective dates of acquisition.

(2)  Reflects the L-3 Acquisition effective April 1, 1997.

(3) Reflects ownership of Loral's Communication Systems -- West and Specialized Communication Products businesses commencing April 1, 1996.

(4) Reflects ownership of Communication Systems -- East by Lockheed Martin effective April 1, 1993.

(5) Reflects ownership of Communications Systems -- East by GE Aerospace. The amounts shown herein include only those amounts as reflected in the financial records of Communications Systems -- East.

(6) Includes a nonrecurring, noncash compensation charge of $4.4 million ($0.22 per share) related to the initial capitalization of the Company, effective April 1, 1997.

(7) For periods prior to April 1, 1997, interest expense and income tax (benefit) provision were allocated from Lockheed Martin.

(8) EBITDA is defined as operating income plus depreciation expense and amortization expense (excluding the amortization of deferred debt issuance costs) and the nonrecurring, noncash compensation charge of $4.4 million ($0.22 per share) recorded on April 1, 1997. EBITDA is not a substitute for operating income, net income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. EBITDA is presented as additional information because management believes it to be a useful indicator of the Company's ability to meet debt service and capital expenditure requirements.

(9) For purposes of this computation, cash interest expense consists of pro forma interest expense excluding amortization of deferred debt issuance costs.

(10) The ratios at September 30, 1998 are based on the results of operations for the twelve-month period ended September, 1998. The pro forma ratios at September 30, 1998 have been calculated by adding the pro forma EBITDA and pro forma cash interest expense for the nine months ended September 30, 1998 and the three months ended December 31, 1997. For purposes of computing pro forma EBITDA for the three months ended December 31, 1997, pro forma operating income, depreciation expense and amortization expense would have been $32.9 million, $6.3 million and $6.7 million, respectively. Pro forma cash interest expense for the twelve-month period ended September 30, 1998 and the year ended December 31, 1997 both would have been $56.1 million.

(11) Net debt is defined as long-term debt plus current portion of long-term debt less cash and cash equivalents.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION


GENERAL

     The Company is a leading merchant supplier of sophisticated secure communication systems and specialized communication products including secure, high data rate communication systems, microwave components, avionics and ocean systems, telemetry, instrumentation and space products. These systems and products are critical elements of virtually all major communication, command and control, intelligence gathering and space systems. The Company's systems and specialized products are used to connect a variety of airborne, space, ground-and sea-based communication systems and are incorporated into the transmission, processing, recording, monitoring and dissemination functions of these communication systems. The Company's customers include the United States department of defense (the "DoD"), selected United States government (the "Government") intelligence agencies, major aerospace/defense prime contractors, foreign governments and commercial customers.

     All domestic government contracts and subcontracts of the Company are subject to audit and various cost controls, and include standard provisions for termination for the convenience of the Government. Multi-year Government contracts and related orders are subject to cancellation if funds for contract performance for any subsequent year become unavailable. Foreign government contracts generally include comparable provisions relating to termination for the convenience of the relevant foreign government.

     The defense industry has undergone significant changes precipitated by ongoing federal budget pressures and new roles and missions to reflect changing strategic and tactical threats. Since the mid-1980's, the overall U.S. defense budget has declined in real dollars. In response, the DoD has focused its resources on enhancing its military readiness, joint operations and the value-added capability of digital command and control communications by incorporating advanced electronics to improve the performance, reduce operating costs and extend the life expectancy of its existing and future platforms. The emphasis on system interoperability, force multipliers and providing battlefield commanders with real-time data is increasing the electronics content of nearly all of the major military procurement and research programs. As a result, the DoD's budget for communications and defense electronics is expected to grow.


 ACQUISITION HISTORY/RECENT DEVELOPMENTS

     The Company was formed to acquire substantially all of the assets of (i) nine business units previously purchased by Lockheed Martin as part of its acquisition of Loral in April 1996 (the "Loral Acquired Businesses") which include eight business units of Loral ("Specialized Communications Products") and one business unit purchased by Loral as part of its acquisition of the Defense Systems business of Unisys Corporation ("Unisys") in May 1995 ("Communications System -- West"), and (ii) one business unit purchased by Lockheed Martin as part of its acquisition of the aerospace business of General Electric Company in April 1993 ("Communication Systems -- East"). Collectively, the Loral Acquired Businesses and Communications Systems -- East comprise the "Predecessor Company" or "Businesses".

     During the first quarter of 1998, the Company purchased the assets of Ocean Systems for $67.5 million of cash, the assets of ILEX for $51.9 million of cash, subject to adjustment based on closing net assets and additional consideration based on post-acquisition performance of ILEX, and the assets of STS for $27.0 million in cash, subject to adjustment based upon closing net assets.

     SPD Technologies, Inc. On August 13, 1998, the Company acquired all of the outstanding common stock of SPD for $230.0 million in cash, subject to certain post-closing adjustments. SPD is the major supplier to the United States Navy for subsystems that manage, control, distribute, protect and condition electrical power in surface ships and submarines. SPD's major products include electronic solid state protection products, switchgear, high-speed transfer switches, fault isolation units, frequency converters and inverters, voltage transformers and uninterruptible power supply systems. SPD's products are installed in every nuclear submarine, aircraft carrier and surface platform operated by the United States Navy. SPD also provides shipboard communications and control as well as support service for installed products. The acquisition was financed using cash from operations and borrowings under the Senior Credit Facilities.

     Other Acquisitions. Additionally, during the nine months ended September 30, 1998, the Company purchased five other companies for an aggregate purchase price of $24.8 million of cash, before adjustments, as appropriate, based on closing date net assets and additional consideration based on post-acquisition performance. The historical impact of these five other acquisitions individually or in the aggregate was not material to the results of operations or financial position of the Company.


     On November 12, 1998, L-3 Communications acquired all of the outstanding stock of DBS Microwave, Inc. ("DBS") for $13.0 million of cash, of which $3.0 million was paid prior to September 30, 1998, subject to adjustment based on closing net assets, as defined. The acquisition was financed with borrowings under the Senior Credit Facilities.


     On December 17, 1998, L-3 Communications acquired all of the outstanding stock of Electrodynamics Inc. from Carpenter Technology Corporation for $21.5 million in cash, subject to adjustment based on closing net assets, as defined. The acquisition was financed by cash on hand and with borrowings under the Senior Credit Facilities.


     Microdyne Corporation. On December 3, 1998, the Company signed an agreement to acquire all of the outstanding common stock of Microdyne for approximately $90.0 million in cash, including the repayment of Microdyne's debt. Pursuant to the acquisition agreement, a subsidiary of L-3 Communications has purchased 91.9% of the common stock of Microdyne in a cash tender offer. We expect to complete the merger of Microdyne with this subsidiary in early 1999. Microdyne is a leading global developer and manufacturer of aerospace telemetry receivers, secure communications and technical support services, including specialized telemetry high-frequency radios used in aerospace and satellite communications for data gathering and analysis. Microdyne also provides products for the government and commercial signal intelligence markets and support and repair services for electronic products companies. Microdyne's aerospace telemetry products will enable us to provide integrated solutions to our space customers' requirements for command, control, telemetry and tracking. The purchase of shares of Microdyne common stock was financed using available cash and borrowings under the Senior Credit Facilities. See "--Liquidity and Capital Resources".


RESULTS OF OPERATIONS


     The following information should be read in conjunction with the Company's Condensed Consolidated Financial Statements and Consolidated (Combined) Financial Statements and the notes thereto included in this prospectus, which reflect the Company's results of operations from the effective date of the L-3 Acquisition, April 1, 1997, and also include the results of operations of SPD, Ocean Systems, ILEX and STS from the respective effective dates of each of those acquisitions. Accordingly, the results of operations presented below exclude the results of operations of the 1998 Acquisitions for periods prior to their effective dates.


     The financial statements also reflect the results of operations of the Predecessor Company for the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995, which include the results of operations of the Loral Acquired Businesses beginning on April 1, 1996, the effective date of that acquisition by the Predecessor Company. The results of operations for the year ended December 31, 1996 include the results of operations of the Loral Acquired Businesses for the nine months from April 1, 1996 to December 31, 1996. The results of operations for the year ended December 31, 1995 and the period from January 1 to March 31, 1996 only comprise the results of operations of Communications Systems -- East. Accordingly, changes between (i) the nine months ended September 30, 1998 and the nine months ended September 30, 1997,
(ii) the year ended December 31, 1997 and the year ended December 31, 1996 and
(iii) the year ended December 31, 1996 and the year ended December 31, 1995 are significantly affected by the timings of the 1998 Acquisitions, L-3 Acquisition and Loral Acquired Businesses acquisition. Furthermore, operating income of the Company and the Predecessor Company are not directly comparable between periods indicated as a result of the effects of valuation of assets and liabilities recorded in accordance with Accounting Principles Board Opinion No. 16 ("APB 16") by the Company and the Predecessor Company for the purchase accounting of the L-3 Acquisition and Loral Acquired Businesses acquisition. Interest expense and income taxes expense for the periods are also not comparable and the impact of interest expense and income tax expense on the Company is discussed below.

     The results of operations of the Predecessor Company for the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995, include certain costs and expenses allocated by Lockheed Martin for corporate office expenses based primarily on the allocation methodology prescribed by government regulations pertaining to government contractors. Interest expense was allocated based on Lockheed Martin's actual weighted average consolidated interest rate applied to the portion of the beginning of the year invested equity deemed to be financed by consolidated debt based on Lockheed Martin's debt to equity ratio on such date. The provision (benefit) for income taxes was allocated to the Predecessor Company as if it were a separate taxpayer, calculated by applying statutory rates to reported pre-tax income after considering items that do not enter into the determination of taxable income and tax credits related to the Predecessor Company. Also, pension and post-employment benefit costs were allocated based on employee headcount. Accordingly, the results of operations and financial position hereinafter of the Predecessor Company may not be the same as would have occurred had the Predecessor Company been an independent entity.

 NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997

     The results of operations for the nine months ended September 30, 1997 (the "1997 Nine-Month Period") were obtained by combining, without adjustment, the historical results of operations of the Predecessor Company for the three months ended March 31, 1997 with the historical results of operations of the Company for the six-month period ended September 30, 1997. Changes between periods for the nine months ended September 30, 1998 (the "1998 Nine-Month Period") and the 1997 Nine-Month Period are affected by the timing of the L-3 Acquisition and the 1998 Acquisitions.

     The following table sets forth selected income statement data for the Company and the Predecessor Company for the periods indicated.


                                                                    NINE MONTHS ENDED SEPTEMBER 30, 1997
                                                                   ---------------------------------------
                                                                                    PREDECESSOR
                                                       COMPANY         COMPANY        COMPANY
                                                     NINE MONTHS      SIX MONTHS    THREE MONTHS
                                                        ENDED           ENDED          ENDED
                                                    SEPTEMBER 30,   SEPTEMBER 30,    MARCH 31,
                                                         1998            1997           1997      COMBINED
                                                   --------------- --------------- ------------- ---------
                                                           (in millions, except per share amounts)
Sales ............................................     $ 708.3         $ 342.8        $ 158.9     $ 501.7
                                                       -------         -------        -------     -------
Operating income .................................        63.6            28.6            7.9        36.5
Interest expense, net ............................        32.9            19.2            8.4        27.6
Income tax expense (benefit) .....................        12.0             5.4           (0.2)        5.2
                                                       -------         -------        -------     -------
Net income (loss) ................................     $  18.7         $   4.0        $  (0.3)    $   3.7
                                                       =======         =======        =======     =======
Earnings per share:
 Basic ...........................................     $  0.78
 Diluted .........................................     $  0.75
Weighted average shares outstanding:
 Basic ...........................................        23.9
 Diluted .........................................        25.0
Depreciation and amortization expenses included in
 operating income ................................     $  26.7         $  17.5        $   7.8     $  25.3
EBITDA(1) ........................................     $  90.3         $  46.1        $  15.7     $  61.8

----------
(1) EBITDA is defined as operating income plus depreciation expense and amortization expense (excluding the amortization of debt issuance costs) and the nonrecurring, noncash compensation charge. EBITDA is not a substitute for operating income, net income or cash flows from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. EBITDA is presented as additional information because the Company believes it to be a useful indicator of the Company's ability to meet debt service and capital expenditure requirements.

     Sales increased by $206.6 million to $708.3 million for the 1998 Nine-Month Period from $501.7 million for the 1997 Nine-Month Period. Operating income for the 1998 Nine-Month Period increased by $27.1 million to $63.6 million from $36.5 million in the 1997 Nine-Month Period. Net income increased by $15.0 million to $18.7 million from $3.7 million in the 1997 Nine-Month Period.


     The 1998 Acquisitions contributed sales of $166.1 million to the 1998 Nine-Month Period. The remaining increase during the 1998 Nine-Month Period was primarily attributable to an increase in production and shipments on the CHBDL, Raptor and UAV programs and increased sales volumes on STE, aviation recorders, display systems and RF safety and monitoring products, partially offset by lower sales volume on commercial telecommunications products. Sales for the 1997 Nine-Month Period also included $1.8 million of sales from the Hycor business which was sold in 1997 (see Note 6 to the Consolidated (Combined) Financial Statements as of December 31, 1997).


     Operating income as a percentage of sales ("operating margin") increased to 9.0% for the 1998 Nine-Month Period from 7.3% for the 1997 Nine-Month Period. The increase in operating income for the 1998 Nine-Month Period is principally attributable to (i) improved margins on sales of space communications and military communication systems, aviation recorders and display systems and increased sales volume on higher margin RF safety and monitoring products, partially offset by lower sales volume on commercial telecommunications products and lower margins from the STS acquired business,
(ii) the negative impact on operating income for the 1997 Nine-Month Period from the non-recurring, noncash compensation charge of $4.4 million ($0.22 per share) recorded effective April 1, 1997, related to the initial capitalization of the Company and (iii) losses incurred during the 1997 Nine-Month Period by the Predecessor Company on three programs at Communication Systems -- East. The 1998 Acquisitions contributed $10.1 million of operating income to the 1998 Nine-Month Period. Excluding the non-recurring, noncash compensation charge, operating margin for the 1997 Nine-Month Period was 8.2%.


     EBITDA for the 1998 Nine-Month Period increased by $28.5 million to $90.3 million from $61.8 million in the 1997 Nine-Month Period. EBITDA as a percentage of sales ("EBITDA margin") increased to 12.7% for the 1998 Nine-Month Period from 12.3% for the 1997 Nine-Month Period. The increases in EBITDA and EBITDA margin were primarily attributable to the items affecting the trends in operating income between the 1998 Nine-Month Period and the 1997 Nine-Month Period discussed above, excluding the non-recurring, noncash compensation charge which is not included in EBITDA.


     Interest expense, net for the Company for the 1998 Nine-Month Period was $32.9 million, compared to $27.6 million in the 1997 Nine-Month Period for the Company and the Predecessor Company combined. The increase was attributable to higher average outstanding debt balances during the 1998 Nine-Month Period, partially offset by higher interest income for the 1998 Nine-Month Period.


     The effective income tax rate of the Company for the 1998 Nine-Month Period was 39.1%, reflecting the estimated effective income tax rate for the year ended December 31, 1998. The effective tax rate for the 1997 Nine-Month Period for the Company and the Predecessor Company combined was 58.0%, and was significantly impacted by the $4.4 million ($0.22 per share) non-recurring, noncash compensation charge recorded effective April 1, 1997 and the Predecessor Company's amortization of costs in excess of net assets acquired for the three months ended March 31, 1997, both of which were not deductible for income tax purposes.

 YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996


     The following table sets forth selected statement of operations data for the Company and the Predecessor Company for the periods indicated.



                                              COMPANY                            PREDECESSOR COMPANY
                                          --------------   ----------------------------------------------------------------
                                            NINE MONTHS      NINE MONTHS     THREE MONTHS     THREE MONTHS         YEAR
                                               ENDED            ENDED            ENDED            ENDED           ENDED
                                           DECEMBER 31,     DECEMBER 31,       MARCH 31,        MARCH 31,      DECEMBER 31,
                                               1997             1996             1997             1996             1996
                                          --------------   --------------   --------------   --------------   -------------
                                                                             (in millions)
Sales .................................       $546.5           $501.9           $158.9           $ 41.2           $543.1
Costs and expenses ....................        490.6            459.9            151.0             39.5            499.4
Noncash compensation charge ...........          4.4               --               --               --               --
Operating income ......................         51.5             42.0              7.9              1.7             43.7
Interest expense, net .................         28.5             22.2              8.4              2.0             24.2
Income (loss) before income taxes .....         23.0             19.8             (0.5)            (0.3)            19.5
Income tax provision (benefit) ........         10.7              7.6             (0.2)             0.2              7.8
Net income (loss) .....................         12.3             12.2             (0.3)            (0.5)            11.7

     Sales for the nine months ended December 31, 1997 as compared to the corresponding period in 1996 increased by $44.6 million, of which $30.5 million is attributable to the Loral Acquired Businesses and $14.1 million to Communication Systems -- East. The increase in sales is attributable to increased volume in sales of microwave components, CHBDL, UAV programs, F-14 display system contract, power supplies and P3-C Repair Depot.

     Operating income for the nine months ended December 31, 1997 as compared to the corresponding period in 1996 increased by $9.5 million. The net increase was comprised of increases of $5.8 million attributable to the Loral Acquired Businesses and $8.1 million to Communication Systems -- East, partially offset by a nonrecurring, noncash compensation charge of $4.4 million ($0.22 per share) recorded effective April 1, 1997, related to the initial capitalization of L-3. The increase in operating income for the nine months ended December 31, 1997 is attributable to increased sales, improved operating performance on sales of aviation recorders, passive microwave components and display systems, the GEMnet product-line and P3-C Repair Depot sales, partially offset by $3.3 million of cost of sales related to ongoing certification efforts for the Company's Explosive Detection System ("EDS") contract and lower sales volume on the U-2 Program.

     Sales and operating income for the three months ended March 31, 1997 increased by $117.7 million and $6.2 million, respectively, as compared to the corresponding period in 1996. The increases are attributable to the acquisition of the Loral Acquired Businesses, offset by losses incurred on three programs by Communication Systems -- East.

     Sales and operating income of the Hycor business which was sold in 1997 for the three months ended March 31, 1997 and the year ended December 31, 1996 were $1.8 million and $0.0 million and $7.5 million and $0.3 million, respectively (see Note 6 to the Consolidated (Combined) Financial Statements).

     Interest expense, net for the nine months ended December 31, 1997 was $28.5 million representing interest expense on the Company's outstanding borrowings (see Note 8 to Consolidated (Combined) Financial Statements as of December 31, 1997), and amortization of debt issuance costs, less interest income of $1.4 million. Interest expense for the three months ended March 31, 1997 and the prior period was $8.4 million and $24.2 million, respectively, and was allocated to the Predecessor Company by applying Lockheed Martin's weighted average consolidated interest rate to the portion of the Predecessor Company's invested equity account deemed to be financed by Lockheed Martin's consolidated debt. The increase in interest expense reflects the Company's higher interest rates on its third party debt, as compared to the interest rate utilized to calculate interest expense by the Predecessor Company.

     The income tax provision for the nine months ended December 31, 1997 reflects the Company's effective income tax rate of 46.5%, which was significantly impacted by the noncash compensation charge of $4.4 million which is not deductible for income tax purposes. For the three months ended March 31, 1997 and in the prior period, income taxes were allocated to the Predecessor Company by

Lockheed Martin and the effective income tax rate was significantly impacted by amortization of costs in excess of net assets acquired, which were not deductible for income tax purposes. See Note 11 to Consolidated (Combined) Financial Statements as of December 31, 1997.


SUPPLEMENTAL ANALYSIS OF ANNUAL RESULTS OF OPERATIONS OF THE COMPANY AND THE
   PREDECESSOR COMPANY

     As noted above, the Company's financial statements reflect operations since the effective date of the L-3 Acquisition, April 1, 1997, and the results of operations for the year ended December 31, 1996 represent the results of operations of the Predecessor Company, and include the results of operations of the Loral Acquired Businesses beginning on April 1, 1996, the effective date of that acquisition. Accordingly, changes between periods for the year ended December 31, 1997 to the year ended December 31, 1996 of the Predecessor Company are significantly affected by the timing of these acquisitions. To enable investors to better assess the trends in the results of operations and to facilitate comparisons, the following presentation of results of operations for the year ended December 31, 1997 were obtained by aggregating, without adjustment, the historical results of operations of the Predecessor Company for the period from January 1, 1997 through March 31, 1997 with the historical results of operations of the Company for the nine months period from April 1, 1997 through December 31, 1997 (together the "1997 period"), and the results of operations for the year ended December 31, 1996 were obtained by aggregating, without adjustments, the historical results of operations of the Predecessor Company for the year ended December 31, 1996 with the historical results of operations of the Loral Acquired Businesses for the period from January 1, 1996 through March 31, 1996 (together the "1996 period"). All the historical results were derived from the audited financial statements for respective periods included herein.

     The following table sets forth historical selected statement of operations data for the Company, Predecessor Company and the Loral Acquired Businesses for the periods indicated and the related calendar year results of operation data derived therefrom.



                                                  PREDECESSOR                 PREDECESSOR     LORAL ACQUIRED
                                   COMPANY          COMPANY                     COMPANY         BUSINESSES
                               --------------   --------------               -------------   ---------------
                                 NINE MONTHS     THREE MONTHS                     YEAR         THREE MONTHS
                                    ENDED            ENDED                       ENDED            ENDED
                                DECEMBER 31,       MARCH 31,        1997      DECEMBER 31,      MARCH 31,         1996
                                    1997             1997          PERIOD         1996             1996          PERIOD
                               --------------   --------------   ---------   -------------   ---------------   ---------
                                                                     (in millions)
Sales ......................       $546.5           $158.9        $705.4         $543.1           $132.2        $675.3
Costs and expenses .........        490.6            151.0         641.6          499.4            124.4         623.8
Noncash compensation
 charge ....................          4.4               --           4.4             --               --            --
                                   ------           ------        ------         ------           ------        ------
Operating income ...........       $ 51.5           $  7.9        $ 59.4         $ 43.7           $  7.8        $ 51.5
                                   ======           ======        ======         ======           ======        ======
EBITDA .....................       $ 78.1           $ 15.7        $ 93.8         $ 71.8           $ 12.8        $ 84.6
                                   ======           ======        ======         ======           ======        ======

     Sales for the 1997 period increased to $705.4 million from $675.3 million for the 1996 period. Operating income increased to $59.4 million in the 1997 period from $51.5 million in the 1996 period. Operating income is not directly comparable between the periods as a result of the effects of valuation of assets and liabilities in accordance with Accounting Principles Opinion No. 16.


     The sales increase in the 1997 period was primarily attributable to sales of the Loral Acquired
Businesses which increased by $18.1 million to $531.4 million in the 1997 period as compared to $513.3 million in the 1996 period. This sales increase was primarily attributable to increased sales volume on E2-C antenna program, the E2-C and F-14 display systems and passive microwave components, additional production and shipments on CHBDL and UAV programs, and partially offset by lower sales volume on the U-2 Program. Additionally, sales of Communication Systems -- East increased by $12.0 million to $174.0 million in the current period from $162.0 million in the 1996 period, and were primarily attributable to increased sales of power supplies, the GEMnet product line and the P3-C Repair Depot.

     Operating income increased by $7.9 million or 15.3% to $59.4 million in the 1997 period from $51.5 million in the 1996 period. Operating margin increased to 8.4% in the 1997 period as compared to 7.6% in the 1996 period. The increase in operating income was largely attributable to cost reductions, increased sales volume of the Loral Acquired Businesses and operating improvements at Communications Systems -- East. Operating income for the 1997 period also included (i) a nonrecurring, noncash compensation charge of $4.4 million ($0.22 per share) recorded effective April 1, 1997, related to the initial capitalization of L-3 and (ii) fourth quarter cost of sales of $3.3 million related to on-going certification efforts for the Company's EDS contract. Excluding the noncash compensation charge and the EDS costs, operating income would have been $67.1 million for the 1997 period and operating margin would have been 9.5%.

     EBITDA for the 1997 period increased by $9.2 million to $93.8 million from $84.6 million for the 1996 period. EBITDA margin increased to 13.3% for the 1997 period from 12.5% for the 1996 period. The increases in EBITDA and EBITDA margin were attributable to the items affecting the trends in operating income between the 1997 period and 1996 period discussed above.

 YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     The following table sets forth selected statement of operations data for the Predecessor Company for the periods indicated.



                                               PREDECESSOR COMPANY
                                                   YEAR ENDED
                                                  DECEMBER 31,
                                              ---------------------
                                                 1996        1995
                                              ---------   ---------
                                                  (in millions)
       Sales ..............................    $543.1      $166.8
       Costs and expenses .................     499.4       162.1
       Operating income ...................      43.7         4.7
       Net interest expense ...............      24.2         4.5
       Income before income taxes .........      19.5         0.2
       Income tax provision ...............       7.8         1.2
       Net income (loss) ..................      11.7        (1.0)

     The results of operations of the Loral Acquired Businesses are reflected in the results of operations of the Predecessor Company beginning on April 1, 1996, the effective date of that acquisition by Lockheed Martin. During 1996, sales increased to $543.1 million from $166.8 million in 1995. Operating income increased to $43.7 million compared with $4.7 million in 1995. Net income increased to $11.7 million as compared to a net loss of $1.0 million in 1995. The Loral Acquired Businesses contributed $13.6 million to net income for the year ended December 31, 1996.

     The sales increase in 1996 was attributable to the sales of the Loral Acquired Businesses which contributed $381.1 million of the increase. Sales of Communication Systems -- East decreased in 1996 by $4.8 million as compared to 1995 primarily due to lower volume on Aegis power supplies and SIGINT system production, partially offset by Local Management Device/Key Processor ("LMD/KP") production startup.

     The increase in 1996 operating income was largely attributable to the Loral Acquired Businesses, which contributed $36.9 million of the increase. Communication Systems -- East operating income in 1996 increased $2.2 million primarily due to improved operating performance on the Shipboard Telephone Communications ("STC-2") program partially offset by increased costs on the Space Station contract. Operating margin increased to 8.0% from 2.8%. This increase is attributable to the improvement in Communication Systems -- East noted above, higher contract margins and operating improvements in the Loral Acquired Businesses.

     Allocated interest expense increased to $24.2 million in 1996 from $4.5 million in 1995 due primarily to the acquisition of the Loral Acquired Businesses, which was assumed to be fully financed by debt, coupled with a higher debt-to-equity ratio used in the allocation for Communication Systems -- East. See Note 9 to Consolidated (Combined) Financial Statements.

     The effective income tax rate declined to 40% in 1996 as compared to 681% in 1995. The 1995 effective rate was significantly impacted by non-deductible amortization of costs in excess of net assets acquired. As a percentage of income subject to tax, such amortization declined significantly in 1996.

LIQUIDITY AND CAPITAL RESOURCES

     During the third quarter of 1998, the Senior Credit Facilities were amended to add the Revolving 364 Day Credit Facility (as defined later in this prospectus) of $185.0 million to the existing Revolving Credit Facility (as defined later in this prospectus) of $200.0 million. The Revolving 364 Day Credit Facility expires 364 days after the closing of the amendment, at which time L-3 Communications Corporation may (i) request that the creditors extend it for one additional 364-day period or (ii) exercise an option to convert any or all of the borrowings outstanding thereunder into term loans which amortize over a two-year period beginning March 31, 2001, and must be paid in full no later than March 31, 2003.

     The Revolving 364 Day Credit Facility together with L-3 Communications Corporation's Revolving Credit Facility, increased borrowings available to L-3 Communications Corporation, before reductions for outstanding letters of credit, to $385.0 million. At September 30, 1998, available borrowings under the Revolving Credit Facility and Revolving 364 Day Credit Facility were
$28.3 million and $175.0 million, respectively, after reductions for outstanding borrowings of $145.0 million and $10.0 million, respectively, and outstanding letters of credit drawn against the Revolving Credit Facility of approximately $26.7 million. After giving effect to the Notes Offering, available borrowings under the Senior Credit Facilities at September 30, 1998 on a pro forma basis would have been $385.0 million, before reductions for outstanding letters of credit.

     The Senior Credit Facilities, the December 1998 Notes, the May 1998 Notes and the 1997 Notes contain financial covenants, which remain in effect so long as any amount is owed or any commitment to lend exists thereunder by L-3 Communications Corporation. The financial covenants under the Senior Credit Facilities require that (i) L-3 Communications Corporation's debt ratio, as defined therein, be less than or equal to 5.00 for the quarter ended September 30, 1998, and that the maximum allowable debt ratio thereafter decline over time to less than or equal to 3.25 for the quarters ending September 30, 2002 and thereafter and (ii) L-3 Communications Corporation's interest coverage ratio, as defined therein, be at least 2.00 for the quarter ended September 30, 1998 and that the interest coverage ratio thereafter increase over time to at least 3.00 for any fiscal quarters ending September 30, 2002 and thereafter. As of September 30, 1998, L-3 Communications Corporation had been in compliance with these covenants at all times.

     The Company has a substantial amount of indebtedness. Based upon the current level of operations, management believes that the Company's cash flow from operations, together with available borrowings under the Senior Credit Facilities, will be adequate to meet its anticipated requirements for working capital, capital expenditures, research and development expenditures, program and other discretionary investments, interest payments and scheduled principal payments for the foreseeable future including at least the next three years. There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels or that currently anticipated improvements will be achieved. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required to sell assets, reduce capital expenditures, refinance all or a portion of its existing debt or obtain additional financing. The Company's ability to make scheduled principal payments, to pay interest on or to refinance its indebtedness depends on its future performance and financial results, which, to a certain extent, are subject to general conditions in or affecting the defense industry and to general economic, political, financial, competitive, legislative and regulatory factors beyond its control. There can be no assurance that sufficient funds will be available to enable the Company to service its indebtedness, including the 1997 Notes, the May 1998 Notes and the December 1998 Notes, or make necessary capital expenditures and program and discretionary investments.

     The Company has reached agreement or is in discussions regarding a number of potential acquisition opportunities and expects to use the Senior Credit Facilities to fund these transactions if the Company proceeds with them. If all of these potential acquisitions were consummated, they would require the Company to use all or substantially all of its currently available borrowing capacity, and perhaps seek additional borrowing capacity, in 1999. See "Risk Factors--Our Acquisition Strategy Involves Certain Risks" and "--We Have Discretion Over the use of Funds Raised in the Offering".

     L-3 Communications Corporation's indebtedness under the Senior Credit Facilities is guaranteed by many of its subsidiaries and by Holdings. The payment of principal and premium, if any, and interest on the 1997 Notes and May 1998 Notes and principal and premium or liquidated damages, if any, and interest on the December 1998 Notes is unconditionally guaranteed, on an unsecured senior subordinated basis, jointly and severally, by many of L-3 Communications Corporation's subsidiaries, all of which are wholly-owned subsidiaries.

     To mitigate risks associated with changing interest rates on certain of its debt, the Company entered into interest rate cap and floor contracts (the "interest rate agreements"). The Company manages exposure to counterparty credit risk by entering into the interest rate agreements only with major financial institutions that are expected to perform fully under the terms of such agreements. Cash payments to (from) the Company and the counterparties are made at the end of the quarter to the extent due under the terms of the interest rate agreements. Such payments are recorded as adjustments to interest expense. The initial costs of the interest rate agreements are capitalized as deferred debt issuance costs and amortized into interest expense. The impact of the interest rate agreements on interest expense was not material for the nine months ended September 30, 1998 or for the nine months ended December 31, 1997. See Note 10 to the Consolidated (Combined) Financial Statements.

BALANCE SHEET

     The increases from December 31, 1997 to September 30, 1998 in contracts in process, other current assets, property, plant and equipment, net of accumulated depreciation and amortization, intangibles, customer advances, other current liabilities, and pension and post-retirement benefits of $178.6 million, $13.7 million, $34.2 million, $310.9 million, $24.1 million, $21.1 million, and $56.3 million, respectively, are principally related to the acquired businesses. The increase in other assets of $9.1 million is primarily attributable to debt issuance costs incurred in connection with the May 1998 Notes and amendments to the Senior Credit Facilities which have been deferred and are being amortized over the terms of underlying debt.

     Working capital increased by $9.2 million to $141.0 million at September 30, 1998 from $131.8 million at December 31, 1997. Working capital, adjusted to exclude cash and the current portion of long term debt, increased by $76.0 million from December 31, 1997 to September 30, 1998 and was primarily attributable to the working capital of the acquired businesses. The Company's current ratio at September 30, 1998 decreased to 1.6:1 compared with 2.0:1 at December 31, 1997. The Company's current ratio at December 31, 1997 remained constant at 2.0:1 as compared to the Predecessor Company's current ratio at December 31, 1996.

STATEMENT OF CASH FLOWS

 NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 1997

     The following table sets forth selected cash flow statement data for the Company and the Predecessor Company for the Periods indicated:


                                                                                   NINE MONTHS ENDED SEPTEMBER 30, 1997
                                                                           -----------------------------------------------------
                                                                                                     PREDECESSOR
                                                           COMPANY                COMPANY              COMPANY
                                                         NINE MONTHS            SIX MONTHS          THREE MONTHS
                                                            ENDED                  ENDED                ENDED
                                                     SEPTEMBER 30, 1998     SEPTEMBER 30, 1997     MARCH 31, 1997      COMBINED
                                                    --------------------   --------------------   ----------------   -----------
                                                                                   (in millions)
Net cash from (used in) operating
 activities .....................................         $   48.2               $   56.4             $ (16.3)        $   40.1
Net cash (used in) investing activities .........           (417.8)                (479.0)               (4.3)          (483.3)
Net cash from financing activities ..............            297.9                  462.4                20.6            483.0

     NET CASH FROM (USED IN) OPERATING ACTIVITIES: Cash from operating activities of the Company for the nine months ended September 30, 1998 was $48.2 million. Earnings after adjustment for non-cash items and deferred income taxes provided $58.8 million and uses of cash for net changes in operating assets and liabilities, net of amounts acquired was $10.6 million.

     Net cash from operating activities for the nine months ended September 30, 1997 was $40.1 million. Earnings after adjustment for noncash items and deferred income taxes provided $35.3 million. Changes in operating assets and liabilities, consisting primarily of increases in accrued employment costs and accrued interest and decreases in accounts payable and other current liabilities, all attributable to timings of payments contributed $4.8 million.

     NET CASH (USED IN) INVESTING ACTIVITIES: Cash used in investing activities for the nine months ended September 30, 1998 was $417.8 million and consisted primarily of $412.5 million, net of cash acquired, paid by the Company for acquisitions of businesses. The Company typically makes capital expenditures related primarily to improvement of manufacturing facilities and equipment. The Company expects that its capital expenditures for 1998 will be approximately $27.0 million.

     Cash used in investing activities for the nine months ended September 30, 1997 was $483.3 million and consisted primarily of $470.7 million paid by the Company for the L-3 Acquisition.

     NET CASH FROM FINANCING ACTIVITIES: For the nine months ended September 30, 1998, the Company's cash from financing activities was $297.9 million.

     On May 19, 1998, Holdings sold 6.9 million shares of its common stock in the IPO representing 25.2% of Holdings' common stock. The net proceeds from the IPO amounted to $139.5 million after underwriting discounts and commissions and expenses of $12.3 million. Concurrent with the IPO, L-3 Communications Corporation sold $180.0 million in aggregate principal amount of the May 1998 Notes, whose net proceeds amounted to $173.8 million after debt issuance costs of $6.2 million. The combined net proceeds from the IPO and the May 1998 Notes of $313.3 million were used to (i) prepay all $171.0 million of borrowings outstanding under the Term Loan Facilities (as defined), (ii) repay $67.8 million of then outstanding borrowings under the Revolving Credit Facility which were primarily made to finance the Ocean Systems acquisition and (iii) partially finance the SPD acquisition. During the third quarter of 1998, the Company also made borrowings, net of repayments, under the Senior Credit Facilities of $155.0 million primarily to partially finance the SPD acquisition.

     Cash from financing activities of the Company was $483.0 million for the nine months ended September 30, 1997, and was primarily due to the debt incurred and proceeds from the issuance of common stock related to the initial capitalization of the Company and the financing of the L-3 Acquisition. Cash from financing activities also included $20.6 million of advances from Lockheed Martin to the Predecessor Company. Prior to the L-3 Acquisition, the Predecessor Company participated in the Lockheed Martin cash management system, under which all cash was received and all payments were made by Lockheed Martin. For purposes of the statement of cash flows, all transactions with Lockheed Martin were deemed to have been settled in cash at the time they were recorded by the Predecessor Company.


 YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEARS ENDED DECEMBER 31, 1996 AND
 1995

     The following table sets forth selected cash flow statement data for the Company and the Predecessor Company for the periods indicated:


                                                                          PREDECESSOR                       PREDECESSOR
                                                            COMPANY         COMPANY                           COMPANY
                                                        --------------  --------------                 ---------------------
                                                                                                               YEAR
                                                          NINE MONTHS    THREE MONTHS      COMBINED            ENDED
                                                             ENDED           ENDED        YEAR ENDED       DECEMBER 31,
                                                         DECEMBER 31,      MARCH 31,     DECEMBER 31,  ---------------------
                                                             1997            1997            1997          1996       1995
                                                        --------------  --------------  -------------  -----------  --------
                                                                                      (in millions)
Net cash from (used in) operating activities .........     $   73.9        $ (16.3)       $   57.6      $   30.7     $  9.3
Net cash (used in) investing activities ..............       (457.8)          (4.3)         (462.1)       (298.0)      (5.5)
Net cash from (used in) financing activities .........        461.4           20.6           482.0         267.3       (3.8)

     NET CASH FROM (USED IN) OPERATING ACTIVITIES: Cash provided by operating activities for the year ended December 31, 1997 was $57.6 million. Earnings after adjustment for non-cash items and deferred income taxes provided $57.9 million, and uses of cash for net changes in operating assets and liabilities was $0.3 million.

     Cash provided by operating activities of the Predecessor Company was $30.7 million in 1996 and $9.3 million in 1995. The increase of $21.4 million in 1996 was due primarily to the impact of the Loral Acquired Businesses which were acquired by Lockheed Martin effective April 1, 1996. Earnings after adjustment for non-cash items provided $36.7 million, offset by changes in other operating assets and liabilities. Without the Loral Acquired Businesses, cash provided by operating activities for Communication Systems--East increased to $13.7 million in 1996, 46% over 1995.

     NET CASH (USED IN) INVESTING ACTIVITIES: Cash used in investing activities for the year ended December 31, 1997 was $462.1 million and consisted primarily of $466.3 million paid by the Company for the L-3 Acquisition and capital expenditures of $16.2 million, partially offset by proceeds from the sale of the Company's Sarasota, Florida property of approximately $9.5 million and cash received from Lockheed Martin of $12.2 million in connection with the Company's assumption of obligations under the contract for the U.S. Army's Command and Control Vehicle ("C2V") Mission Module Systems ("MMS").

     During the year ended December 31, 1996, $287.8 million was paid by the Predecessor Company for the acquisition of the Loral Acquired Businesses. See
Note 4 to the Consolidated (Combined) Financial Statements.

     All transactions between the Businesses and Lockheed Martin have been accounted as settled in cash at the time such transactions were recorded by the Businesses. Accordingly, in 1996, cash flows reflect the purchase of the Loral Acquired Businesses.

     NET CASH FROM (USED IN) FINANCING ACTIVITIES: Cash from financing activities was $482.0 million for the year ended December 31, 1997, and was primarily from the debt incurred and proceeds from the issuance of common stock which were issued to finance the L-3 Acquisition.

     The Company was initially capitalized and the related L-3 Acquisition was funded by a combination of equity of $125.0 million and debt of $400.0 million aggregating $525.0 million. The equity of $125.0 million was comprised of $80.0 million in cash contributed by the Lehman Partnership and Senior Management and a $45.0 million retained interest by Lockheed Martin representing partial consideration to Lockheed Martin for its sale of the Predecessor Company to the Company. In connection with the L-3 Acquisition, L-3 Communications Corporation entered into a $275.0 million credit facility consisting of $175.0 million of term loans (the "Term Loan Facilities") and a $100.0 million revolving credit facility (initially, and as amended, the "Revolving Credit Facility"). The initial debt balance of $400.0 million consisted of $175.0 million of borrowings under the Term Loan Facilities and the sale of $225.0 million of 10 3/8% Senior Subordinated Notes of L-3 Communications Corporation (the "1997 Notes") due May 1, 2007.

     Prior to the L-3 Acquisition, the Predecessor Company participated in the Lockheed Martin cash management system, under which all cash was received and all payments were made by Lockheed Martin. For purposes of the statements of cash flows, all transactions with Lockheed Martin were deemed to have been settled in cash at the time they were recorded by the Predecessor Company. Net cash from (used in) financing activities of the Predecessor Company for the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995, were approximately $20.6 million, $267.3 million and ($3.8) million, respectively, and represent advances from (repayments to) Lockheed Martin, the Predecessor Company's parent company.


BACKLOG

     The Company's funded backlog September 30, 1998 was $813.8 million, compared with $516.9 million at December 31, 1997 and the Predecessor Company's funded backlog at December 31, 1996 of $542.5 million. Funded orders, on a pro forma basis, for the Company for 1997 were $711.5 million. The Predecessor Company's funded orders for 1996 were $619.5 million. It is expected that approximately 72% of the backlog at September 30, 1998 will be recorded as sales over the next twelve-month period. However, there can be no assurance that the Company's backlog will become revenues in any particular period, if at all. See "Risk Factors -- Our Backlog of Orders Could be Terminated". Approximately 70% of the total backlog at September 30, 1998 was directly or indirectly for defense contracts for end use by the Government. Approximately $687.7 million of total backlog at September 30, 1998 was directly or indirectly for U.S. and foreign government defense contracts, and approximately $15.0 million of total backlog was directly or indirectly for U.S. and foreign government non-defense contracts. Foreign customers accounted for approximately $176.3 million of the total backlog.


RESEARCH AND DEVELOPMENT

     Research and development, including bid and proposal costs ("R&D costs"), sponsored by the Company on a pro forma basis for the nine-month period ended September 30, 1998 was $43.5 million. Pro forma R&D costs sponsored by the Company were $53.0 million for the year ended December 31, 1997, and $53.7 million for the year ended December 31, 1996. R&D costs sponsored by the Predecessor Company were $12.0 million, $36.5 million and $9.8 million for the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995, respectively. The Loral Acquired Businesses sponsored R&D costs of $5.6 million for the three months ended March 31, 1996 and $21.4 million for the year ended December 31, 1995. Accordingly, the Company, Predecessor Company and the Loral Acquired Businesses, in the aggregate, sponsored R&D costs of $40.9 million, $42.1 million and $31.2 million, respectively, for the years ended December 31, 1997, 1996 and 1995. Customer-funded research and development was $117.1 million in 1997, as compared with $153.5 million for 1996. The decrease in customer-funded research and development in 1997 is due primarily to research and development programs existing in 1996 which moved into the production phase during 1997.


CONTINGENCIES

     See Note 9 to the Unaudited Condensed Consolidated (Combined) Financial Statements as of September 30, 1998 and Note 13 to the Consolidated (Combined) Financial Statements as of December 31, 1997.


RECENT ACCOUNTING PRONOUNCEMENTS

     In September 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosure about Segments of an Enterprise and Related Information". SFAS No. 131 establishes accounting standards for the way that public enterprises report information about operating segments and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits". SFAS No. 132 revises employers' disclosures about pension and other postretirement benefits plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirements benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer as useful as they were when SFAS No. 87 "Employers' Accounting for Pensions", SFAS No. 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Plans and for Termination Benefits" and SFAS No. 106 "Employers Accounting for Postretirement Benefits Other Than Pensions" were issued. SFAS 132 suggests combined formats for presentation of pension and other postretirement benefits disclosures. The Company is currently evaluating the impact, if any, of SFAS No. 131 and SFAS No. 132.

     In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"), which provides guidance on the financial reporting of start-up and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. The Company is currently evaluating the impact, if any, of SOP 98-5.

     In September 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company is currently evaluating the impact, if any, of SFAS No. 133 which is effective for all quarters of fiscal years beginning after September 15, 1999.


INFLATION

     The effect of inflation on the Company's sales and earnings has not been significant. Although a majority of the Company's sales are made under long-term contracts, the selling prices of such contracts, established for deliveries in the future, generally reflect estimated costs to be incurred in these future periods. In addition, some contracts provide for price adjustments through escalation clauses.


YEAR 2000 COMPLIANCE

     The inability of business processes to continue to function correctly after the beginning of the Year 2000 could have serious adverse effects on companies and entities throughout the world. Because the Company's business units operate autonomously, each business unit has undertaken an effort to identify and mitigate Year 2000 issues in their information systems, products, facilities, suppliers and customers. The Company's Year 2000 compliance efforts are a composite of its business units' individual Year 2000 compliance efforts, coordinated through a company-wide program instituted to oversee, guide and track its business units' Year 2000 compliance efforts and to facilitate company-wide communications regarding Year 2000 compliance methods.

     Each business unit has appointed a Year 2000 project manager who oversees a team responsible for performing its Year 2000 efforts in four phases: (i) define, identify and inventory possible sources of Year 2000 issues, including internal systems and products and services sold to customers; (ii) analyze and determine the nature and extent of Year 2000 issues and develop project plans to address those issues; (iii) implement and execute project plans to remediate or replace non-compliant items, as appropriate, based upon assessed risk and priority; and (iv) commence and complete testing, continue monitoring readiness and prepare necessary contingency plans. The progress of this program is monitored at each business unit with oversight by Corporate Management. This oversight includes periodic reviews as well as visits to each business unit to monitor progress with the plans. Management plans to complete the first three phases of the program for a substantial majority of critical systems within the Company by the end of March 1999 and to have nearly all significant information systems, products and facilities in the final phase of the program by mid-1999.


     The total costs associated with the Company's Year 2000 efforts are estimated to be $16.2 million, including $7.1 million of capitalizable costs with the remaining costs expensed as incurred. The Company has incurred approximately $6.6 million of such costs to date. Substantially all of the remaining estimated costs are expected to be incurred in 1999.

     The Company believes that the decentralized nature of its systems and its Year 2000 efforts reduce the risk that its operations will be interrupted by the failure of any individual internal critical system to be Year 2000 compliant by the end of 1999. The Company's business operations are also dependent on the Year 2000 readiness of its customers and infrastructure suppliers in areas such as utilities, communications, transportation and other services. In those environments, there could be instances of failure that could cause disruptions in business transaction processes of the Company. The likelihood and effects of failures in infrastructure systems and in the customer and supply chains cannot be estimated, but such a failure could potentially result in a material adverse impact on results of operations, liquidity or financial position of the Company. The Company continues to attempt to assess the Year 2000 compliance and readiness of its material third-party suppliers and customers. Such attempts include written inquiries as to their Year 2000 certification of compliance. As indicated above, contingency plans for suppliers, customers and critical systems impacted by Year 2000 issues will be developed in the fourth quarter. These estimates and projections could change as work progresses.

                                   BUSINESS

     References to pro forma financial data reflect the L-3 Acquisition, the 1998 Acquisitions, the Financing Transactions and the Notes Offering as if they had occurred on January 1, 1997. The pro forma data do not give effect to this offering or to any of the Company's other acquisitions, including the acquisition of Microdyne Corporation.

COMPANY OVERVIEW

     L-3 Communications is a leading merchant supplier of sophisticated secure communication systems and specialized communication products. We produce secure, high data rate communication systems, microwave components, avionics and ocean systems and telemetry, instrumentation and space products. These systems and products are critical elements of virtually all major communication, command and control, intelligence gathering and space systems. Our systems and specialized products are used to connect a variety of airborne, space, ground- and sea-based communication systems and are used in the transmission, processing, recording, monitoring and dissemination functions of these communication systems. Our customers include the U.S. department of defense, certain U.S. government intelligence agencies, major aerospace and defense contractors, foreign governments and commercial customers. For the twelve-month period ended September 30, 1998, we had pro forma sales of $1,139.7 million, pro forma EBITDA of $148.4 million, pro forma net income of $26.5 million and pro forma diluted earnings per common share of $0.93. Our funded backlog as of September 30, 1998 was $813.8 million. These results reflect internal growth and the execution of our strategy of acquiring businesses that complement or extend our product lines.

     Our business areas employ proprietary technologies and capabilities and have leading positions in their respective primary markets. We have organized our operations into two primary business areas: Secure Communication Systems and Specialized Communication Products. For the twelve-month period ended September 30, 1998, the Secure Communication Systems business area generated approximately $481.5 million of pro forma sales and $61.2 million of pro forma EBITDA, and the Specialized Communication Products business area generated $658.2 million of pro forma sales and $87.2 million of pro forma EBITDA. In addition, we are seeking to expand our products and technologies in commercial markets as we discuss under "--Emerging Commercial Products" below.

     SECURE COMMUNICATION SYSTEMS. We are the established leader in secure, high data rate communications for military and other U.S. government reconnaissance and surveillance applications. Our Secure Communication Systems operations are located in Salt Lake City, Utah, Camden, New Jersey and Shrewsbury, New Jersey. These operations are predominantly cost plus, sole source contractors supporting long-term programs for the U.S. armed forces and classified customers. Our major secure communication programs and systems include:

     o secure data links for airborne, satellite, ground- and sea-based remote platforms for information collection, command and control and dissemination to users in real time;

     o strategic and tactical signal intelligence systems that detect, collect, identify, analyze and disseminate information and related support contracts for military and intelligence efforts;

     o secure telephone, fax and network equipment and encryption management;

     o communication software support services to military and related government intelligence markets; and

     o communications systems for surface and undersea platforms and manned space flights.

     We believe that we have developed virtually every high bandwidth data link that is currently used by the military for surveillance and reconnaissance. We are also a leading supplier of communication software support services to military and related government intelligence markets. In addition to these core government programs, we are capitalizing on our technology base by expanding into related commercial communication equipment markets. For instance, we are applying our high data rate communications and archiving technology to the medical image archiving market and our wireless communication expertise to develop local wireless loop telecommunications equipment for the last mile interconnect.

     SPECIALIZED COMMUNICATION PRODUCTS. This business area encompasses three product categories:

     Microwave Components. We are the preeminent worldwide supplier of commercial off-the-shelf, high-performance microwave components and frequency monitoring equipment. Our microwave products are sold under the industry-recognized Narda brand name through a standard catalog to wireless, industrial and military communication markets. We also provide state-of-the-art, space- qualified communication components including channel amplifiers and frequency filters for the commercial communications satellite market serving all frequencies, including Ka band. Approximately 79% of Microwave Components sales for the nine-month period ended September 30, 1998 were made to commercial customers, including Loral Space & Communications, Ltd., Motorola, Inc., Lucent Technologies Inc., AT&T Corp. and Lockheed Martin.


     Avionics and Ocean Products. Avionics and Ocean Products include our aviation recorders, display systems, antenna systems, acoustic undersea warfare systems and naval power distribution, conditioning, switching and protection equipment for naval ships and submarines. We are the world's leading manufacturer of commercial cockpit voice and flight data recorders (known as "black boxes"). These recorders are sold under the Fairchild brand name both to aircraft manufacturers and to the world's major airlines for their existing fleets of aircraft. Our aviation recorders are also installed on military transport aircraft throughout the world. We provide military and high-end commercial displays for use in military aircraft. We also manufacture high performance surveillance and precision millimeter wave antennas and related equipment for U.S. Air Force, U.S. Army and U.S. Navy aircraft and are the leading supplier of ground-based radomes. We are one of the world's leading product suppliers of acoustic undersea warfare systems and airborne dipping sonar systems to the U.S. and over 20 foreign navies. We are the only fully integrated, full-line provider of qualified turnkey electrical power delivery and management systems for U.S. Navy surface ships and submarines.

     Telemetry, Instrumentation and Space Products. Our Telemetry, Instrumentation and Space Products operations develop and manufacture commercial off-the-shelf, real-time data collection and transmission products and components for missile, aircraft and space-based electronic systems. These products are used to gather flight data and other critical information and transmit it from air or space to the ground. Telemetry products are also used for range safety and training applications to simulate battlefield situations. We are also a leading global satellite communications systems provider offering systems and services used in the satellite transmission of voice, video and data through earth stations for uplink and downlink terminals. We provide global satellite communications systems and services to customers that include foreign post, telephone and telegraph administrations, domestic and international prime communications infrastructure contractors, telecommunications and satellite service providers, broadcasters and media-related companies, government agencies and large corporations. We also provide commercial, off-the-shelf satellite control software and software, TT&C, mission processors and software engineering services to the worldwide military, civilian and commercial satellite markets.

     EMERGING COMMERCIAL PRODUCTS. Building upon our core technical expertise and capabilities, we are seeking to expand into several closely aligned commercial business areas and applications. Emerging Commercial Products currently include the following four niche markets:

     o    medical archiving and simulation systems;

     o    local wireless loop telecommunications equipment;

     o    airport security equipment; and

     o    information network security.

     A majority of these commercial products were developed based on technology used in our military businesses with relatively small additional expense. We are applying our technical capabilities in high data rate communications and archiving technology developed in our Secure Communication Systems business area to the medical image archiving market together with the General Electric Company's medical systems business. Based on secure, high data rate communication technology also developed in our Secure Communication Systems business area, we have developed local wireless loop telecommunications equipment that is primarily designed for emerging market countries and rural areas where voice and data communication infrastructure is inadequate or does not exist. We have completed the development phase for the local wireless loop telecommunications equipment and have begun deliveries. In addition, the Federal Aviation Administration (the "FAA") awarded us a development contract for next generation airport security equipment for explosive detection. On November 23, 1998, we received FAA certification for our eXaminer 3DX (Trade Mark) 6000 system which is the only second generation system to receive certification and the only system to generate full, three-dimensional images of all objects in a piece of baggage.
To capitalize on commercial opportunities for the information security technologies we developed in our Secure Communications Systems business area, we have also created a new subsidiary focusing on developing and marketing secure information and communication systems for commercial clients. This subsidiary acquired a network security software product through a majority-owned joint venture. We released the third generation of this network security software, Expert(TM) 3.0, on November 9, 1998. Taken together, revenues generated from our Emerging Commercial Products have not yet been material to us.

   The Company's systems and products are summarized in the following tables:

                         SECURE COMMUNICATION SYSTEMS
              (PRO FORMA SALES FOR THE TWELVE-MONTH PERIOD ENDED
                     SEPTEMBER 30, 1998: $481.5 MILLION)

                SYSTEMS                         SELECTED APPLICATIONS                 SELECTED PLATFORMS/END USES
HIGH DATA RATE COMMUNICATIONS
o Wideband data links and ground       o High performance, wideband secure     o Used on aircraft, naval ships,
  terminals                              communication links for interoperable   unmanned aerial vehicles and
                                         tactical battlefield data               satellites for relaying of
                                         communication and reconnaissance        intelligence and reconnaissance
                                                                                 information

SATELLITE COMMUNICATION TERMINALS
o Ground-based satellite               o Interoperable, transportable ground   o Provide remote personnel with
  communication terminals and            terminals for remote data links to      communication links to distant forces
  payloads                               distant segments via commercial or
                                         military satellites

SPACE COMMUNICATION AND SATELLITE CONTROL
o Satellite communication and          o On-board satellite external           o International Space Station; Earth
  tracking systems                       communications, video systems, solid    Observing Satellite; Landsat-7; Space
                                         state recorders and ground support      Shuttle; and National Oceanic and
                                         equipment                               Atmospheric Administration weather
                                                                                 satellites
o Satellite command and control        o Software integration, test and        o Air Force satellite control network
  sustainment and support                maintenance support for Air Force       and Titan IV launch system
                                         satellite control network;
                                         engineering support for satellite
                                         launch systems

MILITARY COMMUNICATIONS
o Shipboard communication systems      o Internal and external communications  o Shipboard voice communications systems
                                         (radio room) for ships and submarines   for Aegis cruisers and destroyers and
                                                                                 fully automated Integrated Radio Room
                                                                                 (IRR) for ship-to-ship communications
                                                                                 on Trident submarines
o Digital battlefield communications   o Communications on the move for        o Communication systems for U.S. Army
                                         tactical battlefield                    C(2)V
o Communication software support       o Value-added, critical software        o ASAS, JSTARS, and GUARDRAIL
  services                               support for C(3)I systems

INFORMATION SECURITY SYSTEMS
o Secure Telephone Unit (STU           o Secure and non-secure voice, data and o Office and battlefield secure and
  III)/Secure Terminal Equipment         video communication utilizing ISDN      non-secure communication for armed
  (STE)                                  and ATM commercial network              services, intelligence and security
                                         technologies                            agencies
o Local management device/key          o Provides electronic key material      o User authorization and recognition and
  processor (LMD/KP)                     accounting, system management and       message encryption for secure
                                         audit support functions for secure      communication
                                         data communication encryption
o Information processing systems       o Custom designed strategic and         o Classified military and national
                                         tactical signal intelligence systems    agency intelligence efforts
                                         that detect, collect, identify,
                                         analyze and disseminate information
                                         and related support contracts

                      SPECIALIZED COMMUNICATION PRODUCTS
              (PRO FORMA SALES FOR THE TWELVE-MONTH PERIOD ENDED
                     SEPTEMBER 30, 1998: $658.2 MILLION)

                  PRODUCTS                            SELECTED APPLICATIONS                  SELECTED PLATFORMS/END USES
MICROWAVE COMPONENTS (CATALOG)
o Passive components, switches and          o Radio transmission, switching and       o Broad-band and narrow-band commercial
  wireless assemblies                         conditioning; antenna and base station    applications (PCS, cellular, SMR, and
                                              testing and monitoring                    paging infrastructure) sold under the
                                                                                        Narda brand name; and broad-
                                                                                        band military applications
o Safety products                           o Radio frequency (RF) monitoring and     o Monitor cellular base station and
                                              measurement for safety                    industrial RF emissions frequency
                                                                                        monitoring
o Semiconductors (diodes, capacitors)       o Radio frequency switches, limiters,     o Various industrial and military end
                                              voltage control, oscillators, harmonic    uses, including commercial satellites,
                                              generators                                avionics and specialty communication
                                                                                        products
o Satellite and wireless components         o Satellite transponder control, channel  o China Sat, PanAmSat, Telstar, Sirius,
  (channel amplifiers, transceivers,          and frequency separation                  Tempo, Tiros, Milstar, GPS and LandSat
  converters, filters and multiplexers)
o Amplifiers and amplifier based            o Automatic Test Equipment (ATE),         o LEO satellites, ground stations, LMDS,
  components (amplifiers, up/down             military EW, ground and space             MMDS, military EW and ATE
  converters and Ka assemblies)               communications

AVIONICS AND OCEAN PRODUCTS

Aviation Recorders

o Solid state crash resistant cockpit       o Voice recorders continuously record     o Installed on business and commercial
  voice and flight data recorders             most recent 30-120 minutes of voice and   aircraft and certain military
                                              sounds from cockpit and aircraft          transport aircraft; sold to both
                                              inter-communications. Flight data         aircraft OEMs and airlines under the
                                              recorders record the last 25 hours of     Fairchild brand name
                                              flight parameters
o Solid state video recorders               o Reconnaissance platforms                o New product
Antenna Products
o Ultra-wide frequency and advanced radar   o Surveillance; radar detection           o F-15, F-16, F-18, E-2C, P-3, C-130,
  antenna systems and rotary joints                                                     B-2, AWACS, Apache, Cobra, Mirage
                                                                                        (France), Maritime Patrol (U.K.) and
                                                                                        Tornado (U.K.)
o Precision antenna systems serving major   o Antennas for high frequency, millimeter o Various military and commercial
  military and commercial frequencies,        satellite communications programs and     customers
  including Ka band                           scientific astronomy
o Ground based radomes                      o Protective shields for antennas against o FAA, weather radar and military
                                              weather                                   applications

                               50

                      SPECIALIZED COMMUNICATION PRODUCTS
                                 (CONTINUED)

                  PRODUCTS                            SELECTED APPLICATIONS                  SELECTED PLATFORMS/END USES
Display Products
o Cockpit and mission display systems and   o High performance, ruggedized flat panel o E-2C, V-22, F-14, F-117, E-6B, C-130,
  controls                                    and cathode ray tube displays and         AWACS, JSTARS S-3 and AH-64
                                              processors
Ocean Products
o Airborne dipping sonar systems            o Submarine detection and localization    o SH-60, SH-2/3, AB-212, EH-101 and Lynx
                                                                                        Helicopters
o Submarine and surface ship towed arrays   o Submarine and surface ship detection    o SSN, SSBN, DDG-963, and FFG-7
                                              and localization
o Torpedo defense systems                   o Torpedo detection and jamming           o SSN, SSBN and DDG-963
o Mine countermeasure systems               o Coastal and route survey                o MCDV (Canada)
o Naval and commercial power delivery and   o Switching, distribution and protection, o All naval combatants; submarines,
  switching products                          as well as frequency and voltage          surface ships and aircraft carriers
                                              conversion                                -Trident, 688, NSSN, DDG51, CG49,
                                                                                        DD963 and Nimitz -class CVN
o Commercial transfer switches, UPS         o Production and maintenance of systems   o FAA, financial institutions and rail
  systems and power products                  and high-speed switches for power         transportation
                                              interruption prevention for computer
                                              systems
o Shipboard communications and controls     o Design, develop and manufacture of ship o CVN, NSSN
                                              control and interior communications
                                              equipment
o Ship electrical repair and overhaul       o Repair, installation, overhaul and      o All naval combatants
                                              testing services for USN shipboard
                                              electrical, electronic and ordinance
                                              systems
TELEMETRY, INSTRUMENTATION AND SPACE PRODUCTS

Airborne, Ground and Space Telemetry

o Aircraft, missile and satellite           o Real time data acquisition,             o JSF, F-15, F-18, F-22, Comanche,
  telemetry and instrumentation systems       measurement, processing, simulation,      Nimrod (U.K.), Tactical Hellfire,
                                              distribution, display and storage for     Titan, EELV, A2100, ATHENA, ARTEMIS
                                              flight testing                            and ICO
o Training range telemetry systems          o Training ranges and test ranges         o Combat simulation and tests

Space Products

o Global satellite communications systems   o Satellite transmission of voice, video  o Rural telephony or private networks,
  supplier                                    and data                                  direct to home uplinks, satellite news
                                                                                        gathering and wideband applications
o Safe and arms processor                   o Weapons                                 o Hellfire, Javeline

INDUSTRY OVERVIEW

     The defense industry has undergone significant changes precipitated by ongoing federal budget pressures and new roles and missions to reflect changing strategic and tactical threats. Since the mid-1980's, the overall U.S. defense budget has declined in real dollars. In response, the DoD had focused its resources on enhancing its military readiness, joint operations and digital command and control communications capabilities by incorporating advanced electronics to improve the performance, reduce operating cost and extend the life expectancy of its existing and future platforms. The emphasis on system interoperability, force multipliers and providing battlefield commanders with real-time data is increasing the electronics content of nearly all of the major military procurement and research programs. As a result, the DoD's budget for communications and defense electronics is expected to grow.

     The industry has also undergone dramatic consolidation resulting in the emergence of three dominant prime system contractors (The Boeing Company ("Boeing"), Lockheed Martin and Raytheon Company ("Raytheon")). One outgrowth of this consolidation among the remaining major prime contractors is their desire to limit purchases of products and sub-systems from one another. However, there are numerous essential products, components and systems that are not economical for the major prime contractors to design, develop or manufacture for their own internal use which creates opportunities for merchant suppliers such as L-3. As the prime contractors continue to evaluate their core competencies and competitive position, focusing their resources on larger programs and platforms, the Company expects the prime contractors to continue to exit non-strategic business areas and procure these needed elements on more favorable terms from independent, commercially oriented merchant suppliers. Recent examples of this trend include divestitures of certain non-core defense-related businesses by AlliedSignal Inc. ("AlliedSignal"), Lockheed Martin and Raytheon.

     The prime contractors' focus on cost control is also driving increased use of commercial off-the-shelf products for upgrades of existing systems and in new systems. The Company believes the prime contractors will continue to be under pressure to reduce their costs and will increasingly seek to focus their resources and capabilities on major systems, turning to commercially oriented merchant suppliers to produce sub-systems, components and products. Going forward, successful merchant suppliers will use their resources to complement and support, rather than compete with the prime contractors. L-3 anticipates the relationship between the major prime contractors and their primary suppliers will, as in the automotive and commercial aircraft industry, develop into critical partnerships encompassing increasingly greater outsourcing of non-core products and systems by the prime contractors to their key merchant suppliers and increasing supplier participation in the development of future programs. Early involvement in the upgrading of existing systems and the design and engineering of new systems incorporating these outsourced products will provide merchant suppliers, including the Company, with a competitive advantage in securing new business and provide the prime contractors with significant cost reduction opportunities through coordination of the design, development and manufacturing processes.


BUSINESS STRATEGY

     Management has successfully integrated the business units of Lockheed Martin it acquired in the L-3 Acquisition and enhanced the Company's operating efficiency through reduced overhead expenses and facility rationalization. These efforts resulted in improvements in sales, profitability and competitive contract award win rates. Going forward, L-3 intends to leverage its market position, diverse program base and favorable mix of cost plus to fixed price contracts to enhance its profitability and to establish itself as the premier merchant supplier of communication systems and products to the major prime contractors in the aerospace/defense industry as well as the Government. The Company's strategy to continue to achieve its objectives includes:

      o EXPAND MERCHANT SUPPLIER RELATIONSHIPS. Management has developed strong relationships with virtually all of the prime contractors, the DoD and other major government agencies, enabling L-3 to identify business opportunities and anticipate customer needs. As an independent merchant supplier, the Company anticipates its growth will be driven by expanding its share of existing programs and by participating in new programs. Management identifies opportunities where it believes it will be able to use its strong relationships to increase its business presence and allow its customers to reduce their costs. The Company also expects to benefit from increased outsourcing by prime contractors who in the past may have limited their purchases to captive suppliers and who are now expected to view L-3's capabilities on a more favorable basis given its status as an independent company. L-3's independent status positions it to be the desired merchant supplier to multiple bidders on prime contract bids. As an example of the Company's merchant supplier strategy, L-3 equipment is included in all three prime contractor bids for the Airborne Standoff Radar ("ASTOR") program in the United Kingdom and both prime contractor bids for the DoD's Joint Air Surface Standoff Missile ("JASSM") program.

      o SUPPORT CUSTOMER REQUIREMENTS. A significant portion of L-3's sales are derived from high-priority, long-term programs and from programs for which the Company has been the incumbent supplier, and in many cases acted as the sole provider, over many years. Approximately 60% of the Company's total pro forma sales of $834.5 million for the nine-month period ended September 30, 1998 were generated from sole source contracts. L-3's customer satisfaction and excellent performance record are evidenced by its performance-based award fees exceeding 89% on average over the past two years. Management believes prime contractors will increasingly award long-term, sole source, outsourcing contracts to the merchant supplier they believe is most capable on the basis of quality, responsiveness, design, engineering and program management support as well as cost. Reflecting L-3's strong competitive position, the Company has experienced a contract award win rate on a pro forma basis for the nine-month period ended September 30, 1998 in excess of 59% on new competitive contracts for which it competes and in excess of 90% on contracts for which it is the incumbent. The Company intends to continue to align its research and development, manufacturing and new business efforts to complement its customers' requirements and provide state-of-the-art products.

      o ENHANCE OPERATING MARGINS. Since the L-3 Acquisition in April 1997, management has reduced corporate administrative expenses and facilities costs, increased sales and improved competitive contract award win rates. Enhancement of operating margins was primarily due to efficient management and elimination of significant corporate expense allocations which existed prior to the L-3 Acquisition. Pro forma EBITDA (excluding the 1998 Acquisitions) as a percentage of sales improved from 12.5% in 1996 to 13.4% in 1997. Management intends to continue to enhance its operating performance by reducing overhead expenses, continuing consolidation and increasing productivity.

      o LEVERAGE TECHNICAL AND MARKET LEADERSHIP POSITIONS. L-3 has developed strong, proprietary technical capabilities that have enabled it to capture a number one or two market position in most of its key business areas, including secure, high data rate communications systems, solid state aviation recorders, telemetry, instrumentation and space products, advanced antenna systems and high performance microwave components. For the period from January 1, 1996 to September 30, 1998, the Company, on a pro forma basis, has invested over $150.0 million in Company-sponsored independent research and development, including bid and proposal costs, in addition to making substantial investments in its technical and manufacturing resources. Further, the Company has a highly skilled workforce including approximately 2,500 engineers. Management is applying the Company's technical expertise and capabilities into several closely aligned commercial business areas and applications, such as medical imaging archive management, wireless telephony and airport security equipment and will continue to explore other similar commercial opportunities.

      o MAINTAIN DIVERSIFIED BUSINESS MIX. The Company enjoys a diverse business mix with a limited program exposure, a favorable balance of cost plus and fixed price contracts, a significant sole source follow-on business and an attractive customer profile. The Company's largest program, representing approximately 7% of $834.5 million pro forma sales for the nine-month period ended September 30, 1998, is a long-term, sole source, cost plus contract for the U-2 Program. No other program represented more than 5% of pro forma sales for the nine-month period ended

   September 30, 1998. Further, the Company's pro forma sales mix of contracts for the nine-month period ended September 30, 1998 was 29% cost plus and 71% fixed price, providing the Company with a favorable mix of predictable profitability (cost plus) and higher margin (fixed price) business. L-3 also enjoys an attractive customer mix of defense and commercial business, with DoD related sales accounting for 68% and commercial and federal (non-DoD) sales accounting for approximately 32% of pro forma sales of $834.5 million for the nine-month period ended September 30, 1998. The Company intends to leverage this favorable business profile to expand its merchant supplier business base.

      o CAPITALIZE ON STRATEGIC ACQUISITION OPPORTUNITIES. Recent industry consolidation has essentially eliminated traditional middle-tier aerospace/defense companies. This level of consolidation is now beginning to draw the concern of the DoD and federal anti-trust regulators. In 1997 and 1998, a number of merchant supplier companies were sold: the Computing Devices International division of Ceridian to General Dynamics Corp. ("General Dynamics"), Kaman Sciences Corp. ("Kaman Sciences") to ITT Industries, Inc. ("ITT"), BDM International, Inc. ("BDM") to TRW Inc. ("TRW"), TASC Inc., a subsidiary of Primark Corporation, to Litton Industries, Inc. ("Litton") and Tracor, Inc. to GEC Marconi, a unit of The General Electric Company, p.l.c. As a result, the Company anticipates that the consolidation of the smaller participants in the defense industry will create attractive complementary acquisition candidates for L-3 in the future as these companies continue to evaluate their core competencies and competitive position. L-3 intends to enhance its existing product base through internal research and development efforts as well as selective acquisitions and add new products to its product base through acquisitions in areas synergistic with L-3's present technology. The Company seeks to acquire potential targets with the following criteria: (i) significant market position in its business area, (ii) product offerings which complement and/or extend those of L-3 and (iii) positive future growth and earnings prospects.


ACQUISITION STRATEGY

     Since L-3's formation in April 1997, the Company has actively pursued its acquisition strategy. Since completing the L-3 Acquisition, the Company has purchased twelve additional businesses for an aggregate cash purchase price including assumed debt and expenses, net of cash acquired, of approximately $534.0 million, subject to certain post-closing adjustments, and in certain cases additional consideration based on post-closing performance. The Company considers and executes strategic acquisitions on an ongoing basis and may be evaluating acquisitions or engaged in acquisition negotiations at any given time. The Company has reached agreement on or is in discussions regarding a number of potential acquisition opportunities and expects to use its bank credit facilities to fund these transactions if it proceeds with them. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources".


RECENT DEVELOPMENTS

     SPD Technologies, Inc. On August 13, 1998, the Company acquired all of the outstanding common stock of SPD for $230.0 million in cash, subject to certain post-closing adjustments. SPD is the leading supplier to the U.S. Navy for subsystems that manage, control, distribute, protect and condition electrical power in surface ships and submarines. SPD's major products include electronic solid state protection products, switchgear, high-speed transfer switches, fault isolation units, frequency converters and inverters, voltage transformers and uninterruptible power supply systems. SPD's products are installed in every nuclear submarine, aircraft carrier and surface platform operated by the U.S. Navy. SPD also provides shipboard communications and control as well as support service for installed products. This acquisition was financed using cash from operations and borrowings under the Company's bank credit facilities.

     Microdyne Corporation. On December 3, 1998, the Company signed an agreement to acquire all of the outstanding common stock of Microdyne for approximately $90.0 million in cash, including the repayment of Microdyne's debt. For the fiscal year ended September 30, 1998, Microdyne reported actual revenues of $58.3 million, operating income of $1.3 million and net income of $0.3 million. On a pro forma basis, including acquisitions Microdyne made during its 1998 fiscal year as if they had occurred at the beginning of its fiscal year, Microdyne's revenues would have been $73.5 million, operating income was $3.6 million and net income was $0.9 million. Microdyne's actual earnings before interest, taxes, depreciation and amortization for the recent fiscal year was $2.9 million. Pro forma earnings before interest, taxes, depreciation and amortization would have been $11.1 million before non-recurring charges of $5.1 million primarily for the write-off of acquired in-process research and development costs. Pursuant to the acquisition agreement, one of the Company's subsidiaries has purchased 91.9% of the common stock of Microdyne in a cash tender offer. We expect to complete the merger of Microdyne with this subsidiary in early 1999. Microdyne is a leading global developer and manufacturer of aerospace telemetry receivers, secure communications and technical support services, including specialized telemetry high-frequency radios used in aerospace and satellite communications for data gathering and analysis. Microdyne also provides products for the government and commercial signal intelligence markets and support and repair services for electronic products companies. Microdyne's aerospace telemetry products will enable us to provide integrated solutions to our space customers' requirements for command, control, telemetry and tracking. The purchase of shares of Microdyne common stock was financed using available cash and borrowings under the Senior Credit Facilities. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources".


HISTORY

     Holdings was formed in April 1997 by Mr. Frank C. Lanza, the former President and Chief Operating Officer of Loral, Mr. Robert V. LaPenta, the former Senior Vice President and Controller of Loral (collectively, "Senior Management"), the Lehman Partnership and Lockheed Martin to carry-out the L-3 Acquisition. In May 1998, Holdings successfully completed the IPO, raising net proceeds of $139.5 million. L-3 Communications Corporation raised net proceeds of $173.8 million in a concurrent debt offering. In December 1998, L-3 Communications Corporation raised net proceeds of $193.7 million in the Notes Offering.


PRODUCTS AND SERVICES


SECURE COMMUNICATION SYSTEMS

     L-3 is a leader in communication systems for high performance intelligence collection, imagery processing and ground, air, sea and satellite communications for the DoD and other government agencies. The Salt Lake City operation provides secure, high data rate, real-time communication systems for surveillance, reconnaissance and other intelligence collection systems. The Camden operation designs, develops, produces and integrates communication systems and support equipment for space, ground and naval applications. The Shrewsbury operation provides communication software support services to military and related government intelligence markets. Product lines of the Secure Communication Systems business include high data rate communications links, satellite communications ("SATCOM") terminals, Navy vessel communication systems, space communications and satellite control systems, signal intelligence information processing systems, information security systems, tactical battlefield sensor systems and commercial communication systems.


 o  HIGH DATA RATE COMMUNICATIONS

     The Company is a technology leader in high data rate, covert, jam-resistant microwave communications in support of military and other national agency reconnaissance and surveillance applications. L-3's product line covers a full range of tactical and strategic secure point-to-point and relay data transmission systems, products and support services that conform to military and intelligence specifications. The Company's systems and products are capable of providing battlefield commanders with real time, secure surveillance and targeting information and were used extensively by U.S. armed forces in the Persian Gulf war.

     During the 1980s, largely based on its prior experience with command and control guidance systems for remotely-piloted vehicles, L-3 developed its current family of strategic and tactical data


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links, including its Modular Interoperable Data Link ("MIDL") systems and
Modular Interoperable Surface Terminals ("MIST"). MIDL and MIST technologies are considered virtual DoD standards in terms of data link hardware. The Company's primary focus is spread spectrum communication (based on CDMA technology), which involves transmitting a data signal with a high rate noise signal so as to make it difficult to detect by others, and then re-capturing the signal and removing the noise. The Company's data links are capable of providing information at over 200 Mb/s.

     L-3 provides these secure high band width products to the U.S. Air Force, Navy, Army and various Government agencies, many through long-term sole source programs. The scope of these programs include air-to-ground, air-to-air, ground-to-air and satellite communications. Government programs include: U-2 Support Program, Common High-Band Width Data Link ("CHBDL"), Battle Group Passive Horizon Extension System ("BGPHES"), Light Airborne Multi-Purpose System ("LAMPS"), TriBand SATCOM Subsystem ("TSS"), major unmanned aerial vehicle ("UAV") programs and Direct Air-Satellite Relay ("DASR").


 o  SATELLITE COMMUNICATION TERMINALS

     L-3 provides ground-to-satellite, high availability, real-time global communications capability through a family of transportable field terminals to communicate with commercial, military and international satellites. These terminals provide remote personnel with anywhere, anytime effective communication capability and provide communications links to distant forces. The Company's TriBand SATCOM Subsystem ("TSS") employs a 6.25 meter tactical dish with a single point feed that provides C, Ku and X band communication to support the U.S. Army. The Company also offers an 11.3 meter dish which is transportable on two C-130 aircraft. The SHF Portable Terminal System ("PTS") is a lightweight (28 lbs.), manportable terminal, which communicates through DSCS, NATO or SKYNET satellites and brings unprecedented connectivity to small military tactical units and mobile command posts. L-3 delivered 14 of these terminals for use by NATO forces in Bosnia.


 o  SPACE COMMUNICATIONS AND SATELLITE CONTROL

     Continuing L-3's tradition of providing communications for every manned U.S. space flight since Mercury, the Company is currently designing and testing three communication subsystems for the International Space Station ("ISS"). These systems will control all ISS radio frequency ("RF") communications and external video activities. The Company also provides solid-state recorders and memory units for data capture, storage, transfer and retrieval for space applications. The standard NASA tape recorder, which was developed and produced by the Company, has completed over four million hours of service without a mission failure. Current programs include recorders for the National Oceanic & Atmospheric Administration ("NOAA") weather satellites, the Earth Observing Satellite ("EOS"), AM spacecraft and Landsat-7 Earth-monitoring spacecraft. The Company also provides space and satellite system simulation, satellite operations and computer system training, depot support, network engineering, resource scheduling, launch system engineering, support, software integration and test through cost-plus contracts with the U.S. Air Force.


 o  MILITARY COMMUNICATIONS

     The Company provides integrated, computer controlled switching systems for the interior and exterior voice and data needs of today's Navy military vessels. The Company's products include Integrated Voice Communication Systems ("IVCS") for Aegis cruisers and destroyers and the Integrated Radio Room ("IRR") for Trident class submarines, the first computer controlled communications center in a submarine. These products integrate the intercom, tactical and administrative communications network into one system accessing various types of communication terminals throughout the ship. The Company's MarCom 2000 secure digital switching system is in development for the Los Angeles class attack submarine and provides an integrated approach to the specialized voice and data communications needs of a shipboard environment for internal and external communications, command and control and air traffic control. The Company also offers on-board, high data rate communications systems which provide a data link for carrier battle groups which are


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interoperable with the U.S. Air Force's surveillance/ reconnaissance terminal platforms. The Company provides the US Army's Command and Control Vehicle ("C2V") Mission Module Systems ("MMS"). MMS provides the "communications on the move" capability needed for the digital battlefield by packaging advanced communications into a modified Bradley Fighting Vehicle. The Company is a proven supplier of superior technological expertise to the DoD, including its contractors and related government intelligence agencies.


 o  INFORMATION SECURITY SYSTEMS

     The Company has produced more than 100,000 secure telephone units ("STU III") which are in use today by the U.S. Armed Forces to provide secure telephone capabilities for classified confidential communication over public commercial telephone networks. The Company has begun producing the next-generation digital, ISDN-compatible STE. STE provides clearer voice and thirteen-times faster data/fax transmission capabilities than the STU III. STE also supports secure conference calls and secure video teleconferencing. STE uses a CryptoCard security system which consists of a small, portable, cryptographic module mounted on a PCMCIA card holding the algorithms, keys and personalized credentials to identify its user for secure communications access. The Company also provides LMD/KP which is the workstation component of the Government's Electronic Key Management System ("EKMS"), the next generation of information security systems. EKMS is the Government system to replace current "paper" secret keys used to secure government communications with "electronic" secret keys. LMD/KP is the component of the EKMS which produces and distributes the electronic keys. L-3 also develops specialized strategic and tactical SIGINT systems to detect, acquire, collect, and process information derived from electronic sources. These systems are used by classified customers for intelligence gathering and require high speed digital signal processing and high density custom hardware designs.


SPECIALIZED COMMUNICATION PRODUCTS


MICROWAVE COMPONENTS

     L-3 is the preeminent worldwide supplier of commercial off-the-shelf, high performance RF microwave components, assemblies and instruments supplying the wireless communications, industrial and military markets. The Company is also a leading provider of state-of-the-art space-qualified commercial satellite and strategic military RF products and millimeter amplifier based products. L-3 sells many of these components under the well-recognized Narda brand name and through a comprehensive catalog of standard, stocked hardware. L-3 also sells its products through a direct sales force and an extensive network of market representatives. Specific catalog offerings include wireless products, electro-mechanical switches, power dividers and hybrids, couplers/detectors, attenuators, terminations and phase shifters, isolators and circulators, adapters, control products, sources, mixers, waveguide components, RF safety products, power meters/monitors and custom passive products. The Company operates from three principal sites, one in Hauppauge, New York ("Narda East") and two in Sacramento, California, ("Narda West" and "DBS").

     Narda East represents approximately 60% of L-3's microwave sales volume, offering high performance microwave components, networks and instruments to the wireless, industrial and military communications markets. Narda East's products can be divided into three major categories: passive components, higher level wireless assemblies/monitoring systems and safety instruments.

     Passive components are generally purchased in narrow frequency configurations by wireless original equipment manufacturers and service providers. Similar components are purchased in wide frequency configurations by first-tier military equipment suppliers. Commercial applications for Narda components are primarily in cellular or PCS base stations. Narda also manufactures higher level assemblies for wireless base stations and the paging industry. These products include communication antenna test sets, devices that monitor reflected power to determine if a cellular base station antenna is working and whether the base station radios are operating at peak power levels. Military applications include general procurement for test equipment or electronic surveillance and


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countermeasure systems. Safety products are instruments which are used to measure the level of non-ionizing radiation in a given area, i.e., from an antenna, test set or other emitting source, and determine whether human exposure limits are within federal standards.

     Narda West designs and manufactures state-of-the-art space-qualified and wireless components. Space qualified components include channel amplifiers, linearizers and diplexers/multiplexers, which are used to separate various signals and direct them to the appropriate other sections of the payload. Narda West's primary areas of focus are communications satellite payload products. Channel amplifiers and linearizers constitute Narda West's main satellite products. Channel amplifiers amplify the weak signals received from earth stations by a factor of 1 million, and then drive the power amplifier tubes that broadcast the signal back to earth. These products are sold to satellite manufacturers and offer lower cost, lower weight and improved performance as compared to in-house alternatives. On a typical satellite, for which there are 20 to 50 channel amplifiers, Narda West's channel amplifiers offer cost savings of up to 60% (up to $1 million per satellite) and decrease launch weight by up to 25 kilograms. Linearizers, used either in conjunction with a channel amplifier or by themselves, pre-distort a signal to be transmitted back to earth before it enters a Traveling Wave Tube ("TWT") for amplification. This pre-distortion is exactly the opposite of the distortion created at peak power by the TWT and, consequently has a cancellation effect that keeps the signal linear over a much larger power band of the tube. This significantly increases the useful output power of the TWT and consequent terrestrial coverage from the satellite.

     Narda West products include wireless microwave components for cellular and PCS base station applications. These products include filters used to transmit and receive channel separation as well as ferrite components which isolate certain microwave functions, thereby preventing undesired signal interaction. Other products include a wide variety of high reliability power splitters, combiners and filters for spacecraft and launch vehicles, such as LLV, Tiros, THAAD, Mars Surveyor, Peacekeeper, Galileo, Skynet, Cassini, Milstar, Space Shuttle, LandSat, FltSatCom, GPS, GPS Block IIR, IUS, ACE, SMEX and certain classified programs. The balance of the operation's business involves wideband filters used for electronic warfare applications.

     DBS designs and manufactures both broad and narrow band amplifiers and amplifier-based products in the microwave and millimeter wave frequencies. These amplifiers are used as low-noise, high-gain components in defense and communications applications. These devices can be narrow band for communication needs or broadband for electronic warfare. DBS has an extensive offering of amplifier designs allowing it to rapidly respond to unique requirements from its marketplace.

     DBS offers standard packaged amplifiers for use in various automated test equipment and system applications. It is also developing higher-level assemblies for specific military applications in which the amplifier serves as the cornerstone component. For future growth, DBS is at the forefront of technology in both the design and manufacturing of millimeter range ((greater than or equal to) 20GHz) amplifier products for use in emerging communication applications such as back haul radios, LMDS and ground terminals for LEOS. Further, DBS is starting to penetrate the space qualified communications market with designs applicable to many LEO communication satellite needs.


AVIONICS AND OCEAN PRODUCTS


 o  AVIATION RECORDERS

     L-3 manufactures commercial solid-state crash-protected aviation recorders ("black boxes") under the Fairchild brand name, and has delivered over 40,000 flight recorders to airplane manufacturers and airlines around the world. Recorders are mandated and regulated by various worldwide agencies for commercial airlines and a large portion of business aviation aircraft. Management anticipates growth opportunities in Aviation Recorders as a result of the current high level of orders for new commercial aircraft. Expansion into the military market shows continued growth opportunities. L-3 Recorders were recently selected for installation on the fleet of the Royal Australian Air Force and Royal Australian Army transport aircraft and are currently being installed on the U.S. Navy C-9 aircraft. There are two types of recorders: (i) the Cockpit Voice Recorder ("CVR") which records the


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last 30 to 120 minutes of crew conversation and ambient sounds from the cockpit and (ii) the Flight Data Recorder ("FDR") which records the last 25 hours of aircraft flight parameters such as speed, altitude, acceleration, thrust from each engine and direction of the flight in its final moments. Recorders are highly ruggedized instruments, designed to absorb the shock equivalent to that of an object traveling at 268 knots stopping in 18 inches, fire resistant to 1,100 degrees centigrade and pressure resistant to 20,000 feet undersea for 30 days. Management believes that the Company has the leading worldwide market position for CVR's and FDR's.


 o  ANTENNA PRODUCTS

     Under the Randtron brand name, L-3 produces high performance antennas designed for surveillance, high-resolution, ultra-wide frequency bands, detection of low radar cross section ("LRCS") targets, LRCS installations, severe environmental applications and polarization diversity. L-3's main antenna product is a sophisticated 24-foot diameter antenna operational on all E-2C aircraft. This airborne antenna consists of a 24-foot rotating aerodynamic radome containing a UHF surveillance radar antenna, IFF antenna and forward and aft auxiliary antennas. Production of this antenna began in the early 1980s, and production is planned beyond 2000 for the E-2C, P-3 and C-130 AEW aircraft. The replacement for this antenna is a very adaptive radar currently under development for introduction early in the next decade. L-3 also produces broad-band antennas for a variety of tactical aircraft and rotary joints for the AWAC's and E-2C's antenna. Randtron has delivered over 2,000 aircraft sets of antennas and has a current backlog through 1999. L-3 is a leading supplier of ground-based radomes. Radomes are designed to enclose an antenna system as a protective shield against the environment as well as to accentuate the performance of an antenna system. Radomes are used to enclose antenna systems used for air traffic control, weather radar, defense and scientific purposes.


 o  DISPLAY PRODUCTS

     L-3 specializes in the design, development and manufacture of ruggedized display system solutions for military and high-end commercial applications. L-3's current product lines include cathode ray tubes ("CRTs"), the Actiview family of active matrix liquid crystal displays ("AMLCD"), and a family of high performance Display Processing systems. L-3 manufactures flat-panel displays that are used on platforms such as E-2C, F-117, and the LCAC (Landing Craft Air Cushion) vehicle. Recent new contracts for flat-panel displays include the SH-60J helicopter and the C-130 Senior Scout. L-3 also manufactures CRT displays for the E-2C Hawkeye, V-22 Osprey, and F-14 Tomcat and electronics used in aircraft anti-lock braking systems.


 o  OCEAN PRODUCTS

     The Company is one of the world's leading suppliers of acoustic undersea warfare systems, having designed, manufactured and supported a broad range of compact, lightweight, high performance acoustic systems for navies around the world for over forty years. This experience spans a wide range of platforms, including helicopters, submarines and surface ships, that employ the Company's sonar systems and countermeasures.

     SPD is the world's leading provider of state-of-the-art, mission-critical electronics and electrical power delivery products, systems and subsystems, as well as communications and control systems for the U.S. Navy and many domestic and international customers. In addition, SPD provides communications subsystems and electrical products for transportation and utilities businesses. SPD's four business units are: SPD Electrical Systems, which is the leading U.S. manufacturer of military power delivery systems and components focused on switching, distribution and protection providing engineering design and development, manufacturing and overhaul and repair services; Power Paragon, which is one of the world's leading providers of high technology electrical power distribution, control and conversion systems focused on frequency and voltage conversion for military and commercial applications; Henschel, which is the leading designer, developer, and manufacturer of ship control and


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interior communications equipment; and Pac Ord, which is the only combat systems overhaul and repair contractor, which services the U.S. Naval Fleet on a national basis with locations in San Diego, Norfolk and Jacksonville.


TELEMETRY, INSTRUMENTATION AND SPACE PRODUCTS

     The Company is a leader in component products and systems used in telemetry and instrumentation for airborne applications such as satellites, aircraft, UAVs, launch vehicles, guided missiles, projectiles and targets. Telemetry involves the collection of data from these platforms, its transmission to ground stations for analysis, and its further dissemination or transportation to another platform. A principal use of this telemetry data is to measure as many as 1,000 different parameters of the platform's operation (in much the same way as a flight data recorder on an airplane measures various flight parameters) and transmit this data to the ground.

     Additionally, for satellite platforms, the equipment also acquires the command uplink that controls the satellite and transmits the necessary data for ground processing. In these applications, high reliability of components is crucial because of the high cost of satellite repair and the length of uninterrupted service required. Telemetry also provides the data to terminate the flight of missiles and rockets under errant conditions and/or at the end of a mission. Telemetry and command/control products are currently provided on missile programs such as AMRAAM, ASRAAM, AIM-9X, JASSM, JDAM, FOTT, ATACMS and PAC-3, as well as satellite programs such as GPS BLK IIF, GLOBALSTAR, EARTHWATCH, SBIRS, LUNAR PROSPECTOR, MTSAT, ARTEMIS and Hughes ICO.


 o  AIRBORNE, GROUND AND SPACE TELEMETRY

     The Company provides airborne equipment and data link systems to gather critical information and to process, format and transmit it to the ground through communication data links from a communications satellite, spacecraft, aircraft and/or missile. These products are available in both COTS and custom configurations and include software and software engineering services. Major customers are the major defense contractors who manufacture aircraft, missiles, warheads, launch vehicles, munitions and bombs. Ground instrumentation activity occurs at the ground station where the serial stream of combined data is received and decoded in real-time, as it is received from the airborne platform. Data can be encrypted and decrypted during this process, an additional expertise that the Company offers. The Company recently introduced the NeTstar satellite ground station, which collapses racks of satellite RF receivers, demodulators and related units into a PC.


 o  SPACE PRODUCTS

     L-3 offers value-added solutions that require complex product integration, rich software content and comprehensive support to its customers. The Company focuses on the following niches within the satellite ground segment equipment market: telephony, video broadcasting and multimedia. The Company's customers include foreign PTT's, domestic and international prime communications infrastructure contractors, telecommunications or satellite service providers, broadcasters and media-related companies.


EMERGING COMMERCIAL PRODUCTS


 o  MEDICAL ARCHIVING AND SIMULATION SYSTEMS

     The Company markets jointly with GE Medical Systems GEMnet (Trade Mark) , a cardiac image management and archive system through an exclusive reseller arrangement with GE Medical Systems. GEMnet (Trade Mark) eliminates the use of cinefilm in a cardiac catheterization laboratory by providing a direct digital connection to the laboratory. The system provides for acquisition, display, analysis and short- and long-term archive of cardiac patient studies, providing significant cost savings and process improvements to the hospital. The Company is an exclusive reseller of EchoNet (Trade Mark) pursuant to a


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reseller arrangement with Heartlab, Inc. EchoNet (Trade Mark)  is a digital archive management and review system designed specifically for the echocardiology profession. The system accepts digital echocardiology studies from a variety of currently available ultrasound systems, manages the studies, making them available on a network, and allows the physicians and technicians to become more productive. EchoNet (Trade Mark) is a trademark of Heartlab, Inc. GEMnet (Trade Mark) is a trademark of GE.

     The Company has approximately a one-third equity ownership interest in Medical Education Technologies, Inc. ("METI"). METI is a medical technology company engaged in the development, manufacture and sale of Human Patient Simulators ("HPS"). The HPS is a computerized system with a life-like mannequin that reacts to medical treatments and interventions similar to a human being. Originally oriented to the anesthesiology training and education domain, METI has expanded into cardiology, critical care, trauma care, allied health care, military medicine and continuing medical education. METI's target customers for its HPS include medical schools throughout the world, colleges with registered nursing programs, community colleges and state, local and volunteer emergency medical service organizations.


 o  WIRELESS LOOP TELECOMMUNICATIONS EQUIPMENT

     The Company is applying its wireless communication expertise to introduce local wireless loop telecommunications equipment using a synchronous Code Division Multiple Access technology ("CDMA") supporting terrestrial and space based, fixed and mobile communication services. The system's principal targeted customer base is emerging market countries and rural areas where existing telecommunications infrastructure is inadequate or non-existent. The Company's system will have the potential to interface with low earth orbit ("LEO") PCS systems such as Globalstar, Iridium and/or any local public telephone network. The Company expects to manufacture for sale certain of the infrastructure equipment. The Company intends to pursue joint ventures with third parties for service and distribution capabilities. The Company has entered into product distribution agreements with Granger Telecom Ltd. for distribution in parts of Africa, the Middle East and the United Kingdom, and with Unisys for distribution in parts of Mexico and South America. This same technology is also being introduced into the Ellipso "big LEO" program to provide the key communications capability in the ground and user segments. In this program, the Company will provide the CDMA processing equipment in the Ground Control Segment and the Ellipso user terminals, both fixed and mobile.


 o  AIRPORT SECURITY EQUIPMENT

     The FAA has awarded the Company a development contract for next generation airport security equipment for explosive detection. L-3 has teamed with Analogic Corporation and GE to design and produce an explosive detection system ("EDS") utilizing a dual energy computer tomography ("CT") X-ray system. L-3's EDS system, the eXaminer 3DX (Trade Mark) 6000, will analyze the contents of checked baggage at airports for a wide-range of explosive material as specified by the FAA. On November 23, 1998, L-3 received FAA certification for its eXaminer 3DX (Trade Mark) 6000 system which is the only second- generation system to receive certification and the only system to generate full, three-dimensional images of all objects in a piece of baggage. The eXaminer 3DX (Trade Mark) 6000 has been certified at 500 bags per hour but eventually will be capable of inspecting baggage at an average of 675 bags per hour, which will allow screening of passenger-checked baggage for a large body aircraft, such as a Boeing 747, in approximately 40 minutes. It can be installed as a stand-alone unit in a conveyor system or in a mobile van.


 o  INFORMATION NETWORK SECURITY

     The Company is applying its information security capabilites developed at Communication Systems--East to the commercial markets through the formation of a new subsidiary, L-3 Communications Secure Information Technology, Inc. ("L-3 Secure Information Technology"). Through a majority-owned joint venture ("L-3 Network Security"), L-3 Secure Information Technology acquired a network security software business from Trident Data Systems, which retained a minority interest in L-3 Network Security.

     In early November 1998, L-3 Network Security announced the release of its third-generation network security software, Expert (Trade Mark) 3.0, which automates the sophisticated network risk analysis


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process. This software was first developed for the U.S. Air Force and is now used by leading corporations, consulting firms and government agencies. Expert (Trade Mark) 3.0 allows network administrators and business managers to measure and manage information risk by first automatically mapping a user's network, compiling a database of all systems, applications and services -- including unauthorized modems. Expert (Trade Mark) 3.0's risk algorithms then quantify the amount of risk present in all parts of the network and analyze the likelihood of various insider and outsider threats, linking these threats to actual vulnerabilities present on the network. Expert (Trade Mark) 3.0's databases contain virtually all publicly known computer vulnerabilities, researched and verified by L-3's full-time security team. A comprehensive vulnerability report is provided by Expert (Trade Mark) 3.0, which permits users to quantify risk measures and to formulate a basis for information security policy.


MAJOR CUSTOMERS

     The Company's sales are predominantly derived from contracts with agencies of, and prime contractors to, the Government. Various Government customers exercise independent purchasing decisions. Sales to the Government generally are not regarded as constituting sales to one customer. Instead, each contracting entity is considered to be a separate customer. On a pro forma basis, for the nine-month period ended September 30, 1998 the Company had approximately 300 contracts with a value exceeding $1 million. Pro forma sales to the Government for the nine-month period ended September 30, 1998, including sales through prime contractors, were $608.1 million. The Company's largest program is a long-term, sole source cost plus support contract for the U-2 program which contributed pro forma sales for the nine-month period ended September 30, 1998 of approximately 7%. No other program represented more than 5% of such pro forma sales for the nine-month period ended September 30, 1998. Sales to Lockheed Martin for the nine-month period ended September 30, 1998 were $51.1 million or approximately 7% of total sales.


RESEARCH AND DEVELOPMENT

     The Company employs scientific, engineering and other personnel to improve its existing product lines and to develop new products and technologies in the same or related fields. As of September 30, 1998, the Company employed approximately 2,500 engineers (of whom more than 18% hold advanced degrees). The pro forma amounts of research and development performed under customer-funded contracts and Company-sponsored research projects, including bid and proposal costs, for the nine-month period ended September 30, 1998 were $166.8 million.


COMPETITION

     The Company's ability to compete for defense contracts depends to a large extent on the effectiveness and innovativeness of its research and development programs, its ability to offer better program performance than its competitors at a lower cost to the Government customer, and its readiness in facilities, equipment and personnel to undertake the programs for which it competes. In some instances, programs are sole source or work directed by the Government to a single supplier. In such cases, there may be other suppliers who have the capability to compete for the programs involved, but they can only enter or reenter the market if the Government should choose to reopen the particular program to competition. Approximately 60% of the Company's $834.5 million pro forma sales for the nine-month period ended September 30, 1998 were related to sole source contracts.

     The Company experiences competition from industrial firms and U.S. government agencies, some of which have substantially greater resources than the Company. These competitors include: AlliedSignal, Cubic Corporation, Eaton Corporation, Globecomm Systems Inc., Harris Corporation, Hughes, Motorola, Scientific-Atlanta, Inc., Thomson Marconi Sonar Ltd., Titan Corporation and TRW Inc. A majority of the sales of the Company is derived from contracts with the Government and its prime contractors, and such contracts are awarded on the basis of negotiations or competitive bids. Management does not believe any one competitor or a small number of competitors is dominant in any of the business areas of the Company. Management believes the Company will continue to be able to compete successfully based upon the quality and cost competitiveness of its products and services.


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PATENTS AND LICENSES

     Although the Company owns some patents and has filed applications for additional patents, it does not believe that its operations depend upon its patents. In addition, the Company's Government contracts generally license it to use patents owned by others. Similar provisions in the Government contracts awarded to other companies make it impossible for the Company to prevent the use by other companies of its patents in most domestic work.


BACKLOG

     As of September 30, 1998, the Company's pro forma funded backlog was approximately $813.8 million. This backlog provides management with a useful tool to project sales and plan its business on an on-going basis; however, no assurance can be given that the Company's backlog will become revenues in any particular period or at all. Funded backlog does not include the total contract value of multi-year, cost-plus reimbursable contracts, which are funded as costs are incurred by the Company. Funded backlog also does not include unexercised contract options which represent the amount of revenue which would be recognized from the performance of contract options that may be exercised by customers under existing contracts and from purchase orders to be issued under indefinite quantity contracts or basic ordering agreements. Overall, approximately 72% of the Company's September 30, 1998 funded backlog is expected to be shipped over the next twelve-month period. Our funded backlog as of September 30, 1998 was made up of the following:





                                                      (in millions)
     Secure Communication Systems ................       $275.8
     Specialized Communication Products ..........        538.0
                                                         ------
       Total .....................................       $813.8
                                                         ======

GOVERNMENT CONTRACTS

     Approximately 68% of the Company's pro forma sales for the nine-month period ended September 30, 1998 were made to agencies of the Government or to prime contractors or subcontractors of the Government.

     Approximately 71% of the Company's pro forma sales mix of contracts for the nine-month period ended September 30, 1998 were firm fixed price contracts under which the Company agrees to perform for a predetermined price. Although the Company's fixed price contracts generally permit the Company to keep profits if costs are less than projected, the Company does bear the risk that increased or unexpected costs may reduce profit or cause the Company to sustain losses on the contract. Generally, firm fixed price contracts offer higher margin than cost plus type contracts. All domestic defense contracts and subcontracts to which the Company is a party are subject to audit, various profit and cost controls and standard provisions for termination at the convenience of the Government. Upon termination, other than for a contractor's default, the contractor will normally be entitled to reimbursement for allowable costs and to an allowance for profit. Foreign defense contracts generally contain comparable provisions relating to termination at the convenience of the government. To date, no significant fixed price contract of the Company has been terminated.

     Companies supplying defense-related equipment to the Government are subject to certain additional business risks peculiar to that industry. Among these risks are the ability of the Government to unilaterally suspend the Company from new contracts pending resolution of alleged violations of procurement laws or regulations. Other risks include a dependence on appropriations by the Government, changes in the Government's procurement policies (such as greater emphasis on competitive procurements) and the need to bid on programs in advance of design completion. A reduction in expenditures by the Government for products of the type manufactured by the Company, lower margins resulting from increasingly competitive procurement policies, a reduction in the volume of contracts or subcontracts awarded to the Company or substantial cost overruns would have an adverse effect on the Company's cash flow.

PROPERTIES


     The table below sets forth certain information with respect to the material manufacturing facilities and properties of the Company.




                     LOCATION                         OWNED     LEASED
--------------------------------------------------   -------   -------
                                                       (thousands of
                                                        square feet)
L-3 Headquarters, NY .............................       --      29.7
L-3 Washington Operations, Arlington, VA .........       --       4.6
SECURE COMMUNICATION SYSTEMS:
 Camden, NJ ......................................       --     580.6
 Salt Lake City, UT ..............................       --     487.7
SPECIALIZED COMMUNICATION PRODUCTS:
 Anaheim, CA .....................................       --     165.3
 Folsom, CA ......................................       --      57.5
 Menlo Park, CA ..................................       --      93.1
 San Diego, CA ...................................    196.0      68.9
 Sylmar, CA ......................................       --     273.0
 Sarasota, FL ....................................       --     143.7
 Alpharetta, GA ..................................     93.0        --
 Concord, MA .....................................       --      60.0
 Lowell, MA ......................................       --      47.0
 Newburyport, MA .................................       --      81.2
 Hauppauge, NY ...................................    240.1        --
 Philadelphia, PA ................................       --     230.0
 Warminster, PA ..................................     40.9        --
 Kiel, Germany ...................................       --     302.7
 Leer, Germany ...................................       --      60.9

     In total, the Company owns approximately 600,000 square feet and leases approximately 3.0 million square feet of manufacturing facilities and properties.


LEGAL PROCEEDINGS

     From time to time the Company is involved in legal proceedings arising in the ordinary course of its business. Management believes it is adequately reserved for these liabilities and that there is no litigation pending that could have a material adverse effect on the Company's results of operations and financial condition.


ENVIRONMENTAL MATTERS

     The Company's operations are subject to various federal, state and local environmental laws and regulations relating to the discharge, storage, treatment, handling, disposal and remediation of certain materials, substances and wastes used in its operations. The Company continually assesses its obligations and compliance with respect to these requirements. Management believes that the Company's current operations are in substantial compliance with all existing applicable environmental laws and permits. The Company does not currently project the need for any material unbudgeted expenditures to remain in compliance with applicable environmental laws and regulations.

     Pursuant to the L-3 Acquisition agreement, the Company has agreed to assume certain on-site and off-site environmental liabilities related to events or activities occurring prior to the L-3 Acquisition. Lockheed Martin has agreed to retain all environmental liabilities for all facilities no longer used by the Businesses and to indemnify fully the Company for such prior site environmental liabilities. Lockheed Martin has also agreed, for the first eight years following April 1997, to pay 50% of all costs incurred by the Company above those reserved for on the Company's balance sheet at April 1997 relating to certain Company-assumed environmental liabilities and, for the seven years thereafter, to pay 40% of certain reasonable operation and maintenance costs relating to any environmental remediation projects undertaken in the first eight years. The Company is aware of environmental contamination at two of the facilities acquired from Lockheed Martin that will require ongoing remediation. In November 1997, the Company sold one such facility located in Sarasota,

Florida, while retaining a leasehold interest in a portion of that facility, to DMB in a transaction in which DMB contractually agreed to assume responsibility for further remediation of the Sarasota site. Management believes that the Company has established adequate reserves for the potential costs associated with the assumed environmental liabilities. However, there can be no assurance that any costs incurred will be reimbursable from the Government or covered by Lockheed Martin under the terms of the L-3 Acquisition agreement or that the Company's environmental reserves will be sufficient.

     In connection with the acquisition of Ocean Systems, the Company has acquired the stock of ELAC. In November 1998, the Company exercised its option to purchase the ELAC property. The premises leased by ELAC at the time of the acquisition have environmental contamination consisting of chlorinated solvents in the groundwater beneath and adjoining the site. However, Honeywell Inc. ("Honeywell"), the previous owner of ELAC and the owner of the property at the time of the acquisition, has retained the liability for remediating the ELAC site and has contractually agreed to indemnify AlliedSignal and ELAC. Management believes that any necessary remediation will be covered by the Honeywell indemnification.

     In connection with the acquisition of STS, the Company acquired certain facilities located in Hauppauge, New York. As part of the acquisition, California Microwave agreed to retain liability for environmental contamination occurring prior to the closing date. Subsequent to the acquisition, the Company performed an environmental assessment of the ground water beneath the site and determined that the ground water contained chlorinated solvents used by STS only prior to the closing of the STS acquisition. The Company has tendered the defense of this matter to California Microwave, which is performing a further investigation of the ground water contamination. Management believes that any necessary remediation will be covered by an indemnification from California Microwave.


PENSION PLANS

     Pursuant to the L-3 Acquisition agreement, Holdings and L-3 Communications Corporation assumed certain liabilities relating to defined benefit pension plans for present and former employees and retirees of certain businesses which were transferred from Lockheed Martin to Holdings and L-3 Communications Corporation. Prior to the consummation of the L-3 Acquisition, Lockheed Martin received a letter from the PBGC which requested information regarding the transfer of such pension plans and indicated that the PBGC believed certain of such pension plans were underfunded using the PBGC's actuarial assumptions (which assumptions result in a larger liability for accrued benefits than the assumptions used for financial reporting under FASB 87.) The PBGC underfunding is related to the Subject Plans. As of September 30, 1998, the Company calculated the net funding position of the Subject Plans and believes them to be overfunded by approximately $4.8 million under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") assumptions, underfunded by approximately $28.4 million under FASB 87 assumptions and, on a termination basis, underfunded by as much as $70.4 million under PBGC assumptions.

     With respect to the Subject Plans, Lockheed Martin entered into an agreement (the "Lockheed Martin Commitment Agreement") among Lockheed Martin, L-3 Communications Corporation and the PBGC dated as of April 30, 1997. The material terms and conditions of the Lockheed Martin Commitment Agreement include a commitment by Lockheed Martin to the PBGC to, under certain circumstances, assume sponsorship of the Subject Plans or provide another form of financial support for the Subject Plans. The Lockheed Martin Commitment Agreement will continue with respect to any Subject Plan until such time as such Subject Plan is no longer underfunded on a PBGC basis for two consecutive years or, at any time after May 31, 2002, the Company achieves investment grade credit ratings. Pursuant to the Lockheed Martin Commitment Agreement, the PBGC agreed that it would take no further action in connection with the L-3 Acquisition.

     In return for the Lockheed Martin Commitment, L-3 Communications Corporation entered into an agreement with Lockheed Martin, dated as of April 30, 1997, pursuant to which L-3 Communications Corporation provided certain assurances to Lockheed Martin including, but not necessarily limited to, (i) continuing to fund the Subject Plans consistent with prior practices and to the extent deductible for tax purposes and, where appropriate, recoverable under Government contracts, (ii) agreeing to not increase benefits under the Subject Plans without the consent of Lockheed Martin, (iii) restricting the Company from a sale of any businesses employing individuals covered by the Subject Plans if such sale would not result in reduction or elimination of the Lockheed Martin Commitment with regard to the specific plan and (iv) if the Subject Plans were returned to Lockheed Martin, granting Lockheed Martin the right to seek recovery from the Company of those amounts actually paid, if any, by Lockheed Martin with regard to the Subject Plans after their return. In addition, upon the occurrence of certain events, Lockheed Martin, at its option, has the right to decide whether to cause the Company to transfer sponsorship of any or all of the Subject Plans to Lockheed Martin, even if the PBGC has not sought to terminate the Subject Plans. Lockheed Martin may exercise this right by giving 45 days prior written notice to the Company after the occurrence of such triggering events if it has concluded that the liabilities of the Subject Plans would increase unreasonably. As a result of a decrease in the PBGC-mandated discount rate and the resulting increase in the underlying liability, one of such triggering events has occurred. L-3 Communications Corporation has notified Lockheed Martin of this fact. Lockheed Martin has informed us that it has no present intention to exercise its right to cause L-3 Communications Corporation to transfer sponsorship of the Subject Plans. If Lockheed Martin did assume sponsorship of these plans, it would be primarily liable for the costs associated with funding the Subject Plans or any costs associated with the termination of the Subject plans but L-3 Communications Corporation would be required to reimburse Lockheed Martin for these costs. To date, the impact on pension expense and funding requirements resulting from this arrangement has not been significant. However, should Lockheed Martin assume sponsorship of the Subject Plans or if these plans were terminated, the impact of any increased pension expenses or funding requirements could be material to the Company. The Company has performed its obligations under the letter agreement with Lockheed Martin and the Lockheed Martin Commitment and has not received any communications from the PBGC concerning actions which the PBGC contemplates taking in respect of the Subject Plans.


EMPLOYEES

     As of December 31, 1998, the Company employed approximately 8,000 full-time and part-time employees. The Company believes that its relations with its employees are good.

     Approximately 540 of the Company's employees at its Communication Systems--East operation in Camden, New Jersey are represented by four unions, the Association of Scientists and Professional Engineering Personnel, the International Federation of Professional and Technical Engineers, the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers and an affiliate of the International Brotherhood of Teamsters. The collective bargaining agreements for these four unions were successfully renegotiated in mid-1998 without any disruptions to operations. Three of the collective bargaining agreements will expire in 2002, and the other agreement will expire in 2001.

     Approximately 200 employees of Ocean Systems are represented by the United Auto Workers. The collective bargaining agreement expires in mid-1999. Approximately 140 of the employees at Ocean Systems' ELAC subsidiary in Kiel, Germany are represented by the Metal Trade Industrial Workers of the Hamburg Region and ELAC is represented by the Association of Metal Industry Employers for Schleswig-Holstein. While the Company has not yet initiated discussions with representatives of the United Auto Workers, management believes it will be able to negotiate, without material disruption to its business, a satisfactory new labor contract with these employees. However, there can be no assurance that a satisfactory agreement will be reached with the covered employees or that a material disruption to operations of Ocean Systems will not occur.

     Approximately 350 of SPD's employees located in Philadelphia, Pennsylvania are represented by the United Automobile Aerospace and Agricultural Implement Workers of America, Local 1612 Amalgamated. The four collective bargaining agreements covering these employees expire in early April 1999, following a six year labor agreement. While the Company has not yet initiated discussions with representatives of the union, management believes that it will be able to negotiate, without material disruption to its business, satisfactory new collective bargaining agreements. However, there can be no assurance that a satisfactory agreement will be reached with the covered employees or that a material disruption to the Company's Philadelphia operations will not occur. Approximately 20 of

SPD's employees located in Anaheim and National City, California are represented by the International Brotherhood of Electrical Workers, Local 569, whose collective bargaining agreement expires in late May 2000 and approximately 20 employees are represented by the International Association of Machinists and Aerospace Workers, Local 389 whose collective bargaining agreement expires in early February 2000.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Under the L-3 Acquisition agreement, Lockheed Martin has agreed to indemnify L-3, subject to certain limitations, for Lockheed Martin's breach of representations and warranties and L-3 has assumed certain obligations relating to environmental matters and benefits plans. These obligations include certain on-site and off-site environmental liabilities related to events or activities of the Businesses occurring prior to the L-3 Acquisition. Lockheed Martin has agreed to indemnify Holdings, subject to certain limitations, for its breach of
(i) non-environmental representations and warranties up to $50 million (subject to a $5 million threshold) and (ii) for the first eight years following April 1997, to pay 50% of all costs incurred by the Company above those reserved for on the Company's balance sheet at April 1997 relating to certain Company-assumed environmental liabilities and, for the seven years thereafter, 40% of certain reasonable operation and maintenance costs relating to any environmental remediation projects undertaken in the first eight years (subject to a $6 million threshold).

     Lockheed Martin provides to certain divisions of the Company certain management information systems services at Lockheed Martin's fully-burdened cost but without profit. Holdings, L-3 Communications Corporation and Lockheed Martin have entered into certain subleases of real property and cross-licenses of intellectual property.

     In addition, Holdings and Lockheed Martin have entered into a Limited Noncompetition Agreement (the "Noncompetition Agreement") which, for up to three years from April 1997, in certain circumstances, precludes Lockheed Martin from engaging in the sale of any products that compete with the products of the Company that are set forth in the Noncompetition Agreement for specifically identified application of the products. Under the Noncompetition Agreement, Lockheed Martin is prohibited, with certain exceptions, from acquiring any business engaged in the sale of the specified products referred to in the preceding sentence, although Lockheed Martin may acquire such a business under circumstances where the exceptions do not apply provided that it offers to sell such business to L-3 within 90 days of its acquisition. The Noncompetition Agreement does not, among other exceptions, (i) apply to businesses operated and managed by Lockheed Martin on behalf of the Government,
(ii) prohibit Lockheed Martin from engaging in any existing businesses and planned businesses as of the closing of the L-3 Acquisition or businesses that are reasonably related to existing or planned businesses or (iii) apply to selling competing products where such products are part of a larger system sold by Lockheed Martin.

     In the ordinary course of business L-3 sells products to Lockheed Martin and its affiliates. Sales to Lockheed Martin were $51.1 million, $81.6 million, $70.7 million and $25.9 million for the nine-month period ended September 30, 1998 and the years ended December 31, 1997, 1996 and 1995, respectively. See
Note 19 to the Consolidated (Combined) Financial Statements.

     Sales of products to Lockheed Martin, excluding those under existing intercompany work transfer agreements, are made on terms no less favorable than those which would be available from non-affiliated third party customers. A significant portion of L-3's sales to Lockheed Martin are either based on competitive bidding or catalog prices.


STOCKHOLDERS AGREEMENT

     Holdings, Lockheed Martin, the Lehman Partnership and Messrs. Lanza and LaPenta entered into a stockholders agreement (the "Stockholders Agreement") which, except for the terms relating to (i) the registration rights, (ii) provision of services by Lehman Brothers and (iii) the standstill agreement by Lockheed Martin, terminated upon the completion of the IPO.

     Pursuant to the Stockholders Agreement, Messrs. Lanza and LaPenta, Lockheed Martin and the Lehman Partnership have the right, from time to time and subject to certain conditions, to require Holdings to register under the Securities Act shares of common stock held by them. Lockheed Martin, the Lehman Partnership and each of the Senior Management has three, four and one demand registration rights, respectively. In addition, the Stockholders Agreement also provides certain existing stockholders with certain piggyback registration rights. The Stockholders Agreement provides, among other things, that the Company will pay expenses in connection with (i) up to two demand registrations requested by Lockheed Martin, up to three demand registrations requested by the Lehman Partnership and the two demand registrations requested by the Senior Management and (ii) any registration in which the existing stockholders participate through piggyback registration rights granted under such agreement.


     The Stockholders Agreement also provides that Lehman Brothers Inc. has the exclusive right to provide investment banking services to Holdings for the five-year period after the closing of the L-3 Acquisition (except that the exclusivity period is three years as to cash acquisitions undertaken by L-3) so long as the Lehman Partnership owns at least 10% of Holdings' outstanding common stock. In the event that Lehman Brothers Inc. agrees to provide any investment banking services to L-3, it will be paid fees that are mutually agreed upon based on similar transactions and practices in the investment banking industry.


     Under the Stockholders Agreement Lockheed Martin is subject to a standstill arrangement which generally prohibits any increase in its share ownership percentage over 34.9%.

                                  MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

     The following table provides information concerning the directors and executive officers of Holdings and L-3 Communications Corporation.



NAME                                 AGE                       POSITION
----------------------------------- ----- -------------------------------------------------
Frank C. Lanza .................... 67    Chairman, Chief Executive Officer and Director
Robert V. LaPenta ................. 53    President, Chief Financial Officer and Director
Michael T. Strianese .............. 42    Vice President--Finance and Controller
Christopher C. Cambria ............ 40    Vice President--General Counsel and Secretary
Robert F. Mehmel .................. 36    Vice President--Planning and Assistant Secretary
Lawrence W. O'Brien ............... 49    Vice President--Treasurer
Joseph S. Paresi .................. 43    Vice President--Product Development
Lawrence H. Schwartz .............. 61    Vice President--Business Development
Jimmie V. Adams ................... 62    Vice President--Washington D.C. Operations
Robert RisCassi ................... 62    Vice President--Washington D.C. Operations
David J. Brand(1) ................. 37    Director
Thomas A. Corcoran ................ 54    Director
Alberto M. Finali ................. 44    Director
Eliot M. Fried(1) ................. 66    Director
Frank H. Menaker, Jr.(1) .......... 58    Director
Robert B. Millard(2) .............. 48    Director
John E. Montague(2) ............... 44    Director
John M. Shalikashvili ............. 62    Director
Alan H. Washkowitz(2) ............. 58    Director

----------
(1)   Member of the Audit Committee.

(2)   Member of the Compensation Committee.


     Frank C. Lanza, Chairman and CEO. Mr. Lanza joined the Company in April 1997. From April 1996, when Loral was acquired by Lockheed Martin, until April 1997, Mr. Lanza was Executive Vice President of Lockheed Martin, a member of Lockheed Martin's Executive Council and Board of Directors and President and COO of Lockheed Martin's command, control, communications and intelligence ("C3I") and Systems Integration Sector, which comprised many of the businesses acquired by Lockheed Martin from Loral. Prior to the April 1996 acquisition of Loral, Mr. Lanza was President and COO of Loral, a position he held since 1981. He joined Loral in 1972 as President of its largest division, Electronic Systems. His earlier experience was with Dalmo Victor and Philco Western Development Laboratory.

     Robert V. LaPenta, President and Chief Financial Officer. Mr. LaPenta joined the Company in April 1997. From April 1996, when Loral was acquired by Lockheed Martin, until April 1997, Mr. LaPenta was a Vice President of Lockheed Martin and was Vice President and Chief Financial Officer of Lockheed Martin's C3I and Systems Integration Sector. Prior to the April 1996 acquisition of Loral, he was Loral's Senior Vice President and Controller, a position he held since 1981. He joined Loral in 1972 and was named Vice President and Controller of its largest division in 1974. He became Corporate Controller in 1978 and was named Vice President in 1979.

     Michael T. Strianese, Vice President-Finance and Controller. Mr. Strianese joined the Company in April 1997. From April 1996, when Loral was acquired by Lockheed Martin, until April 1997, Mr. Strianese was Vice President and Controller of Lockheed Martin's C3I and Systems Integration Sector.

From 1991 to the April 1996 acquisition of Loral, he was Director of Special Projects at Loral. Prior to joining Loral, he spent 11 years with Ernst & Young. Mr. Strianese is a Certified Public Accountant.

     Christopher C. Cambria, Vice President-General Counsel and Secretary. Mr. Cambria joined the Company in June 1997. From 1994 until joining the Company, Mr. Cambria was an associate with Fried, Frank, Harris, Shriver & Jacobson. From 1986 until 1993, he was an associate with Cravath, Swaine & Moore.

     Robert F. Mehmel, Vice President-Planning and Assistant Secretary. Mr. Mehmel joined the Company in April 1997. From April 1996, when Loral was acquired by Lockheed Martin, until April 1997, Mr. Mehmel was the Director of Financial Planning and Capital Review for Lockheed Martin's C3I and Systems Integration Sector. From 1984 to 1996, Mr. Mehmel held several accounting and financial analysis positions at Loral Electronic Systems and Loral. At the time of Lockheed Martin's acquisition of Loral, he was Corporate Manager of Business Analysis.

     Lawrence W. O'Brien, Vice President--Treasurer. Mr. O'Brien joined the Company in June 1997. Prior to joining the Company, he was the Vice President and Treasurer of Pechiney Corporation, the North American arm of the Pechiney Group of France, where he held a number of financial positions since 1981.

     Joseph S. Paresi, Vice President--Product Development. Mr. Paresi joined the Company in April 1997. From April 1996 until April 1997, Mr. Paresi was Corporate Director of Technology for Lockheed Martin's C3I and System Integration Sector. Prior to the April 1996 acquisition of Loral, Mr. Paresi was Corporate Director of Technology for Loral, a position he held since 1993. From 1978 to 1993, Mr. Paresi was a Systems Engineer, Director of Marketing and Director of International Programs at Loral Electronic Systems.

     Lawrence H. Schwartz, Vice President--Business Development. Mr. Schwartz joined the Company in May 1997. From April 1996 until May 1997, Mr. Schwartz was Vice President of Technology for the C3I and System Integration Sector of Lockheed Martin. Prior to the April 1996 acquisition of Loral, he was Corporate Vice President of Technology for Loral, a position he held since 1987. Between 1976 and 1987, Mr. Schwartz was Vice President of Engineering, Senior Vice President of Business Development, Senior Vice President of the Rapport Program and Senior Vice President of Development Programs at Loral Electronic Systems.

     Jimmie V. Adams, Vice President-Washington, D.C. Operations. General Jimmie V. Adams (U.S.A.F.-ret.) joined the Company in April 1997. From April 1996 until April 1997, he was Vice President of Lockheed Martin's Washington Operations for the C3I and Systems Integration Sector. Prior to the April 1996 acquisition of Loral, he had held the same position at Loral since 1993. Before joining Loral in 1993, he was Commander in Chief, Pacific Air Forces, Hickam Air Force Base, Hawaii, capping a 35-year career with the U.S. Air Force. He was also Deputy Chief of Staff for plans and operation for U.S. Air Force headquarters and Vice Commander of Headquarters Tactical Air Command and Vice Commander in Chief of the U.S. Air Forces Atlantic at Langley Air Force Base. He is a command pilot with more than 141 combat missions.

     Robert RisCassi, Vice President-Washington, D.C. Operations. General Robert W. RisCassi (U.S. Army-ret.) joined the Company in April 1997. From April 1996 until April 1997, he was Vice President of Land Systems for Lockheed Martin's C3I and Systems Integration Sector. Prior to the April 1996 acquisition of Loral, he had held the same position for Loral since 1993. He joined Loral in 1993 after retiring as U.S. Army Commander in Chief, United Nations Command/Korea. His 35-year military career included posts as Army Vice Chief of Staff; Director, Joint Staff, Joint Chiefs of Staff; Deputy Chief of Staff for Operations and Plans; and Commander of the Combined Arms Center.

     David J. Brand, Director. Mr. Brand has served as a director since April 1997 and is a Managing Director of Lehman Brothers and a principal in the Global Mergers & Acquisitions Group, leading Lehman Brothers' Technology Mergers and Acquisitions business. Mr. Brand joined Lehman Brothers in 1987 and has been responsible for merger and corporate finance advisory services for many of Lehman Brothers' technology and defense industry clients. Mr. Brand is currently a director of K&F Industries, Inc. Mr. Brand holds an M.B.A. from Stanford University's Graduate School of Business and a B.S. in Mechanical Engineering from Boston University.

     Thomas A. Corcoran, Director. Mr. Corcoran has served as a director since July 1997 and has been the President and Chief Operating Officer of the Electronic Systems Sector of Lockheed Martin Corporation since March 1995. From 1993 to 1995, Mr. Corcoran was President of the Electronics Group of Martin Marietta Corporation. Prior to that he worked for General Electric for 26 years and from 1983 to 1993 he held various management positions with GE Aerospace; he was a company officer from 1990 to 1993. Mr. Corcoran is a member of the Board of Trustees of Worcester Polytechnic Institute, the Board of Trustees of Stevens Institute of Technology, the Board of Governors of the Electronic Industries Association, a Director of the U.S. Navy Submarine League and a Director of REMEC Corporation.

     Alberto M. Finali, Director. Mr. Finali has served as a director since April 1997 and is a Managing Director of Lehman Brothers and principal of the Merchant Banking Group, based in New York. Prior to joining the Merchant Banking Group, Mr. Finali spent four years in Lehman Brothers' London office as a senior member of the M&A Group. Mr. Finali joined Lehman Brothers in 1987 as a member of the M&A Group in New York and became a Managing Director in 1997. Prior to joining Lehman Brothers, Mr. Finali worked in the Pipelines and Production Technology Group of Bechtel, Inc. in San Francisco. Mr. Finali holds an M. Eng. and an M.B.A. from the University of California at Berkeley, and a Laurea Degree in Civil Engineering from the Polytechnic School in Milan, Italy.


     Eliot M. Fried, Director. Mr. Fried has served as a director since April 1997 and is a Managing Director of Lehman Brothers. Mr. Fried joined Shearson, Hayden Stone, a predecessor firm, in 1976 and became a Managing Director in 1982. Mr. Fried is currently a director of Bridgeport Machines, Inc. and Axsys Technologies, Inc. Mr. Fried holds an M.B.A. from Columbia University and a B.A. from Hobart College.

     Frank H. Menaker, Jr., Director. Mr. Menaker has served as a director since April 1997 and has served as Senior Vice President and General Counsel of Lockheed Martin since July 1996. He served as Vice President and General Counsel of Lockheed Martin from March 1995 to July 1996, as Vice President of Martin Marietta Corporation from 1982 until 1995 and as General Counsel of Martin Marietta Corporation from 1981 until 1995. He is a director of Martin Marietta Materials, Inc., a member of the American Bar Association and has been admitted to practice before the United States Supreme Court. Mr. Menaker is a graduate of Wilkes University and the Washington College of Law at American University.

     Robert B. Millard, Director. Mr. Millard has served as a director since April 1997 and is a Managing Director of Lehman Brothers, Head of Lehman Brothers' Principal Trading & Investments Group and principal of the Merchant Banking Group. Mr. Millard joined Kuhn Loeb & Co. in 1976 and became a Managing Director of Lehman Brothers in 1983. Mr. Millard is currently a director of GulfMark Offshore, Inc. and Weatherford International, Inc. Mr. Millard holds an M.B.A. from Harvard University and a B.S. from the Massachusetts Institute of Technology.

     John E. Montague, Director. Mr. Montague has served as a director since April 1997 and has been Vice President and Chief Financial Officer of Lockheed Martin Global Telecommunications, Inc., a wholly owned subsidiary of Lockheed Martin, since August 1998. He served as Vice President, Financial Strategies at Lockheed Martin responsible for mergers, acquisitions and divestiture activities and shareholder value strategies from March 1995 until August 1998. Previously, he was Vice President, Corporate Development and Investor Relations at Martin Marietta Corporation from 1991 to 1995. From 1988 to 1991, he was Director of Corporate Development at Martin Marietta Corporation, which he joined in 1977 as a member of the engineering staff. Mr. Montague is a director of Rational Software Corporation. Mr. Montague received his B.S. from the Georgia Institute of Technology and an M.S. in engineering from the University of Colorado.

     John M. Shalikashvili, Director. General Shalikashvili (U.S. Army-ret.) has served as a director since August 1998. Prior to his appointment, he was the senior officer of the United States military and principal military advisor to the President of the United States, the Secretary of Defense and National Security Council by serving as the thirteenth Chairman of the Joint

Chiefs of Staff, Department of Defense, for two terms from 1993 to 1997. Prior to his tenure as Chairman of the Joint Chiefs of Staff, he served as the Commander in Chief of all United States forces in Europe and as NATO's tenth Supreme Allied Commander, Europe (SACEUR). He has also served in a variety of command and staff positions in the continental United States, Alaska, Belgium, Germany, Italy, Korea, Turkey and Vietnam. General Shalikashvili is currently a director of United Defense Industries Inc.

     Alan H. Washkowitz, Director. Mr. Washkowitz has served as a director since April 1997 and is a Managing Director of Lehman Brothers and head of the Merchant Banking Group, and is responsible for the oversight of Lehman Brothers Merchant Banking Portfolio Partnership L.P. Mr. Washkowitz joined Lehman Brothers in 1978 when Kuhn Loeb & Co. was acquired by Lehman Brothers. Mr. Washkowitz is currently a director of Illinois Central Corporation, K&F Industries, Inc., McBride plc. and Peabody Coal Co. Mr. Washkowitz holds an M.B.A. from Harvard University, a J.D. from Columbia University and an A.B. from Brooklyn College.

     The Board of Directors intends to appoint one additional director who is not affiliated with the Company, Lehman Brothers Inc. or Lockheed Martin by May 18, 1999. The additional director has not yet been identified.

     The Company's certificate of incorporation provides for a classified Board of Directors divided into three classes. Class I will expire at the annual meeting of the stockholders to be held in 1999; Class II will expire at the annual meeting of the stockholders to be held in 2000; and Class III will expire at the annual meeting of the stockholders to be held in 2001. At each annual meeting of the stockholders, beginning with the 1999 annual meeting, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified, or until their earlier resignation or removal, if any. To the extent there is an increase or reduction in the number of directors, increase or decrease in directorships resulting therefrom will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

     Each executive officer and key employee serves at the discretion of the Board of Directors.


COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has two standing committees: an Audit Committee and a Compensation Committee. Currently, the Audit Committee consists of Messrs. Brand, Fried and Menaker. The Company intends to appoint to the Audit Committee only persons who qualify as an "independent" director for purposes of the rules and regulations of the NYSE. The Audit Committee selects and engages, on behalf of the Company, the independent public accountants to audit the Company's annual financial statements, and reviews and approves the planned scope of the annual audit. Currently, Messrs. Millard, Montague and Washkowitz serve as members of the Compensation Committee. The Compensation Committee establishes remuneration levels for certain officers of the Company, performs such functions as provided under the Company's employee benefit programs and executive compensation programs and administers the 1997 Option Plan for Key Employees of Holdings.


COMPENSATION OF DIRECTORS

     The affiliated directors of the Company do not receive compensation for their services as directors. The non-affiliated directors will receive annual compensation of $25,000 in cash, $5,000 of Holdings' common stock, and a grant of stock options to 1,500 shares of Holdings' common stock. The non-affiliated directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof. In addition, the non-affiliated directors will be compensated $1,000 per meeting attended, including committee meetings, up to a maximum of $2,000 per day.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

     The Company's certificate of incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"), a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under the DGCL, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provisions of the Company's certificate of incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's bylaws provide that the Company shall indemnify its directors, officers, employees and agents against losses incurred by any such person by reason of the fact that such person was acting in such capacity.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the "Named Executive Officers").


                          SUMMARY COMPENSATION TABLE



                                                             LONG TERM COMPENSATION
                                                                     AWARDS
                                                            -------------------------
                                                        ANNUAL                          SECURITIES
                                                     COMPENSATION                       UNDERLYING
                                        FISCAL  ----------------------   RESTRICTED      HOLDINGS        ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR    SALARY(1)   BONUS(2)   STOCK AWARDS   STOCK OPTIONS  COMPENSATION(3)
-------------------------------------- -------- ----------- ---------- -------------- -------------- ----------------
Frank C. Lanza (Chairman and           1998      $750,000         --   --                       --        $11,341
 Chief Executive Officer) ............ 1997       542,654         --   --                1,142,857             --
Robert V. LaPenta (President and       1998       500,000         --   --                       --         27,591
 Chief Financial Officer) ............ 1997       356,538         --   --                1,142,857             --
Lawrence H. Schwartz                   1998       229,000         --   --                       --         22,080
 (Vice President) .................... 1997       145,327    $80,000   --                   17,000             --
Jimmie V. Adams                        1998       216,011         --   --                       --         25,445
 (Vice President) .................... 1997       157,854     70,000   --                   15,000             61
Robert RisCassi                        1998       172,016         --   --                       --         20,415
 (Vice President) .................... 1997       125,704     60,000   --                   15,000            611

----------
(1) Fiscal 1997 only included the pay periods ending during the nine months ended December 31, 1997.

(2)   Bonuses for fiscal 1998 have not yet been determined.

(3) Includes Company matching contributions of $3,200 in 1998 under the Company's savings plan for Messrs. LaPenta, Adams and RisCassi and $61 and $611 in 1997 for Messrs. Adams and RisCassi, respectively, and the value of supplemental life insurance programs attributable to 1998 in the amounts of $11,341 for Mr. Lanza, $24,391 for Mr. LaPenta, $22,090 for Mr. Schwartz, $22,245 for Mr. Adams and $17,215 for Mr. RisCassi.

     Stock Options Granted. The following table sets forth information concerning individual grants of stock options to purchase Holdings' common stock made in fiscal 1997 to each of the Named Executive Officers. No grants of stock options were made to the Named Executive Officers during fiscal 1998.


                       OPTION GRANTS IN FISCAL YEAR 1997




                                                                             INDIVIDUAL GRANTS
                                             ----------------------------------------------------------------------------------
                                                  NUMBER OF         PERCENT OF
                                                 SECURITIES        TOTAL OPTIONS
                                                 UNDERLYING         GRANTED TO      EXERCISE
                                                   OPTIONS         EMPLOYEES IN      PRICE        EXPIRATION        GRANT-DATE
NAME AND PRINCIPAL POSITION                      GRANTED (#)        FISCAL YEAR      ($/SH)          DATE            VALUE(1)
------------------------------------------   ------------------   --------------   ---------   ----------------   -------------
Frank C. Lanza (Chairman and Chief
 Executive Officer) ......................        1,142,857(2)         38.2%         $6.47     April 30, 2007      $2,326,731
Robert V. LaPenta (President and
 Chief Financial Officer) ................        1,142,857(2)         38.2%         $6.47     April 30, 2007      $2,326,731
Lawrence H. Schwartz (Vice
 President) ..............................           17,000             0.6%         $6.47     July 1, 2007        $   17,571
Jimmie V. Adams (Vice President) .........           15,000             0.5%         $6.47     July 1, 2007        $   15,504
Robert RisCassi (Vice President) .........           15,000             0.5%         $6.47     July 1, 2007        $   15,504

----------
(1) The grant-date valuation of the options was calculated using the minimum value method described in SFAS No. 123. The minimum value is computed as the current price of stock at grant date reduced to exclude the present value of any expected dividends during the option's expected life minus the present value of the exercise price, and does not consider the expected volatility of the price of the stock underlying the option. The material assumptions underlying the computations are: an average discount rate of 6.3%; a dividend yield of 0% and a weighted average expected option life of 5.49 years, with the option lives ranging from 2 years to 10 years.

(2) Half of the options granted consists of Time Options and half consists of Performance Options. See "-- Employment Agreements" for description of the terms of these options.



              AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1998 AND
                              FY-END OPTION VALUES




                                                                                                         VALUE OF
                                                                           NUMBER OF                   UNEXERCISED
                                                                     SECURITIES UNDERLYING             IN-THE-MONEY
                                                                      UNEXERCISED OPTIONS               OPTIONS AT
                                          SHARES        VALUE             AT F-Y END                    F-Y END(1)
                                        ACQUIRED ON    REALIZED  ----------------------------- ----------------------------
NAME AND PRINCIPAL POSITION            EXERCISES (#)     ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------------- -------------- ----------- ------------- --------------- ------------- --------------
Frank C. Lanza (Chairman and
 Chief Executive Officer) ...........    228,571      $578,285          --         914,286              --    $36,656,011
Robert V. LaPenta (President
 and Chief Financial Officer) .......    228,571       578,285          --         914,286              --     36,656,011
Lawrence H. Schwartz
 (Vice President) ...................         --            --       5,950          11,050        $238,550        443,022
Jimmie V. Adams
 (Vice President) ...................         --            --       5,250           9,750         210,486        390,902
Robert RisCassi (Vice President).....         --            --       5,250           9,750         210,486        390,902

----------
(1) The value of unexercised in-the-money options at fiscal year end was calculated based on the December 31, 1998 closing stock price of Holdings' common stock of $46.5625 less the exercise prices of the options.

PENSION PLAN


     The following table shows the estimated annual pension benefits payable under the L-3 Communications Corporation Pension Plan and Supplemental Employee Retirement Plan to a covered participant upon retirement at normal retirement age, based on the career average compensation (salary and bonus) and years of credited service with the Company.



 CAREER AVERAGE COMPENSATION                      YEARS OF CREDITED SERVICE
-----------------------------   --------------------------------------------------------------
                                    15           20           25           30           35
                                ----------   ----------   ----------   ----------   ----------
$125,000.....................    $ 18,981     $ 24,937     $ 29,833     $ 33,856     $ 37,164
 150,000.....................      23,172       30,408       36,355       41,243       45,260
 175,000.....................      27,364       35,879       42,877       48,629       53,357
 200,000.....................      31,556       41,349       49,399       56,015       61,454
 225,000.....................      35,747       46,820       55,921       63,402       69,550
 250,000.....................      39,939       52,291       62,444       70,788       77,647
 300,000.....................      48,322       63,233       75,488       85,561       93,840
 400,000.....................      65,089       85,116      101,577      115,106      126,226
 450,000.....................      73,472       96,057      114,621      129,879      142,420
 500,000.....................      81,855      106,999      127,665      144,651      158,613
 750,000.....................     123,772      161,707      192,887      218,515      239,579

     As of December 31, 1997, the current annual compensation and current years of credited service (including for Messrs. LaPenta, Adams and RisCassi, years of credited service as an employee of Loral and Lockheed Martin) for each of the following persons were: Mr. Lanza, $750,000 and one year; Mr. LaPenta, $500,000 and 26 years; Mr. Adams, $216,011 and 5 years; Mr. RisCassi, $172,016 and 4 years; and Mr. Schwartz, $229,000 and one year. Compensation covered under the pension plans includes amounts reported as salary and bonus in the Summary Compensation Table.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors of Holdings established a Compensation Committee in June 1997. During the 1997 fiscal year, Messrs. Robert Millard, Steven Berger and John Montague served as members of the Compensation Committee. None of these individuals has served at any time as an officer or employee of Holdings or L-3 Communications Corporation. Mr. Berger resigned from Holdings' Board of Directors and the Compensation Committee in January 1998 and Mr. Washkowitz was appointed to the Compensation Committee in March 1998. Prior to the establishment of the Compensation Committee, all decisions relating to executive compensation were made by Holdings' Board of Directors. Messrs. Millard and Washkowitz are affiliated with the Lehman Partnership which will hold 26.0% of the Holdings common stock after this offering (or 24.8% if the underwriters' over-allotment option is exercised in full) and is a party to the Stockholders Agreement. Pursuant to the Stockholders Agreement, the Lehman Partnership has the right, from time to time subject to certain conditions, to require Holdings to register under the Securities Act shares of its common stock held by them. The Lehman Partnership has the right to request up to four demand registrations and also has piggyback registration rights. Holdings has agreed in the Stockholders Agreement to pay expenses in connection with, among other things, (i) up to three demand registrations requested by the Lehman Partnership and (ii) any registration in which the existing stockholders participate through piggyback registration rights granted under such agreement. The Stockholders Agreement also provides that Lehman Brothers has the exclusive right to provide investment banking services to Holdings for the five-year period after the closing of the L-3 Acquisition (except that the exclusivity period is three years as to cash acquisitions undertaken by L-3) so long as the Lehman Partnership owns at least 10% of the outstanding Holdings common stock. In the event that Lehman Brothers agrees to provide any investment banking services to L-3, it will be paid fees that are mutually agreed upon based on similar transactions and practices in the investment banking industry.

     No executive officer of Holdings or L-3 Communications Corporation serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of Holdings' Board of Directors or Compensation Committee.

1997 STOCK OPTION PLAN

     In April 1997, Holdings adopted the 1997 Option Plan for Key Employees of Holdings (the "1997 Stock Option Plan") which authorizes the Compensation Committee to grant options to key employees of Holdings and its subsidiaries. On March 10, 1998, the 1997 Stock Option Plan was amended to increase the shares available for option grants to 4,255,815 shares of common stock, of which 3,400,794 had been granted and were outstanding as of December 31, 1998. The Compensation Committee of the Board of Directors of Holdings, in its sole discretion, determines the terms of option agreements, including without limitation the treatment of option grants in the event of a change of control. The 1997 Stock Option Plan remains in effect for 10 years following the date of approval.

     On April 30, 1997, Holdings granted each of Messrs. Lanza and LaPenta options to purchase 1,142,857 shares of common stock. See "-- Employment Agreements" for a description of the terms of these grants. On July 1, 1997 and November 11, 1997, the Compensation Committee authorized grants of options to employees of Holdings and its subsidiaries, other than Messrs. Lanza and LaPenta, to acquire an aggregate of 689,500 shares of common stock at an exercise price of $6.47 per share (the "Employee Options"). Each Employee Option was granted pursuant to an individual agreement that provides (i) 20% of shares underlying the option will become exercisable on the first anniversary of the grant date, 50% will become exercisable on the second anniversary of the grant date and 30% will become exercisable on the third anniversary of the grant date; provided that, after the IPO 15% of the shares underlying the option (which would otherwise become exercisable on the second anniversary of the grant date) became exercisable; (ii) all shares underlying the option will become exercisable upon certain events constituting a change of control; and
(iii) the option will expire upon the earliest to occur of (A) the tenth anniversary of the grant date, (B) one year after termination of employment due to the optionee's death or permanent disability, (C) immediately upon termination of the optionee's employment for cause and (D) three months after termination of optionee's employment for any other reason. On March 2, 1998, each of Mr. Lanza and Mr. LaPenta exercised options to acquire 228,571 shares of common stock. On May 1, 1998, Holdings granted options to employees of Holdings and its subsidiaries, other than Messrs. Lanza and LaPenta, to purchase 285,370 shares of common stock at an exercise price of $22.00 per share and on terms substantially similar to the Employee Options. On August 13, 1998, Holdings granted options to purchase 142,200 shares of common stock at an exercise price of $32.75 per share primarily to employees of recently acquired companies, and on January 19, 1999, Holdings granted options to purchase 414,150 shares of common stock at an exercise price of $40.50 per share to employees who received the Employee Options during 1997 and to employees of recently acquired companies. The terms of such stock options were substantially similar to the Employee Options except that such options vest in equal installments over a period of three years.


EMPLOYMENT AGREEMENTS

     Holdings entered into an employment agreement (the "Employment Agreements") effective on April 30, 1997 with each of Mr. Lanza, Chairman and Chief Executive Officer of Holdings and L-3 Communications, who will receive a base salary of $750,000 per annum and appropriate executive level benefits, and Mr. LaPenta, President and Chief Financial Officer of Holdings and L-3 Communications, who will receive a base salary of $500,000 per annum and appropriate executive level benefits. The Employment Agreements provide for an initial term of five years, which will automatically renew for one-year periods thereafter, unless a party thereto gives notice of its intent to terminate at least 90 days prior to the expiration of the term.

     Upon a termination without cause or resignation for good reason, Holdings will be obligated, through the end of the term, to (i) continue to pay the base salary and (ii) continue to provide life insurance and medical and hospitalization benefits comparable to those provided to other senior executives; provided, however, that any such coverage shall terminate to the extent that Mr. Lanza or Mr. LaPenta, as the case may be, is offered or obtains comparable benefits coverage from any other employer. The Employment Agreements provide for confidentiality during employment and at all times thereafter. There is also a noncompetition and non-solicitation covenant which is effective during the employment term and for one year thereafter; provided, however, that if the employment terminates following the expiration of the initial term, the noncompetition covenant will only be effective during the period, if any, that Holdings pays the severance described above.


     Holdings has granted each of Messrs. Lanza and LaPenta (together, the "Equity Executives") nonqualified options to purchase, at $6.47 per share of Holdings' common stock, 1,142,857 shares of Holdings' initial fully-diluted common stock. In each case, half of the options will be "Time Options" and half will be "Performance Options" (collectively, the "Options"). The Time Options became exercisable with respect to 20% of the shares subject to the Time Options on March 2, 1998 and will become exercisable each of the second through fifth anniversaries of the closing of the L-3 Acquisition (the "Closing") if employment continues through and including such date. The Performance Options will become exercisable nine years after the Closing, but became exercisable with respect to up to 20% of the shares subject to the Performance Options on March 2, 1998 and will become exercisable each of the second through fifth anniversaries of the Closing, to the extent certain EBITDA targets are achieved. The Options will become fully exercisable under certain circumstances, including a change in control. The Option term is ten years from the Closing; except that if (i) the Equity Executive is fired for cause or resigns without good reason, the Options will expire upon termination of employment or (ii) the Equity Executive is fired without cause, resigns for good reason, dies, becomes disabled or retires, the Options will expire one year after termination of employment. Unexercisable Options will terminate upon termination of employment, unless acceleration is expressly provided for. Upon a change of control, Holdings may terminate the Options, so long as the Equity Executives are cashed out or permitted to exercise their Options prior to such change of control.

                      PRINCIPAL AND SELLING STOCKHOLDERS



PRINCIPAL STOCKHOLDERS


     As of December 31, 1998, there were 27,402,429 shares of Holdings' common stock outstanding. The following table sets forth as of December 31, 1998 certain information regarding the beneficial ownership of the common stock outstanding (but without giving effect to the underwriters' exercise of the over-allotment option) by (i) each person who is known to Holdings to own 5% or more of the common stock, (ii) each director of Holdings, (iii) certain executive officers of Holdings and (iv) all executive officers and directors of Holdings as a group.



                                                              SHARES OWNED                    SHARES OWNED
                                                          PRIOR TO THE OFFERING            AFTER THE OFFERING
                                                    ---------------------------------   -------------------------
             NAME OF BENEFICIAL OWNER                     NUMBER          PERCENTAGE       NUMBER      PERCENTAGE
-------------------------------------------------   ------------------   ------------   -----------   -----------
Lehman Brothers Capital Partners III, L.P.
 and affiliates(1)
 c/o Lehman Brothers Holdings Inc.
 Three World Financial Center
 New York, New York 10285 .......................       10,020,000           36.6%      8,020,000         26.0%
Lockheed Martin Corporation
 6801 Rockledge Drive
 Bethesda, Maryland 20817-1877 ..................        6,800,000           24.8       2,300,000          7.4
Frank C. Lanza(2)
 c/o L-3 Communications Holdings, Inc.
 600 Third Avenue, 34th Floor
 New York, New York 10016 .......................        1,700,571(3)         6.2       1,700,571          5.5
Robert V. LaPenta(2)
 c/o L-3 Communications Holdings, Inc.
 600 Third Avenue, 34th Floor
 New York, New York 10016 .......................        1,700,571            6.2       1,700,571          5.5
All directors and executive officers as group (19
 persons)(1) ....................................        3,534,142           12.9       3,534,142         11.4

----------
(1) David J. Brand, Alberto M. Finali, Eliot M. Fried, Robert B. Millard and Alan H. Washkowitz, each of whom is director of the Company, are each Managing Directors of Lehman Brothers Inc. As limited partners of Lehman Brothers Capital Partners III, L.P. or other affiliated partnerships sponsored by Lehman Brothers, all such individuals may be deemed to have shared beneficial ownership of shares of common stock held by Lehman Brothers Capital Partners III, L.P. and such affiliated partnerships. Such individuals disclaim any such beneficial ownership.

(2) As of December 31, 1998, Messrs. Lanza and LaPenta each hold options to purchase an additional 914,286 shares of Holdings' common stock.

(3) Includes 75,000 shares held by Mr. Lanza on behalf of his sons, Anthony Lanza, James Lanza and Louis Lanza. Mr. Lanza disclaims beneficial ownership of such shares.



SELLING STOCKHOLDERS


     The following table sets forth as of December 31, 1998 certain information regarding the beneficial ownership of the common stock outstanding (but without giving effect to the underwriters' exercise of the over-allotment option) by each selling stockholder.



                                                           SHARES OWNED                               SHARES OWNED
                                                      PRIOR TO THE OFFERING                        AFTER THE OFFERING
                                                     ------------------------  SHARES BEING SOLD -----------------------
              NAME OF BENEFICIAL OWNER                  NUMBER    PERCENTAGE    IN THE OFFERING     NUMBER    PERCENTAGE
---------------------------------------------------- ----------- ------------ ------------------ ----------- -----------
Lehman Brothers Capital Partners III, L.P. ......... 8,016,000       29.3%         1,600,000     6,416,000       20.8%
LB I Group Inc. and affiliates ..................... 2,004,000        7.3            400,000     1,604,000        5.2
Lockheed Martin Corporation ........................ 6,800,000       24.8          4,500,000     2,300,000        7.4

                         DESCRIPTION OF CAPITAL STOCK


GENERAL

     The current certificate of incorporation of Holdings authorizes 100,000,000 shares of common stock. As of December 31, 1998, the outstanding capital stock of Holdings consisted of 27,402,429 shares of common stock held by 85 stockholders of record. The following summaries of certain provisions of the common stock do not purport to be complete and are subject to, and qualified in their entirety by, the provisions of the certificate of incorporation and bylaws of Holdings, which are included as exhibits to the Registration Statement of which this prospectus forms a part, and by applicable law.


COMMON STOCK

     Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders of Holdings, and do not have cumulative voting rights. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose, subject to preferences that may be applicable to any outstanding preferred stock and any other provisions of Holdings' certificate of incorporation. Holdings does not, however, anticipate paying any cash dividends in the foreseeable future. Holders of common stock have no preemptive or other rights to subscribe for additional shares. No shares of common stock are subject to redemption or a sinking fund. In the event of any liquidation, dissolution or winding up of Holdings, after payment of the debts and other liabilities of Holdings, and subject to the rights of holders of shares of preferred stock, holders of common stock are entitled to share pro rata in any distribution to the stockholders. All of the outstanding shares of common stock are, and the shares offered hereby will be, fully paid and nonassessable. See "Risk Factors -- L-3's Ownership is Concentrated", "Dividend Policy" and "Shares Eligible for Future Sale".


PREFERRED STOCK

     The Board of Directors is authorized, without further vote or action by holders of common stock, to issue 25,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, limitations, restrictions of and upon shares of each series, including voting, redemption and conversion rights. The Board of Directors may also designate dividend rights and preferences in liquidation. It is not possible to state the effect of the authorization and issuance of any series of preferred stock upon the rights of the holders of common stock until the Board of Directors determines the specific terms, rights and preferences of such a series of preferred stock. However, such effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock or impairing the liquidation rights of such shares without further action by holders of common stock. In addition, under certain circumstances, the issuance of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of Holdings' securities or the removal of incumbent management, which could thereby depress the market price of Holdings' common stock.


SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Holdings is a Delaware corporation subject to Section 203 of the DGCL ("Section 203"). Section 203 provides in general that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to
Section 203 (an "Interested Stockholder") but less than 85% of such stock may not engage in certain Business Combinations (as defined in Section 203) with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such date the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or
(ii) the Business Combination is approved by the corporation's board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. A "Business Combination" includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. Section 203 could prohibit or delay mergers or other takeover or change of control attempts with respect to the Company and, accordingly, may discourage attempts that might result in a premium over the market price for the shares held by stockholders.


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is First Chicago Trust Company of New York.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR CREDIT FACILITIES

     The Senior Credit Facilities have been provided by a syndicate of banks led by Bank of America National Trust & Savings Association, as administrative agent. The Senior Credit Facilities provide for (A) $200 million in revolving credit loans which must be repaid by March 31, 2003 (the "Revolving Credit Facility") and (B) $185 million in revolving credit loans which must be repaid by August 12, 1999 (the "Revolving 364 Day Facility" and together with the Revolving Credit Facility, the "Senior Credit Facilities"); provided that all or a portion of the Revolving 364 Day Facility may be extended for a period of 364 days following August 12, 1999 with the consent of lenders holding not less than 50% of the commitments to make 364-day loans (August 12, 1999 or the date 364 days thereafter, the "364 Day Termination Date"); and provided further that L-3 Communications Corporation may convert the outstanding principal amount of any or all of the loans outstanding under the Revolving 364 Day Facility to term loans on the 364 Day Termination Date. The Revolving Credit Facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice (the "Swingline Loans").

     All borrowings under the Senior Credit Facilities bear interest, at L-3 Communications Corporation's option, at either: (A) a "base rate" equal to, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America National Trust & Savings Association in San Francisco, California, at its "reference rate" plus a spread ranging from 0.875% to 0.0% per annum depending on L-3 Communications Corporation's ratio of debt to EBITDA (as defined in the Senior Credit Facilities ("Bank EBITDA")) at the time of determination or (B) a "LIBOR rate" equal to, for any Interest Period (as defined in the Senior Credit Facilities), the London interbank offered rate of interest per annum for such Interest Period as determined by the administrative agent, plus a spread ranging from 1.875% to 0.625% per annum, depending on L-3 Communications Corporation's ratio of debt to Bank EBITDA at the time of determination, provided that Swingline Loans can only bear interest at a "base rate" plus the applicable spread.

     L-3 Communications Corporation will pay commitment fees calculated at a rate (A) ranging from 0.50% to 0.25% per annum on the daily amount of the available unused commitment under the Revolving Credit Facility and (B) ranging from 0.30% to 0.125% per annum on the daily amount of the available unused commitment under the Revolving 364 Day Facility, in each case depending on the L-3 Communications Corporation's ratio of debt to Bank EBITDA in effect on each day. Such commitment fees will be payable quarterly in arrears and upon termination of the Senior Credit Facilities.

     L-3 Communications Corporation will pay a letter of credit fee calculated at a rate ranging from (A) 0.9375% to 0.3125% per annum in the case of performance letters of credit and (B) 1.875% to 0.625% in the case of all other letters of credit, in each case depending on L-3 Communications Corporation's ratio of debt to Bank EBITDA at the time of determination. L-3 Communications Corporation will also pay a fronting fee equal to 0.1250% per annum on the aggregate face amount of all outstanding letters of credit. Such fees will be payable quarterly in arrears and upon the termination of the Senior Credit Facilities. In addition, L-3 Communications Corporation will pay customary transaction charges in connection with any letters of credit. The Senior Credit Facilities provide for the issuance of letters of credit in currencies other than United States dollars.

     The foregoing debt to Bank EBITDA-dependent rates range from the highest rate specified if the ratio of debt to Bank EBITDA is greater than 4.75 to 1.0 and the lowest rate specified if such ratio is less than 2.75 to 1.0.

     In the event that the 364 Day loans are converted into term loans, such term loans shall be repaid by the Borrower in nine (9) consecutive quarterly installment commencing on March 31, 2001, by funding on each amortization payment date set forth below an amount necessary to cause the aggregate principal amount of term loans outstanding on such date to not exceed an amount equal to the product of (x) the "Applicable Percentage" set forth opposite such amortization payment date multiplied by (y) the aggregate amount of commitments of lenders to make loans under the Revolving 364 Day Facility on the 364 Day Termination Date (the "Applicable Converted Commitment"):



                                APPLICABLE PERCENTAGE OF THE
 AMORTIZATION PAYMENT DATE     APPLICABLE CONVERTED COMMITMENT
---------------------------   --------------------------------
           3/31/01                          90.0%
           6/30/01                          80.0%
           9/30/01                          70.0%
          12/31/01                          60.0%
           3/31/02                          50.0%
           6/30/02                          40.0%
           9/30/02                          30.0%
          12/31/02                          20.0%
           3/31/03                           0.0%

     Borrowings under the Senior Credit Facilities are subject to mandatory prepayment (i) with the net proceeds of any incurrence of indebtedness and
(ii) with the proceeds of asset sales, in both cases subject to certain exceptions.

     L-3 Communications Corporation's obligations under the Senior Credit Facilities are secured by (i) a pledge by Holdings of the stock of L-3 Communications Corporation and (ii) a pledge by L-3 Communications Corporation and its material direct and indirect subsidiaries of all of the stock of their respective material domestic subsidiaries and 65% of the stock of L-3 Communications Corporation's material first-tier foreign subsidiaries. In addition, indebtedness under the Senior Credit Facilities is guaranteed by Holdings and by all of L-3 Communications Corporation's direct and indirect material domestic subsidiaries.

     The Senior Credit Facilities contain customary covenants and restrictions on L-3 Communications Corporation's ability to engage in certain activities. In addition, the Senior Credit Facilities provide that L-3 Communications Corporation must meet or exceed an interest coverage ratio and must not exceed a leverage ratio. The Senior Credit Facilities also include customary events of default.


103/8% SENIOR SUBORDINATED NOTES DUE 2007

     L-3 Communications Corporation has outstanding $225.0 million in aggregate principal amount of its 1997 Notes. The 1997 Notes are subject to the terms and conditions of an Indenture (the "1997 Indenture") dated as of April 30, 1997 between L-3 Communications Corporation and The Bank of New York, as trustee. The 1997 Notes are subject to all of the terms and conditions of the 1997 Indenture. The following summary of the material provisions of the 1997 Indenture does not purport to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of the 1997 Indenture and those terms made a part of the 1997 Indenture by the Trust Indenture Act of 1939, as amended. All terms defined in the 1997 Indenture and not otherwise defined herein are used below with the meanings set forth in the 1997 Indenture.

     General. The 1997 Notes will mature on May 1, 2007 and bear interest at 103/8% per annum, payable semi-annually on May 1 and November 1 of each year. The 1997 Notes are general unsecured obligations of L-3 Communications Corporation and are subordinated in right of payment to all existing and future senior debt of L-3 Communications Corporation and rank pari passu with the May 1998 Notes and the December 1998 Notes. The 1997 Notes are unconditionally guaranteed, on an unsecured senior subordinated basis, jointly and severally, by all of L-3 Communications Corporation's Restricted Subsidiaries other than Foreign Subsidiaries.

     Optional Redemption. The 1997 Notes are subject to redemption at any time, at the option of L-3 Communications, in whole or in part, on or after May 1, 2002 at redemption prices (plus accrued and unpaid interest) starting at 105.188% of principal (plus accrued and unpaid interest) during the 12-month period beginning May 1, 2002 and declining annually to 100% of principal (plus accrued and unpaid interest) on May 1, 2005 and thereafter.

     In addition, prior to May 1, 2000, L-3 Communications Corporation may redeem up to 35% of the aggregate principal amount of the 1997 Notes with the net proceeds of one or more Equity Offerings, to the extent such proceeds are contributed (within 120 days of any such offering) to L-3 Communications Corporation as common equity, at a price equal to 109.375% of the principal (plus accrued and unpaid interest) provided that at least 65% of the original aggregate principal amount of the 1997 Notes remains outstanding thereafter.

     Change of Control. Upon the occurrence of a Change of Control, each holder of the 1997 Notes may require L-3 Communications Corporation to repurchase all or a portion of such holder's 1997 Notes at a purchase price equal to 101% of the principal amount thereof (plus accrued and unpaid interest). Generally, a Change of Control means the occurrence of any of the following: (i) the disposition of all or substantially all of L-3 Communications Corporation's assets to any person, (ii) the adoption of a plan relating to the liquidation or dissolution of L-3 Communications Corporation, (iii) the consummation of any transaction in which a person other than the Principals and their Related Parties becomes the beneficial owner of more than 50% of the voting stock of L-3 Communications Corporation, or (iv) the first day on which a majority of the members of the Board of Directors of L-3 Communications Corporation are not Continuing Directors.

     Subordination. The 1997 Notes are general unsecured obligations of L-3 Communications Corporation and are subordinate to all existing and future senior debt of L-3 Communications Corporation. The 1997 Notes will rank senior in right of payment to all subordinated Indebtedness of L-3 Communications Corporation. The Subsidiary Guarantees are general unsecured obligations of the Guarantors and are subordinated to the senior debt and to the guarantees of senior debt of such Guarantors. The Subsidiary Guarantees rank senior in right of payment to all subordinated Indebtedness of the Guarantors.

     Certain Covenants. The 1997 Indenture contains a number of covenants restricting the operations of L-3 Communications Corporation, which, among other things, limit the ability of L-3 Communications Corporation to incur additional Indebtedness, pay dividends or make distributions, sell assets, issue subsidiary stock, restrict distributions from Subsidiaries, create certain liens, enter into certain consolidations or mergers and enter into certain transactions with affiliates.

     Events of Default. Events of Default under the 1997 Indenture include the following: (i) a default for 30 days in the payment when due of interest on the 1997 Notes; (ii) default in payment when due of the principal of or premium, if any, on the 1997 Notes; (iii) failure by L-3 Communications Corporation to comply with certain provisions of the 1997 Indenture (subject, in some but not all cases, to notice and cure periods); (iv) default under Indebtedness for money borrowed by L-3 Communications Corporation or any of its Restricted Subsidiaries in excess of $10.0 million; (v) failure by L-3 Communications Corporation or any Restricted Subsidiary that would be a Significant Subsidiary to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vi) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; or (vii) certain events of bankruptcy or insolvency with respect to L-3 Communications Corporation or any of its Restricted Subsidiaries.

     Upon the occurrence of an Event of Default, with certain exceptions, the Trustee or the holders of at least 25% in principal amount of the then outstanding 1997 Notes may accelerate the maturity of all the 1997 Notes as provided in the 1997 Indenture.


8 1/2% SENIOR SUBORDINATED NOTES DUE 2008

     L-3 Communications Corporation has outstanding $180.0 million in aggregate principal amount of 8 1/2% Senior Subordinated Notes due 2008. The May 1998 Notes are subject to the terms and conditions of an Indenture (the "May 1998 Indenture") dated as of May 22, 1998, between L-3 Communications Corporation and The Bank of New York as trustee. The May 1998 Notes are subject to all of the terms and conditions of the May 1998 Indenture. The following summary of the material provisions of the May 1998 Indenture does not purport to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of the May 1998 Indenture and those terms made a part of the May 1998 Indenture by the Trust Indenture Act of 1939, as amended. All terms defined in the May 1998 Indenture and not otherwise defined herein are used below with the meanings set forth in the May 1998 Indenture.

     General. The May 1998 Notes will mature on May 15, 2008 and bear interest at 8 1/2% per annum, payable semi-annually on May 15 and November 15 of each year. The May 1998 Notes are general unsecured obligations of L-3 Communications Corporation and are subordinated in right of payment to all existing and future senior debt of L-3 Communications Corporation and rank pari passu with the 1997 Notes and the December 1998 Notes. The May 1998 Notes are unconditionally guaranteed, on an unsecured senior subordinated basis, jointly and severally by all of L-3 Communications Corporation's Restricted Subsidiaries other than Foreign Subsidiaries.

     Optional Redemption. The May 1998 Notes are subject to redemption at any time, at the option of L-3 Communications Corporation, in whole or in part, on or after May 15, 2003 at redemption prices (plus accrued and unpaid interest) starting at 104.250% of principal (plus accrued and unpaid interest) during the 12-month period beginning May 15, 2003 and declining annually to 100% of principal (plus accrued and unpaid interest) on May 15, 2006 and thereafter.

     In addition, prior to May 15, 2001, L-3 Communications Corporation may redeem up to 35% of the aggregate principal amount of May 1998 Notes with the net proceeds of one or more Equity Offerings, to the extent such proceeds are contributed (within 120 days of any such offering) to L-3 Communications Corporation as common equity, at a price equal to 108.5000% of the principal (plus accrued and unpaid interest) provided that at least 65% of the original aggregate principal amount of the May 1998 Notes remains outstanding thereafter.

     Change of Control. Upon the occurrence of a Change of Control, each holder of the May 1998 Notes may require L-3 Communications Corporation to repurchase all or a portion of such holder's May 1998 Notes at a purchase price equal to 101% of the principal amount thereof (plus accrued and unpaid interest). Generally, a Change of Control, means the occurrence of any of the following:
(i) the disposition of all or substantially all of L-3 Communications Corporation's assets to any person; (ii) the adoption of a plan relating to the liquidation or dissolution of L-3 Communications Corporation; (iii) the consummation of any transaction in which a person other than the Principals and their Related Parties becomes the beneficial owner of more than 50% of the voting stock of L-3 Communications Corporation; or (iv) the first day on which a majority of the members of the Board of Directors of L-3 Communications Corporation are not Continuing Directors.

     Subordination. The May 1998 Notes are general unsecured obligations of L-3 Communications Corporation and are subordinate to all existing and future senior debt of L-3 Communications Corporation. The May 1998 Notes will rank senior in right of payment to all subordinated Indebtedness of L-3 Communications Corporation. The Subsidiary Guarantees are general unsecured obligations of the Guarantors and are subordinated to the senior debt and to the guarantees of senior debt of such Guarantors. The Subsidiary Guarantees rank senior in right of payment to all subordinated Indebtedness of the Guarantors.

     Certain Covenants. The May 1998 Indenture contains a number of covenants restricting the operations of L-3 Communications, which, among other things, limit the ability of L-3 Communications Corporation to incur additional Indebtedness, pay dividends or make distributions, sell assets, issue subsidiary stock, restrict distributions from Subsidiaries, create certain liens, enter into certain consolidations or mergers and enter into certain transactions with affiliates.

     Events of Default. Events of Default under the May 1998 Indenture include the following: (i) a default for 30 days in the payment when due of interest on the May 1998 Notes; (ii) default in payment when due of the principal of or premium, if any, on the May 1998 Notes; (iii) failure by L-3 Communications Corporation to comply with certain provision of the May 1998 Indenture (subject, in some but not all cases, to notice and cure periods); (iv) default under Indebtedness for money borrowed by L-3 Communications Corporation or any of its Restricted Subsidiaries in excess of $10.0 million; (v) failure by L-3 Communications Corporation or any Restricted Subsidiary that would be a Significant Subsidiary to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vi) except as permitted by the May 1998 Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; or (vii) certain events of bankruptcy or insolvency with respect to L-3 Communications Corporation or any of its Restricted Subsidiaries.

     Upon the occurrence of an Event of Default, with certain exceptions, the Trustee or the holders of at least 25% in principal amount of the then outstanding May 1998 Notes may accelerate the maturity of all the May 1998 Notes as provided in the May 1998 Indenture.


8% SENIOR SUBORDINATED NOTES DUE 2008

     L-3 Communications Corporation has outstanding $200.0 million in aggregate principal amount of 8% Senior Subordinated Notes due 2008. The December 1998 Notes are subject to the terms and conditions of an Indenture (the "December 1998 Indenture") dated as of December 11, 1998, among L-3 Communications Corporation, the guarantors named therein and The Bank of New York as trustee. The December 1998 Notes are subject to all of the terms and conditions of the December 1998 Indenture. The following summary of the material provisions of the December 1998 Indenture does not purport to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of the December 1998 Indenture and those terms made a part of the December 1998 Indenture by the Trust Indenture Act of 1939, as amended. All terms defined in the December 1998 Indenture and not otherwise defined herein are used below with the meanings set forth in the December 1998 Indenture.

     General. The December 1998 Notes will mature on August 1, 2008 and bear interest at 8% per annum, payable semi-annually on February 1 and August 1 of each year. The December 1998 Notes are general unsecured obligations of L-3 Communications Corporation and are subordinated in right of payment to all existing and future senior debt of L-3 Communications Corporation and rank pari passu with the 1997 Notes and the May 1998 Notes. The December 1998 Notes are unconditionally guaranteed, on an unsecured senior subordinated basis, jointly and severally by all of L-3 Communications Corporation's Restricted Subsidiaries other than Foreign Subsidiaries.

     Optional Redemption. The December 1998 Notes are subject to redemption at any time, at the option of L-3 Communications Corporation, in whole or in part, on or after August 1, 2003 at redemption prices (plus accrued and unpaid interest) starting at 104.000% of principal (plus accrued and unpaid interest) during the 12-month period beginning August 1, 2003 and declining annually to 100% of principal (plus accrued and unpaid interest) on August 1, 2006 and thereafter.

     In addition, prior to August 1, 2001, L-3 Communications Corporation may redeem up to 35% of the aggregate principal amount of December 1998 Notes with the net proceeds of one or more Equity Offerings, to the extent such proceeds are contributed (within 120 days of any such offering) to L-3 Communications Corporation as common equity, at a price equal to 108.000% of the principal (plus accrued and unpaid interest) provided that at least 65% of the original aggregate principal amount of the December 1998 Notes remains outstanding thereafter.

     Change of Control. Upon the occurrence of a Change of Control, each holder of the December 1998 Notes may require L-3 Communications Corporation to repurchase all or a portion of such holder's December 1998 Notes at a purchase price equal to 101% of the principal amount thereof (plus accrued and unpaid interest and liquidated damages, if any). Generally, a Change of Control, means the occurrence of any of the following: (i) the disposition of all or substantially all of L-3 Communications Corporation's assets to any person;
(ii) the adoption of a plan relating to the liquidation or dissolution of L-3 Communications Corporation; (iii) the consummation of any transaction in which a person other than the Principals and their Related Parties becomes the beneficial owner of more than 50% of the voting stock of L-3 Communications Corporation; or (iv) the first day on which a majority of the members of the Board of Directors of L-3 Communications Corporation are not Continuing Directors.

     Subordination. The December 1998 Notes are general unsecured obligations of L-3 Communications Corporation and are subordinate to all existing and future senior debt of L-3 Communications Corporation. The December 1998 Notes will rank senior in right of payment to all subordinated Indebtedness of L-3 Communications Corporation. The Subsidiary Guarantees are general unsecured obligations of the Guarantors and are subordinated to the senior debt and to the guarantees of senior debt of such Guarantors. The Subsidiary Guarantees rank senior in right of payment to all subordinated Indebtedness of the Guarantors.

     Certain Covenants. The December 1998 Indenture contains a number of covenants restricting the operations of L-3 Communications, which, among other things, limit the ability of L-3 Communications Corporation to incur additional Indebtedness, pay dividends or make distributions, sell assets, issue subsidiary stock, restrict distributions from Subsidiaries, create certain liens, enter into certain consolidations or mergers and enter into certain transactions with affiliates.

     Events of Default. Events of Default under the December 1998 Indenture include the following: (i) a default for 30 days in the payment when due of interest on, or liquidated damages with respect to the December 1998 Notes;
(ii) default in payment when due of the principal of or premium, if any, on the December 1998 Notes; (iii) failure by L-3 Communications Corporation to comply with certain provision of the December 1998 Indenture (subject, in some but not all cases, to notice and cure periods); (iv) default under Indebtedness for money borrowed by L-3 Communications Corporation or any of its Restricted Subsidiaries in excess of $10.0 million; (v) failure by L-3 Communications Corporation or any Restricted Subsidiary that would be a Significant Subsidiary to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vi) except as permitted by the December 1998 Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; or (vii) certain events of bankruptcy or insolvency with respect to L-3 Communications Corporation or any of its Restricted Subsidiaries.

     Upon the occurrence of an Event of Default, with certain exceptions, the Trustee or the holders of at least 25% in principal amount of the then outstanding December 1998 Notes may accelerate the maturity of all the December 1998 Notes as provided in the December 1998 Indenture.


                        SHARES ELIGIBLE FOR FUTURE SALE


GENERAL

     Upon the consummation of this offering, Holdings will have 30,902,429 shares of common stock issued and outstanding. All of the 10,000,000 shares of common stock to be sold in this offering (and any shares sold upon exercise of the underwriters' over-allotment option) will be freely tradable without restrictions or further registration under the Securities Act, except for any shares purchased by an "affiliate" of Holdings (as that term is defined in Rule 144 under the Securities Act ("Rule 144")), which will be subject to the resale limitations of Rule 144. After the completion of this offering, the Company will have 13,957,142 shares of common stock outstanding which are "restricted securities" as that term is defined in Rule 144 and are also subject to certain restrictions on disposition. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. Sales of restricted securities in the public market, or the availability of such shares for sale, could have an adverse effect on the price of the Common Stock. See "Risk Factors -- The Price of our Common Stock may Fluctuate Significantly" and "Risk Factors -- A Number of Shares are or Will be Available for Future Sale".

RULE 144


     In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned shares of common stock for at least one year, including a person who may be deemed an "affiliate" of Holdings, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of shares of the class of stock sold or the average weekly reported trading volume of the class of stock being sold during the four calendar weeks preceding such sale. A person who is not deemed an "affiliate" of Holdings at any time during the three months preceding a sale and who has beneficially owned shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly through the use of one or more intermediaries controls, is controlled by, or is under common control with, such issuer. The foregoing summary of Rule 144 is not intended to be a complete description thereof.


     Messrs. Lanza and LaPenta, Lockheed Martin and the Lehman Partnership who, after this offering, will hold in the aggregate 13,721,142 shares of common stock, for a period of 270 days after the date of this prospectus, and Holdings, for a period of 180 days after the date of this prospectus, have agreed, pursuant to lock-up agreements, that they will not, without the prior written consent of Lehman Brothers Inc., offer, sell, contract to sell or otherwise dispose of any shares of common stock or securities exercisable or exchangeable for common stock or enter into any derivative transaction with similar effect as a sale of common stock. The restrictions described in this paragraph do not apply to (i) the sale of common stock to the underwriters in this offering, (ii) the issuance by Holdings of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus, (iii) transactions by any person other than Holdings relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering of the common stock or (iv) the ability of Messrs. Lanza and LaPenta to sell up to an aggregate of 300,000 shares beginning 30 days after the completion of this offering.


REGISTRATION RIGHTS


     Pursuant to the Stockholders Agreement, certain of the existing stockholders have the right, under certain circumstances and subject to certain conditions, to require the Company to register under the Securities Act shares of common stock held by them. Lockheed Martin, the Lehman Partnership and each of the Senior Management has three, four and one demand registration rights, respectively. In addition, the Stockholders Agreement also provides all of the existing stockholders with certain piggyback registration rights. The Stockholders Agreement provides, among other things, that the Company will pay expenses in connection with (i) up to two demand registrations requested by Lockheed Martin, up to three demand registrations requested by the Lehman Partnership and the two demand registrations requested by the Senior Management and (ii) any registration in which the existing stockholders participate through piggyback registration rights granted under such agreement.

               CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following summary accurately describes certain United States federal income and estate tax consequences that may be relevant to the purchase, ownership and disposition of common stock by a Non-U.S. Holder. For this purpose, a "Non-U.S. Holder" is any person who is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual, a foreign partnership or a foreign estate or trust. This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to such Non-U.S. Holders in light of their personal circumstances. Furthermore, this discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change. EACH PROSPECTIVE PURCHASER OF COMMON STOCK IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF COMMON STOCK AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY U.S. STATE, MUNICIPALITY OR OTHER TAXING JURISDICTION.


DIVIDENDS

     Dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. Holder, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order to be exempt from withholding under such effectively connected income exemption. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Until December 31, 1999, dividends paid to an address outside the United States are presumed to be paid to a resident of such country (unless the payer has knowledge to the contrary) for purposes of the withholding tax discussed above and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. However, a Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate (and avoid back-up withholding as discussed below) for dividends paid after December 31, 1999, will be required to satisfy applicable certification and other requirements.

     A Non-U.S. Holder of common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service (the "IRS").


GAIN ON DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of common stock unless (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, and, where a tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual and holds the common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) the Company is or has been a "U.S. real property holding corporation" for United States federal income tax purposes.

     An individual Non-U.S. Holder described in clause (i) above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-U.S. Holder described in clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a Non-U.S. Holder that is a foreign corporation falls under clause (i) above, it will be subject to tax on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty. The Company believes it is not, and does not anticipate becoming, a "U.S. real property holding corporation" for United States federal income tax purposes.


FEDERAL ESTATE TAX


     Common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.


INFORMATION REPORTING AND BACKUP WITHHOLDING


     The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such Non-U.S. Holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.


     Under current law, backup withholding at the rate of 31% generally will not apply to dividends paid to a Non-U.S. Holder at an address outside the United States (unless the payer has knowledge that the payee is a U.S. person). Under the Final Regulations, however, a Non-U.S. Holder will be subject to back-up withholding unless applicable certification requirements are met.


     Payment of the proceeds of a sale of common stock by or through a United States office of a broker is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common stock by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes a U.S. Person, a controlled foreign corporation, or a foreign person that derives 50% or more of its gross income for a certain period from the conduct of a trade or business in the United States or for taxable years beginning after December 31, 1999, a foreign partnership, in which one or more U.S. Persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or which is engaged in a trade or business in the United States, such payments will be subject to information reporting, but not backup withholding, unless (i) such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or (ii) the beneficial owner otherwise establishes an exemption.


     Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

                                 UNDERWRITING

     Under the terms of, and subject to the conditions contained in, the U.S. Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement, the underwriters named below (the "U.S. Underwriters"), for whom Lehman Brothers Inc., Bear, Stearns & Co. Inc., Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and C.E. Unterberg, Towbin are acting as representatives (the "U.S. Representatives"), have severally agreed, subject to the terms and conditions of the U.S. Underwriting Agreement, to purchase from Holdings and the selling stockholders, and Holdings and the selling stockholders have agreed to sell to each U.S. Underwriter, the aggregate number of shares of common stock set forth opposite the name of each such U.S. Underwriter below:




                                                         NUMBER OF
U.S. UNDERWRITERS                                         SHARES
-----------------------------------------------------   ----------
     Lehman Brothers Inc. ...........................   1,322,000
     Bear, Stearns & Co. Inc. .......................   1,322,000
     Credit Suisse First Boston Corporation .........   1,322,000
     Merrill Lynch, Pierce, Fenner & Smith
            Incorporated ............................   1,322,000
     Morgan Stanley & Co. Incorporated ..............   1,322,000
     C.E. Unterberg, Towbin .........................     388,000
     BancBoston Robertson Stephens, Inc. ............      81,000
     CIBC Oppenheimer Corp. .........................      81,000
     A.G. Edwards & Sons, Inc. ......................      81,000
     Goldman, Sachs & Co. ...........................      81,000
     HSBC Securities, Inc. ..........................      81,000
     PaineWebber Incorporated .......................      81,000
     Salomon Smith Barney Inc. ......................      81,000
     Scotia Capital Markets (USA) Inc. ..............      81,000
     SG Cowen Securities Corporation ................      81,000
     Warburg Dillon Read LLC ........................      81,000
     Doft & Co., Inc. ...............................      32,000
     Fahnestock & Co. Inc. ..........................      32,000
     Edward D. Jones & Co., L.P. ....................      32,000
     C L King & Associates, Inc. ....................      32,000
     Raymond James & Associates, Inc. ...............      32,000
     Sands Brothers & Co., Ltd. .....................      32,000
                                                        ---------
       Total ........................................   8,000,000
                                                        =========


     Under the terms of, and subject to the conditions contained in, the International Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement, the managers named below of the concurrent offering of the shares of Common Stock outside the U.S. and Canada (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters"), for whom Lehman Brothers International (Europe), Bear, Stearns International Limited, Credit Suisse First Boston (Europe) Limited, Merrill Lynch International, Morgan Stanley & Co. International Limited and C.E. Unterberg, Towbin are acting as lead managers (the "Lead Managers" and, together with the U.S. Representatives, the "Representatives"), have severally agreed, subject to the terms and conditions of the International Underwriting Agreement, to purchase from Holdings and the selling stockholders, and Holdings and the selling stockholders have agreed to sell to each International Manager, the aggregate number of shares of common stock set forth opposite the name of each International Manager below:

                                                              NUMBER OF
INTERNATIONAL MANAGERS                                         SHARES
----------------------------------------------------------   ----------
     Lehman Brothers International (Europe) ..............     380,000
     Bear, Stearns International Limited .................     380,000
     Credit Suisse First Boston (Europe) Limited .........     380,000
     Merrill Lynch International .........................     380,000
     Morgan Stanley & Co. International Limited ..........     380,000
     C.E. Unterberg, Towbin ..............................     100,000
                                                             ---------
        Total ............................................   2,000,000
                                                             =========

     The U.S. Underwriting Agreement and the International Underwriting Agreement (together, the "Underwriting Agreements") provide that the obligations of the U.S. Underwriters and the International Managers to purchase shares of common stock are subject to certain conditions, and that if any of the foregoing shares of common stock are purchased by the U.S. Underwriters pursuant to the U.S. Underwriting Agreement or by the International Managers pursuant to the International Underwriting Agreement, then all the shares of common stock agreed to be purchased by the U.S. Underwriters and the International Managers, as the case may be, pursuant to their respective underwriting agreements, must be so purchased. The offering price and underwriting discounts and commissions per share for the U.S. offering and the international offering are identical. The closing of the U.S. offering is a condition to the closing of the international offering and the closing of the international offering is a condition to the closing of the U.S. offering.

     Holdings and the selling stockholders have been advised by the Representatives that the U.S. Underwriters and the International Managers propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain selected dealers (who may include the U.S. Underwriters and the International Managers) at such public offering price less a selling concession not in excess of $0.88 per share. The selected dealers may reallow a concession not in excess of $0.10 per share to certain brokers and dealers. After this offering, the public offering price, the concession to selected dealers and the reallowance may be changed by the U.S. Underwriters and the International Managers.

     Holdings and the selling stockholders have agreed to indemnify, under certain circumstances, the U.S. Underwriters and the International Managers against certain liabilities, including liabilities under the Securities Act, and to contribute, under certain circumstances, to payments that the U.S. Underwriters and the International Managers may be required to make in respect thereof.

     Holdings has granted to the U.S. Underwriters an option to purchase up to an aggregate 1,200,000 additional shares of common stock and has granted to the International Managers an option to purchase up to 300,000 additional shares of common stock, in each case exercisable solely to cover over-allotments, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. Such options may be exercised at any time until 30 days after the date of the Underwriting Agreements. To the extent that the over-allotment option is exercised, each U.S. Underwriter or International Manager, as the case may be, will be committed, subject to certain conditions, to purchase a number of additional shares of common stock proportionate to such U.S. Underwriter's or International Manager's initial commitment as indicated in the preceding tables.

     The U.S. Underwriters and the International Managers have entered into an Agreement Between U.S. Underwriters and International Managers pursuant to which each U.S. Underwriter has agreed that, as part of the distribution of the shares of common stock offered in the U.S. offering, (i) it is not purchasing any such shares for the account of anyone other than a U.S. Person (as defined below), and (ii) it has not offered or sold, will not offer, sell, resell or deliver, directly or indirectly, any such shares or distribute any prospectus relating to the U.S. offering to anyone other than a U.S. Person. In addition, pursuant to such agreement, each International Manager has agreed that, as part of the distribution of the shares of common stock offered in the international offering, (i) it is not purchasing any such shares for the account of a U.S. Person, and (ii) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the international offering to any U.S. Person.

     The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Underwriting Agreements and the Agreement Between U.S. Underwriters and International Managers, including (i) certain purchases and sales between U.S. Underwriters and the International Managers, (ii) certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion, (iii) purchases, offers or sales by a U.S. Underwriter who is also acting as an International Manager or by an International Manager who is also acting as a U.S. Underwriter and (iv) other transactions specifically approved by the U.S. Representatives and the Lead Managers. As used herein, the term "U.S. Person" means any resident or national of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada, or any estate or trust the income of which is subject to United States or Canadian federal income taxation regardless of the source, the term "United States" means the United States of America (including the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction, and the term "Canada" means Canada, its provinces, its territories, its possessions and other areas subject to its jurisdiction.

     Pursuant to the Agreement Between the U.S. Underwriters and the International Managers, sales may be made between the U.S. Underwriters and the International Managers of such a number of shares of common stock as may be mutually agreed. The price of any shares so sold shall be the public offering price as then in effect for the shares of common stock being sold by the U.S. Underwriters and the International Managers less an amount equal to the selling concession allocable to such shares of common stock, unless otherwise determined by mutual agreement. To the extent that there are sales between the U.S. Underwriters and the International Managers pursuant to the Agreement Between the U.S. Underwriters and the International Managers the number of shares of common stock available for sale by the U.S. Underwriters or by the International Managers may be more or less than the amount specified on the cover page of the this prospectus.


     Until the distribution of the common stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase shares of common stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the common stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock.


     If the Underwriters create a short position in the common stock in connection with this offering (i.e., if they sell more shares of common stock than are set forth on the cover page of this prospectus), the Representatives may reduce that short position by purchasing common stock in the open market. The Representatives also may elect to reduce any short position by exercising all or part of the over-allotment options described herein.


     The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that, if the Representatives purchase shares of common stock in the open market to reduce the Underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of this offering.


     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in this offering.


     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.


     Each International Manager has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the date of issue of the shares of common stock, will not offer or sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom and (iii) it has only issued or passed on, and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the shares of common stock if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise be issued or passed upon.

     The Common Stock is listed on the NYSE under the symbol LLL.

     Messrs. Lanza and LaPenta, Lockheed Martin and the Lehman Partnership who, after this offering, will own in the aggregate 13,721,142 shares of common stock, for a period of 270 days from the date of this prospectus, and Holdings, for a period of 180 days from the date of this prospectus, have agreed that they will not, subject to certain limited exceptions, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for any such shares of common stock or enter into any derivative transaction with similar effect as a sale of common stock, without the prior written consent of Lehman Brothers Inc. The restrictions described in this paragraph do not apply to (i) the sale of common stock to the Underwriters in this offering, (ii) the issuance by Holdings of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus,
(iii) transactions by any person other than Holdings relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering or (iv) the ability of Messrs. Lanza and LaPenta to sell up to an aggregate of 300,000 shares beginning 30 days after the completion of this offering.

     Any offer of the shares of common stock in Canada will be made only pursuant to an exemption from the prospectus filing requirement and an exemption from the dealer registration requirement (where such an exemption is not available, offers shall be made only by a registered dealer) in the relevant Canadian jurisdiction where such offer is made.

     Purchasers of the shares of common stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase, in addition to the offering price set forth on the cover hereof.

     The U.S. Underwriters and the International Managers have informed Holdings and the selling stockholders that they do not intend to sell to, and therefore will not confirm the sales of shares of common stock offered hereby to any accounts over which they exercise discretionary authority without prior written approval of the customer.

     Lehman Brothers Inc. has provided investment banking, financial advisory and other services to the Company, for which services Lehman Brothers Inc. has received customary fees. In addition, certain of the selling stockholders are affiliates of Lehman Brothers Inc. Furthermore, Lehman Brothers Commercial Paper Inc., an affiliate of Lehman Brothers Inc., is a lender under the Senior Credit Facilities. After the completion of this offering and assuming that the Underwriters' over-allotment option is exercised, the Lehman Partnership will beneficially own 24.8% of the outstanding capital stock of Holdings and will be able to significantly influence the business and the affairs of the Company with respect to matters requiring stockholder approval. See "Management -- Directors and Executive Officers" and "Ownership of Capital Stock".

     Each of Bear, Stearns & Co. Inc., Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated and C.E. Unterberg, Towbin and certain of their respective affiliates provided investment banking services to the Company in connection with the IPO, for which services each received customary fees.

     Under Rule 2720 ("Rule 2720") of the Conduct Rules of the National Association of Securities Dealers, Inc. ("NASD"), the Company is considered an affiliate of Lehman Brothers Inc. This offering is being conducted in accordance with Rule 2720.

                                 LEGAL MATTERS

     The validity of the common stock offered by this prospectus will be passed upon for the Company by Simpson Thacher & Bartlett, New York, New York and for the underwriters by Latham & Watkins, New York, New York.

                                    EXPERTS

     The (i) consolidated balance sheet of the Company as of December 31, 1997 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the nine months then ended, (ii) combined statements of operations, changes in invested equity and cash flows of the Predecessor Company for the three months ended March 31, 1997, (iii) combined balance sheet of the Predecessor Company as of December 31, 1996 and the related combined statements of operations, changes in invested equity and cash flows for the year then ended, (iv) combined statement of operations and cash flows of the Loral Acquired Businesses for the three months ended March 31, 1996 and for the year ended December 31, 1995 and (v) the combined balance sheet of AlliedSignal Ocean Systems (a wholly-owned operation of AlliedSignal, Inc.) and the related combined statements of operations, cash flows and equity for the year then ended have been included in this prospectus and the Registration Statement in reliance of the reports of PricewaterhouseCoopers LLP, independent auditors, given in the authority of such firm as experts in accounting and auditing. The report on the combined financial statements of the Predecessor Company for the year ended December 31, 1996 indicates that PricewaterhouseCoopers LLP's opinion, insofar as it relates to the financial statements of the Lockheed Martin Communications Systems Division included in such combined financial statements, is based solely on the report of other auditors.


     The consolidated financial statements of SPD Technologies Inc. and Subsidiaries as of December 31, 1997, 1996 and 1995 and for the years then ended have been included in this prospectus and the Registration Statement in reliance of the reports of Grant Thornton LLP, independent certified public accountants upon the authority of such firm as experts in accounting and auditing.


     The combined financial statements of Lockheed Martin Communications Systems Division as of and for the year ended December 31, 1996 (not presented separately herein) and for the year ended December 31, 1995, and the financial statements of the Satellite Transmission Systems Division of California Microwave, Inc. as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997, have been included in this prospectus and the Registration Statement in reliance on the reports of Ernst & Young LLP, independent auditors, given on their authority as experts in accounting and auditing.


     The consolidated financial statements of ILEX Systems, Inc. as of December 31, 1997, and for the year then ended have been included in this prospectus and the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS


L-3 COMMUNICATIONS HOLDINGS, INC.
 (AND THE PREDECESSOR COMPANY)


Condensed Consolidated (Combined) Financial Statements as of September 30, 1998
 (Unaudited) and December 31, 1997 and for the three and nine months ended
  September 30, 1998 (Unaudited), and the three and six months ended September 30,
  1997 (Unaudited) and the three months ended March 31, 1997 ........................   F-3
   Condensed Consolidated Balance Sheets as of September 30, 1998 (Unaudited) and
    December 31, 1997 ...............................................................   F-4
 Condensed Consolidated Statements of Operations for the three months ended
   September 30, 1998 and 1997 (Unaudited) ..........................................   F-5
 Condensed Consolidated (Combined) Statements of Operations for the nine months ended September 30, 1998 (Unaudited), the six months ended September 30, 1997 and
   the three months ended March 31, 1997 ............................................   F-6
 Condensed Consolidated (Combined) Statements of Cash Flows for the nine months ended September 30, 1998 (Unaudited), the six months ended September 30, 1997
   (Unaudited) and the three months ended March 31, 1997 ............................   F-7
   Notes to Unaudited Condensed Consolidated (Combined) Financial Statements ........   F-8
Consolidated (Combined) Financial Statements as of December 31, 1997 and 1996 and for
 the nine months ended December 31, 1997, the three months ended March 31, 1997, and
 the years ended December 31, 1996 and 1995 .........................................   F-14
   Report of PricewaterhouseCoopers LLP .............................................   F-15
   Report of Ernst & Young LLP on the financial statements of Lockheed Martin
    Communications Systems Division as of December 31, 1996 and for the two years
    ended December 31, 1996 .........................................................   F-16
   Consolidated (Combined) Balance Sheets as of December 31, 1997 and
    December 31, 1996 ...............................................................   F-17
   Consolidated (Combined) Statements of Operations for the nine months ended
    December 31, 1997, for the three months ended March 31, 1997 and for the years
    ended December 31, 1996 and 1995 ................................................   F-18
   Consolidated (Combined) Statements of Changes in Shareholders' Equity and Invested
    Equity for the nine months ended December 31, 1997, for three months ended
    March 31, 1997 and for the years ended December 31, 1996 and 1995 ...............   F-19
   Consolidated (Combined) Statements of Cash Flows for the nine months ended
    December 31, 1997, for the three months ended March 31, 1997 and for the years
    ended December 31, 1996 and 1995  ...............................................   F-20
   Notes to Consolidated (Combined) Financial Statements ............................   F-21

LORAL ACQUIRED BUSINESSES
Combined Financial Statements for the three months ended March 31, 1996 and the year
 ended December 31, 1995 ............................................................   F-40
   Report of PricewaterhouseCoopers LLP .............................................   F-41
   Combined Statements of Operations for three months ended March 31, 1996 and the
    year ended December 31, 1995 ....................................................   F-42
   Combined Statements of Cash Flows for three months ended March 31, 1996 and the
    year ended December 31, 1995 ....................................................   F-43
   Notes to Combined Financial Statements ...........................................   F-44

SPD TECHNOLOGIES INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Financial Statements as of June 30, 1998 and for
 the six months ended June 30, 1998 and 1997 ........................................   F-50
   Condensed Consolidated Balance Sheet (Unaudited) as of June 30, 1998 .............   F-51
   Condensed Consolidated Statements of Earnings (Unaudited) for the six months ended
    June 30, 1998 and 1997 ..........................................................   F-52
   Condensed Consolidated Statements of Cash Flows (Unaudited) for the six months
    ended June 30, 1998 and 1997 ....................................................   F-53

   Notes to Condensed Consolidated Financial Statements ..................................   F-54
Consolidated Financial Statements as of December 31, 1997 and for the year ended
 December 31, 1997 .......................................................................   F-55
   Report of Grant Thornton LLP ..........................................................   F-56
   Consolidated Balance Sheet as of December 31, 1997 ....................................   F-57
   Consolidated Statement of Earnings for the year ended December 31, 1997 ...............   F-58
   Consolidated Statement of Cash Flows for the year ended December 31, 1997 .............   F-59
   Notes to Consolidated Financial Statements ............................................   F-60
Consolidated Financial Statements as of December 31, 1996 and 1995 and for the years
 ended December 31, 1996 and 1995 ........................................................   F-69
   Report of Grant Thornton LLP ..........................................................   F-70
   Consolidated Balance Sheets as of December 31, 1996 and 1995 ..........................   F-71
   Consolidated Statements of Earnings and Accumulated Deficit for the years ended
    December 31, 1996 and 1995 ...........................................................   F-72
   Consolidated Statements of Cash Flows for the years ended December 31, 1996
    and 1995 .............................................................................   F-73
   Notes to Consolidated Financial Statements ............................................   F-74

SATELLITE TRANSMISSION SYSTEMS DIVISION OF CALIFORNIA MICROWAVE, INC.
Unaudited Condensed Financial Statements as of December 31, 1997 and for the
 six months ended December 31, 1997 and 1996 .............................................   F-80
   Balance Sheet (Unaudited) as of December 31, 1997 .....................................   F-81
   Statements of Operations (Unaudited) for the six months ended December 31, 1997
    and 1996 .............................................................................   F-82
   Statements of Cash Flows (Unaudited) for the six months ended December 31, 1997
    and 1996 .............................................................................   F-83
   Notes to Financial Statements (Unaudited) .............................................   F-84
Financial Statements as of June 30, 1997 and 1996 and for the years ended June 30, 1997,
 1996 and 1995 ...........................................................................   F-87
   Report of Ernst & Young LLP ...........................................................   F-88
   Balance Sheets as of June 30, 1997 and 1996 ...........................................   F-89
   Statements of Operations for the years ended June 30, 1997, 1996 and 1995 .............   F-90
   Statements of Cash Flows for the years ended June 30, 1997, 1996 and 1995 .............   F-91
   Notes to Financial Statements .........................................................   F-92

ILEX SYSTEMS, INC. AND SUBSIDIARY
Consolidated Financial Statements as of December 31, 1997 and for the year ended
 December 31, 1997 .......................................................................   F-98
   Report of KPMG LLP ....................................................................   F-99
   Consolidated Balance Sheet as of December 31, 1997 ....................................   F-100
   Consolidated Statement of Income for the year ended December 31, 1997 .................   F-101
   Consolidated Statement of Shareholders' Equity for the year ended December 31, 1997       F-102
   Consolidated Statement of Cash Flows for the year ended December 31, 1997 .............   F-103
   Notes to the Consolidated Financial Statements ........................................   F-104

ALLIEDSIGNAL OCEAN SYSTEMS (A WHOLLY-OWNED OPERATION OF ALLIEDSIGNAL, INC.)
Combined Financial Statements as of December 31, 1997 and for the year ended
 December 31, 1997 .......................................................................   F-108
   Report of PricewaterhouseCoopers LLP ..................................................   F-109
   Combined Balance Sheet as of December 31, 1997 ........................................   F-110
   Combined Statements of Operations for the year ended December 31, 1997 ................   F-111
   Combined Statement of Equity for the year ended December 31, 1997 .....................   F-112
   Combined Statement of Cash Flows for the year ended December 31, 1997 .................   F-113
   Notes to Combined Financial Statements ................................................   F-114

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                         (AND THE PREDECESSOR COMPANY)

Condensed Consolidated (Combined) Financial Statements as of September 30, 1998 (Unaudited) and December 31, 1997 and for the three and nine months ended
                        September 30, 1998 (Unaudited),
       and the three and six months ended September 30, 1997 (Unaudited)
                   and the three months ended March 31, 1997

                       L-3 COMMUNICATIONS HOLDINGS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)




                                                                     SEPTEMBER 30, 1998     DECEMBER 31, 1997
                                                                    --------------------   ------------------
                                                                         (UNAUDITED)
                               ASSETS
Current assets:
 Cash and cash equivalents ......................................        $    5,687             $ 77,474
 Contracts in process ...........................................           345,812              167,202
 Net assets held for sale .......................................                --                6,653
 Deferred income taxes ..........................................             8,461               13,298
 Other current assets ...........................................            16,444                2,750
                                                                         ----------             --------
  Total current assets ..........................................           376,404              267,377
                                                                         ----------             --------
Property, plant and equipment ...................................           143,125               95,034
 Less, accumulated depreciation and amortization ................            25,941               12,025
                                                                         ----------             --------
                                                                            117,184               83,009
                                                                         ----------             --------
Intangibles, primarily cost in excess of net assets acquired, net
 of amortization ................................................           608,380              297,503
Deferred income taxes ...........................................            53,939               24,217
Other assets ....................................................            40,359               31,298
                                                                         ----------             --------
                                                                         $1,196,266             $703,404
                                                                         ==========             ========
                 LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Current portion of long-term debt ..............................        $       --             $  5,000
 Accounts payable, trade ........................................            55,326               33,052
 Accrued employment costs .......................................            56,178               31,162
 Customer advances ..............................................            40,097               15,989
 Amounts in excess of costs incurred ............................            18,531               18,469
 Accrued interest ...............................................            16,664                4,419
 Other current liabilities ......................................            48,593               27,476
                                                                         ----------             --------
  Total current liabilities .....................................           235,389              135,567
                                                                         ----------             --------
Pension and postretirement benefits .............................            94,438               38,113
Other liabilities ...............................................            11,662                5,009
Long-term debt ..................................................           560,000              392,000
Commitments and contingencies
Common stock subject to repurchase agreement ....................                --               19,048
Shareholders' equity
 Common stock, $.01 par value; authorized 100,000,000 shares,
   issued 27,363,617 and 17,056,000 shares ......................               274                  171
 Capital surplus ................................................           272,160              110,191
 Retained earnings ..............................................            30,995               12,305
 Equity adjustments .............................................            (8,652)              (9,000)
                                                                         ----------             --------
Total Shareholders' equity ......................................           294,777              113,667
                                                                         ----------             --------
                                                                         $1,196,266             $703,404
                                                                         ==========             ========

           See notes to condensed consolidated financial statements.

                       L-3 COMMUNICATIONS HOLDINGS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)




                                                 THREE MONTHS ENDED
                                                   SEPTEMBER 30,
                                              -------------------------
                                                  1998          1997
                                              -----------   -----------
Sales .....................................    $291,312      $174,822
Costs and expenses ........................     261,244       156,968
                                               --------      --------
Operating income ..........................      30,068        17,854
Interest income ...........................         711           428
Interest expense ..........................      13,584         9,717
                                               --------      --------
Income before income taxes ................      17,195         8,565
Income taxes ..............................       6,728         3,289
                                               --------      --------
Net income ................................    $ 10,467      $  5,276
                                               ========      ========
Earnings per common share:
 Basic ....................................    $   0.38      $   0.26
                                               --------      --------
 Diluted ..................................    $   0.37      $   0.26
                                               --------      --------
Weighted average common shares outstanding:
 Basic ....................................      27,364        20,000
                                               --------      --------
 Diluted ..................................      28,663        20,000
                                               --------      --------

           See notes to condensed consolidated financial statements.

                       L-3 COMMUNICATIONS HOLDINGS, INC.

           CONDENSED CONSOLIDATED (COMBINED) STATEMENTS OF OPERATIONS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)




                                                                                              PREDECESSOR
                                                     COMPANY                COMPANY             COMPANY
                                              --------------------   --------------------   ---------------
                                                   NINE MONTHS            SIX MONTHS          THREE MONTHS
                                                      ENDED                  ENDED               ENDED
                                               SEPTEMBER 30, 1998     SEPTEMBER 30, 1997     MARCH 31, 1997
                                              --------------------   --------------------   ---------------
                                                   (UNAUDITED)            (UNAUDITED)
Sales .....................................         $708,300               $342,852            $158,873
Costs and expenses ........................          644,681                314,287             150,937
                                                    --------               --------            --------
Operating income ..........................           63,619                 28,565               7,936
Interest income ...........................            2,287                    537                  --
Interest expense ..........................           35,230                 19,796               8,441
                                                    --------               --------            --------
Income (loss) before income taxes .........           30,676                  9,306                (505)
Income taxes ..............................           11,986                  5,349                (247)
                                                    --------               --------            --------
Net income (loss) .........................         $ 18,690               $  3,957            $   (258)
                                                    ========               ========            ========
Earnings per common share:
 Basic ....................................         $   0.78               $   0.20
                                                    --------               --------
 Diluted ..................................         $   0.75               $   0.20
                                                    --------               --------
Weighted average common shares outstanding:
 Basic ....................................           23,870                 20,000
                                                    --------               --------
 Diluted ..................................           25,044                 20,000
                                                    --------               --------

      See notes to condensed consolidated (combined) financial statements.

                       L-3 COMMUNICATIONS HOLDINGS, INC.

           CONDENSED CONSOLIDATED (COMBINED) STATEMENTS OF CASH FLOWS

                                (IN THOUSANDS)



                                                                                                        PREDECESSOR
                                                               COMPANY                COMPANY             COMPANY
                                                        --------------------   --------------------   ---------------
                                                             NINE MONTHS            SIX MONTHS          THREE MONTHS
                                                                ENDED                  ENDED               ENDED
                                                         SEPTEMBER 30, 1998     SEPTEMBER 30, 1997     MARCH 31, 1997
                                                        --------------------   --------------------   ---------------
                                                             (UNAUDITED)            (UNAUDITED)
OPERATING ACTIVITIES:
Net income (loss) ...................................        $   18,690             $    3,957           $    (258)
Depreciation and amortization .......................            26,651                 13,063               7,790
Noncash compensation charge .........................                --                  4,410                  --
Amortization of deferred debt issue costs ...........             1,805                  1,012                  --
Deferred income taxes ...............................            11,611                  5,349                  --
Changes in operating assets and liabilities, net
 of amounts acquired ................................
   Contracts in process .............................           (13,887)                11,658             (17,475)
   Other current assets .............................             1,521                 (1,113)               (481)
   Other assets .....................................              (681)                 3,912                (765)
   Accounts payable .................................              (536)                (4,879)               (207)
   Accrued employment costs .........................             8,684                 12,651                (625)
   Customer advances ................................           (18,376)                 2,518               1,146
   Amounts in excess of costs incurred ..............            (1,578)                (1,643)             (3,037)
   Accrued interest .................................            11,351                 11,752                  --
   Other current liabilities ........................               200                 (6,741)             (1,867)
   Pension and postretirement benefits ..............               135                   (567)                 --
   Other liabilities ................................             2,255                  1,039                (500)
   All other operating activities ...................               348                     --                  --
                                                             ----------             ----------           ---------
Net cash from (used in) operating activities ........            48,193                 56,378             (16,279)
                                                             ----------             ----------           ---------
INVESTING ACTIVITIES:
Acquisition of businesses, net of cash acquired .....          (412,526)              (470,700)                 --
Net change in assets held for sale ..................                --                  1,503                  --
Proceeds from assets held for sale ..................             6,653                     --                  --
Purchases of investments ............................              (300)                (4,020)                 --
Capital expenditures ................................           (12,691)                (6,436)             (4,300)
Disposition of property, plant and equipment ........             1,029                    649                  --
                                                             ----------             ----------           ---------
Net cash used in investing activities ...............          (417,835)              (479,004)             (4,300)
                                                             ----------             ----------           ---------
FINANCING ACTIVITIES:
Borrowings under term loan facilities ...............                --                175,000                  --
Borrowings under revolving credit facilities ........           271,800                     --                  --
Repayment of borrowings under revolving
 credit facilities ..................................          (116,800)                    --                  --
Proceeds from sale of 8 1/2% senior
 subordinated notes .................................           180,000                     --                  --
Proceeds from sale of 10 3/8% senior
 subordinated notes .................................                --                225,000                  --
Proceeds from sale of common stock, net .............           139,500                 80,000                  --
Debt issuance costs .................................            (7,718)               (15,607)                 --
Repayment of term loan facilities ...................          (172,000)                (2,000)                 --
Proceeds from exercise of stock options .............             3,073                     --                  --
Advances from Lockheed Martin .......................                --                     --              20,579
                                                             ----------             ----------           ---------
Net cash from financing activities ..................           297,855                462,393              20,579
                                                             ----------             ----------           ---------
Net increase (decrease) in cash .....................           (71,787)                39,767                  --
Cash and cash equivalents, beginning of the
 period .............................................            77,474                     --                  --
                                                             ----------             ----------           ---------
Cash and cash equivalents, end of the period ........        $    5,687             $   39,767           $      --
                                                             ==========             ==========           =========

      See notes to condensed consolidated (combined) financial statements.

                       L-3 COMMUNICATIONS HOLDINGS, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                        (COMBINED) FINANCIAL STATEMENTS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS


     The accompanying unaudited condensed consolidated (combined) financial statements include the assets, liabilities and results of operations of L-3 Communications Holdings, Inc. ("Holdings", and together with its subsidiaries, "L-3" or the "Company"), the successor company, following the change in ownership effective as of April 1, 1997. Prior to April 1, 1997, the statements comprise the operations of (i) nine business units previously purchased by Lockheed Martin Corporation ("Lockheed Martin") as part of its acquisition of Loral Corporation ("Loral") in April 1996 and (ii) one business unit, Communication Systems-East, purchased by Lockheed Martin as part of its acquisition of the aerospace business of GE in April 1993 (collectively, the "Business" or the "Predecessor Company"). The combined financial statements of the Predecessor Company reflect the Businesses' results of operations and cash flows included in Lockheed Martin's historical financial statements. Significant intercompany and inter-business transactions and balances have been eliminated.


     Holdings has no other assets or liabilities and conducts no operations other than through its wholly-owned subsidiary, L-3 Communications Corporation ("L-3 Communications").


     The accompanying unaudited condensed consolidated (combined) financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission ("SEC"); accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The combined statement of operations for the three months ended March 31, 1997 has been derived from the audited financial statements of the Predecessor Company for such period. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results for the interim periods presented have been included. The results of operations for the interim periods are not necessarily indicative of results for the full year. For further information, the interim financial statements should be read in conjunction with the Company's Consolidated (Combined) Financial Statements as of December 31, 1997 and notes thereto included in L-3 Communications' Annual Report on Form 10-K for fiscal year ended December 31, 1997, as amended by Form 10-K/A.


     The Company is a supplier of sophisticated secure communications systems and specialized communication products including secure, high data rate communication systems, microwave components, avionics and ocean systems, telemetry, instrumentation and space products. The Company's customers include the Department of Defense (the "DoD"), selected U.S. Government intelligence agencies, major aerospace/defense prime contractors and commercial customers.


     Substantially all the Company's products are sold to agencies of the U.S. Government, primarily the DoD, to foreign government agencies or to prime contractors or subcontractors thereof. All domestic government contracts and subcontracts of the Businesses are subject to audit and various cost controls, and include standard provisions for termination for the convenience of the U.S. Government. Multi-year U.S. Government contracts and related orders are subject to cancellation if funds for contract performance for any subsequent year become unavailable. Foreign government contracts generally include comparable provisions relating to termination for the convenience of the government.

                       L-3 COMMUNICATIONS HOLDINGS, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                   (COMBINED) FINANCIAL STATEMENTS--CONTINUED

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

2. COMMON STOCK INITIAL PUBLIC OFFERING

     On May 19, 1998, Holdings sold 6.9 million shares of its Common Stock in an Initial Public Offering ("IPO") representing 25.2% of Holdings' Common Stock. The net proceeds of the IPO amounted to $139,500 and were contributed by Holdings to L-3 Communications. After the completion of the IPO, the Lehman Partnership and Lockheed Martin owned 36.6% and 24.9%, respectively, of the outstanding shares of Holdings' Common Stock.

     Immediately prior to the IPO, each authorized share of Holdings Class A Common Stock, Class B Common Stock and Class C Common Stock was converted into one class of common stock, the Common Stock. Each outstanding share of Class A and Class B Common Stock was converted into one share of Holdings Common Stock. There was no outstanding Class C Common Stock. The authorized Holdings Common Stock was increased to 100,000,000 shares.


3. ACQUISITIONS

     On August 13, 1998, the Company purchased all of the outstanding stock of SPD Technologies, Inc. ("SPD") for $230,000 of cash, subject to adjustment based on final closing adjusted net assets. On March 30, 1998 the Company purchased the assets of the Ocean Systems business ("Ocean Systems") of AlliedSignal, Inc. for $67,500 of cash. On March 4, 1998, the Company purchased the assets of ILEX Systems ("ILEX") for $51,900 of cash, subject to adjustment based on closing net assets, and additional consideration based on post-acquisition performance of ILEX. On February 5, 1998, the Company purchased the assets of Satellite Transmission Systems division ("STS") of California Microwave, Inc. for $27,000 of cash, subject to adjustment based upon closing net assets.

     Additionally, during the nine months ended September 30, 1998, the Company purchased five other companies for an aggregate purchase price of $24,750 paid in cash, before adjustments, as appropriate, based on closing date net assets and additional consideration based on post-acquisition performance. These acquisitions, both individually and in the aggregate are not expected to have a material effect on the results of operations or financial position of the Company.

     The Company financed the above-mentioned acquisitions using cash from operations, the IPO and borrowings. All of the acquisitions have been accounted for as purchase business combinations and are included in the Company's results of operation from their effective dates.

     The assets and liabilities recorded in connection with the acquisitions of SPD, Ocean Systems, ILEX and STS are based upon preliminary estimates. Actual adjustments will be based on the final purchase prices and the final appraisals and other analyses of fair values which are in process. Management does not expect that differences between the preliminary and final purchase price allocations will have a material impact on the Company's financial position or results of operations. The assets and liabilities recorded in connection with the acquisitions of SPD, Ocean Systems, ILEX and STS were $318,825 and $77,557, $136,670 and $68,000, $58,370 and $3,939, and $34,471 and $6,949, respectively.


     Had the L-3 Acquisition and the SPD, Ocean Systems, ILEX and STS acquisitions and the related financing transactions occurred on January 1, 1997, the unaudited pro forma sales, net income and diluted earnings per share for the nine months ended September 30, 1998 and 1997 would have been $834,500, $17,400 and $0.61 and $758,700, $2,800 and $0.10, respectively. The pro forma results are based on various assumptions and are not necessarily indicative of what would have occurred had the acquisitions and the related financing transactions been consummated on January 1, 1997.

                       L-3 COMMUNICATIONS HOLDINGS, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                   (COMBINED) FINANCIAL STATEMENTS--CONTINUED

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

4. CONTRACTS IN PROGRESS

     Billings and accumulated costs and profits on long-term contracts, principally with the U.S. Government, and other billed receivables comprise the following:




                                                           SEPTEMBER 30, 1998     DECEMBER 31, 1997
                                                          --------------------   ------------------
   Billed contract receivables ........................        $  83,947             $  37,980
   Unbilled contract receivables ......................           72,390                32,653
   Other billed receivables, principally commercial and
     affiliates .......................................           77,977                32,785
   Inventoried costs ..................................          145,395                82,954
                                                               ---------             ---------
                                                                 379,709               186,372
   Less, unliquidated progress payments ...............          (33,897)              (19,170)
                                                               ---------             ---------
   Net contracts in process ...........................        $ 345,812             $ 167,202
                                                               =========             =========

5. DEBT

     The Company's long-term debt consists of the following:




                                                          SEPTEMBER 30, 1998     DECEMBER 31, 1997
                                                         --------------------   ------------------
   Senior Credit Facilities:
     Term Loan Facilities ............................         $     --              $172,000
     Revolving Credit Facilities .....................          155,000                    --
   10 3/8% Senior Subordinated Notes due 2007 ........          225,000               225,000
   8 1/2% Senior Subordinated Notes due 2008 .........          180,000                    --
                                                               --------              --------
      Total debt .....................................          560,000               397,000
   Less current portion ..............................               --                 5,000
                                                               --------              --------
      Total long-term debt ...........................         $560,000              $392,000
                                                               ========              ========

     In February 1998, an amendment to the Senior Credit Facilities increased the Revolving Credit Facility thereunder to $200,000. During the third quarter of 1998, the Senior Credit Facilities were further amended to add a Revolving 364 Day Credit Facility for $185,000. The Revolving 364 Day Credit Facility expires 364 days after the closing of the amendment, at which time the Company may (i) request that the creditors extend it for one additional 364 day period or (ii) exercise an option to convert any or all of the borrowings outstanding thereunder into term loans which amortize over a two year period beginning March 31, 2001, and must be paid in full no later than March 31, 2003. Accordingly, borrowings under the Revolving 364 Day Credit Facility are classified as a long term obligation. Approximately $28,330 of the Revolving Credit Facility and $175,000 of the Revolving 364 Day Credit Facility are available at September 30, 1998, net of outstanding letters of credit of $26,670 drawn against the Revolving Credit Facility. The Revolving Credit Facility and the Revolving 364 Day Credit Facility comprise the Revolving Credit Facilities.

     In May 1998, L-3 Communications sold $180,000 of 8 1/2% Senior Subordinated Notes (the "May 1998 Notes") due May 15, 2008 with interest payable semi-annually on May 15 and November 15 of each year, commencing November 15, 1998. The May 1998 Notes are redeemable at the option of L-3 Communications, in whole or in part, at any time on or after May 15, 2003, at various redemption prices plus accrued and unpaid interest to the applicable redemption date. In addition, prior to

                       L-3 COMMUNICATIONS HOLDINGS, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                   (COMBINED) FINANCIAL STATEMENTS--CONTINUED

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

May 15, 2001, L-3 Communications may redeem up to 35% of the aggregate principal amount of May 1998 Notes at a redemption price of 108.500% of the principal amount thereof, plus accrued and unpaid interest to the redemption date with the net cash proceeds of one or more equity offerings by Holdings that are contributed to L-3 Communications as common equity capital.

     The Senior Credit Facilities, the $225,000 of 10 3/8% Senior Subordinated Notes due May 1, 2007 (the "1997 Notes") and the May 1998 Notes agreements contain financial and restrictive covenants that limit, among other things, the ability of the Company to borrow additional funds, dispose of assets, or pay cash dividends. The Senior Credit Facilities contain financial covenants which require that (i) the Company's debt ratio, as defined, be less than or equal to
5.00 for the quarter ended September 30, 1998, and that the maximum allowable debt ratio, as defined therein, thereafter declines over time to less than or equal to 3.25 for the quarters ending September 30, 2002 and thereafter, and
(ii) the Company's interest coverage ratio, as defined, be greater than or equal to 2.00 for the quarter ended September 30, 1998, and that the minimum allowable interest coverage ratio, as defined therein, thereafter increases over time to greater than or equal to 3.00 for the quarters ending September 30, 2002 and thereafter. Through and at September 30, 1998 the Company was in compliance with these covenants at all times.

     The indebtedness under the Senior Credit Facilities is guaranteed by Holdings and by certain of L-3 Communications' direct domestic subsidiaries. The payment of principal, premium, if any, and interest on the 1997 Notes and May 1998 Notes is unconditionally guaranteed, on an unsecured senior subordinated basis, jointly and severally, by substantially all of L-3 Communications' domestic subsidiaries, all of which are wholly-owned subsidiaries.


6. STOCK OPTIONS

     On May 1, 1998, Holdings granted options to certain employees of the Company to purchase 285,370 shares of Common Stock at an exercise price of $22.00 per share and on terms substantially similar to the 1997 Options granted in 1997.

     On August 14, 1998, Holdings granted options to certain employees of the Company to purchase 142,200 shares of Common Stock at an exercise price of $32.75 per share and on terms substantially similar to the 1997 Options granted in 1997.


7. SUPPLEMENTAL CASH FLOW INFORMATION

     Supplemental disclosures to the Condensed Consolidated Statement of Cash Flows follow:




                                                NINE MONTHS ENDED      SIX MONTHS ENDED
                                               SEPTEMBER 30, 1998     SEPTEMBER 30, 1997
                                              --------------------   -------------------
       Cash paid for interest .............          $19,828                $4,332
       Cash paid for income taxes .........          $   203                $   --

     During the nine months ended September 30, 1998, the Company recorded an income tax benefit of $524 directly to shareholders' equity related to the exercise of Holdings' stock options.

     Prior to the L-3 Acquisition, the Predecessor Company participated in the Lockheed Martin cash management system, under which all cash was received and all payments were made by Lockheed Martin. For purposes of the statement of cash flows, all transactions with Lockheed Martin were deemed to have been settled in cash at the time they were recorded by the Predecessor Company.

                       L-3 COMMUNICATIONS HOLDINGS, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                   (COMBINED) FINANCIAL STATEMENTS--CONTINUED

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

8. NEW ACCOUNTING PRONOUNCEMENTS

     On January 1, 1998 the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income". SFAS No. 130 established standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements. For the nine months ended September 30, 1998, comprehensive income was $19,038 and was comprised of net income of $18,690 and other comprehensive income of $348 relating to foreign currency translations. For the nine months ended September 30, 1997, there were no differences between net income and comprehensive income.

     In September 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information". SFAS No. 131 establishes accounting standards for the way that public enterprises report information about operating segments and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits". SFAS No. 132 revises employers' disclosures about pension and other postretirement benefits plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirements benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer as useful as they were when SFAS No. 87 "Employers' Accounting for Pensions", SFAS No. 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Plans and for Termination Benefits" and SFAS No. 106 "Employers Accounting for Postretirement Benefits Other Than Pensions" were issued. SFAS 132 suggests combined formats for presentation of pension and other postretirement benefits disclosures. The Company is currently evaluating the impact, if any, of SFAS No. 131 and SFAS No. 132.

     In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"), which provides guidance on the financial reporting of start-up and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. The Company is currently evaluating the impact, if any, of SOP 98-5.

     In September 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company is currently evaluating the impact, if any, of SFAS No. 133 which is effective for all quarters of fiscal years beginning after June 15, 1999.


9. CONTINGENCIES

     Management is continually assessing the Company's obligations with respect to applicable environmental protection laws. While it is difficult to determine the timing and ultimate cost to be incurred by the Company in order to comply with these laws, based upon available internal and external assessments with respect to those environmental loss contingencies of which management of the Company is aware, the Company believes that even without considering potential insurance

                       L-3 COMMUNICATIONS HOLDINGS, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                   (COMBINED) FINANCIAL STATEMENTS--CONTINUED

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

recoveries, if any, there are no environmental loss contingencies that, individually or in the aggregate, would be material to the Company's result of operations. The Company accrues for these contingencies when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.


     The Company is engaged in providing products and services under contracts with the U.S. Government and to a lesser degree, under contracts with foreign governments, some of which are funded by the U.S. Government. All such contracts are subject to extensive legal and regulatory requirements, and, periodically, agencies of the U.S. Government investigate whether such contracts were and are being conducted in accordance with these requirements. Under government procurement regulations, an indictment of the Company by a Federal grand jury could result in the Company being suspended for a period of time from eligibility for awards of new government contracts. A conviction could result in debarment from contracting with the federal government for a specified term.


     The Company is periodically subject to litigation, claims or assessments and various contingent liabilities (including environmental matters) incidental to its business. With respect to those investigative actions, items of litigation, claims or assessments of which they are aware, management of the Company believes that, after taking into account certain provisions that have been made with respect to these matters, the ultimate resolution of any such investigative actions, items of litigation, claims or assessments would not have a material adverse effect on the financial position or result of operations of the Company.


10. SUBSEQUENT EVENTS



     On November 12, 1998, L-3 Communications acquired all the outstanding stock of DBS Microwave Inc. ("DBS") for $13,000 of cash subject to adjustment based on closing net assets, as defined. The acquisition was financed with borrowings under the Revolving Credit Facilities.



     On December 11, 1998, L-3 Communications completed the sale of $200,000 of its 8% Senior Subordinated Notes due August 1, 2008 in a private placement offering.


     On December 17, 1998, L-3 Communications acquired all of the outstanding stock of Electrodynamics Inc. from Carpenter Technology Corporation for $21,500 in cash, subject to adjustment based on closing net assets, as defined. The acquisition was financed with cash on hand and borrowings under the Senior Credit Facilities.

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                         (AND THE PREDECESSOR COMPANY)


     Consolidated (Combined) Financial Statements as of December 31, 1997 and 1996 and for the nine months ended December 31, 1997, the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995.

                        REPORT OF INDEPENDENT AUDITORS


To the Board of Directors of
 L-3 Communications Holdings, Inc.


     We have audited the accompanying (i) consolidated balance sheet of L-3 Communications Holdings, Inc. and subsidiaries (the "Company") as of December 31, 1997, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the nine months then ended, (ii) the combined statements of operations and cash flows of the Predecessor Company, as defined in Note 1 to the Company's financial statements, for the three months ended March 31, 1997 and (iii) combined balance sheet of the Predecessor Company as of December 31, 1996 and the related combined statements of operations, changes in invested equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1996 financial statements of the Lockheed Martin Communications Systems Division, which statements reflect total assets and sales constituting 35 percent and 30 percent of the related combined totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the Lockheed Martin Communications Systems Division for 1996, is based solely on the report of the other auditors.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above (i) present fairly in all material respects the consolidated financial position of the Company and subsidiaries as of December 31, 1997 and their consolidated results of operations and cash flows for the nine months then ended, and (ii) based on our audit and the report of other auditors for 1996, present fairly in all material respects the combined financial position of the Predecessor Company as of December 31, 1996 and their combined results of operations and cash flows for the year then ended and the three months ended March 31, 1997, in conformity with generally accepted accounting principles.


                                         /s/ PricewaterhouseCoopers LLP
1301 Avenue of the Americas
New York, New York 10019
February 2, 1998

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
Lockheed Martin Corporation:


     We have audited the combined balance sheet of Lockheed Martin Communications Systems Division, as defined in Note 1 to the financial statements, as of December 31, 1996, and the related combined statements of operations, changes in shareholders' equity and invested equity, and cash flows for the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Division's and Lockheed Martin Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Lockheed Martin Communications Systems Division at December 31, 1996 (not presented separately herein), and the combined results of its operations and its cash flows for the year ended December 31, 1996 (not presented separately herein), and the results of its operations and its cash flows for the year ended December 31, 1995, in conformity with generally accepted accounting principles.


                                         /s/ Ernst & Young LLP


Washington, D.C.
March 7, 1997

                       L-3 COMMUNICATIONS HOLDINGS, INC.

                     CONSOLIDATED (COMBINED) BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)




                                                                            COMPANY        PREDECESSOR COMPANY
                                                                          CONSOLIDATED          COMBINED
                                                                      ------------------- --------------------
                                                                       DECEMBER 31, 1997    DECEMBER 31, 1996
                                                                      ------------------- --------------------
                             ASSETS
Current assets:
 Cash and cash equivalents ..........................................      $ 77,474             $     --
 Contracts in process ...............................................       167,202              198,073
 Net assets held for sale ...........................................         6,653                   --
 Deferred income taxes ..............................................        13,298                   --
 Other current assets ...............................................         2,750                3,661
                                                                           --------             --------
    Total current assets ............................................       267,377              201,734
                                                                           --------             --------
Property, plant and equipment .......................................        95,034              116,566
 Less, accumulated depreciation and amortization ....................        12,025               24,983
                                                                           --------             --------
                                                                             83,009               91,583
                                                                           --------             --------
Intangibles, primarily cost in excess of net assets acquired, net
 of amortization ....................................................       297,503              282,674
Deferred income taxes ...............................................        24,217                   --
Other assets ........................................................        31,298               17,307
                                                                           --------             --------
   Total assets .....................................................      $703,404             $593,298
                                                                           ========             ========
            LIABILITIES AND SHAREHOLDERS' (INVESTED) EQUITY
Current liabilities:
 Current portion of long-term debt ..................................      $  5,000             $     --
 Accounts payable, trade ............................................        33,052               35,069
 Accrued employment costs ...........................................        31,162               27,313
 Customer advances ..................................................        15,989                3,381
 Amounts in excess of costs incurred ................................        18,469               10,918
 Accrued interest ...................................................         4,419                   --
 Other current liabilities ..........................................        27,476               26,207
                                                                           --------             --------
    Total current liabilities .......................................       135,567              102,888
                                                                           --------             --------
Pension and postretirement benefits .................................        38,113                   --
Other liabilities ...................................................         5,009               16,801
Long-term debt ......................................................       392,000                   --
Commitments and contingencies                                                                         --
Common stock subject to repurchase agreement, $.01 par value, authorized 3,000,000 shares, issued and outstanding 2,944,000
 shares .............................................................        19,048                   --
Shareholders' equity
 Class A Common Stock, $.01 par value; authorized 25,000,000
   shares, issued and outstanding 17,056,000 shares .................           171                   --
 Additional paid-in capital .........................................       110,191                   --
 Retained earnings ..................................................        12,305                   --
 Deemed distribution ................................................        (9,000)                  --
                                                                           --------             --------
Total shareholders' and invested equity .............................       113,667              473,609
                                                                           --------             --------
   Total liabilities and shareholders' and invested equity ..........      $703,404             $593,298
                                                                           ========             ========

           See notes to consolidated (combined) financial statements.

                       L-3 COMMUNICATIONS HOLDINGS, INC.

                CONSOLIDATED (COMBINED) STATEMENTS OF OPERATIONS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)






                                                    COMPANY                     PREDECESSOR COMPANY
                                                  CONSOLIDATED                       COMBINED
                                              -------------------   -------------------------------------------
                                                                                       YEAR ENDED DECEMBER 31,
                                                  NINE MONTHS         THREE MONTHS    -------------------------
                                                     ENDED               ENDED
                                               DECEMBER 31, 1997     MARCH 31, 1997       1996          1995
                                              -------------------   ---------------   -----------   -----------
Sales .....................................       $   546,525          $158,873        $543,081      $166,781
Costs and expenses ........................           490,669           150,937         499,390       162,132
Noncash compensation charge ...............             4,410                --              --            --
                                                  -----------          --------        --------      --------
Operating income ..........................            51,446             7,936          43,691         4,649
Interest income ...........................             1,430                --              --            --
Interest expense ..........................            29,884             8,441          24,197         4,475
                                                  -----------          --------        --------      --------
Income (loss) before income taxes .........            22,992              (505)         19,494           174
Income tax expense (benefit) ..............            10,687              (247)          7,798         1,186
                                                  -----------          --------        --------      --------
Net income (loss) .........................       $    12,305          $   (258)       $ 11,696      $ (1,012)
                                                  ===========          ========        ========      ========
Basic earnings per share of
 Common Stock .............................       $      0.62
                                                  ===========
Diluted earning per share of
 Common Stock .............................       $      0.61
                                                  ===========
Weighted average common shares
 outstanding:
 Basic ....................................        20,000,000
                                                  ===========
 Diluted ..................................        20,011,611
                                                  ===========

           See notes to consolidated (combined) financial statements.

                       L-3 COMMUNICATIONS HOLDINGS, INC.

               CONSOLIDATED (COMBINED) STATEMENTS OF CHANGES IN
                    SHAREHOLDERS' EQUITY AND INVESTED EQUITY
        FOR THE NINE MONTHS ENDED DECEMBER 31, 1997, THREE MONTHS ENDED
           MARCH 31, 1997 AND YEARS ENDED DECEMBER 31, 1996 AND 1995

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)






                                   PREDECESSOR
                                     COMPANY                                 COMPANY
                                    COMBINED                              CONSOLIDATED
                                  ------------ -------------------------------------------------------------------
                                                   COMMON STOCK
                                               --------------------  ADDITIONAL
                                    INVESTED    SHARES                PAID-IN    RETAINED     EQUITY
                                     EQUITY     ISSUED   PAR VALUE    CAPITAL    EARNINGS   ADJUSTMENT    TOTAL
                                  ------------ -------- ----------- ----------- ---------- ----------- -----------
Balance January 1, 1995 .........   $199,506
 Repayments to Lockheed
   Martin .......................     (3,831)
 Net loss .......................     (1,012)
                                    --------
Balance December 31, 1995 .......    194,663
 Advances from Lockheed
   Martin .......................    267,250
 Net income .....................     11,696
                                    --------
Balance December 31, 1996 .......    473,609
 Advances from Lockheed
   Martin .......................     20,579
 Net loss .......................       (258)
                                    --------
Balance March 31, 1997 ..........   $493,930
                                    ========
 Shares issued ..................              17,056      $  171    $110,191                           $110,362
 Deemed distribution ............                                                           $ (9,000)     (9,000)
 Net income .....................                                                $12,305                  12,305
                                               ------      ------    --------    -------    --------    --------
Balance December 31, 1997 .......              17,056      $  171    $110,191    $12,305    $ (9,000)   $113,667
                                               ======      ======    ========    =======    ========    ========

           See notes to consolidated (combined) financial statements.

                       L-3 COMMUNICATIONS HOLDINGS, INC.

                CONSOLIDATED (COMBINED) STATEMENTS OF CASH FLOWS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                                      COMPANY                      PREDECESSOR COMPANY
                                                    CONSOLIDATED                        COMBINED
                                                -------------------   ---------------------------------------------
                                                                                          YEAR ENDED DECEMBER 31,
                                                    NINE MONTHS         THREE MONTHS    ---------------------------
                                                       ENDED               ENDED
                                                 DECEMBER 31, 1997     MARCH 31, 1997       1996           1995
                                                -------------------   ---------------   ------------   ------------
OPERATING ACTIVITIES:
Net income (loss) ...........................       $   12,305           $    (258)      $   11,696      $ (1,012)
Depreciation and amortization ...............           22,190               7,790           28,139        11,578
Noncash compensation charge .................            4,410                  --               --            --
Amortization of deferred debt issuance
 costs ......................................            1,517                  --               --            --
Deferred income taxes .......................            9,991                  --               --            --
Changes in operating assets and liabilities,
 net of amounts acquired
 Contracts in process .......................           18,161             (17,475)          23,543        (3,267)
 Other current assets .......................             (275)               (481)           3,049           788
 Other assets ...............................            2,141                (765)          (8,346)        1,245
 Accounts payable ...........................           (6,146)               (207)           4,104          (648)
 Accrued employment costs ...................            6,363                (625)           2,282          (611)
 Customer advances ..........................             (611)              1,146           (5,541)           --
 Amounts in excess of costs incurred ........            1,156              (3,037)          (6,045)       (2,041)
 Accrued interest ...........................            4,419                  --               --            --
 Other current liabilities ..................           (7,132)             (1,867)           3,180         4,004
 Pension and postretirement benefits ........            4,284                  --               --            --
 Other liabilities ..........................            1,087                (500)         (25,327)         (699)
                                                    ----------           ---------       ----------      --------
Net cash from (used in) operating
 activities .................................           73,860             (16,279)          30,734         9,337
                                                    ----------           ---------       ----------      --------
INVESTING ACTIVITIES:
Acquisition of business .....................         (466,317)                 --         (287,803)           --
Proceeds from assumption of contract
 obligation .................................           12,176                  --               --            --
Net cash from assets held for sale ..........            3,179                  --               --            --
Proceeds from sale of property ..............            9,458                  --               --            --
Purchases of investments ....................           (5,113)                 --               --            --
Capital expenditures ........................          (11,934)             (4,300)         (13,528)       (5,532)
Disposition of property, plant and
 equipment ..................................              771                  --            3,347            26
                                                    ----------           ---------       ----------      --------
Net cash (used in) investing activities .....         (457,780)             (4,300)        (297,984)       (5,506)
                                                    ----------           ---------       ----------      --------
FINANCING ACTIVITIES:
Borrowings under term loan facilities .......          175,000                  --               --            --
Proceeds from sale of 10 3/8% senior
 subordinated notes .........................          225,000                  --               --            --
Proceeds from issuance of common stock ......           80,000                  --               --            --
Debt issuance costs .........................          (15,606)                 --               --            --
Payment of debt .............................           (3,000)                 --               --            --
Advances from (repayments to) Lockheed
 Martin .....................................               --              20,579          267,250        (3,831)
                                                    ----------           ---------       ----------      --------
Net cash from (used in) financing activities           461,394              20,579          267,250        (3,831)
                                                    ----------           ---------       ----------      --------
Net change in cash ..........................           77,474                  --               --            --
Cash and cash equivalents, beginning of
 the period .................................               --                  --               --            --
                                                    ----------           ---------       ----------      --------
Cash and cash equivalents, end of the
 period .....................................       $   77,474           $      --       $       --      $     --
                                                    ==========           =========       ==========      ========

           See notes to consolidated (combined) financial statements.

                       L-3 COMMUNICATIONS HOLDINGS, INC.

             NOTES TO CONSOLIDATED (COMBINED) FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

     The accompanying consolidated financial statements include the assets, liabilities and results of operations of L-3 Communications Holdings, Inc., ("Holdings", and together with its subsidiaries, "L-3", or the "Company"), the successor company following the change in ownership (see Note 2) effective as of April 1, 1997 and for the period from April 1, 1997 to December 31, 1997. Prior to April 1, 1997, the statements comprise substantially all of the assets and liabilities and results of operations of (i) nine business units previously purchased by Lockheed Martin Corporation ("Lockheed Martin") as part of its acquisition of Loral Corporation ("Loral") in April 1996 (the "Loral Acquired Businesses"), and (ii) one business unit, Communications Systems -- East purchased by Lockheed Martin as part of its acquisition of the aerospace business of GE in April 1993 (collectively, the "Businesses" or the "Predecessor Company"). The combined financial statements of the Predecessor Company reflect the Businesses' assets, liabilities and results of operations included in Lockheed Martin's historical financial statements. Intercompany accounts between Lockheed Martin and the Businesses have been included in Invested Equity. The assets and operations of the semiconductor product line and certain other facilities which are not material have been excluded from the combined financial statements. Significant intercompany and inter-business transactions and balances have been eliminated.

     Holdings has no other assets or liabilities and conducts no operations other than through its subsidiary, L-3 Communications Corporation ("L-3 Communications").

     The Company is a supplier of sophisticated secure communication systems and specialized communication products including secure, high data rate communication systems, microwave components, avionics, recorders, telemetry and space products. The Company's customers include the Department of Defense (the "DoD"), selected U.S. government intelligence agencies, major aerospace/defense prime contractors and commercial customers. The Company operates primarily in one industry segment, electronic components and systems.

     Substantially all the Company's products are sold to agencies of the U.S. Government, primarily the DoD, to foreign government agencies or to prime contractors or subcontractors thereof. All domestic government contracts and subcontracts of the Businesses are subject to audit and various cost controls, and include standard provisions for termination for the convenience of the U.S. Government. Multi-year U.S. Government contracts and related orders are subject to cancellation if funds for contract performance for any subsequent year become unavailable. Foreign government contracts generally include comparable provisions relating to termination for the convenience of the government.


2. CHANGE IN OWNERSHIP TRANSACTION

     L-3 was formed by Mr. Frank C. Lanza, the former President and Chief Operating Officer of Loral, Mr. Robert V. LaPenta, the former Senior Vice President and Controller of Loral (collectively, the "Equity Executives"), Lehman Brothers Capital Partners III, L.P. and its affiliates (the "Lehman Partnership") and Lockheed Martin to acquire the Businesses. On December 31, 1997, the Equity Executives, the Lehman Partnership and Lockheed Martin owned approximately 14.9%, 50.1% and 34.0% of the Company, respectively.

     On March 28, 1997, Lanza, LaPenta, the Lehman Partnership, L-3, and Lockheed Martin entered into a Transaction Agreement (the "L-3 Acquisition Agreement") whereby Holdings would acquire the Businesses from Lockheed Martin (the "L-3 Acquisition"). Also included in the acquisition is a semiconductor product line of another business and certain leasehold improvements in New York City which were not material. Pursuant to the L-3 Acquisition Agreement, L-3 acquired the Businesses

                       L-3 COMMUNICATIONS HOLDINGS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

from Lockheed Martin for $525,000, comprising $458,779 of cash, after a $21,221 reduction related to a purchase price adjustment, and $45,000 of common equity, representing a 34.9% interest in Holdings retained by Lockheed Martin, plus acquisition costs of $8,000.

     The Company and Lockheed Martin finalized the purchase price adjustment pursuant to an amendment to the L-3 Acquisition Agreement dated November 5, 1997, which also included the assumption by the Company of Lockheed Martin's rights and obligations under a contract for the U.S. Army's Command and Control Vehicle ("C2V") Mission Module Systems ("MMS"), for the production of mission communication systems for track vehicles, for which the Company received a cash payment of $12,176.

     In connection with the L-3 Acquisition Agreement, the Company anticipated entering into a transition services agreement with Lockheed Martin pursuant to which Lockheed Martin would provide to L-3 and its subsidiaries (and L-3 would provide to Lockheed Martin) certain corporate services of a type previously provided at costs consistent with past practices until December 31, 1997 (or, in the case of Communications Systems -- East (formerly known as Communications Systems -- Camden), for a period of up to 18 months after the Closing). Lockheed Martin is providing L-3 the services contemplated by the proposed transaction services agreement in the absence of any executed agreement. The parties also entered into supply agreements which reflect previously existing inter-company work transfer agreements or similar support arrangements upon prices and other terms consistent with previously existing arrangements. Holdings, the Company and Lockheed Martin have entered into certain subleases of real property and cross-licenses of intellectual property.

     Pursuant to the L-3 Acquisition Agreement the Company also assumed certain obligations relating to environmental liabilities and benefit plans.

     In accordance with Accounting Principles Board Opinion No. 16, the acquisition of the Businesses by Holdings and L-3 has been accounted for as a purchase business combination effective as of April 1, 1997. The purchase cost (including the fees and expenses related thereto) was allocated to the tangible and intangible assets and liabilities of the Company based upon their respective fair values. The assets and liabilities recorded in connection with the purchase price allocation were $664,800 and $164,400, respectively. The excess of the purchase price over the fair value of net assets acquired of $303,200 was recorded as goodwill, and is being amortized on a straight-line basis over a period of 40 years. As a result of the 34.9% ownership interest retained by Lockheed Martin, the provisions of Emerging Issues Task Force Issue Number 88-16 were applied in connection with the purchase price allocation, which resulted in the recognition of a deemed distribution of $9,000.

     In connection with the determination of the fair value of assets acquired and pursuant to the provisions of Accounting Principles Board Opinion No. 16, the Company has valued acquired contracts in process at contract price, less the estimated cost to complete and an allowance for the Company's normal profit on its effort to complete such contracts.

     Had the L-3 Acquisition occurred on January 1, 1996, the unaudited pro forma sales and net income for the years ended December 31, 1997 and 1996 would have been $703,600 and $11,890 and $663,200 and $5,290, respectively. The pro forma results, which are based on various assumptions, are not necessarily indicative of what would have occurred had the acquisition been consummated on January 1, 1996. The 1997 and 1996 pro forma sales and net income data have been adjusted to (i) include the operations of the Loral Acquired Businesses from January 1, 1996 (Note 4) and (ii) exclude the operations of the Hycor business net assets held for sale from January 1, 1996 (Note 6).

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CASH AND CASH EQUIVALENTS: Cash equivalents consist of highly liquid investments with a maturity of three months or less at time of purchase.

                       L-3 COMMUNICATIONS HOLDINGS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     STATEMENTS OF CASH FLOWS: Changes in operating assets and liabilities are net of the impact of acquisitions and final purchase price allocations. The Predecessor Company participated in Lockheed Martin's cash management system, under which all cash was received and payments were made by Lockheed Martin. All transactions between the Predecessor Company and Lockheed Martin have been accounted for as settled in cash at the time the transactions were recorded by the Predecessor Company.

     REVENUE RECOGNITION: Sales on production-type contracts are recorded as units are shipped; profits applicable to such shipments are recorded pro rata, based upon estimated total profit at completion of the contract. Sales and profits on cost reimbursable contracts are recognized as costs are incurred. Sales and estimated profits under other long-term contracts are recognized under the percentage of completion method of accounting using the cost-to-cost method. Amounts representing contract change orders or claims are included in sales only when they can be reliably estimated and their realization is probable.

     Losses on contracts are recognized when determined. Revisions in profit estimates are reflected in the period, on a cumulative catch-up basis, in which the facts, requiring the revision, become known.

     CONTRACTS IN PROCESS: Costs accumulated on contracts in process include direct costs, as well as manufacturing overhead, and for government contracts, general and administrative costs, independent research and development costs and bid and proposal costs. In accordance with industry practice, contracts in process contain amounts relating to contracts and programs with long performance cycles, a portion of which may not be realized within one year.

     PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are stated at cost. Depreciation is provided primarily on the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements.

     COST IN EXCESS OF NET ASSETS ACQUIRED: The excess of the cost of the L-3 Acquisition over the fair value of the net assets acquired is being amortized using a straight-line method over a 40 year period. Accumulated amortization of the Company amounted to $5,741 at December 31, 1997.

     The carrying amount of cost in excess of net assets acquired is evaluated on a recurring basis. Current and future profitability as well as current and future undiscounted cash flows, excluding financing costs, of the acquired businesses are primary indicators of recoverability. For the nine months ended December 31, 1997, there was no reduction to the carrying amount of the cost in excess of net assets acquired resulting from these evaluations.

     PREDECESSOR COMPANY INTANGIBLES: Intangibles, primarily the excess of the cost of Businesses over the fair value of the net assets acquired, was amortized using a straight-line method primarily over a 40-year period. Other intangibles were amortized over their estimated useful lives which range from 11 to 15 years. Amortization expense of the Businesses was $2,655 for the three months ended March 31, 1997; $10,115 and $6,086 for the years ended December 31, 1996 and 1995, respectively. Accumulated amortization was $26,524 at December 31, 1996.

     Intangibles of the Predecessor Company include costs allocated to the Businesses relating to the Request for Funding Authorization ("RFA"), consisting of over 20 restructuring projects to reduce operating costs, initiated by General Electric ("GE") Aerospace in 1990 and to the REC Advance Agreement ("RAA"), a restructuring plan initiated after Lockheed Martin's acquisition of GE Aerospace. The RAA was initiated to close two regional electronic manufacturing centers. Restructure costs are reimbursable from the U.S. Government if savings can be demonstrated to exceed costs. The total cost of restructuring under the RFA and the RAA represented approximately

                       L-3 COMMUNICATIONS HOLDINGS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

15% of the estimated savings to the U.S. Government and, therefore, a deferred asset has been recorded by Lockheed Martin. The deferred asset is being allocated to all the former GE Aerospace sites, including the Communications Systems Division, on a basis that includes manufacturing labor, overhead, and direct material less non-hardware subcontracts. At December 31, 1997 and 1996, approximately $2,313 and $4,400, respectively, of unamortized RFA and RAA costs are deferred on the Company's and the Predecessor Company's consolidated (combined) balance sheets in other current assets and other assets.

     The carrying values of the Predecessor Company intangibles were reviewed if the facts and circumstances indicated potential impairment of their carrying value. If this review indicated that intangible assets were not recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Businesses carrying values related to the intangible assets were reduced by the estimated shortfall of cash flows.

     INCOME TAXES: The Company provides for income taxes using the liability method prescribed by the Financial Accounting Standards Board ("FASB") Statement No. 109, "Accounting for Income Taxes." Under the liability method, deferred income tax assets and liabilities reflect tax carryforwards and the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes, as determined under enacted tax laws and rates. The financial effect of changes in tax laws or rates is accounted for in the period of enactment.

     PREDECESSOR COMPANY INCOME TAXES: The Predecessor Company was included in the consolidated Federal income tax return and certain combined and separate state and local income tax returns of Lockheed Martin. However, for purposes of these financial statements, the provision for income taxes has been allocated to the Predecessor Company based upon reported combined income before income taxes. Income taxes, current and deferred, are considered to have been paid or charged to Lockheed Martin and are recorded through the invested equity account with Lockheed Martin. The principal components of the deferred taxes are contract accounting methods, property, plant and equipment, goodwill amortization and timing of accruals.

     RESEARCH AND DEVELOPMENT: Research and development costs sponsored by the Company and the Predecessor Company include research and development, bid and proposal costs related to government products and services. These costs generally are allocated among all contracts and programs in progress under U.S. Government contractual arrangements. Customer-sponsored research and development costs incurred pursuant to contracts are accounted for as direct contract costs.

     STOCK OPTIONS: In accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations, compensation expense for stock options is recognized in income based on the excess, if any, of Holdings' fair value of the stock at the grant date of the award or other measurement date over the amount an employee must pay to acquire the stock. The exercise price for stock options granted to employees equals or exceeds the fair value of the Holdings common stock at the date of grant, thereby resulting in no recognition of compensation expense by the Company. The Company has adopted the disclosure -- only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

     DERIVATIVE FINANCIAL INSTRUMENTS: In the normal course of financing operations, the Company enters into interest rate cap and floor transactions for interest rate protection purposes, and not for speculative or trading purposes. Cash payments to and from the Company and the counterparties are recorded as a component of interest expense. The initial cost of these arrangements are deferred and amortized as interest expense.

     USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the

                       L-3 COMMUNICATIONS HOLDINGS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant of these estimates and assumptions relate to contract estimates of sales and costs, allocations from Lockheed Martin, recoverability of recorded amounts of fixed assets and cost in excess of net assets acquired, litigation and environmental obligations. Actual results could differ from these estimates.

     EARNINGS PER SHARE: In accordance with SFAS No. 128, "Earnings per Share", basic earnings per share is computed by dividing net income attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share ("diluted EPS") is computed by dividing net income attributable to common stockholders adjusted for any other changes to net income that would result from the assumed issuance of the dilutive potential common shares by the weighted-average number of common shares outstanding adjusted to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued.

     ACCOUNTING PRONOUNCEMENTS: In June 1997, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information". SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in full set general purpose financial statements. SFAS No. 131 establishes accounting standards for the way that public business enterprises report selected information about operating segments and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits". SFAS No. 132 revises employers' disclosures about pension and other postretirement benefits plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer as useful as they were when SFAS No. 87 "Employers' Accounting for Pensions", SFAS No. 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits", and SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions", were issued. SFAS No. 132 suggests combined formats for presentation of pension and other postretirement benefit disclosures. SFAS No. 130, SFAS No. 131 and SFAS No. 132 are required to be adopted by 1998. The Company is currently evaluating the impact, if any, of SFAS No. 130, SFAS No. 131 and SFAS No. 132.

     Effective January 1, 1996, the Businesses adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets To Be Disposed Of" ("SFAS 121"). SFAS 121 establishes the accounting standards for the impairment of long-lived assets, certain intangible assets and cost in excess of net assets acquired to be held and used for long-lived assets and certain intangible assets to be disposed of. The impact of adopting SFAS 121 was not material.

     Effective in December 1997 the Company adopted the provisions of SFAS No. 128, "Earnings Per Share" ("SFAS 128") and No. 129, "Disclosure of Information About Capital Structure" ("SFAS 129").

     RECLASSIFICATIONS: Certain reclassifications have been made to conform prior-year amounts to the current-year presentation.

4. PREDECESSOR COMPANY ACQUISITION

     Effective April 1, 1996, Lockheed Martin acquired substantially all the assets and liabilities of the defense businesses of Loral, including the Wideband Systems Division and the Products Group which

                       L-3 COMMUNICATIONS HOLDINGS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

are included in the Businesses. The acquisition of the Wideband Systems Division and Products Group businesses (the "Loral Acquired Businesses") has been accounted for as a purchase by Lockheed Martin Communications Systems -- Camden Division ("Division"). The acquisition has been reflected in the financial statements based on the purchase price allocated to those acquired businesses by Lockheed Martin. The assets and liabilities recorded in connection with the purchase price allocation were $401,000 and $113,200, respectively. As such, the accompanying combined financial statements for periods prior to April 1, 1997 reflect the results of operations of the Division and the Loral Acquired Businesses from the effective date of acquisition including the effects of an allocated portion of cost in excess of net assets acquired resulting from the acquisition.


5. CONTRACTS IN PROCESS

     Billings and accumulated costs and profits on long-term contracts, principally with the U.S. Government, comprise the following:


                                                                                            PREDECESSOR
                                                                               COMPANY        COMPANY
                                                                            ------------   ------------
                                                                                   DECEMBER 31,
                                                                            ---------------------------
                                                                                1997           1996
                                                                            ------------   ------------
Billed contract receivables .............................................    $  39,029      $  45,212
Unbilled contract receivables ...........................................       33,136         84,814
Other billed receivables, principally commercial and affiliates .........       31,253         41,154
Inventoried costs .......................................................       82,954         72,880
                                                                             ---------      ---------
                                                                               186,372        244,060
Less, unliquidated progress payments                                           (19,170)       (45,987)
                                                                             ---------      ---------
Net contracts in process ................................................    $ 167,202      $ 198,073
                                                                             =========      =========

     The U.S. Government has title to or a secured interest in, inventory to which progress payments are applied. Unbilled contract receivables represent accumulated costs and profits earned but not yet billed to customers. The Company believes that substantially all such amounts will be billed and collected within one year.

     The following data has been used in the determination of costs and expenses:



                                                                   COMPANY              PREDECESSOR COMPANY
                                                               --------------   -----------------------------------
                                                                    NINE           THREE
                                                                   MONTHS         MONTHS       FOR THE YEAR ENDED
                                                                    ENDED          ENDED          DECEMBER 31,
                                                                DECEMBER 31,     MARCH 31,   ----------------------
                                                                    1997           1997         1996         1995
                                                               --------------   ----------   ----------   ---------
Selling, general and administrative ("SG&A") costs
 included in inventoried costs .............................       $15,379       $14,536      $14,700      $1,156
Selling, general and administrative costs incurred .........        88,527        28,449       82,226       6,525
Independent research and development, including bid
 and proposal costs, included in SG&A incurred .............        28,893        12,024       36,500       9,800

6. NET ASSETS HELD FOR SALE

     The Company has accounted for the allocation of purchase price and the net assets of its Hycor business in accordance with the FASB's Emerging Issues Task Force Issue 87-11 "Allocation of Purchase Price to Assets to be Sold" ("EITF 87-11"). Accordingly, the net assets related to the Hycor business as of April 1, 1997 are included in the accompanying consolidated balance sheet as "Net assets held for sale". The fair value assigned to such net assets is based upon management's estimate

                       L-3 COMMUNICATIONS HOLDINGS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

of the proceeds from the sale of the Hycor business less the estimated income from operations for such business during the holding period of April 1, 1997 through January 29, 1998 (the "holding period"), plus interest expense on debt allocated to such net assets during the holding period. On January 29, 1998, the Company sold the Hycor business, excluding land and buildings for $3,500 in cash subject to adjustment based on final closing net assets. In accordance with EITF 87-11, loss from the operations of the Hycor business of $108 and interest expense of $552 on the debt allocated to the Hycor net assets have been excluded from the Company's consolidated statements of operations for the nine months ended December 31, 1997. Management of the Company expects that any gain or loss realized on the ultimate disposition of the Hycor business will not have a material impact on the original purchase price allocation.

     Also included in net assets held for sale at December 31, 1997 is a Company property located in Atlanta, Georgia.


7. PROPERTY, PLANT AND EQUIPMENT


                                                                        PREDECESSOR
                                                           COMPANY        COMPANY
                                                         -----------   ------------
                                                                DECEMBER 31,
                                                         --------------------------
                                                             1997          1996
                                                         -----------   ------------
Land .................................................    $  6,670       $  9,200
Buildings and improvements ...........................      19,487         27,000
Machinery, equipment, furniture and fixtures .........      58,978         73,137
Leasehold improvements ...............................       9,899          7,229
                                                          --------       --------
                                                          $ 95,034       $116,566
                                                          ========       ========

     Depreciation and amortization expense attributable to property, plant and equipment was $13,320 for the nine months ended December 31, 1997; $4,529 for the three months ended March 31, 1997, and $14,924 and $5,492 for the years ended December 31, 1996 and 1995, respectively.


8. DEBT

     Long-term debt consists of:




                                                                DECEMBER 31, 1997
                                                               ------------------
       Term Loan Facilites ...................................      $ 172,000
       10 3/8 Senior Subordinated Notes due 2007 .............        225,000
                                                                    ---------
                                                                      397,000
       Less current portion of Term Loan Facilities ..........          5,000
                                                                    ---------
        Total long-term debt .................................      $ 392,000
                                                                    =========

     In connection with the L-3 Acquisition, the Company entered into a credit facility (the "Senior Credit Facilities") with a syndicate of banks and financial institutions for $275,000 consisting of $175,000 of term loans (the "Term Loan Facilities") and a $100,000 revolving credit facility (the "Revolving Credit Facility"). The Senior Credit Facilities bear interest, at the option of the Company, at rates related to (i) the higher of federal funds rate plus 0.50% per annum or the reference rate published by Bank of America NT&SA or (ii) LIBOR. At December 31, 1997, such interest rates, based on various maturities, ranged from 7.625% to 8.625%. Interest payments vary in accordance with the type of borrowing and are made at a minimum every three months. The Revolving Credit Facility expires in 2003 and is available for ongoing working capital and letter of credit needs. The Term

                       L-3 COMMUNICATIONS HOLDINGS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Loans mature in installments until the final maturity date in 2006. Approximately $93,428 of the Revolving Credit Facility is available at December 31, 1997 reflecting letters of credit of $6,572 drawn against the Revolving Credit Facility of $100,000. In February 1998, the Senior Credit Facilities were amended to, among other things, increase the Revolving Credit Facility to $200,000, waive certain excess cash flow prepayments, as defined, otherwise required, and permit the incurrence of up to an additional $150,000 of subordinated debt. The Company pays a commitment fee of 0.375% per annum on the unused portion of the Revolving Credit Facility.

     In April 1997, the Company issued $225,000 of 10 3/8% senior subordinated notes (the "1997 Notes") due May 1, 2007 with interest payable semi-annually on May 1 and November 1 of each year, commencing November 1, 1997. On November 5, 1997, the Company completed its exchange offer relating to the 1997 Notes and the holders of the 1997 Notes received registered securities. The 1997 Notes are redeemable at the option of the Company, in whole or in part, at any time on or after May 1, 2002, at various redemption prices plus accrued and unpaid interest to the applicable redemption date. In addition, prior to May 1, 2000, the Company may redeem up to 35% of the aggregate principal amount of 1997 Notes at a redemption price of 109.375% of the principal amount thereof, plus accrued and unpaid interest to the redemption date with the net cash proceeds of one or more equity offerings by the Company that are contributed to the Company as common equity capital.

     The Senior Credit Facilities and the 1997 Notes agreement contain financial and restrictive covenants that limit, among other things, the ability of the Company to borrow additional funds, dispose of assets, or pay cash dividends. At December 31, 1997, none of the Company's retained earnings were available to pay dividends. The Senior Credit Facilities contain financial covenants, which remain in effect so long as any amount is owed by the Company thereunder. These financial covenants require that (i) the Company's debt ratio, as defined, be less than or equal to 5.50 for the quarter ended December 31, 1997, and that the maximum allowable debt ratio, as defined, thereafter be further reduced to less than or equal to 3.1 for the quarters ending after June 30, 2002, and (ii) the Company's interest coverage ratio, as defined, be at least 1.85 for the quarter ended December 31, 1997, and thereafter increasing the interest coverage ratio, as defined, to at least 3.10 for any fiscal quarters ended after June 30, 2002. At December 31, 1997, the Company was in compliance with these covenants.

     In connection with the Senior Credit Facilities, the Company has granted the lenders a first priority lien on substantially all of the Company's assets, including the stock of L-3 Communications Corporation.

     The aggregate principal payments for debt, excluding borrowings under the Revolving Credit Facility, for the five years ending December 31, 1998 through 2002 are: $5,000, $11,000, $19,000, $25,000 and $33,200, respectively.

     The costs related to the issuance of debt have been deferred and are being amortized as interest expense over the term of the related debt using a method that approximates the effective interest method.


9. PREDECESSOR COMPANY'S INTEREST EXPENSE

     Interest expense has been allocated to the Predecessor Company by applying Lockheed Martin's weighted average consolidated interest rate to the portion of the beginning of the period invested equity account deemed to be financed by consolidated debt, which has been determined based on Lockheed Martin's debt to equity ratio on such date, except that the acquisition of the Loral Acquired Businesses has been assumed to be fully financed by debt. Management of the Businesses believes that this allocation methodology is reasonable.

                       L-3 COMMUNICATIONS HOLDINGS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Interest expense of the Predecessor Company was calculated using the following balances and interest rates:


                              THREE MONTHS      YEARS ENDED DECEMBER 31,
                                 ENDED        -----------------------------
                             MARCH 31, 1997        1996            1995
                            ---------------   -------------   -------------
Invested Equity .........      $ 473,609        $ 482,466       $ 199,506
Interest Rate ...........           7.10%            7.20%           7.40%

10. FINANCIAL INSTRUMENTS

     The Company's financial instruments consist primarily of cash and cash equivalents, billed contract receivables, other billed receivables (principally commercial and affiliates), trade accounts payable, customer advances, debt instruments, and interest rate cap and interest rate floor contracts. The book values of cash and cash equivalents, billed contract receivables, other billed receivables (principally commercial and affiliates), trade accounts payable and customer advances are considered to be representative of their respective fair values at December 31, 1997 due to the short-term maturities or expected settlement dates of these instruments.

     The Company's debt instruments consist of term loans and 1997 Notes (Note
8). The carrying values of the term loans approximate fair value because they are variable-rate loans which bear interest at current market rates.

     The 1997 Notes are registered, unlisted public debt which is traded in the over-the-counter market. The fair value of such debt at December 31, 1997 was estimated to be approximately $243,000, based on trading activity on December 31, 1997.

     To mitigate risks associated with changing interest rates on certain of its debt, the Company entered into the interest rate agreements. The fair values of the interest rate caps and interest rate floors (collectively, the "interest rate agreements") were estimated by discounting expected cash flows using quoted market interest rates. The Company manages exposure to counterparty credit risk by entering into the interest rate agreements only with major financial institutions that are expected to fully perform under the terms of such agreements. The notional amounts are used to measure the volume of these agreements and do not represent exposure to credit loss. The impact of the interest rate agreements was not material to interest expense for the nine months ended December 31, 1997. Information with respect to the interest rate agreements is as follows:




                                      DECEMBER 31, 1997
                                 ----------------------------
                                  NOTIONAL       UNREALIZED
                                   AMOUNT      GAINS (LOSSES)
                                 ----------   ---------------
Interest rate caps ...........    $100,000       $ (1,008)
                                  --------       --------
Interest rate floors .........    $ 50,000       $   (263)
                                  --------       --------

     At December 31, 1996, the Predecessor Company's financial instruments consisted primarily of billed contract receivables, other billed receivables (principally commercial and affiliates), trade accounts payable and customer advances. The book value of billed contract receivables, other billed receivables (principally commercial and affiliates), trade accounts payable and customer advances approximated their respective fair values at December 31, 1996, due to the short-term maturities or expected settlement dates of those instruments.


11. COMMON STOCK

     The Company's Class A Common Stock possesses full voting rights and Class B Common Stock and Class C Common Stock possess no voting rights except as otherwise required by law. However,

                       L-3 COMMUNICATIONS HOLDINGS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

pursuant to shareholders agreements, the holders of Classes B and C Common Stock have the right to designate themselves as members of the Board of Directors as long as they are employees of the Company or any of its subsidiaries. Each share of Class B Common Stock will convert, at the option of the Company, into a share of Class A common stock immediately prior to an initial public offering of equity securities of the Company or upon the occurrence of certain other events but not later than April, 2006, and will convert into Class C common stock upon certain other events. Holders of Class B Common Stock are entitled to share with the holders of Class A Common Stock in dividends and liquidating distributions.


     The Equity Executives are the holders of the Class B Common Stock which has a par value of $0.01 per share and have the right until the effective date of an initial public offering to require the Company to repurchase the Class B Common Stock under certain circumstances. Accordingly, the Class B Common Stock has been classified on the consolidated balance sheet as "common stock subject to repurchase agreement" and excluded from shareholders' equity as of December 31, 1997. At December 31, 1997, 3,000,000 shares of the Class B Common Stock were authorized and 2,944,000 were outstanding.


     The Company's Class A Common Stock and Class B Common Stock were issued at per share prices of $6.47 and $5.00, respectively. The aggregate difference in issuance prices of $4,410 has been accounted for as a noncash compensation charge to expense effective April 1, 1997, related to the initial capitalization of L-3.


12. EARNINGS PER SHARE


     Basic earnings per common share and diluted earnings per common share for the Company for the nine months ended December 31, 1997 were calculated as follows:




                                                     INCOME
                                                  AVAILABLE TO
                                                     COMMON         WEIGHTED AVERAGE      PER-SHARE
                                                  STOCKHOLDERS     SHARES OUTSTANDING      AMOUNT
                                                 --------------   --------------------   ----------
   Basic earnings per common share ...........       $12,305           20,000,000           $0.62
                                                     -------           ----------           -----
   Effect of dilutive securities .............            --               11,611
                                                     -------           ----------
   Diluted earnings per common share .........       $12,305           20,011,611           $0.61
                                                     =======           ==========           =====

     For purposes of the earnings per common share computations, the Class B Common Stock subject to repurchase agreement (Note 11) has been included in the weighted average number of shares of common stock outstanding.


     Earnings per share data is not presented for the Predecessor Company because the Businesses were wholly-owned business units of Lockheed Martin prior to the L-3 Acquisition.

                       L-3 COMMUNICATIONS HOLDINGS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

13. INCOME TAXES

THE COMPANY

     Pretax income of the Company for the nine months ended December 31, 1997 was $22,992 and was primarily domestic. The components of the Company's provision for income taxes for the nine months ended December 31, 1997 are:



   Income taxes currently payable, primarily federal .........    $   696
   Deferred income taxes:
     Federal .................................................      8,635
     State and local .........................................      1,356
                                                                  -------
     Subtotal ................................................      9,991
                                                                  -------
   Total provision for income taxes ..........................    $10,687
                                                                  =======

     The effective income tax rate of the Company for the nine months ended December 31, 1997 differs from the statutory federal income tax rate for the following reasons:



   Statutory federal income tax rate .....................................   35.0%
   State and local income taxes, net of federal income tax benefit .......    3.8
   Noncash compensation charge ...........................................    6.8
   Nondeductible goodwill amortization and other expenses ................    4.4
   Research and development and other tax credits ........................   (3.5)
                                                                             ----
   Effective income tax rate .............................................   46.5 %
                                                                             =======

     The significant components of the Company's net deferred tax assets at December 31, 1997 are:



   Deferred tax assets:
     Other postretirement benefits .............................    $  8,649
     Inventoried costs .........................................       8,711
     Compensation and benefits .................................         528
     Pension costs .............................................       4,177
     Property, plant and equipment .............................       8,098
     Income recognition on long-term contracts .................       3,691
     Other, net ................................................       1,861
     Net operating loss and other credit carryforwards .........       2,969
                                                                    --------
      Total deferred tax assets ................................      38,684
   Deferred tax liabilities:
     Cost in excess of net assets acquired .....................      (1,099)
     Other, net ................................................         (70)
                                                                    --------
      Total deferred tax liabilities ...........................      (1,169)
                                                                    --------
   Net deferred tax assets .....................................    $ 37,515
                                                                    ========
     The net deferred tax assets are classified as follows:
     Current deferred tax assets ...............................    $ 13,298
     Long-term deferred tax assets .............................      24,217
                                                                    --------
                                                                    $ 37,515
                                                                    ========

                       L-3 COMMUNICATIONS HOLDINGS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     At December 31, 1997, the Company had $2,969 of tax credit carryforwards, primarily related to U.S. federal net operating losses and research and experimentation tax credits which expire, if unused, in 2012. The Company believes that these carryforwards will be available to reduce future income tax liabilities and has recorded these carryforwards as non-current deferred tax assets.


PREDECESSOR COMPANY

     The (benefit) provision for income taxes for the Predecessor Company was calculated by applying statutory tax rates to the reported income (loss) before income taxes after considering items that do not enter into the determination of taxable income and tax credits reflected in the consolidated provision of Lockheed Martin, which are related to the Businesses. Substantially all the income of the Businesses are from domestic operations. For the three months ended March 31, 1997, it is estimated that the benefit for deferred taxes represents $1,315. For the years ended December 31, 1996 and 1995, it is estimated that the (benefit) provision for deferred taxes represents ($2,143) and $3,994, respectively.

     The effective income tax rate of the Predecessor Company differs from the statutory Federal income tax rate for the following reasons:




                                                                    FOR THE
                                                                  THREE MONTHS    YEARS ENDED DECEMBER
                                                                     ENDED                31,
                                                                   MARCH 31,     ----------------------
                                                                      1997          1996         1995
                                                                 -------------   ----------   ---------
   Statutory federal income tax rate .........................       (35.0)%       35.0%         34.0%
   Amortization of cost in excess of net assets acquired .....        (8.1)           2           529
   Research and development and other tax credits ............       (11.3)          (2)           --
   State and local income taxes, net of federal income
     tax benefit and state and local income tax credits ......         4.8            6           101
   Foreign sales corporation tax benefits ....................        (8.4)          (1)           --
   Other, net ................................................         9.1           --          17.0
                                                                     -----         ------        ----
   Effective income tax rate .................................       (48.9)%       40.0%          681%
                                                                     =====         ======        ====

14. STOCK OPTIONS

THE COMPANY

     Holdings sponsors an option plan for key employees of the Company, pursuant to which options to purchase up to 3,255,815 shares of Holdings common stock have been authorized for grant.

     On April 30, 1997, Holdings adopted the 1997 Option Plan for key employees and granted to the Equity Executives nonqualified options to purchase, at $6.47 per share, 2,285,714 shares of Class A common stock of Holdings. In each case, half of the options are "Time Options" and half are "Performance Options" (collectively, the "Options"). The Time Options become exercisable with respect to 20% of the shares subject to the Time Options on each of the first five anniversaries if employment continues through and including such date. The Performance Options become exercisable nine years after the grant date, but may become exercisable earlier with respect to up to 20% of the shares subject to the Performance Options on each of the first five anniversaries, to the extent certain defined targets are achieved. The Options, which have a ten year term, become fully exercisable under certain circumstances, including a change in control.

     On July 1, 1997 and November 11, 1997, Holdings granted nonqualified options to certain officers and other employees of Holdings to purchase at $6.47 per share 689,500 shares of Class A common

                       L-3 COMMUNICATIONS HOLDINGS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

stock of Holdings (collectively, the "1997 Options"). Generally, the 1997 Options vest over a three-year period and expire ten years from the date of grant.

     The exercise price for Holdings' stock options granted to employees in 1997 equaled the estimated fair value of Holdings' common stock at the date of grant. Accordingly, in accordance with APB 25, no compensation expense was recognized by Holdings.

     Pro forma information regarding net earnings as required by SFAS 123 has been determined as if Holdings had accounted for its employee stock options under the fair value method. Because Holdings is a nonpublic entity the fair value for the options was estimated at the date of grant using the minimum value method prescribed in SFAS 123, which does not consider the expected volatility of Holdings' stock price, with the following weighted-average assumptions for 1997: risk-free interest rate of 6.3%; dividend yield of 0%; and weighted-average expected option life of 5.49 years.

     For purposes of pro forma disclosures, the compensation cost of the options based on their estimated fair values is amortized to expense over vesting periods of the options. The Company's net income for the nine months ended December 31, 1997 would have decreased to the pro forma amounts indicated below:



   Net income:
     As reported .........    $12,305
                              =======
     Pro forma ...........    $11,751
                              =======

     A summary of the stock option activity for the nine months ended December 31, 1997 is as follows:




                                                         SHARES       WEIGHTED AVERAGE
                                                     (IN THOUSANDS)    EXERCISE PRICE
                                                    ---------------- -----------------
   Options granted ................................       2,975            $6.47
   Options exercised ..............................          --               --
   Options cancelled ..............................           4            $6.47
   Options outstanding, December 31, 1997 .........       2,971            $6.47
   Options exercisable, December 31, 1997 .........          --               --

     The weighted-average grant-date fair value of options granted during the nine months ended December 31, 1997 was $1.82 per option. The weighted average remaining contract life of the Company outstanding stock options was 9.37 years at December 31, 1997.


PREDECESSOR COMPANY

     During the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995, certain employees of the Predecessor Company participated in Lockheed Martin's stock option plans. All stock options granted had 10 year terms and vested over a two year service period. Exercise prices of options awarded in both years were equal to the market price of the stock on the date of grant. Pro forma information regarding net earnings (loss) as required by SFAS No. 123 has been determined as if the Predecessor Company had accounted for its employee stock options under the fair value method. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the three months ended March 31, 1997, and the years ended December 31, 1996 and 1995, respectively: risk-free interest rates of 5.58%, 5.58% and 6.64%; dividend yield of 1.70%; volatility factors related to

                       L-3 COMMUNICATIONS HOLDINGS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

the expected market price of the Lockheed Martin's common stock of .186, .186 and .216; weighted-average expected option life of five years. The weighted-average fair values of options granted during 1997, 1996 and 1995 were $17.24, $17.24 and $16.09, respectively.

     For the purposes of pro forma disclosures, the options' estimated fair values are amortized to expense over the options' vesting periods. The Predecessor Company's pro forma net loss for the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995 were ($386), $11,531, and ($1,040), respectively.

15. COMMITMENTS AND CONTINGENCIES

     The Company and the Predecessor Company lease certain facilities and equipment under agreements expiring at various dates through 2011. At December 31, 1997, the Company's future minimum payments for noncancellable operating leases with initial or remaining terms in excess of one year are as follows:




                                     OPERATING LEASES
                          ---------------------------------------
                           REAL ESTATE     EQUIPMENT      TOTAL
                          -------------   -----------   ---------
   1998 ...............      $ 8,599          $295       $ 8,894
   1999 ...............        7,734           244         7,978
   2000 ...............       10,030           232        10,262
   2001 ...............        8,926            29         8,955
   2002 ...............        2,795            22         2,817
   Thereafter .........       14,393            --        14,393
                             -------          ----       -------
                             $52,477          $822       $53,299
                             =======          ====       =======

     Real estate lease commitments have been reduced by minimum sublease rentals of $22,106 due in the future under noncancellable subleases.

     Leases covering major items of real estate and equipment contain renewal and or purchase options which may be exercised by the Company and Predecessor Company. Rent expense, net of sublease income from other Lockheed Martin entities was $7,330 for the Company for the nine months ended December 31, 1997; $2,553 for the Predecessor Company for the three months ended March 31, 1997 and $8,495 and $4,772 for the Predecessor Company for the years ended December 31, 1996 and 1995, respectively.

     The Company is and the Predecessor Company has been engaged in providing products and services under contracts with the U.S. Government and to a lesser degree, under foreign government contracts, some of which are funded by the U.S. Government. All such contracts are subject to extensive legal and regulatory requirements, and, from time to time, agencies of the U.S. Government investigate whether such contracts were and are being conducted in accordance with these requirements. Under government procurement regulations, an indictment of the Company and the Predecessor Company by a federal grand jury could result in the Company and the Predecessor Company being suspended for a period of time from eligibility for awards of new government contracts. A conviction could result in debarment from contracting with the federal government for a specified term.

     The decline in the U.S. defense budget since the mid-1980s has resulted in program delays, cancellations and scope reduction for defense contracts in general. These events may or may not have an effect on the Company's programs; however, in the event that U.S. Government expenditures for products of the type manufactured by the Company are reduced, and not offset by greater commercial sales or other new programs or products, or acquisitions, there may be a reduction in the volume of contracts or subcontracts awarded to the Company.

                       L-3 COMMUNICATIONS HOLDINGS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Pursuant to the L-3 Acquisition Agreement, Holdings and the Company has agreed to assume certain on-site and off-site environmental liabilities related to events or activities occurring prior to the consummation of the L-3 Acquisition. Lockheed Martin has agreed to retain all environmental liabilities for all facilities not used by the Businesses as of April 1997 and to indemnify fully Holdings for such prior site environmental liabilities. Lockheed Martin has also agreed, for the first eight years following April 1997 to pay 50% of all costs incurred by Holdings above those reserved for on the Company's balance sheet at March 31, 1997 relating to certain Company-assumed environmental liabilities and, for the seven years thereafter, to pay 40% of certain reasonable operation and maintenance costs relating to any environmental remediation projects undertaken in the first eight years. The Company believes that its total liability for known or reasonably probable environmental claims, even without consideration of the Lockheed Martin indemnification, would not either individually or collectively have a material adverse effect upon Holdings' financial condition or upon the results of its operations.

     Management continually assesses the Company's obligations with respect to applicable environmental protection laws. While it is difficult to determine the timing and ultimate cost to be incurred by the Company in order to comply with these laws, based upon available internal and external assessments, with respect to those environmental loss contingencies of which management is aware, the Company believes that even without considering potential insurance recoveries, if any, there are no environmental loss contingencies that, individually or in the aggregate, would be material to the Company's results of operations. The Company accrues for these contingencies when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

     The Company and the Predecessor Company have been periodically subject to litigation, claims or assessments and various contingent liabilities (including environmental matters) incidental to its business. With respect to those investigative actions, items of litigation, claims or assessments of which they are aware, management of the Company is of the opinion that the probability is remote that, after taking into account certain provisions that have been made with respect to these matters, the ultimate resolution of any such investigative actions, items of litigation, claims or assessments will have a material adverse effect on the financial position or results of operations of the Company and the Predecessor Company.


16. PENSIONS AND OTHER EMPLOYEE BENEFITS


THE COMPANY

     PENSIONS: The Company maintains a number of pension plans, both contributory and noncontributory, covering certain employees. Eligibility for participation in these plans varies and benefits are generally based on members' compensation and years of service. The Company's funding policy is generally to contribute in accordance with cost accounting standards that affect government contractors, subject to the Internal Revenue Code and regulations thereon. Plan assets are invested primarily in U.S. government and agency obligations and listed stocks and bonds.

     Pension expense for the nine months ended December 31, 1997 includes the following components:



   Service cost .........................    $   5,109
   Interest cost ........................        8,883
   Actual return on plan assets .........      (11,285)
   Net deferral .........................        1,581
                                             ---------
   Total pension cost ...................    $   4,288
                                             =========

                       L-3 COMMUNICATIONS HOLDINGS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following presents the funded status and amounts recognized in the balance sheet for the Company's pension plans:




                                                                                    DECEMBER 31, 1997
                                                                             --------------------------------
                                                                              ASSETS EXCEED      ACCUMULATED
                                                                               ACCUMULATED        BENEFITS
                                                                                 BENEFITS       EXCEED ASSETS
                                                                             ---------------   --------------
   Actuarial present value of benefit obligations:
     Vested benefits .....................................................       $13,742         $ 152,133
                                                                                 =======         =========
     Accumulated benefits ................................................       $13,825         $ 155,474
     Effect of projected future salary increases .........................         3,337            25,795
                                                                                 -------         ---------
     Projected benefits ..................................................       $17,162         $ 181,269
                                                                                 =======         =========
   Plan assets at fair value .............................................       $18,172         $ 155,278
                                                                                 -------         ---------
   Plan assets in excess of (less than) projected benefit obligation .....         1,010           (25,991)
   Unrecognized net (gain) loss ..........................................          (559)            5,683
                                                                                 -------         ---------
   Prepaid (accrued) pension cost ........................................       $   451         $ (20,308)
                                                                                 =======         =========

     The following assumptions were used in accounting for pension plans for the Company:




                                                  APRIL 1, 1997     DECEMBER 31, 1997
                                                 ---------------   ------------------
   Discount rate .............................       7.50%               7.25%
   Rate of increase in compensation ..........       5.00%               5.00%
   Rate of return on plan assets .............       9.00%               9.00%

     In connection with the Company's assumption of certain plan obligations pursuant to the L-3 Acquisition, Lockheed Martin has provided the PBGC with commitments to assume sponsorship or other forms of financial support under certain circumstances. In this connection, the Company has provided certain assurances to Lockheed Martin including, but not limited to, (i) continuing to fund the pension plans consistent with prior practices and to the extent deductible for tax purposes and, where appropriate, recoverable under Government contracts, (ii) agreeing to not increase benefits under the pension plans without the consent of Lockheed Martin, (iii) restricting the Company from a sale of any businesses employing individuals covered by the pension plans if such sale would not result in reduction or elimination of the Lockheed Martin Commitment with regard to the specific plan and (iv) if the pension plans were returned to Lockheed Martin, granting Lockheed Martin the right to seek recovery from the Company of those amounts actually paid, if any, by Lockheed Martin with regard to the pension plans after their return.

     POST-RETIREMENT HEALTH CARE AND LIFE INSURANCE: In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for retired employees and dependents at certain locations. Participants are eligible for these benefits when they retire from active service and meet the eligibility requirements for the Company's pension plans. These benefits are funded primarily on a pay-as-you-go basis with the retiree generally paying a portion of the cost through contributions, deductibles and coinsurance provisions.

     Post-retirement health care and life insurance costs for the nine months ended December 31, 1997 include the following components:



   Service cost .......................................................    $  466
   Interest cost ......................................................       840
                                                                           ------
   Total post-retirement health care and life insurance costs .........    $1,306
                                                                           ======

                       L-3 COMMUNICATIONS HOLDINGS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following table presents the amounts recognized in the balance sheet for the Company at December 31, 1997:



   Accumulated post-retirement benefit obligation:
     Retirees ...........................................................    $ 4,702
     Fully eligible plan participants ...................................      3,188
     Other active plan participants .....................................     10,990
                                                                             -------
   Total accumulated post-retirement benefit obligation .................    $18,880
   Unrecognized net loss ................................................        624
                                                                             -------
   Accrued post-retirement health care and life insurance costs .........    $18,256
                                                                             =======

     Actuarial assumptions used in determining the December 31, 1997 accumulated post-retirement benefit obligation include a discount rate of 7.25%, an average rate of compensation increase of 5.0% and an assumed health care cost trend rate of 6.5% in 1997 decreasing gradually to a rate of 4.5% by the year 2001. The discount rate used at April 1, 1997 was 7.50%. The other assumptions did not change from April 1, 1997. Increasing the assumed health care cost trend rate by 1% would change the accumulated post-retirement benefits obligation at December 31, 1997 by approximately $2,218 and the aggregate service and interest cost components for the nine months ended December 31, 1997 by approximately $81 and $113, respectively.

     EMPLOYEE SAVINGS PLAN: Under its various employee savings plans, the Company matches the contributions of participating employees up to a designated level. The extent of the match, vesting terms and the form of the matching contribution vary among the plans. Under these plans, the Company's matching contributions, in cash, for the nine months ended December 31, 1997 was $3,742.



THE PREDECESSOR COMPANY

     Certain of the Businesses for the Predecessor Company participated in various Lockheed Martin-sponsored pension plans covering certain employees. Eligibility for participation in these plans varies, and benefits are generally based on members' compensation and years of service. Lockheed Martin's funding policy was generally to contribute in accordance with cost accounting standards that affect government contractors, subject to the Internal Revenue Code and regulations. Since the aforementioned pension arrangements are part of certain Lockheed Martin defined benefit plans, no separate actuarial data is available for the portion allocable to the Businesses. Therefore, no liabilities or assets are reflected in the accompanying combined financial statements of the Predecessor Company as of December 31, 1996. The Businesses have been allocated pension costs based upon participant employee headcount. Net pension expense included in the accompanying combined financial statements of the Predecessor Company was $1,848 for the three months ended March 31, 1997, and $7,027 and $4,134, for the years ended December 31, 1996 and 1995, respectively.

     In addition to participating in Lockheed Martin-sponsored pension plans, certain of the Businesses of the Predecessor Company provided varying levels of health care and life insurance benefits for retired employees and dependents. Participants were eligible for these benefits when they retired from active service and met the pension plan eligibility requirements. These benefits are funded primarily on a pay-as-you-go basis with the retiree generally paying a portion of the cost through contributions, deductibles and coinsurance provisions. Since the aforementioned postretirement benefits are part of certain Lockheed Martin postretirement arrangements, no separate actuarial data is available for the portion allocable to the Businesses. Accordingly, no liability is reflected in the accompanying combined financial statements as of combined December 31, 1996 and 1995. The Businesses have been allocated postretirement benefits cost based on participant employee

                       L-3 COMMUNICATIONS HOLDINGS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

headcount. Postretirement benefit costs included in the accompanying combined financial statements was $616 for the three months ended March 31, 1997 and $2,787 and $2,124 for the years ended December 31, 1996 and 1995, respectively. Under various employee savings plans sponsored by Lockheed Martin, the Predecessor Company matched contributions of participating employees up to a designated level. Under these plans the matching contributions for the three months ended March 31, 1997 and for the years ended December 31, 1996 and 1995 were $1,241, $3,940 and $1,478, respectively.

17. SUPPLEMENTAL CASH FLOW INFORMATION

     Supplemental disclosures to the consolidated statement of cash flows are as follows:



                                       COMPANY               PREDECESSOR COMPANY
                                 -------------------   --------------------------------
                                                                           YEAR ENDED
                                                                          DECEMBER 31,
                                     NINE MONTHS         THREE MONTHS    --------------
                                        ENDED               ENDED
                                  DECEMBER 31, 1997     MARCH 31, 1997    1996     1995
                                 -------------------   ---------------   ------   -----
   Interest paid .............         $21,245               --           --       --
                                       =======               ==           ==       ==
   Income taxes paid .........         $   109               --           --       --
                                       =======               ==           ==       ==

18. SALES TO PRINCIPAL CUSTOMERS

     The Company and the Predecessor Company operate primarily in one industry segment, government electronic systems. Sales to principal customers are as follows:



                                            COMPANY                  PREDECESSOR COMPANY
                                        --------------   --------------------------------------------
                                                            THREE
                                             NINE           MONTHS          YEAR             YEAR
                                         MONTHS ENDED       ENDED           ENDED           ENDED
                                         DECEMBER 31,     MARCH 31,     DECEMBER 31,     DECEMBER 31,
                                             1997            1997           1996             1995
                                        --------------   -----------   --------------   -------------
   U.S. Government Agencies .........      $434,020       $128,505        $425,033         $161,617
   Foreign (principally foreign
     governments) ...................        12,090         13,612          33,475            4,945
   Other (principally U.S.
     commercial) ....................       100,415         16,756          84,573              219
                                           --------       --------        --------         --------
                                           $546,525       $158,873        $543,081         $166,781
                                           ========       ========        ========         ========

19. OTHER TRANSACTIONS WITH LOCKHEED MARTIN

     The Company and the Predecessor Company sell products to Lockheed Martin and its affiliates, net sales for which were $60,402 for the nine months ended December 31, 1997; $21,171 for the three months ended March 31, 1997 and $70,658 and $25,874 for the years ended December 31, 1996 and 1995, respectively. Included in Contracts in Process are receivables from Lockheed Martin and its affiliates of $8,846 and $10,924 at December 31, 1997 and 1996, respectively.

     Lockheed Martin provides the Company information systems and other services and previously provided similar services to the Predecessor Company for which the Company and the Predecessor Company were charged $13,690, $4,210, $20,901 and $20,508 for the nine months ended December 31, 1997, the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995, respectively.

     The Predecessor Company relied on Lockheed Martin for certain services, including treasury, cash management, employee benefits, taxes, risk management, internal audit, financial reporting, contract administration and general corporate services. Although certain assets, liabilities and expenses related to these services have been allocated to the Businesses, the combined financial position, results of operations and cash flows presented in the accompanying combined financial statements would not be the same had the Businesses been independent entities.

                       L-3 COMMUNICATIONS HOLDINGS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The amount of allocated corporate expenses to the Predecessor Company and reflected in these combined financial statements was estimated based primarily on an allocation methodology prescribed by government regulations pertaining to government contractors. Allocated costs to the Businesses were $5,208 for the three months ended March 31, 1997, and $10,057 and $2,964 for the years ended December 31, 1996 and 1995, respectively.


20. SUBSEQUENT EVENTS

     In February 1998, the Company purchased substantially all the assets and liabilities of the Satellite Transmission Systems division of California Microwave, Inc. The purchase price of $27,000 is subject to adjustment based on closing net assets. The Company used cash on hand to fund the purchase price.

     On December 22, 1997, the Company signed a definitive agreement to purchase substantially all the assets and liabilities of the Ocean Systems division of AlliedSignal Inc. The purchase price of $67,500, subject to adjustment based on closing net working capital, will be financed through cash on hand and/or borrowings available under the Senior Credit Facilities.

     In February 1998, the Company entered into a definitive agreement to purchase the assets of ILEX Systems ("ILEX") for $51,900 in cash, subject to adjustment based on closing net assets and additional consideration based on post-acquisition performance of ILEX.

     The acquisition of ILEX and Ocean Systems are expected to close during the first quarter of 1998. The company plans to finance the purchase prices using its cash on hand and available borrowings under its revolving credit facility.

     In February 1998, the Company filed a registration statement with the Securities and Exchange Commission ("SEC") for the sale of $150,000 aggregate principal amount of Senior Subordinated Notes due 2008 (the "Notes Offering"), and concurrently with the Notes Offering, Holdings filed a registration statement with the SEC for the sale of 5.5 million shares of common stock of Holdings.


21. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)




                                                      COMPANY                             PREDECESSOR
                                              FOR THE QUARTERS ENDED                        COMPANY
                              -------------------------------------------------------   ---------------
                               DEC. 31, 1997     SEPT. 30, 1997     JUNE 30, 1997(A)     MARCH 31, 1997
                              ---------------   ----------------   ------------------   ---------------
Sales .....................       $203,673          $174,822            $168,030           $158,873
Operating income ..........         22,881            17,854              10,711              7,936
Net income (loss) .........          8,348             5,276              (1,319)              (258)
Basic EPS .................       $   0.42          $   0.26            $  (0.07)
Diluted EPS ...............       $   0.42          $   0.26            $  (0.07)


                                             PREDECESSOR COMPANY
                              --------------------------------------------------
                               DEC. 31,     SEPT. 30,     JUNE 30,     MARCH 31,
                                 1996          1996         1996         1996
                              ----------   -----------   ----------   ----------
Sales .....................    $178,040     $158,594      $165,294     $41,153
Operating income ..........      20,564       12,197         9,254       1,676
Net income (loss) .........       8,401        3,055           737        (497)

----------
(a)        Includes a $4,410 ($0.22 per share) noncash compensation charge.

                           LORAL ACQUIRED BUSINESSES
                         COMBINED FINANCIAL STATEMENTS


For the three months ended March 31, 1996 and the year ended December 31, 1995

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors of
 L-3 Communications Corporation:


     We have audited the accompanying combined statements of operations and cash flows for the Loral Acquired Businesses as defined in Note 1 (the "Businesses") for the three months ended March 31, 1996 and the year ended December 31, 1995. These financial statements are the responsibility of the Businesses' management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined results of the operations and cash flows of the Businesses for the three months ended March 31, 1996 and the year ended December 31, 1995, in conformity with generally accepted accounting principles.





                                             /s/ PricewaterhouseCoopers LLP


1301 Avenue of the Americas
New York, New York 10019
March 20, 1997

                           LORAL ACQUIRED BUSINESSES

                       COMBINED STATEMENTS OF OPERATIONS
                            (DOLLARS IN THOUSANDS)




                                         THREE MONTHS
                                             ENDED            YEAR ENDED
                                        MARCH 31, 1996     DECEMBER 31, 1995
                                       ----------------   ------------------
Sales ..............................       $132,200            $448,165
Cost and expenses ..................        124,426             424,899
                                           --------            --------
Operating income ...................          7,774              23,266
Allocated interest expense .........          4,365              20,799
                                           --------            --------
Income before income taxes .........          3,409               2,467
Income taxes .......................          1,292                 854
                                           --------            --------
Net income .........................       $  2,117            $  1,613
                                           ========            ========


















                  See notes to combined financial statements.

                           LORAL ACQUIRED BUSINESSES

                       COMBINED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)




                                                           THREE MONTHS
                                                               ENDED            YEAR ENDED
                                                          MARCH 31, 1996     DECEMBER 31, 1995
                                                         ----------------   ------------------
OPERATING ACTIVITIES:
Net income ...........................................      $   2,117           $    1,613
Depreciation and amortization ........................          5,011               20,625
Changes in operating assets and liabilities
 Contracts in process ................................        (11,382)               7,327
 Other current assets ................................         (3,436)                 890
 Other assets ........................................          2,437                6,736
 Accounts payable and accrued liabilities ............          4,525               (4,533)
 Other current liabilities ...........................          3,348                4,428
 Other liabilities ...................................           (452)                 117
                                                            ---------           ----------
Net cash from operating activities ...................          2,168               37,203
                                                            ---------           ----------
INVESTING ACTIVITIES:
Acquisition of business ..............................             --             (214,927)
Capital expenditures .................................         (3,962)             (12,683)
Disposition of property, plant and equipment .........            187                4,342
                                                            ---------           ----------
                                                               (3,775)            (223,268)
                                                            ---------           ----------
FINANCING ACTIVITIES:
Advances from (repayments to) Loral ..................          1,607              186,065
                                                            ---------           ----------
Net change in cash ...................................      $      --           $       --
                                                            =========           ==========

                  See notes to combined financial statements.

                           LORAL ACQUIRED BUSINESSES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                            (DOLLARS IN THOUSANDS)


1. BACKGROUND AND DESCRIPTION OF BUSINESS

     On January 31, 1997, Lockheed Martin Corporation ("Lockheed Martin"), Lehman Brothers Holdings Inc. ("Lehman"), Frank C. Lanza ("Lanza") and Robert
V. LaPenta ("LaPenta") entered into a Memorandum of Understanding ("MOU") regarding the transfer of certain businesses of Lockheed Martin to a newly formed corporation ("Newco") to be owned by Lockheed Martin, Lehman, Lanza and LaPenta. The businesses proposed to be transferred (the "Loral Acquired Businesses" or "Businesses") include Lockheed Martin's Wideband Systems Division and the Products Group, comprised of ten autonomous operations, all of which were acquired by Lockheed Martin effective April 1, 1996 as part of the acquisition by Lockheed Martin of the defense electronics business of Loral Corporation ("Loral"). Also included in the transaction is the acquisition of a semiconductor product line of another business and certain leasehold improvements in New York City.

     The Businesses are leading suppliers of sophisticated secure communication systems, microwave communication components, avionic and instrumentation products and other products and services to major aerospace and defense contractors as well as the U.S. Government. The Businesses operate primarily in one industry segment, communication systems and products.

     Substantially all the Businesses' products are sold to agencies of the United States Government, primarily the Department of Defense, to foreign government agencies or to prime contractors or subcontractors thereof. All domestic government contracts and subcontracts of the Businesses are subject to audit, various cost controls and include standard provisions for termination for the convenience of the government. Multi-year government contracts and related orders are subject to cancellation if funds for contract performance for any subsequent year become unavailable. Foreign government contracts generally include comparable provisions relating to termination for the convenience of the government.

     The decline in the U.S. defense budget since the mid 1980s has resulted in program delays, cancellations and scope reductions for defense contractors in general. These events may or may not have an effect on the Businesses' programs; however, in the event that expenditures for products of the type manufactured by the Businesses are reduced, and not offset by greater foreign sales or other new programs or products, or acquisitions, there may be a reduction in the volume of contracts or subcontracts awarded to the Businesses.


     The Businesses' operations, as presented herein, include allocations and estimates of certain expenses of Loral based upon estimates of services performed by Loral that management of the Businesses believe are reasonable. Such services include treasury, cash management, employee benefits, taxes, risk management, internal audit and general corporate services. Accordingly, the results of operations and cash flows as presented herein may not be the same as would have occurred had the Businesses been independent entities.


2. BASIS OF PRESENTATION


BASIS OF COMBINATION

     The accompanying combined financial statements reflect the Businesses' assets, liabilities and operations included in Loral Corporation's historical financial statements that will be transferred to Newco. All significant intercompany transactions and amounts have been eliminated. The combined financial statements do not include the operations of telecommunications switch product line which will not be transferred and was exited in 1995. Also, the assets and operations of the semiconductor product line and certain other facilities which are not material to the Businesses have been excluded from the financial statements.

                           LORAL ACQUIRED BUSINESSES

                            (DOLLARS IN THOUSANDS)

ALLOCATION OF CORPORATE EXPENSES

     The amount of corporate office expenses reflected in these financial statements has been estimated based primarily on the allocation methodology prescribed by government regulations pertaining to government contractors, which management of the Businesses believes to be a reasonable allocation method.


INCOME TAXES

     The Businesses were included in the consolidated Federal income tax return and certain combined and separate state and local income tax returns of Loral. However, for the purposes of these financial statements, the provision for income taxes was allocated based upon reported income before income taxes. Such provision was recorded through the advances from (repayments to) Loral account.



INTEREST EXPENSE

     Interest expense has been allocated to the Businesses by applying Loral's weighted average consolidated interest rate to the portion of the beginning of the period invested equity account deemed to be financed by consolidated debt, which amount has been determined based on Loral's debt to equity ratio on such date, except that the acquisition of Wideband Systems has been assumed to be fully financed by debt.


STATEMENTS OF CASH FLOWS

     The Businesses participated in Loral's cash management system, under which all cash was received and payments made by Loral. All transactions between the Businesses and Loral have been accounted for as settled in cash on the date such transactions were recorded by the Businesses.


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


CONTRACTS IN PROCESS

     Sales on long-term production-type contracts are recorded as units are shipped; profits applicable to such shipments are recorded pro rata, based upon estimated total profit at completion of the contract. Sales and profits on cost reimbursable contracts are recognized as costs are incurred. Sales and estimated profits under other long-term contracts are recognized under the percentage of completion method of accounting using the cost-to-cost method. Amounts representing contract change orders or claims are included in sales only when they can be reliably estimated and realization is probable. Incentive fees and award fees enter into the determination of contract profits when they can be reliably estimated.

     Costs accumulated under long-term contracts include direct costs as well as manufacturing, overhead, and for government contracts, general and administrative, independent research and development and bid and proposal costs. Losses on contracts are recognized when determined. Revisions in profit estimates are reflected in the period in which the facts which require the revision become known.


DEPRECIATION AND AMORTIZATION

     Depreciation is provided primarily on the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements. The excess of the cost of purchased businesses over the fair value of the net assets acquired is being amortized using a straight-line method generally over a 40-year period.

                           LORAL ACQUIRED BUSINESSES

                            (DOLLARS IN THOUSANDS)

     The carrying amount of cost in excess of net assets acquired is evaluated on a recurring basis. Current and future profitability as well as current and future undiscounted cash flows, excluding financing costs, of the underlying businesses are primary indicators of recoverability. There were no adjustments to the carrying amount of cost in excess of net assets acquired resulting from these evaluations during the periods presented.


USE OF ESTIMATES


     The preparation of financial statements in conformity with generally accepted accounting principles requires the Businesses' management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant of these estimates and assumptions relate to contract estimates of sales and costs, cost allocations from Loral, including interest and income taxes, recoverability of recorded amounts of fixed assets and cost in excess of net assets acquired, litigation and environmental obligations. Actual results could differ from these estimates.


NEW ACCOUNTING PRONOUNCEMENTS


     Effective January 1, 1996, the Businesses adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 establishes the accounting standards for the impairment of long-lived assets, certain intangible assets and cost in excess of net assets and certain intangible assets to be disposed of. The impact of adopting SFAS 121 was not material.


     Effective January 1, 1994, the Businesses adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS 112"). SFAS 112 requires that the costs of benefits provided to employees after employment but before retirement be recognized on an accrual basis. The adoption of SFAS 112 did not have a material impact on the results of operations of the Businesses.


4. ACQUISITIONS


     Effective May 1, 1995, Loral acquired substantially all the assets and liabilities of the Defense Systems operations of Unisys Corporation, which included the Wideband Systems Division. The acquisition has been accounted for as a purchase. As such, the accompanying combined financial statements reflect the results of operations of the Wideband Systems Division from the effective date of acquisition, including the amortization of an allocated portion of cost in excess of net assets acquired resulting from the acquisition. Such allocation was based on the sales and profitability of the Wideband Systems Divisions relative to the aggregate sales and profitability of the defense systems operations acquired by Loral. The assets and liabilities recorded in connection with the purchase price allocation were $240,525 and $25,598, respectively.


     Had the acquisition of the Wideband Systems Division occurred on January 1, 1995, the unaudited pro forma sales and net income for the year ended December 31, 1995 would have been $524,355 and $504,780, respectively. The results, which are based on various assumptions, are not necessarily indicative of what would have occurred had the acquisition been consummated as of January 1, 1995.

                           LORAL ACQUIRED BUSINESSES

                            (DOLLARS IN THOUSANDS)

5. OPERATING EXPENSES


     The following expenses have been included in the statements of operations:




                                                                   THREE               YEAR
                                                               MONTHS ENDED            ENDED
                                                              MARCH 31, 1996     DECEMBER 31, 1995
                                                             ----------------   ------------------
General and administrative expenses ......................        $23,558             $90,757
Independent research and development, and bid and proposal
 costs ...................................................        $ 5,587             $21,370

6. INCOME TAXES


     The provision for income taxes was calculated by applying Loral's statutory tax rates to the reported pre-tax book income after considering items that do not enter into the determination of taxable income and tax credits reflected in the consolidated provision which are related to the Businesses. It is estimated that deferred income taxes represent approximately $714,000 and $2,857,000 of the provisions for income taxes reflected in these financial statements for the three months ended March 31, 1996 and the year ended December 31, 1995. The principal components of deferred income taxes are contract accounting methods, property plant and equipment, goodwill amortization, and timing of accruals. Substantially all of the Businesses' income is from domestic operations.


     The following is a reconciliation of the statutory rate to the effective tax rates reflected in the financial statements:




                                                                 YEARS ENDED DECEMBER 31,
                                                                 ------------------------
                                                                     1996        1995
                                                                  ---------   ----------
Statutory Federal income tax rate .............................      35.0%        35.0%
Research and development and other tax credits ................        --        (18.6)
State and local income taxes, net of Federal income tax benefit
 and state and local income tax credits .......................       3.9          (.3)
Foreign sales corporation tax benefit .........................      (2.2)        (3.0)
Amortization of goodwill ......................................       6.3         35.1
Other, net ....................................................      (5.1)       (13.6)
                                                                     ----        -----
Effective income tax rate .....................................      37.9%        34.6%
                                                                     ====        =====

7. INTEREST EXPENSE


     Interest expense was calculated using the following balances and interest rates:




                                                            THREE               YEAR
                                                        MONTHS ENDED            ENDED
                                                       MARCH 31, 1996     DECEMBER 31, 1995
                                                      ----------------   ------------------
Invested Equity ...................................      $ 453,062           $ 265,384
Interest Rate .....................................           7.40%               7.87%
Wideband Systems Allocated Purchase Price .........             --           $ 214,927
Interest Rate .....................................             --                7.40%

                           LORAL ACQUIRED BUSINESSES

                            (DOLLARS IN THOUSANDS)

8. COMMITMENTS AND CONTINGENCIES

     The Businesses lease certain facilities and equipment under agreements expiring at various dates through 2011. Leases covering major items of real estate and equipment contain renewal and/or purchase options which may be exercised by the Businesses. Rent expense for the three months ended March 31, 1996 was $1,063. Rent expense for the year ended December 31, 1995 was $4,276.

     Management is continually assessing its obligations with respect to applicable environmental protection laws. While it is difficult to determine the timing and ultimate cost to be incurred by the Businesses in order to comply with these laws, based upon available internal and external assessments, the Businesses believe that even without considering potential insurance recoveries, if any, there are no environmental loss contingencies that, individually or in the aggregate, would be material to the Businesses' operations. The Businesses accrue for these contingencies when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Businesses believe that it has adequately accrued for future expenditures in connection with environmental matters and that such expenditures will not have a material adverse effect on its financial position or results of operations.

     There are a number of lawsuits or claims pending against the Businesses and incidental to its business. However, in the opinion of management, the ultimate liability on these matters, if any, will not have a material adverse effect on the financial position or results of operations of the Businesses.


9. PENSIONS AND OTHER EMPLOYEE BENEFITS


PENSIONS

     The Businesses participate in various Loral-sponsored pension plans both contributory and non-contributory covering certain employees. Eligibility for participation in these plans varies, and benefits are generally based on members' compensation and years of service. Loral's funding policy was generally to contribute in accordance with cost accounting standards that affect government contractors, subject to the Internal Revenue code and regulations thereon. Since the aforementioned pension arrangements were part of certain Loral defined benefit or defined contribution plans, no separate actuarial data was available for the Businesses. The Businesses have been allocated their share of pension costs based upon participation employee headcount. Net pension expense, which approximates the amount funded, included in the accompanying financial statements was $1,234 and $4,391 for the three months ended March 31, 1996 and the year ended December 31, 1995, respectively.



POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

     In addition to participating in Loral-sponsored pension plans, the Businesses provide certain health care and life insurance benefits for retired employees and dependents at certain locations. Participants are eligible for these benefits when they retire from active service and meet the pension plan eligibility requirements. These benefits are funded primarily on a pay-as-you-go basis with the retiree generally paying a portion of the cost through contributions, deductibles and coinsurance provisions. Since the aforementioned postretirement benefits were part of certain Loral postretirement arrangements, no separate actuarial data is available for the Businesses. The Businesses have been allocated postretirement benefit costs based upon participant employee headcount. Post-retirement benefits costs included in the accompanying financial statements were $402 and $1,646 for the three months ended March 31, 1996 and the year ended December 31, 1995, respectively.

                           LORAL ACQUIRED BUSINESSES

                            (DOLLARS IN THOUSANDS)

EMPLOYEE SAVINGS PLANS


     Under various employee savings plans sponsored by Loral, the Businesses matched the contributions of participating employees up to a designated level. The extent of the match, vesting terms and the form of the matching contribution vary among the plans. Under these plans, the matching contributions, in cash, common stock or both, for the three months ended March 31, 1996 and the year ended December 31, 1995 were $634 and $1,879, respectively.


10. SALES TO PRINCIPAL CUSTOMERS


     The Businesses operate primarily in one industry segment, electronic components and systems. Sales to principal customers are as follows:




                                                            THREE               YEAR
                                                        MONTHS ENDED            ENDED
                                                       MARCH 31, 1996     DECEMBER 31, 1995
                                                      ----------------   ------------------
U.S. Government Agencies ..........................       $ 94,993            $328,476
Foreign (principally foreign governments) .........         16,838              62,549
Other (principally commercial) ....................         20,369              57,140
                                                          --------            --------
                                                          $132,200            $448,165
                                                          ========            ========

Foreign sales comprise the following:




                                       THREE               YEAR
                                   MONTHS ENDED            ENDED
                                  MARCH 31, 1996     DECEMBER 31, 1995
                                 ----------------   ------------------
Export sales
 Asia ........................        $ 4,056             $19,248
 Middle East .................          3,648               4,147
 Europe ......................          6,275              26,283
 Other .......................          2,859              12,871
                                      -------             -------
 Total foreign sales .........        $16,838             $62,549
                                      =======             =======

11. RELATED PARTY TRANSACTIONS


     The Businesses had a number of transactions with Loral and its affiliates. Management believes that the arrangements are as favorable to the Businesses as could be obtained from unaffiliated parties. The following describe the related party transactions.


     Loral allocated certain operational, administrative, legal and other services to the Businesses. Costs allocated to the Businesses were $1,827 and $6,535 for the three months ended March 31, 1996 and the year ended December 31, 1995, respectively. The Businesses sold products to Loral and its affiliates. Net sales to Loral were $14,840 for the three months ended March 31, 1996 and were $54,600 in 1995. Net sales to Space Systems/Loral were $2,471 for the three months ended March 31, 1996 and were $4,596 in 1995. Net sales to K&F Industries were $1,173 for the three months ended March 31, 1996 and were $2,415 in 1995.

                    SPD TECHNOLOGIES INC. AND SUBSIDIARIES


                              Unaudited Condensed
                       Consolidated Financial Statements
                        As of June 30, 1998 and for the
                    Six Months Ended June 30, 1998 and 1997

                    SPD TECHNOLOGIES INC. AND SUBSIDIARIES

               CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                 JUNE 30, 1998



                                                       ASSETS
Current Assets
 Cash .............................................................                     $    197,000
 Accounts receivable, less allowance for doubtful accounts of
   $582,000........................................................                       25,931,000
 Inventories ......................................................                       28,174,000
 Unbilled costs ...................................................                        5,259,000
 Deferred income tax benefit ......................................                        6,100,000
 Prepaid expenses and other .......................................                        2,596,000
                                                                                        ------------
 Total current assets .............................................                       68,257,000
Property, plant and equipment--at cost                                 $ 15,663,000
 Less accumulated depreciation and amortization ...................      (2,782,000)      12,881,000
                                                                       ------------
Deferred Income Tax Benefit .......................................                          927,000
Intangible Assets--net ............................................                       78,035,000
Other Assets ......................................................                          366,000
                                                                                        ------------
                                                                                        $160,466,000
                                                                                        ============
                                    LIABILITIES AND STOCKHOLDERS'EQUITY
Current Liabilities
 Current maturities of long-term debt .............................                     $  6,250,000
 Accounts payable .................................................                       12,428,000
 Accrued expenses and other liabilities ...........................                       21,808,000
                                                                                        ------------
 Total current liabilities ........................................                       40,486,000
Long-term debt, less current maturities ...........................                       69,745,000
Postretirement benefits liability .................................                       25,500,000
Pension benefits liability ........................................                        4,731,000
Other liabilities .................................................                          435,000
Commitments and contingencies
Stockholders' equity
 Preferred stock--authorized, 1,000,000 shares of $.01 par value;
   issued and outstanding, 38,010 shares, at stated value .........    $  3,801,000
 Common stock--authorized, 1,000,000 shares of $.01 par value;
   issued and outstanding, 99,000 shares ..........................             990
 Additional paid-in capital .......................................       2,422,010
 Carryover basis adjustment .......................................      (2,151,000)
 Net earnings .....................................................      15,785,000
 Cumulative translation adjustment ................................        (289,000)      19,569,000
                                                                       ------------     ------------
                                                                                        $160,466,000
                                                                                        ============

The accompanying notes are an integral part of this statement.

                    SPD TECHNOLOGIES INC. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)




                                                                        SIX MONTHS ENDED JUNE 30,
                                                                     --------------------------------
                                                                           1998             1997
                                                                     ---------------   --------------
Net revenues .....................................................    $105,505,000      $ 50,782,000
Cost of goods sold ...............................................      76,429,000        33,929,000
                                                                      ------------      ------------
Gross profit .....................................................      29,076,000        16,853,000
                                                                      ------------      ------------
Operating expenses
 Selling, general and administrative .............................      14,132,000         5,525,000
 Engineering, research and development ...........................       3,853,000         3,942,000
                                                                      ------------      ------------
 Actuarial and other changes to postretirement and defined benefit
   pension plans .................................................              --        (2,663,000)
                                                                      ------------      ------------
                                                                        17,985,000         6,804,000
                                                                      ------------      ------------
 Earnings from operations ........................................      11,091,000        10,049,000
                                                                      ------------      ------------
 Other income (expenses)
 Interest expense, net ...........................................      (4,951,000)         (554,000)
   Earnings before income taxes ..................................       6,140,000         9,495,000
Income tax expense ...............................................       2,272,000         2,460,000
                                                                      ------------      ------------
   Net earnings ..................................................    $  3,868,000      $  7,035,000
                                                                      ============      ============

The accompanying notes are an integral part of these statements.

                    SPD TECHNOLOGIES INC. AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)




                                                                             SIX MONTHS ENDED JUNE 30,
                                                                        -----------------------------------
                                                                              1998               1997
                                                                        ---------------   -----------------
Cash flows from operating activities
 Net earnings .......................................................    $  3,868,000       $   7,035,000
 Adjustments to reconcile net earnings to net cash provided by operating activities
 Depreciation and amortization ......................................       2,559,000             529,000
 Changes in operating assets and liabilities, net of effect of acquisition of SPD Technologies Inc.
   Accounts receivable ..............................................      (6,544,000)         (2,868,000)
   Inventories ......................................................       7,036,000            (386,000)
   Unbilled costs ...................................................        (644,000)            827,000
 Prepaid expenses and other .........................................        (793,000)           (511,000)
 Accounts payable ...................................................       1,332,000            (618,000)
 Pension and postretirement benefits liability ......................      (1,033,000)         (2,956,000)
 Accrual expenses and other liabilities .............................       1,776,000             880,000
Income taxes payable ................................................       1,284,000             703,000
                                                                         ------------       -------------
Net cash provided by operating activities ...........................       8,841,000           2,635,000
                                                                         ------------       -------------
Cash flows from investing activities
 Acquisition of SPD Technologies Inc., net of cash acquired .........        (791,000)                 --
 Capital expenditures ...............................................      (2,950,000)           (914,000)
                                                                         ------------       -------------
   Net cash (used in) investing activities ..........................      (3,741,000)           (914,000)
                                                                         ------------       -------------
Cash flows from financing activities
Proceeds from the issuance of common and preferred stock ............           1,000                  --
Principal payments on short-term debt ...............................      (2,955,000)         (1,978,000)
Principal payments on long-term debt ................................      (2,500,000)           (750,000)
                                                                         ------------       -------------
   Net cash (used in) financing activities ..........................      (5,454,000)         (2,728,000)
                                                                         ------------       -------------
   Net (decrease) in cash ...........................................    $   (354,000)      $  (1,007,000)
                                                                         ============       =============

The accompanying notes are an integral part of these statements.

                    SPD TECHNOLOGIES INC. AND SUBSIDIARIES

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997


NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     SPD Technologies Inc. ("SPD") and Subsidiaries (the "Company") develop, manufacture and market electrical power delivery systems and components and vehicular control systems, focused on switching and distribution and frequency and voltage conversion for military, commercial marine, rail transportation, utility and commercial specialty markets in the United States and overseas. SPD's products encompass the entire electrical distribution (power delivery) system utilized on self-contained power systems such as ships and rail cars.

     In January 1997, SPD Holdings Inc., a company formed by an investor group and certain minority stockholders of SPD Technologies Inc., the predecessor company, acquired all of the outstanding stock of the Company. The acquisition was accounted for as a purchase and was financed by the issuance of common and preferred stock and bank borrowings. As a result of certain minority shareholders of the predecessor company acquiring ownership in SPD Holdings Inc., the Company recorded a carryover basis adjustment to stockholders' equity of $(2,151,000). During 1997, SPD Holdings Inc. changed its name to SPD Technologies Inc.

     The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month periods ended June 30, 1998 and 1997 are not necessarily indicative of the results that may be expected for the years ended December 31, 1997 and 1998. For further information, refer to the financial statements and footnotes thereto included in the Company's financial statements for the year ended December 31, 1997.


NOTE B--INVENTORIES

     Inventories and inventoried costs relating to long-term contracts consist of the following:




                                                                             JUNE 30, 1998
                                                                            --------------
     Materials and purchased parts ......................................    $10,730,000
     Work-in-process, primarily on U.S. Government contracts ............     24,064,000
     Finished goods .....................................................      1,703,000
                                                                             -----------
                                                                              36,497,000
     Less progress billings related to long-term contracts and programs .      8,323,000
                                                                             -----------
                                                                             $28,174,000
                                                                             ===========

     Under the contractual arrangements by which progress payments are received, the United States government asserts that it has a security interest in the contracts in process identified with the related contracts.


NOTE C--SUBSEQUENT EVENT

     Pursuant to a definitive agreement entered into on July 2, 1998, L-3 Communications Corporation acquired the stock of the Company on August 13, 1998 for $230,000,000, subject to adjustment based on closing net assets, as defined. In connection with the sale of the Company, as provided for in the Company's stock option plan, on August 13, 1998 the vesting date for all outstanding stock options of the Company was accelerated and the Company recorded a related $22,078,000 pre-tax compensation charge.

                    SPD TECHNOLOGIES INC. AND SUBSIDIARIES


                     Consolidated Financial Statements and
                        Report of Independent Certified
                              Public Accountants


                               December 31, 1997

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




Board of Directors
SPD Technologies Inc.:


     We have audited the accompanying consolidated balance sheet of SPD Technologies Inc. and Subsidiaries as of December 31, 1997, and the related consolidated statements of earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SPD Technologies Inc. and Subsidiaries as of December 31, 1997, and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with generally accepted accounting principles.


                                        /s/ Grant Thornton LLP





New York, New York
February 25, 1998

                    SPD TECHNOLOGIES INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1997


                                    ASSETS

Current assets
 Cash .............................................................                      $    551,230
 Accounts receivable, less allowance for doubtful accounts of
   $772,000........................................................                        19,791,544
 Inventories ......................................................                        35,209,738
 Unbilled costs ...................................................                         4,616,034
 Deferred income tax benefit ......................................                         6,100,000
 Prepaid expenses and other .......................................                         1,219,101
                                                                                         ------------
   Total current assets ...........................................                        67,487,647
Property, plant and equipment--at cost
 Land .............................................................    $    150,651
 Building and improvements ........................................         826,754
 Machinery and equipment ..........................................       8,701,809
 Furniture and fixtures ...........................................         783,851
 Leasehold improvements ...........................................       2,469,130
                                                                       ------------
                                                                         12,932,195
 Less accumulated depreciation and amortization ...................      (1,626,808)       11,305,387
                                                                       ------------      ------------
Deferred income tax benefit .......................................                           927,466
Intangible assets--net ............................................                        78,434,265
Other assets ......................................................                           726,932
                                                                                         ------------
                                                                                         $158,881,697
                                                                                         ============
                                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
 Current maturities of long-term debt .............................                      $  6,305,700
 Accounts payable .................................................                        11,096,002
 Postretirement benefits liability ................................                         3,500,000
 Pension benefits liability .......................................                         3,049,508
 Accrued expenses and other liabilities ...........................                        18,808,646
 Income taxes payable .............................................                           229,479
                                                                                         ------------
   Total current liabilities ......................................                        42,989,335
Long-term debt, less current maturities ...........................                        75,403,527
Postretirement benefits liability .................................                        22,681,000
Pension benefits liability ........................................                         2,033,797
                                                                                         ------------
                                                                                          143,107,659
                                                                                         ------------
Commitments and contingencies
Stockholders' equity
 Preferred stock--authorized, 1,000,000 shares of $.01 par value;
   issued and outstanding, 38,010 shares, at stated value .........    $  3,801,000
 Common stock--authorized, 1,000,000 shares of $.01 par value;
   issued and outstanding, 99,000 shares ..........................             990
 Additional paid-in capital .......................................       2,422,170
 Carryover basis adjustment .......................................      (2,151,000)
 Net earnings .....................................................      11,916,021
 Cumulative translation adjustment ................................        (215,143)       15,774,038
                                                                       ------------      ------------
                                                                                         $158,881,697
                                                                                         ============

The accompanying notes are an integral part of this statement.

                    SPD TECHNOLOGIES INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF EARNINGS

                         YEAR ENDED DECEMBER 31, 1997



Net revenues ....................................................................    $130,039,536
Cost of goods sold ..............................................................      86,533,682
                                                                                     ------------
 Gross profit ...................................................................      43,505,854
                                                                                     ------------
Operating expenses
 Selling, general and administrative ............................................      15,749,504
 Engineering, research and development ..........................................       8,500,920
 Amortization of intangible assets ..............................................       1,458,755
 Actuarial and other changes to postretirement and defined benefit pension plans       (5,332,680)
                                                                                     ------------
                                                                                       20,376,499
                                                                                     ------------
   Earnings from operations .....................................................      23,129,355
Other income (expenses)
 Interest expense, net ..........................................................      (4,842,334)
                                                                                     ------------
   Earnings before income taxes .................................................      18,287,021
Income taxes
 Current ........................................................................       3,100,000
 Deferred .......................................................................       3,271,000
                                                                                     ------------
                                                                                        6,371,000
                                                                                     ------------
   Net earnings .................................................................    $ 11,916,021
                                                                                     ============

The accompanying notes are an integral part of this statement.

                    SPD TECHNOLOGIES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENT OF CASH FLOWS

                         YEAR ENDED DECEMBER 31, 1997




Cash flows from operating activities
 Net earnings ..........................................................................  $  11,916,021
 Adjustments to reconcile net earnings to net cash provided by operating activities
   Depreciation and amortization of property, plant and equipment ......................      1,626,808
   Amortization of intangible assets ...................................................      1,458,755
   Deferred income taxes ...............................................................      3,271,000
   Actuarial and other changes to postretirement and defined benefit pension plans .....     (5,332,680)
   Provision for losses on accounts receivable .........................................        643,000
   Changes in operating assets and liabilities, net of effect of acquisitions of SPD
    Technologies Inc. and Power Paragon Inc.
    Accounts receivable ................................................................        664,814
    Inventories ........................................................................     (6,995,194)
    Unbilled costs .....................................................................      2,484,834
    Prepaid expenses and other .........................................................        923,808
    Accounts payable ...................................................................      1,897,353
    Pension and postretirement benefits liability ......................................     (2,893,879)
    Other liabilities ..................................................................      2,055,969
                                                                                          -------------
      Net cash provided by operating activities ........................................     11,720,609
                                                                                          -------------
Cash flows from investing activities
 Acquisition of SPD Technologies Inc. and Power Paragon Inc., net of cash acquired .....    (84,920,664)
 Capital expenditures ..................................................................     (1,886,136)
                                                                                          -------------
    Net cash used in investing activities ..............................................    (86,806,800)
                                                                                          -------------
Cash flows from financing activities
 Proceeds from the issuance of common and preferred stock ..............................      3,122,000
 Net proceeds from long-term debt ......................................................     96,954,761
 Principal payments on long-term debt ..................................................    (22,718,315)
 Payment of deferred financing costs ...................................................     (1,721,025)
                                                                                          -------------
    Net cash provided by financing activities ..........................................     75,637,421
                                                                                          -------------
    Net increase in cash ...............................................................  $     551,230
                                                                                          =============

The accompanying notes are an integral part of this statement.

                    SPD TECHNOLOGIES INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997


NOTE A--BUSINESS AND SUMMARY OF ACCOUNTING POLICIES

     SPD Technologies Inc. ("SPD") and Subsidiaries (the "Company") develop, manufacture and market electrical power delivery systems and components and vehicular control systems, focused on switching and distribution and frequency and voltage conversion for military, commercial marine, rail transportation, utility and commercial specialty markets in the United States and overseas. SPD's products encompass the entire electrical distribution (power delivery) system utilized on self-contained power systems such as ships and rail cars.

     In January 1997, SPD Holdings Inc., a company formed by an investor group and certain minority stockholders of SPD Technologies Inc., the predecessor company, acquired all of the outstanding stock of the Company. The acquisition was accounted for as a purchase and was financed by the issuance of common and preferred stock and bank borrowings. As a result of certain minority shareholders of the predecessor company acquiring ownership in SPD Holdings Inc., the Company recorded a carryover basis adjustment to stockholders' equity of $(2,151,000). During 1997, SPD Holdings Inc. changed its name to SPD Technologies Inc.

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:


1. PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of SPD and its wholly-owned subsidiaries, SPD Electrical Systems, Inc., SPD Switchgear Inc., PacOrd Inc., Henschel, Inc., Power Paragon Inc. and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated.


2. REVENUE RECOGNITION

     Revenues for production-type contracts are recognized as units are shipped or are substantially ready to be shipped subject to customer inspection. Revenues on long-term, production-type contracts, service contracts and engineering and development contracts are recognized on the percentage-of-completion method, whereunder the estimated sales value is determined on the basis of contract milestones achieved and costs are recognized on the basis of contract percentage completions (as measured by applying the most recent estimated profit margin for the entire contract at completion to the revenues recognized based on contractual milestones achieved).

     The Company believes its approach is conservative and generally results in lower revenues and gross profits in the early stages of a contract when estimates are more susceptible to change.

     Sales under cost reimbursement contracts are recorded as costs are incurred and include estimated earned fees proportionate to total estimated costs. The fees under certain government contracts may be increased or decreased in accordance with cost or performance incentive provisions, which measure actual performance against established targets or other criteria. Such incentive fee awards or penalties are included in sales at the time the amounts can be reasonably determined.

     Generally, sales and earnings on long-term government contracts are determined on a contract-by-contract basis, based on estimates that are reviewed and revised periodically and adjustments to recognized sales and earnings resulting from such revisions are recorded on a cumulative basis in the period in which they are identified. Provisions for anticipated losses are made in the period in which they first become determinable.

3. CASH AND CASH EQUIVALENTS

     The Company classifies all highly liquid investments with original maturities of less than three months as cash equivalents.

                    SPD TECHNOLOGIES INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997


NOTE A--BUSINESS AND SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

4. INVENTORIES

     Inventories are stated at the lower of cost or market with appropriate provision to reduce excess and obsolete inventory to net realizable values. Generally, the Company values inventory at cost, which approximates actual on a first-in, first-out basis and the weighted moving average method. One subsidiary values inventory related to government contracts to include all costs identified with the contract and an allocation of all other indirect costs, including marketing, general and administrative, and other expenses.


5. PROPERTY, PLANT AND EQUIPMENT

     Depreciation and amortization of property, plant and equipment are computed by the straight-line method over the estimated useful lives of the assets for financial reporting purposes and straight-line and accelerated methods for tax reporting purposes.


6. INTANGIBLE ASSETS

     Goodwill is being amortized on a straight-line basis over forty years. Deferred financing costs are being amortized over the five-year term of the loan agreement. The Company evaluates goodwill on an annual basis for possible impairment based on the expected future cash flows of the businesses acquired.


7. INCOME TAXES

     Deferred income taxes arise from temporary differences between income tax and financial reporting and principally relate to postretirement benefits other than pensions, pension costs, depreciation, inventory and various accrued expenses.


8. FOREIGN CURRENCY TRANSLATION

     The assets and liabilities of the Company's German subsidiaries are translated into U.S. dollars at current exchange rates in effect at the reporting date. Income statement items are generally translated at average exchange rates prevailing during the year. The resulting translation adjustments are recorded as a separate component of stockholders' equity. Gains or losses resulting from foreign currency transactions are included in the consolidated statement of earnings as incurred.


9. ACCOUNTING ESTIMATES

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE B--ACQUISITION OF POWER PARAGON INC.

     At the close of business on June 30, 1997, SPD acquired all of the outstanding stock of Power Paragon Inc. ("PPI") and subsidiaries (formerly known as PTS Holdings, Inc. and subsidiaries). PPI develops and manufactures electrical power systems and components for military and commercial specialty applications in the United States and overseas. The acquisition was financed principally by bank borrowings. The acquisition has been accounted for as a purchase and, accordingly, the results of

                    SPD TECHNOLOGIES INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997


NOTE B--ACQUISITION OF POWER PARAGON INC. (CONTINUED)

operations of PPI are included in the consolidated financial statements from the date of acquisition. In lieu of cash, certain minority stockholders of PPI exchanged options for the purchase of stock in PPI for options to purchase shares of the Company's common stock. The fair value of the PPI options exchanged, totalling approximately $2,324,000, was recorded as additional paid-in capital at the date of the acquisition.


NOTE C--INVENTORIES

     Inventories and inventoried costs relating to long-term contracts consist of the following:



   Materials and purchased parts .....................................   $ 8,939,257
   Work-in-process, primarily on U.S. Government contracts ...........    33,786,558
   Finished goods ....................................................     1,874,897
                                                                         -----------
                                                                          44,600,712
   Less progress billings related to long-term contracts and programs      9,390,974
                                                                         -----------
                                                                         $35,209,738
                                                                         ===========

     Under the contractual arrangements by which progress payments are received, the United States government asserts that it has a security interest in the contracts in process identified with the related contracts.


NOTE D--INTANGIBLE ASSETS

     Intangible assets consist of the following:



         Goodwill ..............................    $ 78,171,995
         Deferred financing costs ..............       1,721,025
                                                    ------------
                                                      79,893,020
         Less accumulated amortization .........      (1,458,755)
                                                    ------------
                                                    $ 78,434,265
                                                    ============

NOTE E--LONG-TERM DEBT

     Long-term debt is summarized as follows:



   Term loan A payable in quarterly installments of principal plus interest at a
     variable rate (9.5% at December 31, 1997) maturing June 30, 2002 ...........    $37,550,000
   Term loan B payable in quarterly installments of principal plus interest at a
     variable rate (9.75% at December 31, 1997) maturing June 30, 2004 ..........     24,950,000
   Revolving loan payable bearing interest at a variable rate (9.5% at
     December 31, 1997) maturing June 30, 2002 ..................................     18,949,707
   Capital lease obligation payable in monthly installments of $6,261 through
     January 2002 less amount representing interest of $47,285...................        259,520
                                                                                     -----------
                                                                                      81,709,227
   Less current maturities ......................................................      6,305,700
                                                                                     -----------
                                                                                     $75,403,527
                                                                                     ===========

                    SPD TECHNOLOGIES INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997


NOTE E--LONG-TERM DEBT (CONTINUED)

     Substantially all of the assets and capital stock of the Company's subsidiaries are pledged as collateral for borrowings under the term and revolving loans. The loan agreement limits the payment of dividends and provides for mandatory prepayments based upon excess cash flow, as defined. The agreement also contains various restrictive financial covenants including interest coverage and leverage ratios and limitations on annual capital expenditures. Commencing January 1, 1998, the Company has the option to elect a fixed rate of interest based on LIBOR. At December 31, 1997, approximately $16,000,000 is available on the revolving loan payable.

     The following is a summary of the annual maturities of long-term debt:




 YEAR ENDING DECEMBER 31,
-------------------------
           1998             $ 6,305,700
           1999               7,561,100
           2000               8,816,100
           2001              10,320,300
           2002              29,081,000
        Thereafter           19,625,027
                            -----------
                            $81,709,227
                            ===========

NOTE F--COMMITMENTS AND CONTINGENCIES

     The Company conducts a substantial portion of its business utilizing leased facilities and equipment with terms lasting through June 2009. The terms of one principal facility lease include an option to purchase the leased premises based on 50% of the fair market value of the land and 100% of the fair market value of the building. The Company can renew the lease for two additional five-year terms.

     At December 31, 1997, future minimum payments under noncancellable operating leases with remaining terms of more than one year were as follows:




 YEAR ENDING DECEMBER 31,
-------------------------
           1998             $ 4,086,000
           1999               3,870,000
           2000               2,892,000
           2001               2,488,000
           2002               2,464,000
        Thereafter            7,942,000
                            -----------
                            $23,742,000
                            ===========

     Rent expense for operating leases was approximately $3,344,000 for the year ended December 31, 1997.

     As a defense contractor for the U.S. Government, the books, records and other supporting documentation of the Company used to establish certain contract prices are subject to audit to determine the allowability and reasonableness of costs. The Company routinely undergoes audits by the Government on both a pre-award and post-award basis.

                    SPD TECHNOLOGIES INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997


NOTE F--COMMITMENTS AND CONTINGENCIES (CONTINUED)

     The Company contributed approximately $1,000 in 1997 to multiemployer pension plans for employees covered by collective bargaining agreements. Under the Multiemployer Pension Plan Amendments Act of 1980, if the plan terminates or the Company withdraws, the Company could be subject to a "withdrawal liability."


NOTE G--PREFERRED STOCK AND COMMON STOCK WARRANT AND OPTIONS


     The preferred stock has a stated value of $100 per share and provides for cumulative dividends at 8%. All shares of preferred stock are subject to mandatory redemption at the stated value in the event of a sale of securities of the Company or a sale of substantially all of the assets or a significant subsidiary of the Company.


     In connection with the acquisition discussed in Note A, the Company issued a warrant for the purchase of 1,000 shares of common stock at an exercise price of $1.00 to the principal stockholder of the Company. The warrant expires on December 31, 2006.


     In connection with the acquisition discussed in Note B, the Company issued options for the purchase of 4,397 shares of the Company's common stock at an exercise price of $68.37 per share. The options are exercisable in four years or if the Company is acquired. The Company issued additional options to acquire an aggregate of 14,740 Class B Nonvoting common shares to employees and directors. The options are exercisable at $1.00 per share and expire on July 1, 2007. These options become exercisable only upon the closing of an initial public offering or a sale of the Company for an amount in excess of a "minimum threshold amount." One-half of the options vest in 12 1/2% increments over the initial four-year period. The remaining one-half of the options vest in four equal installments beginning on December 31, 1998, based upon the attainment of certain performance goals.


     The Company has determined that a compensation charge will be recorded once it is determined that it is likely that the options will become exercisable, as defined above. The amount of the compensation charge will be based upon the difference between the fair value of the shares of the Company's common stock at the date of exercise and the exercise price. No compensation charge has been recorded as of December 31, 1997.


NOTE H--POSTRETIREMENT BENEFITS


1. PENSION PLAN


     Substantially all the employees of the Company are covered under two defined benefit pension plans in the United States and one defined benefit plan in Germany. The following table sets forth the plans' funded status and amounts recognized in the Company's balance sheet at December 31, 1997:

                    SPD TECHNOLOGIES INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997


NOTE H--POSTRETIREMENT BENEFITS (CONTINUED)


                                                                                UNITED STATES      GERMANY
                                                                               ---------------   -----------
Actuarial present value of benefit obligations
Accumulated benefit obligations including vested benefits in
 the United States of $61,292,666 and in Germany of $325,971 ...............     $61,698,595      $494,879
                                                                                 ===========      ========
Projected benefit obligation for services rendered to date .................     $65,881,023      $682,412
Plan assets at fair value, primarily fixed income investments and
 common stocks .............................................................      62,312,893            --
                                                                                 -----------      --------
Projected benefit obligation in excess of plan assets -- pension liability .     $ 3,568,130      $682,412
                                                                                 ===========      ========


                                                                UNITED STATES      GERMANY
                                                               ---------------   ----------
Net periodic pension cost includes the following components:
Service cost -- benefit earned during the year .............    $  1,562,196      $21,731
Interest cost on projected benefit obligation ..............       4,956,982       23,171
Actual (return) on plan assets .............................      (7,532,589)          --
Net amortization and deferral ..............................       2,477,131           --
                                                                ------------      -------
Net periodic pension cost ..................................    $  1,463,720      $44,902
                                                                ============      =======

     The weighted average discount rates used in determining the present value of the projected benefit obligations was 8.15%. The projected rate of increase in future compensation levels was 5% - 5.5%. The expected long-term rate of return on assets was 8% - 9.5%. The Company's policy is to fund pension cost under its pension plan to the extent necessary under the Employee Retirement Income Security Act of 1974. For the year ended December 31, 1997, the Company recorded actuarial and other gains on its pension plans totalling approximately $3,239,000 principally resulting from better than projected performance of plan assets.


2. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     Certain subsidiaries of the Company have a defined benefit postretirement plan that provides medical benefits for retirees. The Company does not fund retiree benefits in advance. In 1993, the predecessor company established plan cost maximums to account for and control future medical costs more effectively. The Company requires that the projected future cost of providing postretirement benefits, principally health care, be accrued over the period earned rather than expensed as claims are incurred.

     Net periodic postretirement benefit cost for the year ended December 31, 1997, included the following components:



   Service cost benefits attributed to service during the period ..........    $    117,000
   Interest cost on the accumulated postretirement benefit obligation .....       2,088,000
   Net amortization and deferral ..........................................      (2,114,000)
                                                                               ------------
   Net periodic postretirement benefit cost ...............................    $     91,000
                                                                               ============

     Cost was determined by application of the terms of the medical plan, including the effects of established maximums on covered costs, together with relevant actuarial assumptions and health care

                    SPD TECHNOLOGIES INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997


NOTE H--POSTRETIREMENT BENEFITS (CONTINUED)

cost trend rates projected at annual rates progressively declining from 12% in 1995. Future benefits for union-represented employees will be capped at the limits in effect for December 31, 1996. The effect of a 1% annual increase in these assumed cost trend rates would increase the accumulated postretirement benefit obligation by approximately $919,000 in 1997; the annual costs would not be materially affected. For the year ended December 31, 1997, the Company recognized prior service costs of approximately $4,362,000 relating to additional costs of salaried employees whose employer contributions do not have a cap and approximately $6,476,000 of net gains resulting from various underwriting changes including lower expected medical cost premiums as a result of more salaried employees choosing HMO's.

     The following table provides information on the status of the plan at December 31, 1997:



   Accumulated postretirement benefit obligation
     Retirees ............................................    $18,420,000
     Fully eligible active plan participants .............      5,984,000
     Other active plan participants ......................      1,777,000
                                                              -----------
   Accumulated postretirement benefit obligation .........    $26,181,000
                                                              ===========

     Measurement of the accumulated postretirement benefit obligation was based on an assumed discount rate of 8.15% in 1997. The health care cost trend rate for salaried employees was 9% in 1997.


3. EMPLOYEES' SAVINGS AND PROFIT-SHARING PLAN

     The Company maintains various employee 401(k) savings plans. The Company contributes a guaranteed minimum of eligible employee contributions. Additional company contributions are voluntary and at the discretion of the Board of Directors. Profit-sharing expense was approximately $754,000 for the year ended December 31, 1997.


4. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Company has two supplemental executive retirement plans which are nonqualified plans maintained primarily for the purpose of providing additional deferred compensation for a select group of management or highly compensated employees, as defined by the Employee Retirement Income Security Act of 1974. Participation in, benefits under, and the duration of the plans are subject to the Company's discretion.

     Participants in the plans accrue benefits each fiscal year based on the Company's discretionary contribution for each participant. The Company has accrued $132,000 of estimated yearly contributions to be paid for the year ended December 31, 1997.

     In conjunction with the establishment of the plans, the Company established rabbi trusts to aid in the payment of plan benefits. The trusts are revocable and the assets contributed to the trusts can only be used to pay participant benefits, with certain exceptions. Although the rabbi trusts established are revocable by the Company, the trust agreements provide that, after a change in control, the rabbi trusts shall not be revocable until all protected benefits have been paid in full. The assets held in the trusts at December 31, 1997 (included in other assets) amounted to approximately $576,000. Earnings on trust assets are allocated to participants' accounts and are included in the trust assets amount.

                    SPD TECHNOLOGIES INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

NOTE I--INCOME TAXES

     Income tax expense is comprised of the following:



         Currently payable Federal .........    $2,377,000
         State .............................       708,000
         Germany ...........................        15,000
                                                ----------
                                                 3,100,000
                                                ----------


  Deferred
  Federal ................      2,842,000
  State ..................        711,000
  Germany ................       (282,000)
                                ---------
                                3,271,000
                                ---------
                               $6,371,000
                               ==========

     The following is a reconciliation of the statutory Federal income tax rate to the effective rate reported in the financial statements:



         Expected provision for Federal income taxes .....................      34.0%
         State and local taxes, net of Federal income tax benefit ........       5.1
         Research and development credits ................................      (4.9)
         Amortization of goodwill ........................................       2.8
         Other ...........................................................      (2.2)
                                                                                ----
                                                                                34.8%
                                                                                ====

     Deferred income taxes at December 31, 1997 relate to the following:





                                                        DEFERRED         DEFERRED
                                                           TAX              TAX
                                                         ASSETS         LIABILITIES
                                                    ----------------   ------------
Pension and postretirement benefits .............    $  12,773,000
Net operating loss of German subsidiary .........        1,245,466
Inventory costs .................................        2,097,000
Contract costs ..................................                      $2,663,000
Vacation pay accrual ............................        1,180,000
Warranty costs ..................................          519,000
Other temporary differences .....................        2,822,000        318,000
Valuation allowance .............................      (10,628,000)
                                                     -------------     ----------
                                                     $  10,008,466     $2,981,000
                                                     =============     ==========

     The Federal income tax returns of PPI for the year ended June 30, 1995 are under examination by the Internal Revenue Service. As of December 31, 1997, no adjustments have been proposed.

     PPI's subsidiaries in Germany have a net operating loss carryforward of approximately $2,600,000 which has no expiration date.

                    SPD TECHNOLOGIES INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

NOTE J--CASH FLOW INFORMATION


     The following is supplemental cash flow information:



         Cash paid for Interest .........    $2,850,000
         Income taxes ...................     4,431,000

     In connection with the acquisitions of SPD Technologies Inc. and Power Paragon Inc., liabilities were assumed as follows:



         Fair value of assets acquired .........  $161,974,000
         Cash paid .............................    84,921,000
                                                  ------------
         Liabilities assumed ...................  $ 77,053,000
                                                  ============

NOTE K--ACCRUED EXPENSES AND OTHER LIABILITIES


     Accrued expenses and other liabilities are summarized as follows:



         Accrued employment costs ...................   $ 7,365,243
         Accrued interest ...........................     2,112,342
         Allowance for contract adjustments .........     2,258,777
         Accrued warranties .........................     1,287,972
         Customer advances ..........................     1,315,714
         Other current liabilities ..................     4,468,598
                                                        -----------
                                                        $18,808,646
                                                        ===========

                    SPD TECHNOLOGIES INC. AND SUBSIDIARIES



                     Consolidated Financial Statements and
              Report of Independent Certified Public Accountants
                          December 31, 1996 and 1995

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors
SPD TECHNOLOGIES INC.:


     We have audited the accompanying consolidated balance sheets of SPD Technologies Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings and accumulated deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SPD Technologies Inc. and Subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with generally accepted accounting principles.



                                        /s/ Grant Thornton LLP






New York, New York
February 28, 1997

                    SPD TECHNOLOGIES INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                          DECEMBER 31, 1996 AND 1995



                                                                           1996               1995
                                                                     ----------------   ----------------
                                                     ASSETS
Current assets:
 Cash ............................................................    $     738,344      $     689,013
 Accounts receivable, less allowance for doubtful accounts of
   $825,000 and $1,147,000 in 1996 and 1995, respectively.........       12,536,032         10,570,568
 Inventories .....................................................       15,622,720         13,261,009
 Unbilled costs ..................................................        6,896,859          6,146,263
 Deferred income tax benefit .....................................        3,185,000          3,279,000
 Prepaid expenses and other ......................................          185,954            446,548
                                                                      -------------      -------------
   Total current assets ..........................................       39,164,909         34,392,401
 Equipment and leasehold improvements--at cost
 Machinery and equipment .........................................       15,312,374         13,874,680
 Furniture and fixtures ..........................................        2,627,740          1,958,226
 Leasehold improvements ..........................................          895,940            815,572
                                                                      -------------      -------------
                                                                         18,836,054         16,648,478
 Less accumulated depreciation and amortization ..................       13,834,973         13,041,802
                                                                      -------------      -------------
                                                                          5,001,081          3,606,676
                                                                      -------------      -------------
Deferred income tax benefit ......................................        2,900,000          2,900,000
Intangible assets--net ...........................................        2,476,449          3,473,475
Other assets .....................................................          211,961            224,016
                                                                      -------------      -------------
                                                                      $  49,754,400      $  44,596,568
                                                                      =============      =============
                                  LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
 Note payable ....................................................    $   2,187,087      $   3,604,724
 Current maturities of long-term debt ............................        2,500,000          2,500,000
 Accounts payable ................................................        6,000,531          2,760,861
 Accrued employment costs ........................................        3,902,930          3,182,689
 Pension and postretirement benefits liability ...................        6,091,716          8,651,354
 Other liabilities and accrued expenses ..........................        7,258,908          5,170,895
 Income taxes payable ............................................           55,100            521,000
                                                                      -------------      -------------
   Total current liabilities .....................................       27,996,272         26,391,523
Long-term debt, less current maturities ..........................        2,500,000          5,000,000
Postretirement benefits liability ................................       26,138,784         26,432,090
Pension liability ................................................        2,870,173          3,750,000
Deferred income taxes ............................................          285,000            379,000
Minority interest in subsidiary ..................................                             116,955
Commitments and contingencies
Stockholders' deficiency
 Common stock--authorized, 1,000,000 shares of $.01 par
   value; issued and outstanding, 102,750 shares, in 1996 and
   1995, respectively ............................................            1,027              1,027
 Additional paid-in capital ......................................        2,394,281          2,394,281
 Accumulated deficit .............................................      (12,294,547)       (19,868,308)
                                                                      -------------      -------------
                                                                         (9,899,239)       (17,473,000)
 Less: 2,355 shares of common stock in treasury--at cost at
   December 31, 1996 .............................................          136,590
                                                                      -------------
                                                                        (10,035,829)       (17,473,000)
                                                                      -------------      -------------
                                                                      $  49,754,400      $  44,596,568
                                                                      =============      =============

        The accompanying notes are an integral part of these statements.

                    SPD TECHNOLOGIES INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF EARNINGS AND ACCUMULATED DEFICIT

                    YEARS ENDED DECEMBER 31, 1996 AND 1995




                                                                       1996                 1995
                                                                ------------------   ------------------
Net revenues ................................................     $   93,340,918       $   87,181,721
Cost of goods sold ..........................................         61,902,538           57,193,503
                                                                  --------------       --------------
 Gross profit ...............................................         31,438,380           29,988,218
                                                                  --------------       --------------
Operating expenses:
 Selling, general and administrative ........................         10,328,101           11,432,406
 Engineering, research and development ......................          7,213,821            5,487,788
 Actuarial gain from postretirement plan ....................                                  (3,000)
                                                                                       --------------
                                                                      17,541,922           16,917,194
                                                                  --------------       --------------
   Earnings from operations .................................         13,896,458           13,071,024

Other income (expenses)
 Interest expense, net ......................................         (1,179,697)          (1,728,787)
                                                                  --------------       --------------
   Earnings before provision for income tax expense (benefit)
    and minority interest ...................................         12,716,761           11,342,237
Income taxes--currently payable .............................          5,143,000            3,042,000
                                                                  --------------       --------------
   Earnings before minority interest ........................          7,573,761            8,300,237
Minority interest ...........................................                                 125,414
                                                                                       --------------
   Net earnings .............................................          7,573,761            8,425,651
Accumulated deficit at beginning of year ....................        (19,868,308)         (28,293,959)
                                                                  --------------       --------------
Accumulated deficit at end of year ..........................     $  (12,294,547)      $  (19,868,308)
                                                                  ==============       ==============

        The accompanying notes are an integral part of these statements.

                    SPD TECHNOLOGIES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                    YEARS ENDED DECEMBER 31, 1996 AND 1995




                                                                    1996              1995
                                                              ---------------   ---------------
Cash flows from operating activities:
 Net earnings .............................................    $  7,573,761      $   8,425,651
 Adjustments to reconcile net earnings to net cash provided
   by operating activities
   Depreciation and amortization ..........................       1,179,610            988,886
   Actuarial gain from postretirement plan ................                             (3,000)
   Provision for losses on accounts receivable ............         (74,200)             9,495
   Loss on sale of equipment ..............................                             25,198
   Minority interest ......................................                           (142,214)
   Changes in operating assets and liabilities
    Accounts receivable ...................................      (1,891,264)           823,833
    Inventories ...........................................      (2,361,711)         1,437,531
    Unbilled costs ........................................        (750,596)          (613,467)
    Prepaid expenses and other ............................         272,649           (134,658)
    Accounts payable ......................................       3,239,670         (1,383,543)
    Pension and postretirement benefits liability .........      (2,971,220)        (4,915,779)
    Other liabilities .....................................       2,247,311            501,886
                                                               ------------      -------------
   Net cash provided by operating activities ..............       6,464,010          5,019,819
                                                               ------------      -------------
Cash flows from investing activities:
   Capital expenditures ...................................      (2,338,539)        (1,202,917)
   Proceeds from sale of equipment ........................                             24,069
                                                               ------------      -------------
    Net cash used in investing activities .................      (2,338,539)        (1,178,848)
                                                               ------------      -------------
Cash flows from financing activities:
   Net (decrease) increase in borrowings ..................      (1,417,638)         3,345,454
   Term loan borrowing ....................................                          7,500,000
   Principal payments on long-term debt ...................      (2,500,000)       (14,500,000)
   (Purchase) sale of company stock .......................        (136,590)             2,351
   Purchase of minority interest ..........................         (21,912)
                                                               ------------      -------------
    Net cash used in financing activities .................      (4,076,140)        (3,652,195)
                                                               ------------      -------------
    Net increase in cash ..................................          49,331            188,776
Cash at beginning of year .................................         689,013            500,237
                                                               ------------      -------------
Cash at end of year .......................................    $    738,344      $     689,013
                                                               ============      =============

        The accompanying notes are an integral part of these statements.

                    SPD TECHNOLOGIES INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995


NOTE A--BUSINESS AND SUMMARY OF ACCOUNTING POLICIES

     SPD Technologies, Inc. ("SPD") and Subsidiaries (the "Company") develop, manufacture and service circuit protection systems, ship control systems and combat systems, and perform overhaul and repairs for naval vessels primarily under fixed-price contracts. At December 31, 1996, Merrill Lynch Capital Corp. ("MLCC") owned 77.9% of the Company. Reference is made to Note L.

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:


1. PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of SPD and its wholly-owned subsidiaries, SPD Switchgear Inc., PacOrd Inc. and Henschel, Inc. All material intercompany accounts and transactions have been eliminated. In 1996, the Company purchased the minority interest of Henschel, Inc. for $21,912.


2. REVENUE RECOGNITION

     Substantially all of the Company's revenues and accounts receivable arise from contracts with the U.S. Navy or its suppliers.

     Production-type contracts, not classified as long-term, provide a substantial portion of the Company's revenues. Revenues are recognized as units are shipped or are substantially ready to be shipped subject to customer inspection. Revenues on long-term, production-type contracts, service contracts and engineering and development contracts are recognized on the percentage-of-completion method. Under the Company's methodology, revenues and gross profit are recognized based on billings rather than on a level-of-effort basis. The Company believes its approach is more conservative and generally results in lower revenues and gross profits in the early stages of a contract when estimates are more susceptible to change. Provisions for anticipated losses are made in the period in which they first become determinable.


3. INVENTORIES

     Inventories are stated at the lower of cost or market, with appropriate provision to reduce excess and obsolete inventory to net realizable values. In general, cost is currently adjusted standard cost, which approximates actual cost on a first-in, first-out basis, and the weighted moving average method.


4. EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Depreciation and amortization are computed by the straight-line method over their estimated useful lives for financial reporting purposes and straight-line and accelerated methods for tax reporting purposes.


5. INCOME TAXES

     Deferred income taxes arise from temporary differences between income tax and financial reporting and principally relate to postretirement benefits other than pensions, pension costs, depreciation, inventory and various accrued expenses.


6. ACCOUNTING ESTIMATES

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    SPD TECHNOLOGIES INC. AND SUBSIDIARIES

NOTE B--INVENTORIES

     Inventories primarily relate to production-type contracts and include expenditures for materials, purchased parts and work-in-process beyond what is required for recorded orders. These expenditures are incurred primarily to help maintain stable production schedules.

     Inventories consist of the following:




                                                                          1996            1995
                                                                     -------------   -------------
Materials and purchased parts ....................................   $ 2,906,353     $ 2,960,879
Work-in-process, primarily on U.S. Government contracts ..........    10,624,008       9,248,883
Finished goods ...................................................     2,092,359       1,051,247
                                                                     -----------     -----------
                                                                     $15,622,720     $13,261,009
                                                                     ===========     ===========

NOTE C--INTANGIBLE ASSETS

     Intangible assets consist of the following:




                                                1996            1995
                                           -------------   -------------
Engineering drawings ...................    $  699,013      $  699,013
Less accumulated amortization ..........      (699,013)       (463,538)
                                            ----------      ----------
                                                    --         235,475
Intangible asset - pension .............     2,476,449       3,238,000
                                            ----------      ----------
                                            $2,476,449      $3,473,475
                                            ==========      ==========

NOTE D--REVOLVING CREDIT FACILITY

     During 1995, the Company entered into a $15,000,000 revolving credit facility with a financial institution which expires on November 29, 1998. Borrowings are based upon eligible accounts receivable and inventory of the Company, as defined. Borrowings bear interest at the lender's prime rate plus
 .50% (9% at December 31, 1996).

     The agreement contains certain restrictive covenants, including, among other matters, the requirement to maintain certain financial ratios, and restricts the payment of dividends. Borrowings under this facility are collateralized by the Company's inventories and accounts receivable. Available borrowings under this credit arrangement are subject to a 0.37 percent commitment fee.


NOTE E--LONG-TERM DEBT

     Long-term debt consists of the following:




                                                            1996            1995
                                                       -------------   -------------
   Term Loan due to Heller Financial Inc. ..........    $5,000,000      $7,500,000
   Less current maturities .........................     2,500,000       2,500,000
                                                        ----------      ----------
                                                        $2,500,000      $5,000,000
                                                        ==========      ==========

     The term loan due to Heller Financial Inc. is payable in quarterly installments of $625,000, and bears interest at prime plus .75% per annum, payable monthly (9.25% as of December 31, 1996).

     The term loan is collateralized by substantially all of the Company's equipment and leasehold improvements. The loan agreement restricts payment of dividends and contains certain restrictive covenants regarding the maintenance of financial ratios.

                    SPD TECHNOLOGIES INC. AND SUBSIDIARIES

NOTE F--COMMITMENTS AND CONTINGENCIES

     The Company conducts a substantial portion of its business utilizing leased facilities and equipment with terms lasting through January 31, 2005. The terms of the facility lease include an option to purchase the leased premises based on 50% of the fair market value of the land and 100% of the fair market value of the building. The Company can renew the lease for two additional five-year terms.

     A subsidiary of the Company also conducts its business in a leased facility. The lease has a non-cancellable initial term of ten years expiring in December 1999 with two five-year renewal options.

     At December 31, 1996, future minimum payments under noncancellable operating leases with remaining terms of more than one year were as follows:



   Year ending December 31, 1997 .........    $1,450,000
     1998 ................................     1,337,000
     1999 ................................     1,324,000
     2000 ................................       720,000
     2001 ................................       651,000
     Thereafter ..........................       778,000
                                              ----------
                                              $6,260,000
                                              ==========

     Total rental expense for operating leases was approximately $1,875,000 and $1,787,000 for the years ended December 31, 1996 and 1995, respectively.

     As a defense contractor for the U.S. Government, the books, records and other supporting documentation of the Company used to establish certain contract prices are subject to audit to determine the allowability and reasonableness of costs. The Company routinely undergoes audits by the Government on both a pre-award and post-award basis.


NOTE G--COMMON STOCK AND INCENTIVE STOCK OPTIONS

     In 1995, the Company sold 2,355 shares of common stock previously held in treasury to two employees and a director.

     The Company has options outstanding to key executives for the purchase of 954 shares of common stock at an exercise price of $1.00 per share. The options expire on December 31, 2002.

                    SPD TECHNOLOGIES INC. AND SUBSIDIARIES

NOTE H--POSTRETIREMENT BENEFITS


1. PENSION PLAN

     Substantially all the employees of the Company are covered under a defined benefit pension plan. The following table sets forth the plan's funded status and amounts recognized in the Company's balance sheets at December 31, 1996 and 1995:




                                                                            1996             1995
                                                                       --------------   --------------
Actuarial present value of benefit obligations
 Accumulated benefit obligations including vested benefits of
   $59,278,594 in 1996 and $52,700,092 in 1995......................    $ 60,303,661     $ 58,252,380
                                                                        ============     ============
Projected benefit obligation for services rendered to date .........    $ 63,413,303     $ 61,142,368
Plan assets at fair value, primarily fixed income investments and
 common stocks .....................................................      54,588,989       49,449,375
                                                                        ------------     ------------
Projected benefit obligation in excess of plan assets ..............       8,824,314       11,692,993
Unrecognized net loss ..............................................      (3,054,968)      (3,056,450)
Unrecognized prior service costs ...................................      (2,596,625)      (3,238,223)
Unrecognized net transition asset ..................................          65,502           77,783
Minimum liability adjustment .......................................       2,476,449        3,326,902
                                                                        ------------     ------------
Pension liability ..................................................    $  5,714,672     $  8,803,005
                                                                        ============     ============
Net periodic pension cost includes the following components:
                                                                            1996             1995
                                                                        -------------    -------------
Service cost -- benefit earned during the year .....................    $  1,327,831     $  1,300,886
Interest cost on projected benefit obligation ......................       4,872,752        4,743,858
Actual (return) on plan assets .....................................      (4,854,957)      (6,663,443)
Net amortization and deferral ......................................         879,262        3,511,186
                                                                       -------------    -------------
 Net periodic pension cost .........................................    $  2,224,888     $  2,892,487
                                                                       =============    =============

     The weighted average discount rates used in determining the present value of the projected benefit obligations was 8.15% in 1996 and 1995. The projected rate of increase in future compensation levels was 5.0% for both years. The expected long-term rate of return on assets was 9.5% for both years. Prior service costs are amortized using a straight-line method over the average remaining service period of employees expected to receive benefits under the plan. The Company's policy is to fund pension cost under its pension plan to the extent necessary under the Employee Retirement Income Security Act of 1974.



2. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The Company has a defined benefit postretirement plan that provides medical benefits for retirees. The Company does not fund retiree benefits in advance. In 1992, the Company established plan cost maximums to account for and control future medical costs more effectively. The Company requires that the projected future cost of providing postretirement benefits, principally health care, be accrued over the period earned rather than expensed as claims are incurred.

     Net periodic postretirement benefit cost for the years ended December 31, 1996 and 1995, included the following components:

                    SPD TECHNOLOGIES INC. AND SUBSIDIARIES

NOTE H--POSTRETIREMENT BENEFITS (CONTINUED)


                                                                                1996            1995
                                                                           --------------   ------------
Service cost benefits attributed to service during the period ..........     $    9,000     $   13,000
Interest cost on the accumulated postretirement benefit
 obligation ............................................................      2,216,000      2,305,000
Net amortization and deferral ..........................................       (104,000)
                                                                             ----------     ----------
Net periodic postretirement benefit cost ...............................     $2,121,000     $2,318,000
                                                                             ==========     ==========

     Cost was determined by application of the terms of the medical plan, including the effects of established maximums on covered costs, together with relevant actuarial assumptions and health care cost trend rates projected at annual rates progressively declining from 12% in 1995. Future benefits will be capped at the limits in effect for December 31, 1996. The effect of a 1% annual increase in these assumed cost trend rates would increase the accumulated postretirement benefit obligation by approximately $-0- in 1996 and $32,000 in 1995; the annual costs would not be materially affected. In addition to net periodic postretirement cost, the Company recognized an actuarial gain of $3,000 in 1995.

     The following tables provide information on the status of the plan at December 31, 1996 and 1995.



                                                               1996             1995
                                                          --------------   --------------
Accumulated postretirement benefit obligation
 Retirees .............................................    $23,193,000      $23,144,000
 Fully eligible active plan participants ..............      4,197,000        4,552,000
 Other active plan participants .......................        142,000          183,000
                                                           -----------      -----------
Accumulated postretirement benefit obligation .........     27,532,000       27,879,000
Unrecognized net gain (loss) ..........................      1,854,000        2,135,000
                                                           -----------      -----------
Accrued postretirement benefit cost recognized in the
 consolidated balance sheet ...........................    $29,386,000      $30,014,000
                                                           ===========      ===========

     Measurement of the accumulated postretirement benefit obligation was based on an assumed discount rate of 8.15% in 1996 and 1995. The health care cost trend rate was 0% in 1996 and 12% in 1995.


3. EMPLOYEES' SAVINGS AND PROFIT-SHARING PLAN

     The Company maintains an hourly and salaried employees' savings plan. The Company contributes a guaranteed minimum of eligible employee contributions. Additional company contributions of up to 25% of eligible employee contributions are voluntary and at the discretion of the Board of Directors. Profit-sharing expense was approximately $642,000 and $506,000 for the years ended December 31, 1996 and 1995, respectively.


4. MULTIEMPLOYER PLAN

     The Company contributed $1,000 in 1996 and 1995 to multiemployer pension plans for employees covered by collective bargaining agreements. These plans are not administered by the Company and contributions are determined in accordance with provisions of the negotiated labor contract. Information with respect to the Company's proportionate share of the excess, if any, of the actuarially computed value of vested benefits over the total of the pension plans' net assets is not available from the plans' administrators.

                    SPD TECHNOLOGIES INC. AND SUBSIDIARIES

NOTE H--POSTRETIREMENT BENEFITS (CONTINUED)

     The Multiemployer Pension Plan Amendments Act of 1980 (the "Act") significantly increased the pension responsibilities of participating employers. Under the provisions of the Act, if the plan terminates or the Company withdraws, the Company could be subject to a "withdrawal liability."

NOTE I--INCOME TAXES

     Income tax expense is comprised of the following:



                          1996            1995
                     -------------   -------------
Currently payable
 Federal .........    $4,133,000      $2,269,000
 State ...........     1,010,000         773,000
                      ----------      ----------
                      $5,143,000      $3,042,000
                      ==========      ==========

     The effective tax rate varies from the statutory rate primarily due to state and local income taxes and for the year ended December 31, 1995 due to adjustment of prior year's tax provision.

     Deferred income taxes at December 31 relate to the following:




                                                              1996                              1995
                                                --------------------------------   -------------------------------
                                                    DEFERRED          DEFERRED         DEFERRED         DEFERRED
                                                       TAX              TAX               TAX              TAX
                                                     ASSETS         LIABILITIES         ASSETS         LIABILITIES
                                                ----------------   -------------   ----------------   ------------
Pension and postretirement benefits .........    $  13,821,000        $     --      $  15,462,000       $     --
Other temporary differences .................        1,683,000         285,000          2,252,000        379,000
Inventory costs .............................        1,640,000              --          1,713,000             --
Vacation pay accrual ........................          644,000              --            625,000             --
Warranty costs ..............................          484,000              --            652,000             --
Valuation allowance .........................      (12,187,000)             --        (14,525,000)            --
                                                 -------------        --------      -------------       --------
                                                 $   6,085,000        $285,000      $   6,179,000       $379,000
                                                 =============        ========      =============       ========

NOTE J--CASH FLOW INFORMATION

     The following is supplemental cash flow information:




                               1996            1995
                          -------------   -------------
Cash paid for
 Interest .............    $1,179,000      $1,665,000
 Income taxes .........     5,621,000       3,916,000

NOTE K--OTHER LIABILITIES AND ACCRUED EXPENSES

     Other liabilities and accrued expenses are summarized as follows:




                                                     1996            1995
                                                -------------   -------------
Allowance for contract adjustments ..........    $2,499,449      $  783,513
Accrued warranties ..........................     1,160,613       1,490,294
Customer advances ...........................       797,931         851,364
Other current liabilities ...................     2,800,915       2,045,724
                                                 ----------      ----------
                                                 $7,258,908      $5,170,895
                                                 ==========      ==========

NOTE L--SUBSEQUENT EVENTS

     In January 1997, a newly formed company, by an investor group and certain minority stockholders of the Company, acquired all the outstanding stock of the Company. The acquisition was financed through the issuance of preferred and common stock and bank borrowings.

     SATELLITE TRANSMISSION SYSTEMS DIVISION OF CALIFORNIA MICROWAVE, INC.
                    UNAUDITED CONDENSED FINANCIAL STATEMENTS



As of December 31, 1997 and for the six months ended December 31, 1997 and 1996

                  SATELLITE TRANSMISSION SYSTEMS DIVISION OF
                           CALIFORNIA MICROWAVE, INC.

                           BALANCE SHEET (UNAUDITED)

                               DECEMBER 31, 1997
                             (Dollars in Thousands)



ASSETS
Current assets:
 Accounts receivable, less $554 allowance for doubtful accounts .........    $  22,204
 Inventories ............................................................       10,382
                                                                             ---------
Total current assets ....................................................       32,586
Property, plant and equipment, at cost ..................................       21,663
Less accumulated depreciation and amortization ..........................      (14,467)
                                                                             ---------
Net property and equipment ..............................................        7,196
Other assets ............................................................           15
                                                                             ---------
Total assets ............................................................    $  39,797
                                                                             =========
LIABILITIES AND DIVISION EQUITY
Current liabilities:
 Accounts payable .......................................................    $   6,508
 Accrued liabilities ....................................................        3,703
 Current portion of long-term debt ......................................          200
                                                                             ---------
Total current liabilities ...............................................       10,411
Long-term debt ..........................................................        1,330
                                                                             ---------
Total liabilities .......................................................       11,741
Commitments
Division equity .........................................................       28,056
                                                                             ---------
Total liabilities and Division equity ...................................    $  39,797
                                                                             =========

                            See accompanying notes.

                  SATELLITE TRANSMISSION SYSTEMS DIVISION OF
                           CALIFORNIA MICROWAVE, INC.

                      STATEMENTS OF OPERATIONS (UNAUDITED)
                             (Dollars in Thousands)




                                                     SIX MONTHS ENDED
                                                        DECEMBER 31
                                                ---------------------------
                                                    1997           1996
                                                ------------   ------------
Net sales ...................................     $ 24,551      $  38,770
Cost of products sold .......................       23,226         42,530
                                                  --------      ---------
Gross margin ................................        1,325         (3,760)
                                                  --------      ---------
Expenses:
 Research and development ...................          712            721
 Marketing and administration ...............        5,123          8,064
 Amortization of intangible assets ..........           --             72
                                                  --------      ---------
Total expenses ..............................        5,835          8,857
                                                  --------      ---------
Operating loss ..............................       (4,510)       (12,617)
Interest expense ............................          (43)           (70)
Interest income .............................           --              5
                                                  --------      ---------
Loss before income tax benefit ..............       (4,553)       (12,682)
Allocated benefit from income taxes .........        1,639          4,185
                                                  --------      ---------
Net loss ....................................     $ (2,914)     $  (8,497)
                                                  ========      =========

                            See accompanying notes.

                  SATELLITE TRANSMISSION SYSTEMS DIVISION OF
                           CALIFORNIA MICROWAVE, INC.

                      STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (Dollars in Thousands)




                                                                              SIX MONTHS ENDED
                                                                                 DECEMBER 31
                                                                         ---------------------------
                                                                             1997           1996
                                                                         ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss .............................................................     $ (2,914)     $  (8,497)
Adjustments for noncash items:

 Amortization of intangible assets ...................................           --             72
  Depreciation and amortization of property, plant and equipment .....          780          1,200
  Loss on sale of assets .............................................           --            151
  Provision for doubtful accounts ....................................           66            750
Changes in asset and liability accounts:

 Accounts receivable .................................................        6,053         16,124
 Inventories .........................................................       (2,644)         6,789
 Prepaid expenses and other assets ...................................           85            213
 Accounts payable ....................................................       (1,256)       (10,238)
 Accrued liabilities .................................................          132           (208)
                                                                           --------      ---------
Net cash provided by operations ......................................          302          6,356
                                                                           --------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES

Capital expenditures .................................................         (160)        (1,072)
Proceeds from sale of building .......................................           --          1,617
                                                                           --------      ---------
Net cash provided by (used in) investing activities ..................         (160)           545
                                                                           --------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES

Payments on long-term debt ...........................................         (100)          (200)
Net cash provided to CMI .............................................          (42)        (6,701)
                                                                           --------      ---------
Net cash used in financing activities ................................         (142)        (6,901)
                                                                           --------      ---------
Cash and cash equivalents ............................................     $     --      $      --
                                                                           ========      =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the six month period for interest ...................     $     36      $      32
                                                                           ========      =========

                            See accompanying notes.

                  SATELLITE TRANSMISSION SYSTEMS DIVISION OF
                           CALIFORNIA MICROWAVE, INC.

                   NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

                  SIX MONTHS ENDED DECEMBER 31, 1996 AND 1997


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


BASIS OF PRESENTATION


     The accompanying unaudited financial statements include the operations of the Satellite Transmission Systems Division ("STS" or the "Division") of California Microwave, Inc. ("CMI" or the "Company"). The Division is a global satellite communication systems integrator providing hardware, software and services for turnkey projects to large commercial customers, principally domestic and foreign telephone companies and major common carriers and to the U.S. and foreign governments.


     These financial statements are presented as if the Division had existed as an entity separate from CMI during the periods presented and include the historical assets, liabilities, sales and expenses that are directly related to the Division's operations. However, these financial statements are not necessarily indicative of the financial position and results of operations which would have occurred had the Division been an independent entity.


     The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month periods ended December 31, 1996 and 1997 are not necessarily indicative of the results that may be expected for the years ended June 30, 1997 and 1998. For further information, refer to the financial statements and footnotes thereto included in the Division's financial statements for the year ended June 30, 1997.


USE OF ESTIMATES; RISKS AND UNCERTAINTIES


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates are used in determining the collectibility of accounts receivable, warranty costs, inventory realization, profitability on long-term contracts, restructuring reserves, recoverability of property, plant and equipment, and contingencies. Actual results could differ from estimates.


INVENTORIES AND COST OF PRODUCTS SOLD


     Inventories are recorded at the lower of cost or market. Project inventories are transferred to cost of products sold at the time revenue is recognized based on the estimated total manufacturing costs and total contract prices under each contract. Losses on contracts are recognized in full when the losses become determinable. The cost of other inventories is generally based on standard costs which approximate actual costs determined by the first-in, first-out method.

                  SATELLITE TRANSMISSION SYSTEMS DIVISION OF
                           CALIFORNIA MICROWAVE, INC.

             NOTES TO FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

2. INVENTORIES


     Inventories consisted of the following:




                                                                             DECEMBER 31,
                                                                                 1997
                                                                           ---------------
                                                                            (In Thousands)
       Projects in process .............................................       $ 9,351
       Less: progress billings .........................................         1,547
                                                                               -------
                                                                                 7,804
       Product inventories, principally materials and supplies .........         2,578
                                                                               -------
       Total ...........................................................       $10,382
                                                                               =======

3. CORPORATE ALLOCATIONS


     CMI allocates corporate expenses on a value-added basis to each division, which CMI believes results in a reasonable allocation of such costs. The accompanying financial statements reflect charges for general corporate administrative expenses incurred by CMI which amounted to approximately $832,000 and $793,000 for the six months ended December 31, 1996 and 1997, respectively.


     No interest is allocated by CMI to the Division.


     The Division is charged for its proportional share of CMI's self-insured medical plan. Such charges amounted to $1,015,000 and $732,000 for the six months ended December 31, 1996 and 1997, respectively.


     In addition, there were direct charges from CMI as follows:




                                          SIX MONTHS ENDED
                                            DECEMBER 31,
                                          ----------------
                                           1997      1996
                                          ------   -------
                                           (In Thousands)
   Marketing ..........................    $304     $389
   General and administrative .........      --      142
                                           ----     ----
   Total ..............................    $304     $531
                                           ====     ====

     The Division believes that the direct charges from CMI were reasonable during the periods presented.


4. RESTRUCTURING


     During fiscal 1997, a comprehensive review of the Division's operations was performed, including a review of inventory levels, product development and migration plans and facility and personnel needs. It was determined to focus the Division on potentially higher margin products. This resulted in the write-down of certain inventories and the restructuring of the Division's operations. During the six month period ended December 31, 1996 inventory and other charges of $10,300,000, arising from this review, were included in cost of products sold. During February 1997, additional charges of $800,000 relating to excess facilities and severance were recorded. There are no remaining cash outlays associated with the restructuring at December 31, 1997.

                  SATELLITE TRANSMISSION SYSTEMS DIVISION OF
                           CALIFORNIA MICROWAVE, INC.

             NOTES TO FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

5. OTHER


     In November 1997, the Division recorded a $1 million charge to cost of sales relating to a contract with a customer in Sudan. The President of the United States imposed economic sanctions on Sudan which banned U.S. companies from doing business in Sudan and as a result, the Division could not continue to perform under the existing contract. Based upon this, the contract was terminated and the Division has been released from further performance requirements.


     On December 19, 1997, L-3 Communications Corporation, an unrelated party, reached an agreement to purchase from CMI substantially all of the assets of the Division, and to assume certain of the liabilities of the Division, for approximately $27 million in cash. The final purchase price is subject to adjustment based on the net assets of the Division at the closing date of the transaction.

     SATELLITE TRANSMISSION SYSTEMS DIVISION OF CALIFORNIA MICROWAVE, INC.
                              Financial Statements


As of June 30, 1997 and 1996 and for the years ended June 30, 1997, 1996 and
                                      1995

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors
California Microwave, Inc.


     We have audited the accompanying balance sheets of the Satellite Transmission Systems Division of California Microwave, Inc. (the "Company") as of June 30, 1997 and 1996, and the related statements of operations and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Satellite Transmission Systems Division of California Microwave, Inc., as of June 30, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.





                                         /s/ Ernst & Young LLP


Melville, New York
January 27, 1998

                  SATELLITE TRANSMISSION SYSTEMS DIVISION OF
                           CALIFORNIA MICROWAVE, INC.

                                 BALANCE SHEETS
                             (Dollars in Thousands)






                                                                                      JUNE 30,
                                                                             ---------------------------
                                                                                 1997           1996
                                                                             ------------   ------------
ASSETS

Current assets:

 Accounts receivable, less $140 and $508 allowance for doubtful
   accounts in 1996 and 1997 .............................................    $  28,323      $  46,750
 Inventories .............................................................        7,738         10,412
 Prepaid expenses and other assets .......................................           77            121
                                                                              ---------      ---------
Total current assets .....................................................       36,138         57,283
Property, plant and equipment, at cost ...................................       21,503         21,378
Less accumulated depreciation and amortization ...........................      (13,687)       (12,984)
                                                                              ---------      ---------
Net property and equipment ...............................................        7,816          8,394
Intangible assets, net of accumulated amortization of $2,268 in 1996......           --          2,032
Other assets .............................................................           23          2,045
                                                                              ---------      ---------
Total assets .............................................................    $  43,977      $  69,754
                                                                              =========      =========
LIABILITIES AND DIVISION EQUITY

Current liabilities:

 Accounts payable ........................................................    $   7,764      $  19,548
 Accrued liabilities .....................................................        3,571          3,584
 Current portion of long-term debt .......................................          100            200
                                                                              ---------      ---------
Total current liabilities ................................................       11,435         23,332
Long-term debt ...........................................................        1,530          1,630
                                                                              ---------      ---------
Total liabilities ........................................................       12,965         24,962
Commitments

Division equity ..........................................................       31,012         44,792
                                                                              ---------      ---------
Total liabilities and Division equity ....................................    $  43,977      $  69,754
                                                                              =========      =========

                            See accompanying notes.

                  SATELLITE TRANSMISSION SYSTEMS DIVISION OF
                           CALIFORNIA MICROWAVE, INC.

                            STATEMENTS OF OPERATIONS
                             (Dollars in Thousands)




                                                                        YEARS ENDED JUNE 30,
                                                              -----------------------------------------
                                                                  1997           1996          1995
                                                              ------------   -----------   ------------
Net sales .................................................    $  68,037      $124,393       $ 94,271
Cost of products sold .....................................       65,724       102,399         86,335
                                                               ---------      --------       --------
Gross margin ..............................................        2,313        21,994          7,936
                                                               ---------      --------       --------
Expenses:
 Research and development .................................        1,360         2,540          2,288
 Marketing and administration .............................       14,154        13,295         12,655
 Amortization and write-down of intangible assets .........        2,032           171            171
 Restructuring ............................................          800            --          2,446
                                                               ---------      --------       --------
Total expenses ............................................       18,346        16,006         17,560
                                                               ---------      --------       --------
Operating (loss) income ...................................      (16,033)        5,988         (9,624)
Interest expense ..........................................          (65)          (69)           (98)
Interest income ...........................................           40            11              3
                                                               ---------      --------       --------
(Loss) income before income tax benefit (expense) .........      (16,058)        5,930         (9,719)
Allocated benefit (expense) from income taxes .............        4,676        (2,135)         3,207
                                                               ---------      --------       --------
Net (loss) income .........................................    $ (11,382)     $  3,795       $ (6,512)
                                                               =========      ========       ========

                            See accompanying notes.

                  SATELLITE TRANSMISSION SYSTEMS DIVISION OF
                           CALIFORNIA MICROWAVE, INC.

                            STATEMENTS OF CASH FLOWS
                             (Dollars in Thousands)




                                                                           YEARS ENDED JUNE 30,
                                                                -------------------------------------------
                                                                     1997           1996           1995
                                                                -------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income ...........................................     $ (11,382)     $   3,795       $ (6,512)
Adjustments for noncash items:
 Amortization and write-down of intangible assets ...........         2,032            171            171
 Depreciation and amortization of property, plant and
   equipment ................................................         1,639          1,746          1,848
 Loss on sale of assets .....................................            77            140             64
 Provision for doubtful accounts ............................           750            100            150
Changes in asset and liability accounts:
 Accounts receivable ........................................        17,677        (17,019)        14,937
 Inventories ................................................         2,674         12,243         (8,211)
 Prepaid expenses and other assets ..........................           449          1,449          5,627
 Accounts payable ...........................................       (11,783)         5,736         (3,747)
 Accrued and other liabilities ..............................           (14)        (1,697)         1,895
                                                                  ---------      ---------       --------
Net cash provided by operations .............................         2,119          6,664          6,222
                                                                  ---------      ---------       --------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures ........................................        (1,138)        (1,099)        (1,881)
Proceeds from sale of building ..............................         1,617             --             --
                                                                  ---------      ---------       --------
Net cash (used in) provided by investing activities .........           479         (1,099)        (1,881)
                                                                  ---------      ---------       --------
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long-term debt ..................................          (200)          (100)          (200)
Net cash provided to CMI ....................................        (2,398)        (5,465)        (4,141)
                                                                  ---------      ---------       --------
Net cash used in financing activities .......................        (2,598)        (5,565)        (4,341)
                                                                  ---------      ---------       --------
Cash and cash equivalents ...................................     $      --      $      --       $     --
                                                                  =========      =========       ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest ......................     $      38      $      66       $     70
                                                                  =========      =========       ========

                            See accompanying notes.

                  SATELLITE TRANSMISSION SYSTEMS DIVISION OF
                           CALIFORNIA MICROWAVE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 1995, 1996 AND 1997


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


BASIS OF PRESENTATION

     The accompanying financial statements include the operations of the Satellite Transmission Systems Division ("STS" or the "Division") of California Microwave, Inc. ("CMI" or the "Company"). The Division is a global satellite communication systems integrator providing hardware, software and services for turnkey projects to large commercial customers, principally domestic and foreign telephone companies and major common carriers and to the U.S. and foreign governments.

     These financial statements are presented as if the Division had existed as an entity separate from CMI during the periods presented and include the historical assets, liabilities, sales and expenses that are directly related to the Division's operations. However, these financial statements are not necessarily indicative of the financial position and results of operations which would have occurred had the Division been an independent entity.


USE OF ESTIMATES; RISKS AND UNCERTAINTIES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates are used in determining the collectibility of accounts receivable, warranty costs, inventory realization, profitability on long-term contracts, restructuring reserves, recoverability of property, plant and equipment, and contingencies. Actual results could differ from estimates.


CASH AND CASH EQUIVALENTS

     The Division participates in CMI's centralized cash management function; accordingly, the Division does not maintain separate cash accounts, other than payroll and foreign subsidiary accounts, which are deemed insignificant, and its cash disbursements and collections are settled through Division equity.


INVENTORIES AND COST OF PRODUCTS SOLD

     Inventories are recorded at the lower of cost or market. Project inventories are transferred to cost of products sold at the time revenue is recognized based on the estimated total manufacturing costs and total contract prices under each contract. Losses on contracts are recognized in full when the losses become determinable. During the year ended June 30, 1995, the Division recognized losses of approximately $2,800,000 on such contracts. The cost of other inventories is generally based on standard costs which approximate actual costs determined by the first-in, first-out method.


PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization charges are computed using the straight-line method based on the estimated useful lives of the related assets.


INTANGIBLE ASSETS OF BUSINESS ACQUIRED

     During 1997, CMI wrote off $1,888,000 of purchased intangible assets, principally goodwill, relating to the original acquisition of STS by CMI, which was pushed down to the Division's books.

                  SATELLITE TRANSMISSION SYSTEMS DIVISION OF
                           CALIFORNIA MICROWAVE, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The intangible assets consisted of the excess of the purchase price paid for STS over the net tangible assets acquired and was amortized using the straight-line method over 30 years. During 1997, CMI determined that the excess purchase price was not recoverable due to a significant reduction in sales by the Division in 1997 as compared to prior periods and appropriately reduced the carrying value.


OTHER LONG-LIVED ASSETS

     In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," the Division records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of such assets. Other than as described above related to purchased intangibles, no such losses have been incurred.


REVENUE RECOGNITION, RECEIVABLES AND CREDIT RISK

     Revenue from product sales is recognized at the time of shipment. Sales on certain long-term, small quantity, high unit value contracts are recognized at the completion of significant project milestones, which are generally contract line items. Scheduled billings and retainages under certain contracts (principally export contracts) have deferred billing provisions resulting in unbilled accounts receivable (included in accounts receivable) of $7,426,000 and $4,425,000 at June 30, 1996 and 1997, respectively. The unbilled receivable at June 30, 1997, is expected to be collected within one year.

     The Division manufactures and sells satellite communications products, systems and turnkey telecommunications networks to large commercial customers, principally domestic and foreign telephone companies and major common carriers, and to the U.S. government. The Division generally requires no collateral, but generally requires letters of credit, denominated in U.S. dollars, from its foreign customers.

     During 1996 and 1997, the Division periodically transferred certain international accounts receivable to CMI. CMI insures these receivables under a credit insurance program and then sells the receivables, without recourse, at prevailing discount rates. The Division retains the responsibility to collect and service these amounts. Outstanding customer receivables transferred to CMI through Division equity amounted to approximately $421,000 and $2,100,000 during 1996 and 1997, respectively.

     The Division charged to operations $150,000, $100,000 and $750,000 for its provision for doubtful accounts in 1995, 1996 and 1997, respectively.


WARRANTY

     The Company generally warrants its products for a period of 12 to 24 months from completion of contract or shipment. Warranty expense was approximately $679,000, $753,000 and $688,000 for 1995, 1996 and 1997,
respectively.


INCOME TAXES

     Income taxes reflect an allocation of CMI's income tax expense (benefit) calculated based on CMI's effective tax rate. All deferred tax assets and liabilities relating to the Division are included in intercompany balances with CMI and are accounted for within Division equity (see Note 7). On a

                  SATELLITE TRANSMISSION SYSTEMS DIVISION OF
                           CALIFORNIA MICROWAVE, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

stand-alone basis, income tax benefit (expense) for the year ended June 30, 1997 would not be material due to the existence of net operating loss carryforwards at the Division level and the need for a full valuation allowance on any resulting net deferred tax asset. Such net operating losses have been fully utilized by CMI.


FISCAL YEAR

     The Division's fiscal year ends on the Saturday closest to June 30, and includes 52 weeks in fiscal 1995, 1996 and 1997. For 1995, 1996 and 1997, the fiscal years ended on July 1, 1995, June 29, 1996 and June 28, 1997, respectively. For clarity of presentation, the financial statements are reported as ending on a calendar month end.


2. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:




                                                                   JUNE 30,
                                                            -----------------------
                                                 LIFE          1997         1996
                                             ------------   ----------   ----------
                                              (In Years)        (In Thousands)
   Land ..................................                   $   950      $   950
   Buildings .............................       30            3,559        3,559
   Machinery and equipment ...............       3-5           8,780        9,256
   Office and computer equipment .........      3-10           6,440        5,653
   Building improvements .................       --            1,721        1,813
   Vehicles ..............................        5               53          147
                                                             -------      -------
                                                             $21,503      $21,378
                                                             =======      =======

     Building improvements are depreciated over the shorter of the life of the improvement or the remaining life of the building.


3. INVENTORIES

     Inventories consisted of the following:




                                                                             JUNE 30,
                                                                       ---------------------
                                                                          1997        1996
                                                                       ---------   ---------
                                                                          (In Thousands)
   Projects in process .............................................    $6,484      $ 6,287
   Less: progress billings .........................................     2,544        1,991
                                                                        ------      -------
                                                                         3,940        4,296
   Product inventories, principally materials and supplies .........     3,798        6,116
                                                                        ------      -------
   Total ...........................................................    $7,738      $10,412
                                                                        ======      =======

                  SATELLITE TRANSMISSION SYSTEMS DIVISION OF
                           CALIFORNIA MICROWAVE, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4. ACCRUED LIABILITIES

     Accrued liabilities consisted of the following:




                                           JUNE 30,
                                     ---------------------
                                        1997        1996
                                     ---------   ---------
                                        (In Thousands)
   Salaries and bonuses ..........    $  497      $1,381
   Vacation ......................       610         873
   Other payroll related .........       123         115
   Warranties ....................       899         758
   Commissions ...................       813          --
   Other .........................       629         457
                                      ------      ------
                                      $3,571      $3,584
                                      ======      ======

5. LONG-TERM DEBT

     The Division has industrial development bonds that are payable in annual installments through November 9, 2007, may be prepaid at any time without penalty and bear interest at 65% of the bank's floating rate (5.5% at June 30, 1997), based upon prevailing market conditions, which is redetermined daily. The obligor of the industrial development bonds is a related entity, and the bonds are secured by mortgages on the equipment and properties involved.

     At June 30, 1997, the annual maturities of long-term debt are as follows:



   1998 .........................    $  100,000
   1999 .........................       200,000
   2000 .........................       100,000
   2001 .........................       200,000
   2002 .........................       100,000
   Thereafter ...................       930,000
                                     ----------
                                      1,630,000
   Less current portion .........       100,000
                                     ----------
                                     $1,530,000
                                     ==========

6. COMMITMENTS

     On November 15, 1996, the Division leased a facility under an 18-month noncancelable operating lease. Rent expense was approximately $209,000, $229,000 and $69,000 for 1995, 1996, and 1997, respectively.

     Future minimum lease payments under the operating lease is $48,000 for 1998.

                  SATELLITE TRANSMISSION SYSTEMS DIVISION OF
                           CALIFORNIA MICROWAVE, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. DIVISION EQUITY


     A summary of the Division equity activity is as follows:




                                                JUNE 30,
                                        -------------------------
                                            1997          1996
                                        ------------   ----------
                                             (In Thousands)
   Beginning balance ................    $  44,792      $ 46,462
   Net income (loss) ................      (11,382)        3,795
   Net cash provided to CMI .........       (2,398)       (5,465)
                                         ---------      --------
   Ending balance ...................    $  31,012      $ 44,792
                                         =========      ========

8. EMPLOYEE BENEFITS


     The Division participates in the CMI defined contribution retirement plan which covers substantially all of the employees of the Division. The Division's contribution was $379,000, $700,000 and $180,000 for 1995, 1996 and 1997,
respectively.


9. SIGNIFICANT CUSTOMERS AND SEGMENT INFORMATION


     The Division operates in a single industry segment and is engaged in the manufacture and sale of electronics equipment for satellite communications.


     International sales were as follows:




                                                JUNE 30,
                                  ------------------------------------
                                     1997         1996         1995
                                  ----------   ----------   ----------
                                             (In Thousands)
   Asia Pacific ...............    $22,333      $27,106      $17,164
   Africa/Middle East .........     13,052       41,827        9,572
   Latin America ..............      5,149       11,137       14,768
   Europe .....................      7,828       15,984        9,784
   Other ......................      1,391        2,973        4,312
                                   -------      -------      -------
                                   $49,753      $99,027      $55,600
                                   =======      =======      =======

     The Division had revenues from one customer representing 17.3%, 31.5% and 11% of total revenues in 1995, 1996 and 1997, respectively.


10. CORPORATE ALLOCATIONS


     CMI allocates corporate expenses on a value-added basis to each division, which CMI believes results in a reasonable allocation of such costs. The accompanying financial statements reflect charges for general corporate administrative expenses incurred by CMI which amounted to approximately $1,477,000, $1,555,000 and $1,663,000 in 1995, 1996 and 1997, respectively.


     No interest is allocated by CMI to the Division.


     The Division is charged for its proportional share of CMI's self-insured medical plan. Such charges amounted to $944,000, $1,437,000 and $1,856,000 in 1995, 1996, and 1997, respectively.

                  SATELLITE TRANSMISSION SYSTEMS DIVISION OF
                           CALIFORNIA MICROWAVE, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


10. CORPORATE ALLOCATIONS (CONTINUED)

     In addition, there were direct charges from CMI as follows:




                                                   JUNE 30,
                                          --------------------------
                                             1997      1996     1995
                                          ---------   ------   -----
                                                (In Thousands)
   Marketing ..........................    $  889        --     $--
   General and administrative .........       285      $508      --
                                           ------      ----     ---
   Total ..............................    $1,174      $508     $--
                                           ======      ====     ===

     The Division believes that the direct charges from CMI were reasonable during the periods presented.


11. RELATED PARTY TRANSACTIONS

     Included in net sales are product sales to other divisions of CMI. These sales totaled $3,584,000, $640,000 and $1,800,000 for 1995, 1996 and 1997,
respectively. In addition, there is approximately $2,363,000, $2,937,000 and $776,000 of purchases from another division of CMI which is included in ending inventory and $2,139,000, $3,576,000 and $1,129,000 due to this division which is included in accounts payable at June 30, 1995, 1996 and 1997, respectively.


12. RESTRUCTURING

     In June 1995, a decision was made to close the Division's Melbourne, Florida facility as well as to perform a review of personnel needs at the Division's operations. Pursuant to these decisions, approximately $2.4 million of restructuring charges were recorded, including approximately $600,000 to reflect the facility at its net realizable value. There are no remaining cash outlays associated with the restructuring at June 30, 1997.

     In December 1996 and January 1997, a comprehensive review of the Division's operations was performed, including a review of inventory levels, product development and migration plans and facility and personnel needs. It was determined to focus the Division on potentially higher margin products. This resulted in the write-down of certain inventories and the restructuring of the Division's operations. Inventory and other charges of $10,300,000, arising from this review, were included in cost of products sold and excess facilities and severance charges of $800,000 were included in restructuring. There are no remaining cash outlays associated with the restructuring at June 30, 1997.


13. SUBSEQUENT EVENTS

     In November 1997, the Division recorded a $1 million charge to cost of sales relating to a contract with a customer in Sudan. The President of the United States imposed economic sanctions on Sudan which banned U.S. companies from doing business in Sudan, and as a result the Division could not continue to perform under the existing contract. Based upon this, the contract was terminated and the Division has been released from further performance requirements.

     On December 19, 1997, L-3 Communications Corporation, an unrelated party, reached an agreement to purchase from CMI substantially all of the assets of the Division, and to assume certain of the liabilities of the Division, for approximately $27 million in cash. The final purchase price is subject to adjustment based on the net assets of the Division at the closing date of the transaction.

                       ILEX SYSTEMS, INC. AND SUBSIDIARY
                       Consolidated Financial Statements


                               December 31, 1997

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
ILEX Systems, Inc.:


     We have audited the accompanying consolidated balance sheet of ILEX Systems, Inc. and subsidiary as of December 31, 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ILEX Systems, Inc. and subsidiary as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

San Jose, California
February 9, 1998, except as to Note 9 which is as of February 27, 1998

                       ILEX SYSTEMS, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1997



                                                              ASSETS
Current assets:
 Cash and cash equivalents ......................................................    $  4,919,548
 Accounts receivable, net of allowance for doubtful accounts of $327,422 ........       7,354,640
 Unbilled accounts receivable ...................................................       4,868,453
 Inventories ....................................................................         923,466
 Deferred income taxes ..........................................................          13,000
 Other current assets ...........................................................         278,771
                                                                                     ------------
  Total current assets ..........................................................      18,357,878

Property, plant, and equipment:
 Equipment ......................................................................       2,343,643
 Furniture, fixtures, and leasehold improvements ................................         634,425
                                                                                     ------------
                                                                                        2,978,068
 Accumulated depreciation and amortization ......................................      (2,031,763)
                                                                                     ------------
                                                                                          946,305
Goodwill, net of accumulated amortization of $117,940 ...........................         343,564
Deposits and other assets .......................................................         138,730
                                                                                     ------------
                                                                                     $ 19,786,477
                                                                                     ============
                                        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Current portion of long-term debt ..............................................    $     62,833
 Accounts payable ...............................................................       2,226,340
 Accrued payroll and related expenses ...........................................       3,176,151
 Deferred income ................................................................          37,843
 Distribution payable to shareholders ...........................................       2,216,877
 Income taxes payable ...........................................................          80,552
 Other current liabilities ......................................................         175,011
                                                                                     ------------
  Total current liabilities .....................................................       7,975,607
Other liabilities ...............................................................          18,678
                                                                                     ------------
  Total liabilities .............................................................       7,994,285

Shareholders' equity:
 Common stock, no par value; 5,000,000 shares authorized; 1,317,605 shares issued
   and outstanding ..............................................................       1,386,417
 Retained earnings ..............................................................      10,405,775
                                                                                     ------------
  Total shareholders' equity ....................................................      11,792,192
Commitments .....................................................................
                                                                                     ------------
                                                                                     $ 19,786,477
                                                                                     ============

See accompanying notes to consolidated financial statements.

                       ILEX SYSTEMS, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENT OF INCOME

                         YEAR ENDED DECEMBER 31, 1997



Revenues:
 Consulting fees ..............................    $57,309,190
 Equipment sales ..............................      6,213,038
                                                   -----------
                                                    63,522,228
                                                   -----------
Costs and expenses:
 Cost of revenue, consulting ..................     41,852,031
 Cost of sales, equipment .....................      3,314,614
 Selling, general, and administrative .........      9,507,879
 Research and development .....................      1,211,497
                                                   -----------
                                                    55,886,021
                                                   -----------
  Operating income ............................      7,636,207

Other income (expense):
 Interest income ..............................        135,114
 Interest expense .............................         (8,579)
 Loss on write-down of investment .............       (250,000)
 Other expense ................................       (108,000)
                                                   -----------
  Income before income taxes ..................      7,404,742

Income taxes ..................................        550,000
                                                   -----------
  Net income ..................................    $ 6,854,742
                                                   ===========

See accompanying notes to consolidated financial statements.

                       ILEX SYSTEMS, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                          YEAR ENDED DECEMBER 31, 1997




                                                     COMMON STOCK                                  TOTAL
                                             -----------------------------      RETAINED       SHAREHOLDERS'
                                                 SHARES          AMOUNT         EARNINGS          EQUITY
                                             -------------   -------------   --------------   --------------
Balances as of December 31, 1996 .........     1,315,720      $1,352,249      $ 10,606,517     $ 11,958,766
Issuance of common stock in exchange for
 services ................................         3,400          42,500                --           42,500
Stock repurchase .........................        (1,515)         (8,332)           (6,060)         (14,392)
Distributions to shareholders ............            --              --        (7,049,424)      (7,049,424)
Net income ...............................            --              --         6,854,742        6,854,742
                                               ---------      ----------      ------------     ------------
Balances as of December 31, 1997 .........     1,317,605      $1,386,417      $ 10,405,775     $ 11,792,192
                                               =========      ==========      ============     ============

See accompanying notes to consolidated financial statements.

                       ILEX SYSTEMS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1997


Cash flows from operating activities:
 Net income ...........................................................................    $  6,854,742
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization .......................................................         419,593
  Allowance for doubtful accounts .....................................................        (203,255)
  Loss on write-down of investment ....................................................         250,000
  Deferred income taxes ...............................................................         485,000
  Issuance of common stock for services ...............................................          42,500
  Changes in operating assets and liabilities:
   Receivables ........................................................................      (1,267,205)
   Inventories ........................................................................         387,485
   Other current assets ...............................................................        (112,176)
   Deposits and other assets ..........................................................         140,884
   Accounts payable and accrued liabilities ...........................................         324,963
   Deferred income ....................................................................        (159,012)
   Income taxes payable ...............................................................          80,552
   Other liabilities ..................................................................        (459,166)
                                                                                           ------------
    Net cash provided by operating activities .........................................       6,784,905
                                                                                           ------------
Cash flows used in investing activities -- purchases of property, plant, and equipment         (416,630)
                                                                                           ------------
Cash flows from financing activities:
 Payments on debt .....................................................................         (67,265)
 Distributions paid to shareholders ...................................................      (4,832,547)
 Repurchase of common stock ...........................................................         (14,392)
                                                                                           ------------
    Net cash used in financing activities .............................................      (4,914,204)
                                                                                           ------------
Increase in cash and cash equivalents .................................................       1,454,071
Cash and cash equivalents, beginning of year ..........................................       3,465,477
                                                                                           ------------
Cash and cash equivalents, end of year ................................................    $  4,919,548
                                                                                           ============
Supplemental disclosures of cash flow information:
 Cash paid during year:
  Income taxes ........................................................................    $    716,190
                                                                                           ============
  Interest ............................................................................    $      8,579
                                                                                           ============
  Noncash investing and financing activities -- distributions payable to shareholders      $  2,216,877
                                                                                           ============

See accompanying notes to consolidated financial statements.

                       ILEX SYSTEMS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997


(1) SUMMARY OF THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     ILEX Systems, Inc. (the "Company") provides services and products primarily in four areas: environmental consulting services to private and public sector customers; software consulting services to the federal government and its contractors; supervisory control and data acquisition products and services to the electrical utility industry; and secured communications products, principally to the federal government and its agencies. The majority of the Company's revenues are derived from its software consulting services.


PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.


REVENUE RECOGNITION

     The Company's consulting services are generally performed on time- and materials-based contracts for the federal government and its contractors. Accordingly, revenues are recognized as services are performed. Equipment sales revenues are recognized upon shipment. Unbilled accounts receivable comprise charges for services and materials provided to customers that have not been invoiced.

     The Company does not require collateral for its receivables. Reserves are maintained for potential credit losses.


CASH EQUIVALENTS

     Cash equivalents of $1,879,285 as of December 31, 1997, consist principally of money market investments. For purposes of the accompanying consolidated statement of cash flows, the Company considers all highly liquid debt instruments with remaining maturities of three months or less when acquired to be cash equivalents.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of financial instruments in the Company's consolidated financial statements approximates fair value due to the short-term maturities of these instruments.


INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out basis) or market.


PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets (generally five years). Leasehold improvements are amortized straight-line over the shorter of the lease term or the estimated useful life of the asset.


GOODWILL

     Goodwill, which represents the excess of purchase price over the fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited of 10 to 15 years. The Company assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation.

INCOME TAXES

     The Company elected S corporation status on March 17, 1997, effective January 1, 1997. Federal and the majority of state income taxes on the income of S corporations are generally payable by the individual shareholders rather than the Company.

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


USE OF ESTIMATES

     The Company's management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.


(2) INVENTORIES

     Inventories consisted of the following as of December 31, 1997:



            Raw materials and subassemblies .........    $833,945
            Work in process .........................      89,521
                                                         --------
                                                         $923,466
                                                         ========

(3) LINE OF CREDIT AND LONG-TERM DEBT

     The Company has a $5,000,000 line of credit with a bank that is due on demand. Interest is payable at the bank's prime rate (8.5% as of December 31, 1997) and is secured by trade accounts receivable, inventories, and other assets. Borrowings outstanding under the line of credit were $-0- as of December 31, 1997. The line of credit contains certain restrictive financial covenants, including a minimum level of net worth and cash flow to debt ratio. As of December 31, 1997, the Company was in compliance with all such covenants.


     The Company has an unsecured promissory note payable to a former shareholder that was issued in conjunction with the repurchase of shares of common stock in 1992. The note bears interest at 10% with payments of $6,000 per month, including interest, through December 1998. As of December 31, 1997, the principal balance of this note was $62,833.


(4) INCOME TAXES

     The provision for income taxes for the year ended December 31, 1997, consisted of the following:



  Federal:
  Current ............          --
  Deferred ...........    $388,000
                          --------
                           388,000
                          --------
  State:
  Current ............      65,000
  Deferred ...........      97,000
                          --------
                           162,000
                          --------
                          $550,000
                          ========

     The provision for income taxes for the year ended December 31, 1997, differs from the federal statutory rate, primarily due to the flow through nature of income tax liability to the shareholders and reduction of the federal and partial state deferred income tax assets and liabilities as of December 31, 1996, resulting from the S corporation election as follows:



            Federal income tax statutory rate .................       34.0%
            State income tax rate .............................        2.2
            Benefit of federal S corporation election .........      (28.8)
                                                                     -----
                                                                       7.4%
                                                                     =====

     The gross deferred tax assets were $13,000 as of December 31, 1997, consisting of the state deferred income tax assets and liabilities for those states who do not recognize S corporation status. Management considers realization of the net deferred tax assets more likely than not due to continued profitability of the Company and significant carryback opportunities.



(5) EMPLOYEE BENEFIT PLANS

     The Company has two Section 401(k) retirement savings plans (the Plans). Under the terms of the Plans, employees may make contributions based on a percentage of eligible earnings. Company contributions to the Plans are discretionary and totaled $359,718 in 1997.


(6) STOCK OPTION PLAN

     The Company has 100,000 shares of common stock reserved for issuance under its 1992 Incentive Stock Option Plan (the "Plan"). Under the Plan, the Company may grant options to employees, officers, and directors. Options are granted at prices not less than the fair market value of the Company's common stock as determined by the Board of Directors on the grant date. Options vest ratably over 48 months and expire 49 months from the date of grant.

     The Company applies Accounting Principles Board Opinion No. 25 (APB 25) in accounting for its stock options. The exercise price for stock options granted to employees in 1997 equaled the fair value of the Company's common stock at the date of grant. Accordingly, in accordance with APB 25, no compensation expense was recognized by the Company.

     For purposes of pro forma disclosures required by Statement of Financial Accounting Standards No. 123 (SFAS 123), the compensation cost of the options, based on their estimated fair values, is amortized to expense over the vesting periods of the options. The Company's net income for the year ended December 31, 1997 would have reduced to the pro forma amounts indicated below:


   Net income:
    As reported .........    $6,854,742
                             ==========
    Pro forma ...........    $6,838,958
                             ==========

     On January 1, 1997, the Company had no options outstanding. In July 1997, the Company granted 25,000 options at an exercise price of $17.50, all of which were outstanding but not exercisable as of December 31, 1997.


     The weighted-average grant-date fair value of options granted during the year ended December 31, 1997 was $3.05 per option. The weighted-average remaining contract life of the Company's outstanding stock options was 3.5 years at December 31, 1997.

     Pro forma information regarding net income as required by SFAS 123 has been determined as if the Company had accounted for its employee stock options under the fair value method. The fair value for the options was estimated at the date of grant using the minimum value method prescribed in SFAS 123, which does not consider the expected volatility of the Company stock price, with the following weighted-average assumptions for 1997: risk free interest rate of 6.06%; dividend yield of 0%; and weighted-average expected option life of 3.25 years.

(7) COMMITMENTS


     The Company leases certain facilities under operating leases that expire at various dates through 2001. The Company in turn subleases some of these facilities. As of December 31, 1997, future minimum lease payments under noncancelable operating leases, exclusive of the sublease rentals, are as follows:




    YEAR ENDING
   DECEMBER 31,
------------------
  1998 ...........    $1,474,448
  1999 ...........       510,551
  2000 ...........       292,096
  2001 ...........       124,212
                      ----------
                      $2,401,307
                      ==========

     Rent expense, exclusive of sublease rentals, was approximately $1,081,636 in 1997. Sublease rental income was approximately $186,733 in 1997.


(8) SIGNIFICANT CUSTOMERS


     For the year ended December 31, 1997, sales to a single customer represented 26% of revenues. The outstanding accounts receivable and unbilled receivable balances for this customer as of December 31, 1997, were $1,257,875 and $2,228,650, respectively.


(9) SUBSEQUENT EVENT


     In January 1998, shareholders of the Company agreed to sell all of their common stock for approximately $50,000,000, subject to certain adjustments, plus additional consideration based on post-acquisition performance. The sale closed on February 27, 1998.

                          ALLIEDSIGNAL OCEAN SYSTEMS
                A WHOLLY-OWNED OPERATION OF ALLIEDSIGNAL, INC.


                         Combined Financial Statements
                 as of and for the year ended December 31, 1997

                        REPORT OF INDEPENDENT AUDITORS



To the Board of Directors of
 L-3 Communications Corporation


     We have audited the accompanying combined balance sheet of AlliedSignal Ocean Systems, a wholly owned operation of AlliedSignal, Inc. ("Ocean Systems"), as of December 31, 1997 and the related combined statements of operations, equity and cash flows for the year then ended. These financial statements are the responsibility of Ocean System's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Ocean Systems as of December 31, 1997, and the combined results of their operations and cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles.


                                        /s/ PricewaterhouseCoopers LLP


Los Angeles, California
February 23, 1998

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY-OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                             COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)


                                   ASSETS
Current assets:
 Accounts receivable, net of allowances for doubtful accounts of $81 .....    $ 13,313
 Inventories .............................................................      25,274
 Contracts in progress ...................................................         793
 Prepaid expenses and other current assets ...............................       1,743
                                                                              --------
  Total current assets ...................................................      41,123

Property, plant and equipment, net .......................................      16,845
Capitalized software, net ................................................       2,248
Goodwill, net ............................................................       1,820
Other assets .............................................................          31
                                                                              --------
Total assets .............................................................    $ 62,067
                                                                              ========
                           LIABILITIES AND EQUITY
Current liabilities:
 Accounts payable ........................................................    $  2,626
 Accrued liabilities .....................................................      16,112
 Advance payments ........................................................      16,162
                                                                              --------
  Total current liabilities ..............................................      34,900

Accrued pension and postretirement benefits ..............................      10,959
                                                                              --------
Total liabilities ........................................................      45,859
                                                                              --------
Commitment and contingencies

Equity:
 Invested equity .........................................................       9,312
 ELAC common stock .......................................................       3,424
 ELAC retained earnings ..................................................       4,570
 Cumulative translation adjustment .......................................      (1,098)
                                                                              --------
Total equity .............................................................      16,208
                                                                              --------
Total liabilities and equity .............................................    $ 62,067
                                                                              ========

          See accompanying notes to the combined financial statements

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY-OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                       COMBINED STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)


Sales .........................................     $ 73,033
Cost of sales .................................       56,049
                                                    --------
 Gross profit .................................       16,984

Operating expenses:
 General and administrative ...................       11,981
 Selling ......................................        5,933
 Bid and proposal .............................        2,053
 Independent research and development .........        2,765
                                                    --------
  Total operating expenses ....................       22,732
                                                    --------
Loss from operations ..........................       (5,748)

Interest expense, net .........................          490
Other income ..................................         (185)
                                                    --------
Loss before income taxes ......................       (6,053)
Benefit for income taxes ......................       (2,378)
                                                    --------
  Net loss ....................................     $ (3,675)
                                                    ========

          See accompanying notes to the combined financial statements

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                          COMBINED STATEMENT OF EQUITY
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)





                                                 INVESTED        ELAC        ELAC        CUMULATIVE
                                               EQUITY IN OS     COMMON     RETAINED     TRANSLATION       TOTAL
                                                 (DEFICIT)       STOCK     EARNINGS      ADJUSTMENT      EQUITY
                                              --------------   --------   ----------   -------------   ----------
Balance at December 31, 1996 ..............      $  8,298       $3,424      $6,403       $     87       $ 18,212
Net loss ..................................        (2,680)          --        (995)            --         (3,675)
Cumulative translation adjustment .........            --           --          --         (1,185)        (1,185)

Advances from (repayments to)
 AlliedSignal .............................         3,694           --        (838)            --          2,856
                                                 --------       ------      ------       --------       --------
Balance at December 31, 1997 ..............      $  9,312       $3,424      $4,570       $ (1,098)      $ 16,208
                                                 ========       ======      ======       ========       ========

          See accompanying notes to the combined financial statements

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                       COMBINED STATEMENT OF CASH FLOWS
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                            (DOLLARS IN THOUSANDS)


Cash flows from operating activities:
 Net loss ......................................................................    $  (3,675)
 Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation of property, plant and equipment ................................        2,976
  Amortization of capitalized software .........................................        1,078
  Amortization of intangible assets ............................................           70
  Loss on the disposal of property, plant and equipment ........................            8
  Changes in operating assets and liabilities:
   Accounts receivable .........................................................       13,561
   Inventories .................................................................         (359)
   Contracts in progress .......................................................        1,666
   Prepaid and other current assets ............................................         (220)
   Accounts payable ............................................................       (1,976)
   Accrued liabilities .........................................................      (10,472)
   Advance payments ............................................................       (1,092)
   Accrued pension and postretirement benefits .................................          (20)
                                                                                    ---------
    Net cash provided by operating activities ..................................        1,545
                                                                                    ---------
Cash flows from investing activities:
 Property, plant and equipment purchased .......................................       (3,090)
 Software purchased ............................................................         (265)
                                                                                    ---------
    Net cash used in investing activities ......................................       (3,355)
                                                                                    ---------
Cash flows from financing activities:
 Advances from AlliedSignal, net ...............................................        3,198
                                                                                    ---------
    Net cash provided by financing activities ..................................        3,198
                                                                                    ---------
 Effect of foreign currency exchange rate changes on cash ......................       (1,388)
                                                                                    ---------
Net change in cash .............................................................           --
Cash and cash equivalents at the beginning of the year .........................           --
                                                                                    ---------
Cash and cash equivalents at the end of the year ...............................    $      --
                                                                                    =========
Supplement disclosures of cash flow information:
 Cash paid during the year for:
  Interest -- AlliedSignal .....................................................    $     552
                                                                                    =========

          See accompanying notes to the combined financial statements

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                            (DOLLARS IN THOUSANDS)


1. BACKGROUND AND DESCRIPTION OF BUSINESS

     The Ocean Systems business ("Ocean Systems" or the "Company") is a wholly owned operation of AlliedSignal Inc. ("AlliedSignal") comprised of the Ocean Systems Division ("OS"), and AlliedSignal ELAC Nautik GmbH ("ELAC"). The OS Division headquarters and principal operations, including one manufacturing site, are located in Sylmar, California, a suburb of Los Angeles. OS also operates marketing offices located in Canada ("ASCI") and England ("BOSL"). OS was acquired through AlliedSignal's merger with the Bendix Corporation in 1982. ELAC is a wholly owned subsidiary of AlliedSignal Deutschland ("AS Deutschland") and is a separate legal entity located in Kiel, Germany. ELAC was acquired from Honeywell Inc. in 1994.

     On December 22, 1997, L-3 Communications Corporation, a wholly owned subsidiary of L-3 Communications Holdings, Inc. ("L-3") entered into a definitive Purchase Agreement with AlliedSignal to acquire substantially all the net assets excluding land and buildings, and assumed certain of the liabilities of OS and purchased the outstanding capital stock of ELAC from AS Deutschland.

     Ocean Systems develops, manufactures and sells sophisticated sonar detection and tracking devices for underwater use. The Company's customers include the U.S. Government, foreign governments, defense industry prime contractors and commercial customers. The Company operates primarily in one industry segment, electronic sonar components and systems.

     All domestic government contracts and subcontracts of Ocean Systems are subject to audit and various cost controls, and Government contracts and related orders are subject to cancellation if funds for contract performance for any subsequent year become unavailable. Foreign government contracts generally include comparable provisions relating to termination for the convenience of the foreign government.

     The decline in the U.S. defense budget since the late 1980s has resulted in program delays, cancellations and scope reduction for defense contracts in general. These events may or may not have an effect on the Company's programs; however, in the event that U.S. Government expenditures for products of the type manufactured by the Company are reduced, and not offset by greater foreign sales or other new programs or products, or acquisitions, there may be a reduction in the volume of contracts or subcontracts awarded to the Company.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICES

BASIS OF PRESENTATION AND USE OF ESTIMATES

     The accompanying combined financial statements reflect the assets, liabilities and operations of Ocean Systems including OS and ELAC which are combined herein as they are entities under common control and management. All significant intercompany accounts and transactions have been eliminated.

     The preparation of financial statements in conformity with generally accepted accounting principals requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant of these estimates and assumptions relate to contract estimates of sales and costs, excess and obsolete inventory reserves, warranty reserves, pension estimates and recoverability of recorded amounts of fixed assets. Actual results could differ from these estimates.

                          ALLIEDSIGNAL OCEAN SYSTEMS
                (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

REVENUE RECOGNITION

     Under fixed-price contracts, sales and related costs are recorded upon delivery and customer acceptance. Sales and related costs under cost-reimbursable contracts are recorded on the percentage of completion method. Anticipated future losses on contracts are charged to income when identified. Revisions in profit estimates are reflected in the period in which the facts, which require the revision, become known.


ACCOUNTS RECEIVABLE

     Management assesses the credit risk and records an allowance for uncollectable accounts as considered necessary based on several factors including, but not limited to, an analysis of specific customers, historical trends, current economic conditions and other information. The U.S. Navy comprises a significant portion of Ocean System's revenues. The Company's other customers include the navies of many foreign countries. The Company's credit risk is affected by conditions or occurrences within the U.S. Government and economic conditions of the countries in which the Company operates or has customers. Sales are made on unsecured, customer-specific credit terms, which may include extended terms.


INVENTORIES

     Inventories are valued at the lower of cost or market using the average cost method. Inventories consist of raw materials and supplies, work in process and finished goods. An excess and obsolete inventory reserve has been established primarily for raw materials and parts that have not been allocated to firm contracts. The excess and obsolete inventory reserve is based on estimates of future usage of inventory on hand.


CONTRACTS IN PROCESS

     Costs accumulated under cost-reimbursable contracts include direct costs, as well as manufacturing overhead. In accordance with industry practice, these amounts are included in current assets.


PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at historical cost net of accumulated depreciation. For financial purposes, property, plant and equipment is generally depreciated on the straight line method using estimated useful lives ranging from 3 to 20 years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements. Interest costs incurred during the construction of plant and equipment are capitalized using an imputed interest rate approximating 8%. Interest costs capitalized during 1997 amounted to $57.


CAPITALIZED SOFTWARE

     Capitalized software primarily represents costs incurred related to the purchase and implementation of the Company's MRP II business system. Capitalized software is reported at historical cost less accumulated amortization. Amortization is based on the estimated useful service life not to exceed five years. Amortization of capitalized software was $1,078 for the year ended December 31, 1997. Accumulated amortization was $2,368 at December 31, 1997.

                          ALLIEDSIGNAL OCEAN SYSTEMS
                (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

GOODWILL

     Goodwill represents the excess of the cost of the purchased business over the net assets acquired and is being amortized on a straight-line basis over 40 years. This excess relates primarily to the allocated portion of goodwill arising out of the AlliedSignal merger with Bendix in 1982 and was allocated to OS based on the proportionate percentage of OS pretax earnings to the total Bendix Aerospace Group pretax earnings at the time of the AlliedSignal acquisition from Bendix. Amortization expense was $70 for the year ended December 31, 1997. Accumulated amortization was $980 at December 31, 1997.

     The carrying amounts of intangible assets are reviewed if the facts and circumstances indicate potential impairment of their carrying value. If this review indicates that intangible assets are not recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying values related to the intangible assets are reduced to the fair value of the asset.


RESEARCH AND DEVELOPMENT AND SIMILAR COSTS

     Research and development costs sponsored by the Company include research and development and bid and proposal efforts related to government products and services. Customer-sponsored research and development costs incurred are included in contract costs.


FOREIGN OPERATIONS AND FOREIGN CURRENCY TRANSLATION

     The Company's major foreign operation is ELAC located in Germany with the Deutsche mark as its functional currency. Assets and liabilities are translated at current exchange rates at the end of the period. Income and expenses are translated using the monthly average exchange rates. The effect of the unrealized rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are accumulated as a separate component of equity in the accompanying combined balance sheet.

     There are no material foreign currency gains or losses for the year ended December 31, 1997 as the Company's U.S. sales to foreign customers are denominated in U.S. dollars. ASCI Canadian sales are denominated in Canadian dollars and the ELAC foreign sales are denominated in Deutsche marks.


FINANCIAL INSTRUMENTS

     At December 31, 1997, the carrying value of the Company's financial instruments, such as receivables, accounts payable and accrued liabilities, approximate fair value, based on the short-term maturities of these instruments.


INCOME TAXES

     The benefit for income taxes for OS was computed by applying statutory tax rates to the reported loss before income taxes after considering items that do not enter into the determination of taxable income and tax credits reflected in the consolidated provision of AlliedSignal which are related to OS. Income taxes for OS are assumed to have been settled with AlliedSignal at December 31, 1997 and there are no separate tax attributes related to OS. For ELAC, separate tax attributes that relate specifically to ELAC have been considered in computing taxes.


3. TRANSACTIONS WITH ALLIEDSIGNAL

     Ocean Systems relies on AlliedSignal for certain services, including treasury, cash management, employee benefits, taxes, risk management, internal audit, financial reporting, legal, contract

                          ALLIEDSIGNAL OCEAN SYSTEMS
                (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

administration and general corporate services. Although certain assets, liabilities and expenses related to these services have been allocated to the Company, the combined financial position, results of operations and cash flows presented in the accompanying combined financial statements would not be the same as would have occurred had the Company been an independent entity. The following describes the related party transactions.


ALLOCATION OF CORPORATE EXPENSES


     The amount of allocated corporate expenses reflected in these combined financial statements has been estimated based primarily on an allocation methodology prescribed by government regulations pertaining to government contractors. Corporate expenses allocated to Ocean Systems were $2,258 for the year ended December 31, 1997, and are included in general and administrative expense in the accompanying combined statement of operations.


PENSIONS


     Certain of the Company's employees participate in various AlliedSignal sponsored pension plans covering certain employees. Eligibility for participation in these plans varies, and benefits are generally based on employees' compensation and years of service.


     AlliedSignal funding policy is generally to contribute in accordance with cost accounting standards that affect government contractors subject to the Internal Revenue code and regulations. Although the aforementioned pension arrangements are part of certain AlliedSignal defined benefit plans, separate actuarial estimates were made for the portion allocable to the Company. Pension expense included in the accompanying combined statement of operations was $1,452 for the year ended December 31, 1997. The pension plan liability at December 31, 1997 was fully funded. The Company also has a supplemental pension plan for highly compensated employees as defined by IRS rules. The liability reflected in the accompanying combined balance sheet was $650 at December 31, 1997. Pension expense included in the combined statement of operations for the supplemental pension plan was $24 for the year ended December 31, 1997.


     The Company's German employees of ELAC are covered by a separate pension plan. Pension costs included the following components for the year ended December 31, 1997:



         Service costs earned during the year ..................    $ 163
         Interest cost on projected benefit obligation .........      119
         Actual return on plan assets ..........................      (92)
         Amortization of unrecognized net obligation ...........       24
                                                                    -----
         Net periodic pension cost .............................    $ 214
                                                                    =====

                          ALLIEDSIGNAL OCEAN SYSTEMS
                (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

     The following table sets forth the ELAC pension plan funded status and amounts recognized in the Company's combined balance sheet at December 31, 1997:



         Actuarial present value of benefit obligation
          Vested .........................................................    $1,067
          Nonvested ......................................................       296
                                                                              ------
           Accumulated benefit obligation ................................     1,363
                                                                              ======
          Projected benefit obligation ...................................     1,919
          Plan assets at fair value ......................................     1,422
                                                                              ------
           Projected benefit obligation in excess of plan assets .........       497
           Unrecognized net loss .........................................        37
           Unrecognized prior service costs ..............................
           Unrecognized net obligation ...................................      (361)
                                                                              ------
            Accrued pension costs ........................................    $  173
                                                                              ======


Major assumptions were:

    Discount Rate .......................................   6.8%
    Expected long-term rate of return on assets .........   6.8%

    Rate of increase in compensation levels .............   4.0%

POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS


     In addition to participating in AlliedSignal pension plans, employees of OS are provided varying levels of health care and life insurance benefits for retired employees and dependents. Participants are eligible for these benefits when they retire from active service and meet the pension plan eligibility requirements. These benefits are funded primarily on a pay-as-you-go basis with the retiree generally paying of the cost through contributions, deductibles and coinsurance provisions.


     Although the aforementioned postretirement benefits are part of certain AlliedSignal postretirement arrangements, separate actuarial estimates were made for the portion allocable to the Company. The weighted average discount rate utilized in determining the accumulated postretirement benefit obligation was 7.25% for 1997. Net postretirement benefit costs included in the combined statements of operations was $1,072 for the year ended December 31, 1997.


     The net postretirement benefit costs for 1997 included the following components:



         Service cost-benefits attributed to service during the period .    $  545
         Interest cost on accumulated postretirement benefit obligation        704
         Amortization of gain ..........................................      (177)
                                                                            ======
         Net postretirement benefit cost ...............................    $1,072
                                                                            ======

                          ALLIEDSIGNAL OCEAN SYSTEMS
                (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

     The funded status of the plan and related liability amounts recognized in the accompanying combined balance sheet at December 31, 1997 were as follows:



         Accumulated postretirement benefit obligation:
          Fully eligible active plan participants .........    $2,698
          Other active plan participants ..................     7,049
                                                               ------
                                                                9,747
         Unrecognized prior service costs .................        --
         Unrecognized net gain (loss) .....................        --
                                                               ------
          Accrued postretirement benefit cost .............    $9,747
                                                               ======

EMPLOYEE SAVINGS PLANS

     Ocean Systems North American operation also has a supplemental savings plan in which the Company matches the contributions of participating employees up to a designated level. Under this plan, the matching contributions, in cash, were $54 for the year ended December 31, 1997 and the liability recorded at December 31, 1997 was $562.


INTEREST EXPENSE

     Interest expense has been allocated to the Company by applying AlliedSignal's weighted average consolidated interest rate to the portion of the beginning of the period equity account deemed to be financed by consolidated debt, which has been determined based on AlliedSignal's debt to equity ratio on such date. Management of the Company believes that this allocation methodology is reasonable.

     The allocated interest expense was calculated using the following equity balance and interest rate, for the year ended December 31, 1997:


  Equity ..........................   $5,751
  Interest Rate ...................    9.6%

     Allocated interest expense for the year ended December 31, 1997 amounted to $552 and is included in interest expense, net in the accompanying combined statement of operations.


INCOME TAXES

     The Company will be included in the consolidated Federal income tax return, foreign tax returns and certain combined and separate state and local income tax returns of AlliedSignal for 1997. Income taxes for OS are considered to have been settled with AlliedSignal at December 31, 1997 and are recorded through the invested equity account with AlliedSignal as there are no separate stand alone tax attributes related to OS.

     ELAC participates in the AlliedSignal Deutschland GmbH profit pooling agreement for corporate income tax and municipal trade tax. Since entering into this agreement ELAC has not paid German taxes, as any profits or losses of ELAC are transferred to AlliedSignal Deutschland. For purposes of these combined financial statements, the tax attributes that relate to ELAC prior to entering into the pooling agreement have been considered in computing the separate ELAC tax computations as these attributes will remain with ELAC after the termination of the pooling agreement after the acquisition by L-3.

                          ALLIEDSIGNAL OCEAN SYSTEMS
                (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

STATEMENT OF CASH FLOWS


     The company participates in the AlliedSignal cash management system, under which all cash is received and payments are made by AlliedSignal. All transactions between the Company and AlliedSignal have been accounted for as settled in cash at the time such transactions were recorded by the Company.


4. INVENTORIES AND CONTRACTS IN PROCESS


     Net inventories are comprised of the following components at December 31, 1997:



            Raw materials and supplies ....................    $ 14,894
            Work in process ...............................       6,675
            Finished goods ................................      12,080
            Excess and obsolete inventory reserve .........      (7,772)
                                                               --------
             Net inventories ..............................      25,877
             Less, unliquidated progress payments .........        (603)
                                                               --------
                                                               $ 25,274
                                                               ========

     For the year ended December 31, 1997, there were no general and administrative, independent research and development, or bid and proposal costs charged to inventory.


     Contracts in process, amounting to $793 as of December 31, 1997, include accumulated inventoried costs and profits on cost or cost-reimbursement contracts, principally with the U.S. Government. The U.S. Government has title to, or a security interest in, inventories to which progress payments are applied. The Company believes that substantially all such amounts will be billed and collected within one year.


5. PROPERTY, PLANT AND EQUIPMENT


     Property, plant and equipment at December 31, 1997 are comprised of the following components:


            Buildings, building improvements and land
             improvements ........................................    $   9,108
            Machinery, equipment, furniture and fixtures .........       48,060
            Leasehold improvements ...............................          300
                                                                      ---------
                                                                         57,468
            Less, accumulated depreciation and
             amortization ........................................      (43,324)
                                                                      ---------
                                                                         14,144
            Land .................................................          388
            Construction in progress .............................        2,313
                                                                      ---------
                                                                      $  16,845
                                                                      =========

     Depreciation and amortization expense was $2,976 for the year ended December 31, 1997.

                          ALLIEDSIGNAL OCEAN SYSTEMS
                (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

6. INCOME TAXES


     The effective tax rate differs from the statutory federal income tax rate for the following reasons:



           Statutory federal income tax rate .............    (35.0)%
           State taxes net of federal benefit ............     (6.0)%
           Foreign losses with no tax benefit ............      6.7 %
           Foreign sales corporation tax benefit .........     (4.5)%
           Other, net ....................................     (0.5)%
                                                             ------
                                                              (39.3)%
                                                             ======

     At December 31, 1997, the German trade tax and corporate income tax net operating loss ("NOL") carryovers amounted to $953 and $1,180, respectively, and may be carried forward indefinitely.


     At December 31, 1997, deferred tax assets related to ELAC's German trade tax and corporate income tax NOL carryovers amounted to $468. A full valuation is recorded against the deferred tax asset.


     The valuation allowance for deferred taxes was based on ELAC's historical losses from operations and its current year loss. In addition, certain aspects of the acquisition could limit the utilization of a portion or all of these NOL carryovers. Accordingly, management believes currently there is not enough historical information to support that it is more likely than not that ELAC will realize the future tax benefit of these NOL carryovers.


7. EQUITY


     Invested equity represents the equity contributed to OS by AlliedSignal and related accumulated results of operations of OS. ELAC common stock represents the one share of common stock held by AS Deutschland. ELAC's retained earnings includes the impact of ELAC's accumulated operating losses, and repayments to AlliedSignal offset by the effects of the amortization of negative goodwill associated with the ELAC acquisition from Honeywell.


8. SALES TO PRINCIPAL CUSTOMERS


     The Company operates primarily in one industry segment, electronic sonar components and systems. Sales to principal customers are as follows for the year ended December 31, 1997:



           U.S. Government agencies and prime contractors .........    $36,133
           German government ......................................      5,895
           Other foreign governments ..............................     24,883
           Commercial customers ...................................      6,122
                                                                       -------
                                                                       $73,033
                                                                       =======

                          ALLIEDSIGNAL OCEAN SYSTEMS
                (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

     Summarized data of the Company's operations by geographic area for the year ended December 31, 1997 are as follows:




                                    NORTH                     REST OF
                                   AMERICA       GERMANY      EUROPE       ASIA        OTHER          ELIM          TOTAL
                                 -----------   -----------   --------   ----------   ---------   -------------   ----------
Sales to unaffiliated
 customer ....................    $ 39,002      $  8,146      $6,220     $18,611      $1,054              --      $ 73,033
Inter-area sales .............      19,536         4,334          --          --          --       $ (23,870)           --
Loss from operations .........      (4,658)       (1,090)         --          --          --              --        (5,748)
Identifiable assets at
 December 31, 1997 ...........      51,613        10,454          --          --          --              --        62,067

9. COMMITMENTS AND CONTINGENCIES

     The Company leases certain facilities and equipment under agreements expiring at various dates through 2011. At December 31, 1997, future minimum payments for noncancellable operating leases with initial or remaining terms in excess of one year are $933 for 1998, $340 for 1999, $161 for 2000, $35 for 2001 and $7 for 2002.

     Leases covering major items of real estate and equipment contain renewal and or purchase options which may be exercised by the company. Rent expense, net of sublease income from other AlliedSignal entities, was $1,342 for the year ended December 31, 1997.

     Management is continually assessing the Company's obligations with respect to applicable environmental protection laws. While it is difficult to determine the timing and ultimate cost to be incurred by the Company in order to comply with these laws, based upon available internal and external assessments, with respect to those environmental loss contingencies of which management of the Company is aware, the Company believes that even without considering potential insurance recoveries, if any, there are no environmental loss contingencies that individually or in the aggregate, would be material to the Company's combined financial position, cash flows and results of operations. The Company accrues for these contingencies when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

     The Company is engaged in providing products and services under contracts with the U.S. Government and foreign government agencies. All such contracts are subject to extensive legal and regulatory requirements, and, from time to time, agencies of the U.S. Government investigate whether such contracts were and are being conducted in accordance with these requirements. Under government procurement regulations, an indictment of the Company by a federal grand jury could result in the Company being suspended for a period of time from eligibility for awards of new government contracts. A conviction could result in debarment from contracting with federal government for a specified term.

     The Company is also periodically subject to periodic review or audit by agencies of the U.S. Government. At December 31, 1997, there are several pending issues with these agencies that are incidental to the Company's business. One of these reviews was critical of the Company's procedures for maintaining control of Government owned property in the Company's custody. The Company is responsible and liable for $93 million of Government-owned property in its possession. With respect to this and other U.S. Government matters, the Company's management believes the ultimate resolution of any such matters will not have a material adverse effect on the combined financial position, cash flows or results of operations of the Company.

                          ALLIEDSIGNAL OCEAN SYSTEMS
                (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

     The Company is periodically subject to litigation, claims or assessments and various contingent liabilities (including environmental matters) incidental to their business. With respect to those investigative actions, items of litigation, claims or assessments of which they are aware, management of the Company is of the opinion that the probability is remote that, after taking into account certain provisions that have been made with respect to these matters, the ultimate resolution of any such investigative actions, items of litigation, claims or assessments will have a material adverse effect on the combined financial position, cash flows or results of operations of the Company.

Pictures of the platforms, such as Global Star, International Space Station, U-2, E-2C, F14, aircraft carrier, into which L-3's products are integrated.


SECURE COMMUNICATION SYSTEMS


SECURE HIGH DATA RATE COMMUNICATIONS
Wideband Data Links


SATELLITE COMMUNICATION TERMINALS
Ground-Based Satellite
Communication Terminals


SPACE COMMUNICATION AND GROUND CONTROL
Satellite Communication and Tracking Systems
Satellite Command and Control Sustainment and Support


MILITARY COMMUNICATIONS
Shipboard Communication Systems
Digital Battlefield Communications
Communication Software
Support Services


INFORMATION SECURITIES SYSTEMS
Secure Telephone Unit (STU III)
Secure Terminal Equipment (STE)
Local Management Device/Key Processor (LMD/KP)
Information Processing Systems



SPECIALIZED COMMUNICATION PRODUCTS


MICROWAVE PRODUCTS
Passive Components, Mechanical Switches and Wireless Assemblies
Safety Products
Semiconductors
Satellite and Wireless Components


AVIONICS AND OCEAN SYSTEMS
Aviation Recorders
Antenna Systems
Display Systems
Ocean Systems


TELEMETRY, INSTRUMENTATION AND SPACE PRODUCTS
Airborne, Ground and Space Telemetry
Space Products

                               10,000,000 SHARES






                           [L-3 COMMUNICATIONS LOGO]




                                 COMMON STOCK





                     -------------------------------------
                                  PROSPECTUS
                                FEBRUARY 4, 1999
                    -------------------------------------

                                LEHMAN BROTHERS

                            BEAR, STEARNS & CO. INC.

                           CREDIT SUISSE FIRST BOSTON

                              MERRILL LYNCH & CO.

                           MORGAN STANLEY DEAN WITTER

                             C.E. UNTERBERG, TOWBIN

                                                                   [INT'L COVER]


PROSPECTUS



                              10,000,000 SHARES


                           [L-3 COMMUNICATIONS LOGO]




                       L-3 COMMUNICATIONS HOLDINGS, INC.

                                  COMMON STOCK
--------------------------------------------------------------------------------
L-3 Communications Holdings, Inc. is offering 3,500,000 shares. Selling stockholders, including affiliates of Lehman Brothers, are offering
  6,500,000 shares. Of the 10,000,000 shares being offered, 2,000,000 shares are initially being offered outside the United States and Canada and 8,000,000 shares are initially being offered in the United States and Canada. After this offering is completed, affiliates of Lehman Brothers will own approximately 26.0% of the outstanding shares of our common stock.


The shares are listed on the New York Stock Exchange under the symbol "LLL". The last reported sales price of our shares on the New York Stock Exchange on
                    February 4, 1999 was $42.25 per share.


     Investing in the shares involves risks. Risk Factors begin on page 9.





                                                        PER SHARE           TOTAL
                                                   ------------------- ---------------
Public Offering Price ............................        $42.00        $420,000,000
Underwriting Discounts ...........................        $ 1.47        $ 14,700,000
Proceeds to L-3 Communications Holdings ..........        $40.53        $141,855,000
Proceeds to Selling Stockholders .................        $40.53        $263,445,000

L-3 Communications Holdings has also granted the underwriters the right to purchase up to an additional 1,500,000 shares within 30 days to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers expects to deliver the shares on or about February 10, 1999.


--------------------------------------------------------------------------------
LEHMAN BROTHERS


           BEAR, STEARNS INTERNATIONAL LIMITED


                      CREDIT SUISSE FIRST BOSTON


                                 MERRILL LYNCH INTERNATIONAL


                                             MORGAN STANLEY DEAN WITTER


February 4, 1999                                         C.E. UNTERBERG, TOWBIN

                                                             [INT'L BACK COVER]



                               10,000,000 SHARES






                           [L-3 COMMUNICATIONS LOGO]



                                 COMMON STOCK





                     -------------------------------------
                                  PROSPECTUS
                                FEBRUARY 4, 1999
                    -------------------------------------

                                LEHMAN BROTHERS

                      BEAR, STEARNS INTERNATIONAL LIMITED

                           CREDIT SUISSE FIRST BOSTON

                          MERRILL LYNCH INTERNATIONAL

                           MORGAN STANLEY DEAN WITTER

                             C.E. UNTERBERG, TOWBIN